     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000


                                                      REGISTRATION NO. 333-95951
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                            CLIENTLOGIC CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                            541990                           16-1556476
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                              TWO AMERICAN CENTER
                        3102 WEST END AVENUE, SUITE 1000
                           NASHVILLE, TENNESSEE 37203
                                 (615) 301-7100
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                GENE S. MORPHIS
                            CHIEF FINANCIAL OFFICER
                            CLIENTLOGIC CORPORATION
                              TWO AMERICAN CENTER
                        3102 WEST END AVENUE, SUITE 1000
                           NASHVILLE, TENNESSEE 37203
                                 (615) 301-7100
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                               ------------------

                                   Copies to:

                MARY R. KORBY, ESQ.                               MARC S. ROSENBERG, ESQ.
            WEIL, GOTSHAL & MANGES LLP                            CRAVATH, SWAINE & MOORE
                100 CRESCENT COURT                                    WORLDWIDE PLAZA
                    SUITE 1300                                       825 EIGHTH AVENUE
                DALLAS, TEXAS 75201                              NEW YORK, NEW YORK 10019
                  (214) 746-7700                                      (212) 474-1000

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 27, 2000


PROSPECTUS

                               'CLIENTLOGIC LOGO'


                               13,300,000 SHARES


                              CLASS A COMMON STOCK
                              $         PER SHARE
                               ------------------


     We are selling 13,300,000 shares of our Class A common stock. The underwriters named in this prospectus may purchase up to 1,995,000 additional shares of our Class A common stock to cover over-allotments.



     This is an initial public offering of our Class A common stock. We currently expect the initial public offering price to be between $14.00 and $16.00 per share. We have applied to have our Class A common stock included for quotation on the Nasdaq National Market under the symbol "CLGC".



     Following this offering, Onex Corporation, our principal stockholder, will control approximately 98.9% of the combined voting power of our outstanding Class A and Class B common stock.


                               ------------------

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public Offering Price                                         $           $
Underwriting Discount                                         $           $
Proceeds to ClientLogic (before expenses)                     $           $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                               ------------------

SALOMON SMITH BARNEY               ROBERTSON STEPHENS


DEUTSCHE BANC ALEX. BROWN

                          DONALDSON, LUFKIN & JENRETTE
                                                      THOMAS WEISEL PARTNERS LLC


        DLJDIRECT INC.                               TD SECURITIES


            , 2000

                     DESCRIPTION OF INSIDE FRONT COVER ART

     On the left side of the page halfway down the page is the ClientLogic logo. The ClientLogic logo consists of the name ClientLogic with a globe as the letter "o" and has the phrase "The service engine of the new economy(sm)" beneath it. The "e" in economy is surrounded by a red circle.

     On the right side of the page, listed from the top of the page to the bottom are the following phrases, each having a representative icon to its right:

         -- "CUSTOMER RELATIONSHIP MANAGEMENT"

         -- "MARKETING SERVICES"

         -- "CUSTOMER CONTACT MANAGEMENT"

         -- "eFULFILLMENT"

         -- "eBUSINESS"

         -- "LIST SERVICES"

         -- "LOYALTY PROGRAMS"

         -- "CUSTOMIZED PROGRAM DEVELOPMENT"

                           DESCRIPTION OF GATEWAY ART

     On the far left, on the top of the page, is the ClientLogic logo.

     Below the ClientLogic logo extending to the bottom of the page begin some streaming lines which extend to the middle of the page into a globe and then extends to the right side of the page. There is a larger, translucent globe behind the smaller globe in the center of the page.

     Contained within these lines on the left side of the globe are the following images:

     - a computer screen showing some empty fields

     - a woman pointing to something on a page

     - a man sitting in front of a computer screen

     - a shopping cart

     - a man speaking on a cell phone

     - part of an email address starting info@we. . .

     - two men carrying boxes

     - a woman typing on a keyboard

     Contained within the streaming lines to the right of the globe are the following images:

     - a series of numbers

     - a woman talking into a headset

     - American and British currency

     - a barcode

     - a forklift operator in a warehouse

     - a woman signing for a box

     - a computer screen showing some icons

     Below the streaming lines, to the right of the globe, extending to the end of the page is the following:

          "ClientLogic is an international provider of integrated marketing, customer contact management and fulfillment services focused on e-commerce and technology companies. We help our clients acquire and retain customers and maximize the profitability of their customer relationships."

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Special Note About Forward-Looking Statements...............   20
Use of Proceeds.............................................   21
Dividend Policy.............................................   22
Dilution....................................................   23
Capitalization..............................................   24
Selected Historical Financial Data..........................   25
Unaudited Pro Forma Consolidated Balance Sheet and Statement
  of Operations.............................................   26
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................   30
Business....................................................   39
Management..................................................   50
Security Ownership of Certain Beneficial Owners.............   61
Certain Relationships and Related Party Transactions........   65
Description of Capital Stock................................   70
Shares Eligible for Future Sale.............................   75
United States Federal Tax Considerations for Non-United
  States Holders............................................   77
Underwriting................................................   79
Legal Matters...............................................   81
Experts.....................................................   82
Additional Information......................................   82
Index to Financial Statements...............................  F-1


                               ------------------

     Until           , 2000, all dealers that buy, sell or trade the Class A
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary only highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the information under "Risk Factors" and the financial statements and the related notes included in this prospectus, before making an investment decision.


                                  OUR COMPANY


     ClientLogic is an international provider of marketing, customer contact management and fulfillment services focused on electronic commerce and technology companies. We are able to integrate these services for our clients, allowing them to manage their customer relationships through a single service provider. Our services, which we refer to collectively as customer relationship management services, include:


     - Marketing services. We create customized marketing programs which help our Internet-based clients profile and target new customers and increase the loyalty of existing customers. Our marketing services include developing, maintaining and providing access to customer information databases and analyzing this information to identify and address specific needs of our clients' customers. For the year ended December 31, 1999, we derived approximately 6.9% of our revenues from marketing services.



     - Customer contact management services. We provide customer service and technical support to our clients' customers 24 hours a day, seven days a week through e-mail, online chat, fax, phone and mail. Our ability to communicate with our clients' customers through multiple channels enables us to more effectively respond to their inquiries and needs. In 1999, approximately 86% of our customer contact was conducted by telephone and in December 1999 approximately 82% of our customer contact was conducted by telephone. For the year ended December 31, 1999, we derived approximately 73.7% of our revenues from customer contact management services.



     - Fulfillment services. We conduct our clients' order and payment processing, warehousing, inventory management, picking, packing, shipping and returns processing activities. Through these services we distribute our clients' products to their customers efficiently and cost effectively. For the year ended December 31, 1999, we derived approximately 19.4% of our revenues from fulfillment services.


     We believe that the breadth of our services and our ability to integrate these services for our clients are competitive advantages for our company. By outsourcing to us, our clients can avoid the complexity and costs associated with coordinating these services from multiple suppliers or providing these services in-house. Additionally, our proprietary marketing software allows us to collect and analyze valuable customer information generated by our customer contact management and fulfillment operations. This gives us the ability to help clients better design their marketing programs, develop their products, improve the effectiveness of their Web sites and further enhance their customers' satisfaction. Our range of services assist our clients in acquiring and retaining customers and in maximizing the profitability of customer relationships.


     Our company was formed in September 1998 and we have acquired six separate businesses since that time with the most recent acquisition completed in December 1999. During our limited history, we have incurred substantial costs to complete and integrate acquisitions, to create and introduce our services and to grow and develop our business. As a result, we incurred net losses of approximately $5.3 million in 1998 and approximately $60.6 million in 1999 and we had an accumulated deficit of approximately $66.0 million at December 31, 1999. We expect to incur losses for the next several years as we continue to integrate our businesses and implement our growth strategies.

                                OUR OPPORTUNITY

     We believe that, to date, companies have directed most of their Internet-related investments to creating online storefronts and to advertising with the objective of creating brand awareness and achieving market leadership. As electronic commerce, or e-commerce, evolves, we believe companies will need to focus on acquiring customers more efficiently and converting Web site visits into lasting and profitable customer relationships. To do so, and as part of developing successful e-commerce strategies, we believe that companies must establish sophisticated customer relationship management systems.

     We believe that a large number of e-commerce companies are failing to perform customer relationship management functions adequately or are failing to integrate these functions to create a viable customer relationship management program. Jupiter Communications estimated that, as of September 1999, 44% of e-commerce Web sites lacked real-time integrated call center support, 46% lacked real-time integrated inventory management systems and 41% lacked real-time integrated fulfillment systems. In the fourth quarter of 1999, high order volume, combined with insufficient customer service support and product fulfillment capabilities, resulted in a number of e-commerce companies being unable to meet delivery deadlines, provide responsive customer service or maintain satisfactory inventory levels.

     Faced with the growing costs and operational complexities of developing comprehensive customer relationship management services, many e-commerce companies are seeking to outsource these critical business functions. Outsourcing allows these companies to focus on their core competencies and to take advantage of the expertise, flexibility and efficiencies of an outsourced provider.

                           OUR COMPETITIVE ADVANTAGE

     We believe the following key factors position us to take advantage of this opportunity:

     - Integrated Service Offerings. We are able to integrate and customize our marketing, customer contact management and fulfillment services for our clients, allowing them to manage the interaction with their customers through a single service provider. By taking advantage of our integrated services, our clients do not need to expend significant management time and capital resources to coordinate these services from multiple providers or to design, build and manage in-house customer relationship management capabilities.

     - Technology and Systems. We have developed high quality technology systems designed to allow us to rapidly deploy our integrated service offerings and to offer customized services in response to the evolving needs of our clients. Our proprietary database technology provides a flexible system for tracking relationships between a customer and the factors affecting its buying decisions.

     - Business Processes. We have designed our organizational structure and business processes to allow us to effectively respond to our clients' needs, efficiently expand our business globally and consistently achieve a high level of service across the markets that we serve.

     - International Presence. We have 33 service facilities located throughout North America and Europe. Nineteen of our North American facilities are in the United States and one is in Canada. Four of our international facilities are in Germany, three facilities are in the United Kingdom and one facility is in each of Austria, France, Ireland, the Netherlands, Norway and Switzerland. The diverse locations of our facilities make it possible for us to efficiently serve our clients in both North America and Europe.

                                  OUR STRATEGY


     Our objective is to be the leading global provider of integrated customer relationship management services to e-commerce and technology companies. To achieve this objective we plan to:


     - Capitalize on the rapid growth of the Internet;

     - Extend our global presence;

     - Expand our relationships with existing clients;

     - Attract new e-commerce clients; and

     - Enhance our service offerings.


     However, we operate in a highly competitive market, facing competition from in-house customer relationship management programs and other companies who provide customer relationship management services. This competition may adversely affect our ability to attract new e-commerce and technology clients. In 1999, our ten largest clients accounted for approximately 44.1% of our revenues.



                           OUR PRINCIPAL STOCKHOLDER



     Onex Corporation is our principal stockholder and, following this offering, will control approximately 98.9% of the voting power of our company. Onex is a diversified North American company based in Toronto, Canada, with a history of investing in outsourcing companies. In 1999, Onex had consolidated revenues of approximately CDN $14.9 billion. Onex is a public company and its shares are traded on the Toronto Stock Exchange under the symbol "OCX". You can review Onex's public documents at one of the Securities and Exchange Commission's public reference rooms or by visiting the Commission's Internet site at www.sec.gov. You can also find more information about Onex on their Web site at www.onexcorp.com. Information contained in Onex's public documents and on Onex's Web site does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.



                        OUR PRINCIPAL EXECUTIVE OFFICES



     Our principal executive offices are located at Two American Center, 3102 West End Avenue, Suite 1000, Nashville, Tennessee 37203 and our telephone number is (615) 301-7100.

                                  THE OFFERING


Class A common stock offered........    13,300,000 shares


Common stock to be outstanding after
the offering:


  Class A...........................    19,251,285 shares


  Class B...........................    66,451,221 shares


          Total.....................    85,702,506 shares



Recapitalization....................    On March 1, 2000, we amended and
                                        restated our certificate of
                                        incorporation to convert each
                                        outstanding share of our common stock
                                        into one share of a new class of common
                                        stock designated Class A common stock
                                        and to create another class of common
                                        stock designated Class B common stock.
                                        The amended and restated certificate of
                                        incorporation provided that, until March
                                        15, 2000, each holder of the new Class A common stock had the option to convert all, but not less than all, of its shares into the same number of shares of Class B common stock. Only Onex elected to convert their Class A shares into shares of Class B common stock. The purpose of this recapitalization was to provide our company the flexibility to raise capital by selling shares of Class
                                        A common stock, including in this
                                        offering, while allowing our current
                                        stockholders, primarily Onex, to retain
                                        voting control over our company.


Voting rights; conversion...........    Our Class A common stock and Class B
                                        common stock have identical rights
                                        except for voting and conversion rights.
                                        The holders of Class A common stock are
                                        entitled to one vote per share and the
                                        holders of Class B common stock are
                                        entitled to 25 votes per share. Holders
                                        of Class A common stock have no
                                        conversion rights. Holders of shares of
                                        Class B common stock may convert some or all of their shares into the same number of shares of Class A common stock at any time. In addition, shares of Class B common stock will automatically convert into the same number of shares of Class
                                        A common stock upon the occurrence of
                                        any of the following:

                                        - if transferred to anyone except to
                                          Onex or any affiliate, director,
                                          officer or employee of Onex or to any
                                          purchaser of all of the outstanding
                                          Class A and Class B common stock, the
                                          shares of Class B common stock
                                          transferred will automatically convert
                                          into shares of Class A common stock;

                                        - if any holder of Class B common stock
                                          who is an affiliate of Onex ceases to
                                          be an affiliate of Onex, the shares of
                                          Class B common stock held by that
                                          former affiliate will automatically
                                          convert into shares of Class A common
                                          stock;

                                        - if Onex and its affiliates
                                          collectively cease to have the right,
                                          in all cases, to exercise or direct
                                          the voting rights of the Class B
                                          common stock held by them, their Class
                                          B common stock will automatically
                                          convert into shares of Class A common
                                          stock; and

                                        - if at any time the number of
                                          outstanding shares of Class B common
                                          stock represents less than 5% of the
                                          total number of outstanding shares of
                                          Class A and Class B common stock, all
                                          of the outstanding shares of Class B
                                          common stock will automatically
                                          convert into shares of Class A common
                                          stock.

Use of proceeds.....................    We intend to use the proceeds of this
                                        offering to repay existing indebtedness, expand our business domestically and internationally, fund other general corporate expenditures, and potentially make strategic investments and acquisitions.

Nasdaq National Market symbol.......    CLGC

     Unless we indicate otherwise, all information contained in this prospectus:


     - gives effect to a .642857-to-1 reverse split of our common stock which occurred on March 27, 2000;



     - is based on 5,951,285 shares of our Class A common stock outstanding as of March 23, 2000;



     - is based on 66,451,221 shares of our Class B common stock outstanding as of March 23, 2000;



     - excludes 5,831,121 shares of Class A common stock subject to options and warrants and 167,146 shares of Class A common stock subject to our deferred compensation plan, in each case outstanding as of March 23, 2000; the weighted average exercise price of the options and warrants as of March 23, 2000 is $3.15 per share;



     - excludes 1,963,321 shares of Class A common stock issuable in exchange for shares of exchangeable preferred stock of one of our subsidiaries at our option or the option of the holders;



     - excludes 70,000 shares of Class A common stock which may be issued to two holders of promissory notes, at their election, as payment for installments under their notes due April 1, 2000;



     - assumes no exercise of the underwriters' option to purchase up to 1,995,000 shares of Class A common stock to cover over-allotments;



     - assumes an initial public offering price of $15.00 per Class A common share, the midpoint of the initial public offering price range; and



     - presents financial information for ClientLogic on a consolidated basis.

                                  RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before you decide whether to purchase our Class A common stock. Investing in our Class A common stock is speculative and involves significant risk. Any of the following risks, as well as other risks and uncertainties that we have not yet identified or that we currently believe are immaterial, could impair our business, financial condition and operating results, could cause the trading price of our Class A common stock to decline and could result in a partial or total loss of your investment.

                         RISKS RELATING TO OUR BUSINESS

OPERATING RISKS

WE HAVE A HISTORY OF LOSSES, WE EXPECT LOSSES IN THE FUTURE AND WE CANNOT ASSURE YOU THAT WE WILL BECOME PROFITABLE.


     We had net losses of $5.3 million in 1998 and $60.6 million in 1999. In addition, after giving pro forma effect to all of our material acquisitions in 1999, our net loss for 1999 would have been $73.6 million. We have incurred substantial costs to develop and grow our business, to complete and integrate acquisitions, to create and introduce our services and to operate these services. For example, we recorded a total of $186.2 million for goodwill and other intangible assets in 1998 and 1999 in connection with acquisitions. We are amortizing this goodwill over five years from the date of each acquisition, which will adversely affect our results of operations for such periods. If we record additional goodwill or other intangible assets, the amount of our annual amortization charges could increase. If we incur significant losses, we may not be able to demonstrate an ability to recover the amount of our goodwill and other intangible assets. If this occurs, we may have to write off our goodwill in a one-time noncash charge, which could be significant and would likely harm our operating results.


     We expect to incur significant operating expenses and capital expenditures during the next several years to implement our growth strategies. We expect to incur losses for the next several years as we continue to incur these expenses, and these losses may increase from current levels. If our revenues do not increase substantially or if our expenses exceed our expectations, we may never become profitable. Even if we do achieve profitability, we may not sustain profitability on a quarterly or annual basis in the future.

OUR EXPERIENCE TO DATE HAS CONSISTED PRIMARILY OF OFFERING CUSTOMER CONTACT MANAGEMENT AND FULFILLMENT SERVICES, AND WE MAY NOT SUCCEED IN OUR EFFORTS TO OFFER INTEGRATED MARKETING AND OTHER SERVICES PRINCIPALLY TO E-COMMERCE COMPANIES OVER A VARIETY OF COMMUNICATIONS CHANNELS.


     In 1999, a majority of our revenues were derived from companies that either did not sell goods or services over the Internet or that retained us to provide services unrelated to their e-commerce activities. Because we do not have a longer history of working with companies focusing on the Internet, we cannot assure you that we will be able to meet the needs of these types of businesses. In addition, we have only recently begun to offer the advanced relational database and other advanced marketing services that we believe are critical to our efforts to increase our revenues. These advanced marketing services, which we acquired as part of our December 1999 acquisition of MarketVision, Inc., did not generate significant revenues for us in 1999. Similarly, during 1999 approximately 86% of our customer contact was conducted by the telephone. If we are not able to efficiently handle increased customer demand for other means of communication, such as e-mail and online chat, we may not be successful in growing our business.


OUR LIMITED HISTORY OF COMBINED OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND FINANCIAL FORECASTING DIFFICULT.


     We have acquired six businesses, including our predecessor, since September 1998. We completed the most recent acquisition in December 1999. Our limited history of combined operations makes it difficult to evaluate our business and our prospects. As a result, forecasts of our future revenues, expenses and operating results may not be as accurate as they would be if we had a longer history of operations.

Because of our limited operating history and the emerging nature of the e-commerce industry, it may be difficult to accurately forecast our results.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY REVENUES AND
OPERATING RESULTS, WHICH WOULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our revenues and operating results may vary significantly from quarter to quarter and our results in some quarters may be below market expectations. If this happens, the price of our Class A common stock may decline.

     In addition to changes in general economic and market conditions, our quarterly revenues and results of operations may fluctuate for reasons we may or may not control, including:


     - Changes in demand for our services. Factors which may affect the demand for our services include seasonality, the level of acceptance of outsourced customer relationship management services, the loss of existing clients, our ability to satisfy clients' requirements and competition.


     - Increases in our operating, administrative and other expenses. Factors which may result in increases in our expenses include possible acquisitions of businesses, facilities and equipment, enhancements to our systems and technology, expansion into new markets and increased costs to retain qualified employees.

     - The growth of e-commerce and usage of the Internet. Factors which may affect the growth of e-commerce and usage of the Internet include government regulation and taxation, privacy concerns, the performance and reliability of the Internet and security concerns.

Each of the factors identified above may also affect the long-term viability of our company and are discussed in greater detail elsewhere in these risk factors.

     The sales cycle for our services is variable and the length of time between our initial contact with a client and the signing of a contract to provide our services may take several months and has taken as long as six months. To successfully market our services, we typically must educate our potential clients on the types and benefits of our services, which can require significant time and resources. In addition, our clients often must complete thorough internal and external pricing analyses and operating comparisons, competitive evaluations and internal approval processes before purchasing our services. Once a client contracts to purchase our services, the time required to implement the customized services and integrate the client with our systems may take longer than we plan. Delays in executing client contracts or implementing services for our clients may adversely affect our revenues and reputation and cause our operating results to fluctuate.

     In addition, we may have to make contingent payments in connection with our recent acquisitions or future acquisitions based upon whether the acquired company achieves target levels of revenues or earnings. These payments may cause our operating results to fluctuate.

THE DEMAND FOR SOME OF OUR SERVICES IS SEASONAL, WHICH MAY ALSO CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

     We expect to experience seasonal fluctuations of revenues and expenses which may contribute to fluctuations in our quarterly operating results. Our clients include technology companies whose computer hardware and software sales traditionally peak in the fourth quarter. Also, our catalog and e-commerce fulfillment activities increase during the Christmas season. As a result, we typically generate higher revenues and expenses in the last three months of the year. If we are unable to process large volumes of transactions in periods of higher demand or are unable to process large volumes in a cost-effective manner, we could lose revenue opportunities that we may not recover in periods of lower demand.

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

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES, OUR BUSINESS MAY BE HARMED.


     We are continuing to work to integrate the six businesses we have acquired since September 1998. Integrating the different services, facilities, management, personnel, technology and cultures of these acquired businesses represents a significant challenge and diverts our management's attention and our resources from other business concerns. In addition, we are currently in the process of integrating our technology infrastructure to include all of our European facilities. We have incurred significant costs to integrate our acquired businesses and expect to incur significant costs to complete this integration. If we are unsuccessful in integrating these acquired companies or our technology, our business and financial results could be materially adversely affected.



     Our growth strategies include the potential acquisition of complimentary businesses, facilities or services. To the extent we complete future acquisitions, we will face the same integration challenges discussed above. In addition, we may enter into strategic relationships with providers of services complimentary with our own, such as website and/or software developers, to enhance our service offerings. Integrating the services and technologies of these providers with our own will also present significant challenges. We cannot assure you that we will be able to complete or successfully integrate future acquisitions or strategic relationships.


IF DEMAND FOR OUTSOURCED OR INTEGRATED CUSTOMER RELATIONSHIP MANAGEMENT SERVICES DOES NOT GROW AS WE EXPECT, OUR BUSINESS COULD BE HARMED.

     The growth of our business depends on the acceptance by e-commerce and technology companies of outsourced customer relationship management services. If the market for outsourced customer relationship management services fails to grow, or grows more slowly than we anticipate, our business could be materially adversely affected. Because many companies may choose not to outsource their customer relationship activities for various reasons, our services may not achieve broad market acceptance. Therefore, we cannot estimate the size or growth rate of the potential market for our services. Companies that have invested substantial resources to manage customer relationships in-house may be reluctant or slow to accept outsourced services which may replace, limit or compete with their existing systems. Other companies may resist outsourcing for various reasons, including:

     - risks or perceived risks of allowing third-party service providers access to their proprietary information;

     - a desire to retain control over some or all points of contact with their customers;

     - concerns relating to warehousing large amounts of inventory with a third party; and

     - concerns over the level and quality of services that may be provided by a third party.

     If a significant number of e-commerce and technology companies conclude that the disadvantages of outsourcing their customer relationship activities outweigh the advantages, our business and prospects could be harmed.

     Further, companies that decide to outsource their customer relationship management services may choose to use multiple providers rather than a single integrated provider. A majority of our clients are currently utilizing services from only one of our customer relationship management service offerings. If our existing clients do not expand the types of services they receive from us, or if future clients do not purchase our fully integrated services, our business could be adversely affected.

CONTROLLING AND MANAGING OUR CLIENTS' INFORMATION AND PROPERTY EXPOSES US TO ADDITIONAL BUSINESS RISKS.

     As part of our marketing services, we manage a broad range of our clients' confidential customer and operational information. As part of our fulfillment services, we store and manage our clients' inventory. If our clients' information or property is misused, damaged or lost, or perceived to be misused, it could expose us to liability and could have a material impact on our ability to continue to do business with those clients or attract new business.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our business has grown at a rapid pace and we intend to continue the expansion of our operations for the foreseeable future. Our growth has placed significant demands on our management, personnel, systems and resources. Additional growth will further strain these resources. In order to manage our growth effectively, we must continue to invest in our systems and facilities and continue to expand, train and manage our work force. We also must continue to improve and coordinate our managerial, operational and financial controls and our reporting systems and other procedures. If we do not manage the growth of our business effectively, our results of operations and financial condition could be materially adversely affected.

OUR REVENUES ARE DEPENDENT UPON OUR CLIENTS' BUSINESSES AND PRODUCT SALES; WE FACE CREDIT RISKS FROM START-UP COMPANIES.

     Our revenues will fluctuate with the volume of transactions and the level of sales of our clients' products and services. We generally dedicate a substantial amount of resources to each of our clients. If we dedicate our resources to clients whose businesses do not generate significant transactions or product sales, our business will be adversely affected. In addition, our revenues are based in part on the success of new, or start-up, Internet companies with limited experience and resources and with largely untested business plans. For example, two of our five largest customers did not exist two years ago. We cannot assure you that these clients' businesses will succeed or will generate revenues sufficient to cover the expenses and resources we must incur to implement their customer relationship management services. In addition, start-up companies often pose significant credit risks for the companies that do business with them. If a significant number of our start-up clients are not successful, our business could be adversely affected as a result of uncollectible accounts receivable and unrecovered costs, expenses and resources which we could have directed to more successful clients or potential clients.

OUR CLIENT CONTRACTS ARE TERMINABLE ON SHORT NOTICE.

     Our agreements to provide services for our clients, including the contracts with some of our largest clients, typically are terminable upon short notice. Of our client contracts with our 20 largest U.S. and 20 largest international clients, which together represented approximately 58% of our 1999 revenues, 35 of those contracts are terminable upon notice of 90 days or less, including 19 which are terminable upon 30 days notice. These clients may choose to discontinue our services at any time and for any reason. Termination of our services by one or more large clients or by a significant number of smaller clients could materially adversely affect our business, results of operations and prospects.

THE LOSS OF ONE OR MORE OF OUR TOP CLIENTS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     In 1999, our largest client, Microsoft, accounted for approximately 9.9% of our revenues and our ten largest clients accounted for approximately 44.1% of our revenues. We provide marketing services to two of our ten largest clients, fulfillment services to six of these clients and customer contact management services to nine of these clients. We cannot be certain that our current clients will continue to do business with us, that business from existing clients will continue at the same levels as previous periods or that we will be able to do significant amounts of business with other new or existing clients. If we lose one or more of our top clients, our revenues may decrease significantly and quickly.


WE MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF OUR CLIENTS AND OUR BUSINESS AND REPUTATION MAY SUFFER AS A RESULT.

     We target e-commerce and technology companies as our potential clients. Most e-commerce companies have unique and sophisticated requirements for their customer relationship management operations and many e-commerce companies are growing, or expect to grow, rapidly. In addition, some of these companies have existing technology infrastructures and business processes which we must integrate with our service offerings, business processes and technology to provide our customized services. If we experience difficulties meeting client requirements or implementing our customized services, our business could be adversely affected.

     If one or more of our clients grow more rapidly than we expect, we may be unable to expand our services, facilities and other resources to necessary levels, do so in a cost-effective manner or maintain adequate service quality. For example, during the 1999 holiday season, the shipping volume of one of our fulfillment centers increased significantly, primarily as a result of unexpected higher orders relating to one client. The processing and shipping volume at this fulfillment center increased from approximately 15,000 items a day during November to approximately 20,000 items a day in December. While we were able to meet this increased demand, we had to expend considerable time and expense, including overtime and reallocation of personnel, to do so. As a result of problems associated with this volume increase, we agreed to terminate the customer's contract and we recorded an aggregate $1.9 million in reserves against its obligations to us. As a result, we did not profit from the services we provided at that center during that period. We may be unable to meet the requirements of potential clients or the changing needs of existing clients profitably or at all. As a result, we could lose potential and existing clients and our reputation for providing customized services may suffer.

WE FACE COMPETITION FROM MANY SOURCES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     The market for our services is very competitive and subject to rapid technological advances. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their service offerings and as new participants enter the market. Our failure to maintain and enhance our competitive position would limit our ability to maintain or increase our market share, which could adversely affect our business and prospects. Increased competition also may result in price reductions, reduced gross margins and loss of market share.

     We currently face competition for our services from in-house operations and from third-party providers such as Doubleclick, Epiphany, ASD Systems, PFS Web and Sykes Enterprises. Many third party providers offer one or more of the same services we do, and we face competition from many different sources depending upon the type and range of services needed by a potential client. Our competitors include companies that offer a single service, such as call centers, public warehouses, database management and marketing campaign management, as well as companies that offer multiple services. Some of these competitors have greater capabilities and more experience than we do with respect to the service or services that they provide. Our competitors also may develop and promote their services more effectively than we do.

     Many of our competitors have greater financial, personnel, capacity and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies, and changes in client requirements. Competitors with greater financial resources may be able to offer lower prices, additional services or other incentives that we cannot match or do not offer. For example, some of our distribution and fulfillment competitors purchase and retain title to their clients' inventories while we generally do not. Therefore, we may be at a competitive disadvantage with respect to existing and potential clients who desire a third party to assume their inventory risks. We cannot be certain that we will be able to compete successfully against existing or other competitors in the future.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED EMPLOYEES, WHICH MAY HARM OUR BUSINESS.

     Our business and financial results depend in part on our ability to attract and retain highly skilled technical, managerial and other employees. Our industry is very labor-intensive and has experienced high personnel turnover. If our employee turnover rate increases significantly, our recruiting and training costs could rise and our operating efficiency and productivity could decline. Individuals with the experience and technical qualifications that we generally require are in short supply. As a result, competition to hire qualified employees is intense. To attract and retain qualified employees, we may need to pay higher compensation than we currently pay or expect to pay. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

     We may not be able to hire or retain necessary personnel to implement our growth strategies. In addition, new clients or expanded services for existing clients may require us to accelerate the recruiting, hiring and training of qualified employees. We cannot assure you that we will be able to continue to hire, train and retain sufficient qualified personnel to meet our anticipated growth.

     Our clients often experience both expected and unexpected surges in demand, such as upon the introduction of a new product release, following a special advertising campaign or during periods of seasonal high demand. In order to respond to these surges in demand, we must employ a large number of skilled temporary employees. If we are unable to obtain the services of qualified temporary employees during periods of high demand, on short notice and in adequate numbers, we might fail to meet the requirements of our clients on a timely basis. Any such failure could result in the loss of one or more of our clients or could damage our reputation.

RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS MAY DECREASE OUR REVENUES AND INCREASE OUR COSTS.

     In 1999, we generated approximately 19% of our revenues from international operations. In addition, after giving pro forma effect to all of the material acquisitions we completed during 1999, we would have generated approximately 30% of our 1999 pro forma revenues from international operations.

     We currently conduct international operations in Canada, Austria, France, Germany, Ireland, the Netherlands, Norway, Switzerland and the United Kingdom. Our operations in these countries present additional challenges which may result in increased operational difficulties, lower revenues, higher costs and reduced profitability compared to our operations in the United States. For example, Germany and Canada have higher income tax rates than the United States, which may result in lower profits from our operations in these countries. Also, products sold over the Internet in countries located in Europe as well as Canada generally are subject to the same value-added taxes as products sold through traditional channels while sales over the Internet in the United States may be exempt from sales taxes where the purchaser and seller are located in different states. The applicability of value-added taxes to Internet sales may result in slower growth of e-commerce in these countries compared to the growth of e-commerce in the United States, which may adversely affect our operations in these countries. In addition, the European Union has adopted a directive limiting the collection, storage, transfer and use of personal data. This directive could adversely affect our marketing services by limiting our ability to collect personal information over the Internet with respect to customers in countries who are members of the European Union. As a result, we may experience lower demand for our marketing services in these countries. In Ireland and the United Kingdom we employ multilingual personnel to service our clients' customers. In these countries we face a limited supply of skilled, multilingual personnel, which may increase our costs and adversely affect our ability to staff our international operations.

     As part of our business strategy, we intend to increase our global presence by following our clients' expansion into new international markets and by acquiring new facilities to grow our international client base, particularly in regions where Internet usage is predicted to grow, such as Asia and Latin America. As we implement this strategy, we expect to face challenges similar to those described above and we may face additional risks including:

     - reduced protection for intellectual property and proprietary rights;

     - potential problems enforcing or collecting contractual obligations;

     - legal uncertainty regarding foreign laws, tariffs and trade barriers;

     - differing technology standards and limited access to the Internet; and

     - political and economic instability.

     Any one or more of these factors may materially adversely affect our business in a number of ways, such as increased costs, operational difficulties and reductions in revenue. We cannot assure you that we will be successful in maintaining our revenues from international operations at existing levels or expanding into additional international markets.

CURRENCY FLUCTUATIONS AND EXCHANGE CONTROL REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     Our reporting currency is the United States dollar. Our customers outside the United States, however, are generally billed in local currencies. Our accounts receivable from these customers and our other international assets will decline in value if the local currencies depreciate relative to the United States dollar. To date, we have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. We may seek to enter hedging transactions in the future but we may be unable to enter into hedging transactions successfully or at all. In addition, our currency exchange losses may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

OUR CASH FLOW FROM OPERATIONS IS NOT SUFFICIENT TO FUND OUR CURRENT OPERATIONS AND WE WILL REQUIRE EXTERNAL SOURCES OF FINANCING TO FUND THE GROWTH OF OUR BUSINESS.

     We expect to incur losses for the next several years and our cash flow from operations will not be sufficient to fund ongoing operations and the expansion of our business. We will rely on our existing $40 million revolving facility and the proceeds of this offering remaining after repayment of our indebtedness to fund our operations and our growth strategies. If these sources of funds are not sufficient, we will need to obtain additional financing. For example, if we pursue acquisitions or similar investments, we will likely require additional financing. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. The terms of our revolving credit facility may limit our ability to obtain additional financing. In addition, our existing stockholders have registration rights that could interfere with our ability to issue more common stock to raise needed capital. If we need funds and cannot raise them on acceptable terms, we may not be able to:

     - develop or enhance our services;

     - respond to clients and competition;

     - fund our growth strategies; or

     - take advantage of future opportunities.

TECHNOLOGY RISKS

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE WE MUST CONTINUALLY ENHANCE OUR COMPUTER AND TECHNOLOGY SYSTEMS TO COMPLY WITH EVOLVING STANDARDS.

     To remain competitive, we must continue to enhance and improve the responsiveness, reliability and features of our services and underlying computer systems. Our industry is characterized by rapid technological advances, changes in user requirements and preferences, frequent new products and services embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to license or internally develop leading technologies to enhance our existing services and develop new services. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards on a cost-effective and timely basis. If we are unable to license or internally develop technology to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A SYSTEMS OR EQUIPMENT FAILURE, WHETHER OUR OWN OR OF OUR CLIENTS.

     Our operations are dependent upon our ability to protect our fulfillment centers, customer contact management centers, computer and telecommunications equipment, software and other systems against damage and failures. Damage or failures could result from fire, power loss, equipment malfunctions, system failures, problems with Internet access or usage, natural disasters and other causes. If our business is interrupted by natural disasters, accidents or the intentional acts of others, our business could be materially adversely affected. In addition, in the event of widespread damage or failures, our disaster recovery and contingency plans and insurance coverage may not be sufficient.

     Any system or equipment failures we experience could also harm our clients' businesses. In that event, our relationship with these clients may be damaged, we may lose these clients, our ability to attract new clients may be adversely affected and we could be exposed to liability.

     Interruptions also could result from the intentional acts of others, like so-called hackers. If non-authorized parties penetrate our systems, or if computer viruses infect our systems, our computers could fail or our proprietary information could be misappropriated.

     If our clients suffer similar interruptions in their operations, due to the reasons discussed above or others, our business could be adversely affected.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS MAY BE HARMED.

     We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect the proprietary rights in our software and systems. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. In addition, these legal protections only provide us with limited protection. Litigation to enforce our rights could be expensive, would divert management resources and may not be adequate to protect our business.

     We have not filed any United States patent applications with respect to our proprietary technology, nor do we have any patent applications pending. As a result, we currently do not have patented technology that would preclude or inhibit competitors from entering our market. Moreover, we have not patented our technology abroad, nor do we currently have any international patent applications pending. As of the date of this prospectus, we have not secured registration on any of our service marks in the United States or Europe, although we have filed applications to register three service marks in both the United States and the European Union. We cannot be certain that future patents, registered trademarks or registered service marks, if any, will be granted or that any future patent, trademark or service mark will not be challenged, invalidated or circumvented. Also, we cannot assure you that rights granted under any future patents, trademarks or service marks will actually provide a competitive advantage to us.

     The steps we have taken to protect our technology and intellectual property, such as confidentiality agreements and access controls, may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to ours or may jointly develop these technologies under agreements giving them rights to exploit those technologies.

IF OTHERS CLAIM THAT WE ARE INFRINGING ON THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM PROVIDING OUR SERVICES.

     We cannot assure you that others will not claim that our proprietary or licensed systems and software are infringing on their intellectual property rights or that we do not in fact infringe on those intellectual property rights. We have not conducted a search for existing intellectual property registrations and we may be unaware of intellectual property rights of others that may cover some of our technology.

     If someone claimed that our proprietary or licensed systems and software infringed on their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. A successful claim of patent or other intellectual property infringement against us could materially adversely effect our business and financial condition.

A BREACH OF OUR SECURITY MEASURES COULD REDUCE DEMAND FOR OUR SERVICES.

     The continued growth of e-commerce is dependent upon the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information, such as credit card numbers, or interrupt our operations. Any compromise or elimination of our security could disrupt our operations, damage our reputation, expose us to litigation and liability and reduce demand for our services. We may need to expend significant capital and other resources to continue to protect against security breaches or to address any problem they may cause.

                         RISKS RELATED TO THE INTERNET

OUR GROWTH LARGELY DEPENDS ON WIDESPREAD ACCEPTANCE OF THE INTERNET AND THE RELIABILITY OF THE INTERNET.

     Use of the Internet by businesses and consumers is at an early stage of development and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. The growth projections for Internet-related activities included in this prospectus are only estimates by industry analysts and may not prove to be accurate. Because clients for our customer relationship management services presently include companies conducting business over the Internet and because we intend to target these types of businesses to be our clients in the future, if usage of the Internet does not continue to grow, or grows at a rate significantly lower than current trends, our business prospects will be harmed. The continued use of the Internet depends on many factors that are outside our control. These factors include the following:

     - the Internet infrastructure may be unable to support the demands placed on it;

     - the performance and reliability of the Internet may decline as usage grows;

     - use of the Internet may decline if security and authentication concerns regarding transmission of confidential information over the Internet and attempts by unauthorized users, or hackers, to penetrate online security systems grow; and

     - use of the Internet may decline if the ability to gather information about Internet users without their knowledge or consent results in increased concerns about privacy protection.

     The recent growth in Internet usage has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. Interruptions and delays in Internet access and usage will harm our clients' operations and could adversely affect our business and results of operations. Our growth depends in part on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion and to provide for reliable access to and usage of the Internet.

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

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS AND COULD LIMIT THE GROWTH OF THE INTERNET.

     The current legal and regulatory environment that pertains to the Internet is uncertain and may change. As usage of the Internet and the development of e-commerce evolves, we expect that federal, state and foreign governments will adopt laws or regulations covering issues such as:

     - user privacy;

     - sales, value-added and other taxes;

     - pricing;

     - characteristics and quality of products and services;

     - consumer protection; and

     - cross-border commerce.

     The adoption or modification of such laws or regulations could inhibit the growth of Internet use and decrease the acceptance of the Internet as a communications and commercial medium, which could materially adversely affect our business and results of operations.

     If enacted, laws or regulations applicable to user privacy and the solicitation, collection or processing of personal and consumer information could directly impact our business. The effectiveness of our marketing services is dependent on the use of customer data collected from various sources, including information collected on Web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of this data for customer profiling may raise privacy and security concerns. Because of privacy concerns, some Internet commentators, consumer advocates and governmental agencies have suggested legislation to limit the use of customer data and customer profiling technologies. The European Union and some European countries already have adopted restrictions on the use of customer data. If other countries, regions or states adopt legislation or other restrictions on the use of customer data or customer profiling technologies, or if existing legislation or restrictions become more stringent, our marketing services will be less useful to our clients and our results of operations may be adversely affected.

IF INTERNET SALES BECOME SUBJECT TO SALES AND OTHER TAXES, PURCHASING ON THE INTERNET MAY DECREASE AND OUR BUSINESS MAY BE HARMED.

     Companies that conduct business over the Internet may be subject to state sales taxes for shipments of goods to or services performed in some states. In addition, products sold over the Internet from companies located in Europe generally are subject to the same value-added taxes as other products sold in Europe. These taxes may discourage customers from purchasing goods and services on the Internet. In addition, if other states or foreign countries successfully assert that companies should collect sales, value-added or other taxes on the sale of products made over the Internet, use of the Internet as a sales channel may decrease. Although the U.S. Congress recently placed a three-year moratorium on state and local taxes on Internet access and discriminatory taxes on e-commerce, existing state and local laws were exempted from the moratorium. In addition, once the moratorium expires, new or additional federal and state taxes may be imposed on e-commerce. If sales and other taxes result in decreased purchasing on the Internet or cause e-commerce to grow more slowly than we anticipate, our business and results of operations could be adversely affected.

IF DATABASE ACCESS BECOMES STANDARDIZED, DEMAND FOR OUR MARKETING SERVICES WILL BE REDUCED.

     In providing our marketing services, we collect and integrate data from a variety of sources. Adoption of uniform standards across various database and analytic software programs could minimize the importance of our data collection and integration services. This, in turn, could adversely affect the competitiveness and market acceptance of our marketing services. If large numbers of our clients or potential clients adopt a single standard, demand for our marketing services would decrease and we could lose existing clients.

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

                RISKS RELATING TO ONEX'S CONTROL OF OUR COMPANY

ONEX CORPORATION WILL BE ABLE TO CONTROL OUR MANAGEMENT AND CORPORATE AFFAIRS AND OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF CORPORATE MATTERS.


     After the completion of this offering, Onex Corporation will own, through its subsidiaries, 66,451,221 shares of our outstanding Class B common stock, representing approximately 77.5% of the total number of shares of our outstanding Class A and Class B common stock. As a result of its ownership of Class B common stock, Onex will control approximately 98.9% of the votes in any matter submitted to our stockholders after this offering. As long as Onex retains this control, Onex will continue to be able to elect our entire board of directors, to remove any director, including the chairman of our board, with cause and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, Onex will be in a position to control all matters affecting our company, including:


     - any decisions about our corporate direction and policies;

     - future issuances of our common stock or other securities;

     - our incurrence of debt;

     - amendments to our certificate of incorporation and bylaws;

     - payment of dividends on our common stock; and

     - decisions about acquisitions, sales of our assets, mergers or similar transactions, including decisions involving a change of control.

     Because of Onex's control of our company, potential investors will be unable to affect or change the management or the direction of our company. As a result, some investors may be unwilling to purchase our Class A common stock. If the demand for our Class A common stock is reduced because of Onex's control of our company, the price of our Class A common stock could be depressed.

CONTRACTS ENTERED INTO WITH AN AFFILIATE OF ONEX MAY CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     We have entered into two contracts with Onex Service Partners. An affiliate of Onex is a general partner of Onex Service Partners. Under these contracts we pay Onex Service Partners fees for management, financial and other advisory services. One of these contracts entitles Onex Service Partners to receive a fee in connection with each acquisition or similar transaction that we complete. Because Onex can control decisions to pursue acquisitions and other transactions, these contracts may present a conflict of interest between Onex and our other stockholders.

ONEX'S RELATIONSHIPS WITH THOMAS O. HARBISON, THE CHAIRMAN OF OUR BOARD OF DIRECTORS, MAY CONFLICT WITH THE INTERESTS OF OUR STOCKHOLDERS.

     Thomas O. Harbison, the chairman of our board of directors, is a party to a contract with Onex Service Partners which provides that Mr. Harbison will receive a salary of $360,000 annually from Onex Service Partners for his services to that partnership, including serving on its behalf as chairman of our board of directors. Mr. Harbison also performs other services for Onex Service Partners which are unrelated to our company. We do not pay Mr. Harbison any compensation. Mr. Harbison also has an agreement with Onex Corporation which entitles him to receive cash or Class A common stock if and when Onex realizes specified performance targets on its equity investment in our company. In addition, an affiliate of Mr. Harbison is a general partner of Onex Service Partners and, therefore, Mr. Harbison will indirectly benefit from the payments to Onex Service Partners under the management agreements between our company and Onex Service Partners. As a result of these relationships, Mr. Harbison's interests are closely aligned with those of Onex and, as a result, may conflict with the interests of our other stockholders.

  RISKS RELATED TO THIS OFFERING AND THE TRADING MARKET FOR OUR CLASS A COMMON
                                     STOCK

FUTURE SALES OF OUR CLASS A COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET
PRICE.

     Sales of a substantial number of shares of our Class A common stock in the public market after this offering could cause the market price for our Class A common stock to decline. Sales of Class A common stock by our existing stockholders, or the possibility that these sales may occur, also could make it more difficult for us to sell our Class A common stock or other equity securities in the future.


     Onex owns 66,451,221 shares of our Class B common stock. Onex has the right to require us to file registration statements covering the shares of Class A common stock it would receive upon conversion of its shares of Class B common stock. In addition, all of our existing stockholders, including Onex, have rights to include their shares in registration statements that we may file for our company and other stockholders. As of March 23, 2000, our Class A stockholders owned 5,951,285 shares of our Class A common stock. Upon registration of our existing stockholders' shares, those shares will become freely tradeable and our stockholders, including Onex, will be able to sell their shares without regard to the volume or holding period limitations contained in Rule 144 under the Securities Act of 1933. By exercising their registration rights and selling a large number of shares, these stockholders could cause the price our Class A common stock to fall.



     After this offering, we will have 19,251,285 outstanding shares of Class A common stock, assuming no exercise of the underwriters' over-allotment option, and 66,451,221 outstanding shares of Class B common stock. Up to 5,831,121 additional shares of our Class A common stock may be issued upon the exercise of outstanding options and warrants to acquire our Class A common stock at an average weighted exercise price of $3.15. In addition, up to 1,963,321 shares of our Class A common stock may be issued upon conversion of shares of exchangeable preferred stock of one of our subsidiaries which are exchangeable at our option or the option of the holder into our common stock. All of the shares of Class A common stock sold in this offering will be freely tradable immediately after this offering, except for shares purchased by affiliates, which will be subject to Rule 144. Holders of our currently outstanding Class A and Class B common stock may sell their shares after this offering subject to the expiration of lock-up periods and holding periods required under Rule 144. Pursuant to our amended and restated certificate of incorporation, shares of our Class B common stock must be converted into shares of Class A common stock upon any transfer to a person other than Onex or any affiliate, director, officer or employee of Onex or other than a transfer to any purchaser of all of the outstanding Class A and Class B common stock.



     Approximately 59,820,750 shares of our outstanding Class A and Class B common stock will become available for sale, subject to volume limitations, following the expiration of lock-up agreements that prohibit the sale of these shares for 180 days after the date of this prospectus. As discussed below, these lock-up agreements may be waived by Salomon Smith Barney Inc. on behalf of the underwriters prior to the expiration of 180 days after the offering. The remaining shares of our outstanding Class A and Class B common stock will become available for sale, subject to volume limitations, at various later dates upon the expiration of one year holding periods required by Rule 144.


     While Salomon Smith Barney may waive the lock-up restrictions prior to the expiration of the lock-up periods, Salomon Smith Barney has informed us that it has no current intentions of releasing any shares subject to the lock-up agreements. Any determination by Salomon Smith Barney to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including the market price of the Class A common stock, the liquidity of the trading market for the Class A common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

     While we have no current intention to issue more shares of our Class A common stock, other than pursuant to the exercise of options, warrants and other rights to acquire our Class A common stock, we may seek to issue additional shares in the future to raise capital or to complete acquisitions of complimentary businesses. Future sales of Class A common stock by us may dilute your investment and may cause the market price of our Class A common stock to decline.

OUR CLASS A COMMON STOCK MAY NOT TRADE ACTIVELY, MAKING IT DIFFICULT FOR YOU TO SELL YOUR STOCK.

     This is our initial public offering, which means our Class A common stock currently does not trade in any market. We cannot assure you that after this offering our Class A common stock will trade actively. An illiquid market for our Class A common stock may result in price volatility and poor execution of buy and sell orders for investors. The initial public offering price may bear no relationship to the price at which the Class A common stock will trade upon completion of this offering.

     Historically, stock prices and trading volumes for newly public companies have fluctuated widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. Stock market volatility could depress the market price of our Class A common stock without regard to our operating performance. In addition, our operating results may be below market expectations. If this were to occur, the market price of our Class A common stock could decrease, perhaps significantly.

WE MAY USE THE PROCEEDS OF THIS OFFERING INEFFECTIVELY OR IN WAYS WITH WHICH YOU MAY NOT AGREE.

     Our management will have significant flexibility in applying the net proceeds of this offering, including ways with which stockholders may disagree. If we do not effectively apply the funds we receive, our accumulated deficit may increase and we may lose significant business opportunities.

OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, OUR AMENDED AND RESTATED BYLAWS AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFIT TO OUR STOCKHOLDERS.

     In addition to Onex's control of our company and the enhanced voting rights of our Class B common stock, provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our amended and restated certificate of incorporation provides for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. Our amended and restated certificate of incorporation also permits our board of directors to issue one or more series of preferred stock which may have rights and preferences superior to those of our common stock. The ability to issue preferred stock could have the effect of delaying or preventing a third party from acquiring us. In addition,
Section 203 of the Delaware General Corporation Law limits future business combination transactions with stockholders owning 15% or more of our common stock if our board of directors has not approved those transactions. These provisions could discourage takeover attempts and could materially adversely affect the market price of our Class A common stock.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR CLASS A COMMON STOCK; YOU WILL NOT RECEIVE FUNDS WITHOUT SELLING YOUR SHARES AND YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT.

     We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. In addition, we intend to enter into an amended revolving credit facility concurrently with the completion of this offering and we expect that the terms of this facility will limit our ability to pay dividends. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Further, we are a holding company with no independent operations and no source of funds to pay dividends other than dividends we receive from our subsidiaries. Our credit facility limits the ability of our subsidiaries to pay dividends to us. Therefore, it is unlikely that you will receive any funds from your investment in our Class A common stock without selling your shares. We cannot assure you that you will receive a gain on your investment when you sell your shares or that you will not lose the entire amount of your investment.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     Investors purchasing our Class A common stock in this offering will incur immediate and substantial dilution in net tangible book value per share. Assuming our sale of the 13,300,000 shares of Class A common stock in this offering at an assumed initial public offering price of $15.00 per share, the deduction of the underwriting discount and estimated offering expenses and the application of the estimated net proceeds, our net tangible book value as of December 31, 1999 would have been $143,515,000, or $1.70 per share of Class A common stock. This represents an immediate dilution of $13.30 per share to new investors. To the extent that outstanding options, warrants and other rights to acquire our common stock are exercised, further dilution will occur.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus, including in the sections entitled "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, this offering and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" and similar expressions. You should understand that many important factors, including those discussed under "Risk Factors," could cause our results to differ materially from those expressed in forward-looking statements.

     This prospectus contains information concerning the Internet market generally which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which this market will develop. These assumptions have been derived from information currently available to us and to the third party market observers quoted herein, including International Data Corporation, Forrester Research and Jupiter Communications. They include the following general underlying expectations:

     - no catastrophic failure of the Internet will occur;

     - the number of people and businesses online and the total number of hours spent online will increase significantly over the next five years;

     - government regulations will not prohibit or materially adversely affect our business;

     - e-commerce will grow significantly over the next five years; and

     - Internet security and privacy concerns will be adequately addressed.

     If any one or more of the foregoing assumptions is incorrect, actual market results may differ from those predicted. While we do not know what impact any such differences may have on our business, our future business, results of operations and financial condition and the market price of our shares of Class A common stock may be materially adversely impacted.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Except to the extent required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

                                USE OF PROCEEDS


     We expect that the net proceeds from our sale of Class A common stock in this offering will be approximately $183.8 million after deducting estimated underwriting discounts and our estimated offering expenses, based on an assumed initial public offering price of $15.00, the midpoint of the initial public offering price range. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $211.7 million.


     We intend to use the net proceeds of this offering as follows:

     - approximately $115.9 million to repay our existing indebtedness described below:


                             AMOUNT                                                              INTEREST RATE
                           OUTSTANDING       ESTIMATED                                               AS OF
                              AS OF          AMOUNT TO         ORIGINAL USE       INTEREST RATE    MARCH 24,     MATURITY OR
    TYPE OF FACILITY    FEBRUARY 29, 2000   BE REPAID(1)        OF PROCEEDS        CALCULATION       2000        EXPIRATION
  --------------------  -----------------   ------------   ---------------------  -------------  -------------   -----------
                                 (IN THOUSANDS)
  Bank indebtedness          $ 3,064          $ 3,064      Working capital        LIBOR + 1.50%      7.63%             2000
  Revolving credit           $38,900          $39,700      Capital expenditures,  Prime + 0.00%      9.46%        2003-2006
    facility(2)                                            acquisitions and       to 2.00% or
                                                           working capital        LIBOR + 1.00%
                                                                                  to 3.00%
  Term credit                $60,000          $60,000      Refinance debt         Prime + 0.75%      9.75%             2007
    facility(2)                                                                   to 2.25% or
                                                                                  LIBOR + 1.75%
                                                                                  to 3.25%
  Subordinated                    --          $ 3,500      Working capital        Prime + 3.50%     12.50%             2006
    revolving credit                                                              to 6.50% or
    facility(2)(3)                                                                LIBOR + 4.50%
                                                                                  to 7.50%
  Subsidiary term loan       $ 9,592          $ 9,592      Working capital        LIBOR + 1.88%      8.01%             2000


       ----------------------

       (1) The estimated amount to be repaid is based on our estimate of outstanding indebtedness on April 30, 2000.

       (2) Following repayment, our term credit facility, subordinated revolving credit facility and subsidiary term loan will terminate. Our revolving credit facility will remain in effect after the offering.

       (3) On March 10, 2000, we entered into a $25 million subordinated revolving credit facility to fund capital expenditures and working capital requirements through the closing of this offering. This facility matures on May 25, 2006, but our ability to repay and reborrow funds terminates on July 10, 2000 when this facility will convert to a term loan if not previously repaid and terminated.

     - approximately $40.0 million to expand our business both domestically and internationally; and


     - approximately $27.9 million for general corporate purposes.


     Although we do not currently have any commitments to enter into strategic relationships or make acquisitions, we may use a portion of the proceeds of this offering to do so.

                                DIVIDEND POLICY

     We do not anticipate paying cash dividends on our Class A common stock in the foreseeable future because we expect to retain our future earnings, if any, for use in the operation and expansion of our business. Also, we anticipate that, after this offering, our revolving credit facility will likely restrict our ability to pay dividends. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Finally, we are a holding company with no independent operations. Since we have no other source of revenue, we can pay dividends only if and to the extent that we receive dividends from our subsidiaries. These subsidiaries may be restricted from paying any dividends to us by contractual limitations and capital surplus requirements under the laws of their jurisdiction of incorporation. Under our senior revolving credit facility, our wholly owned subsidiaries are not restricted from paying dividends to us. However, no subsidiary which is not wholly owned may pay a dividend to us if the dividend would result in a default under our facility or would exceed, together with other dividends by that subsidiary since January 1, 1999, 50% of the consolidated net income of that subsidiary since January 1, 1999.

                                    DILUTION


     Purchasers of our Class A common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Our net tangible book value as of December 31, 1999 was approximately $(40,285,000), or $(0.56) per share of our common stock. Net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities, excluding subsidiary preferred stock and subsidiary exchangeable preferred stock, by the number of shares of our common stock outstanding as of December 31, 1999. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Assuming our sale of the 13,300,000 shares of Class A common stock offered in this offering at an assumed initial public offering price of $15.00 per share, the deduction of underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds, our net tangible book value as of December 31, 1999 would have been $143,515,000, or $1.70 per share of common stock. This represents an immediate increase in net tangible book value of $2.26 per share to existing stockholders and an immediate dilution of $13.30 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $15.00
  Net tangible book value per share at December 31, 1999....  $(0.56)
  Increase in net tangible book value per share attributable
     to new investors.......................................    2.26
                                                              ------
  Net tangible book value per share after the offering......             1.70
                                                                       ------
  Dilution per share to new investors.......................           $13.30
                                                                       ======



     The following table summarizes, on an as adjusted basis as of December 31, 1999, the total number of shares of Class A and Class B common stock purchased from us, the total consideration paid to us for our common stock, and the average price per share paid by existing stockholders and the new investors purchasing shares of Class A common stock in this offering at an assumed initial offering price of $15.00 per share.



                                                    CLASS A AND CLASS B COMMON STOCK
                                   -------------------------------------------------------------------
                                                                         TOTAL CONSIDERATION
                                        SHARES PURCHASED        --------------------------------------
                                   --------------------------                            AVERAGE PRICE
                                   NUMBER OF SHARES   PERCENT      AMOUNT      PERCENT     PER SHARE
                                   ----------------   -------   ------------   -------   -------------
Existing stockholders............     71,364,400         84.3%  $151,019,000     43.1%     $   2.12
New investors....................     13,300,000         15.7%   199,500,000     56.9%     $  15.00
                                     -----------      -------   ------------   ------
          Total..................     84,664,400        100.0%  $350,519,000    100.0%
                                     ===========      =======   ============   ======



     If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 82.4% of the total number of shares of common stock outstanding after this offering and the number of shares of Class A common stock held by new investors will be increased to 15,295,000, or 17.6% of the total number of shares of common stock outstanding after this offering.



     To the extent any options, warrants and other rights to acquire our common stock are exercised, your stock will be further diluted.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, long-term debt and capitalization as of December 31, 1999 on an actual basis and on an as adjusted basis to give effect to:

     - this offering, including the application of the estimated net proceeds of this offering;

     - the conversion of our existing common stock into Class A common stock in connection with our recapitalization; and

     - Onex's conversion of its Class A common shares into Class B common shares and no conversion by any other Class A stockholder.

     You should read the information provided below together with the financial statements and the related notes beginning on page F-1 of this prospectus and the information under "Selected Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."


                                                                     DECEMBER 31, 1999
                                                              --------------------------------
                                                                ACTUAL            AS ADJUSTED
                                                              ----------         -------------
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
Cash and cash equivalents...................................   $ 10,090             $ 97,288
                                                               ========             ========
Bank indebtedness...........................................   $  3,324             $     --
Long-term debt, including current portion:
     Revolving credit facility..............................     23,400                   --
     Term credit facility...................................     60,000                   --
     Term loans.............................................     15,128                5,250
     Other..................................................      3,127                3,127
                                                               --------             --------
          Total long-term debt, including current portion...    101,655                8,377
Capital lease obligations, including current portion........      7,996                7,996
Subsidiary preferred stock..................................      5,058                5,058
Subsidiary exchangeable preferred stock.....................      3,054                3,054
Stockholder's equity:
     Preferred stock, $.01 par value; 10,000,000 shares
       authorized on an actual basis; 20,000,000 shares
       authorized on as adjusted basis; none issued or
       outstanding on an actual or as adjusted basis........         --                   --
     Common stock, $.01 par value:
       Common stock: 150,000,000 shares authorized;
          71,364,400 issued and outstanding on an actual
          basis; none issued and outstanding on an as
          adjusted basis....................................        714                   --
       Class A: 225,000,000 shares authorized; none issued
          or outstanding on an actual basis; 18,213,179
          issued and outstanding on as adjusted basis.......         --                  182
       Class B: 130,000,000 shares authorized; none issued
          and outstanding on an actual basis; 66,451,221
          issued and outstanding on an as adjusted basis....         --                  665
     Common stock issuable..................................      5,000                5,000
     Additional paid-in capital.............................    150,305              349,672
     Accumulated deficit....................................    (65,990)             (67,390)
     Accumulated other comprehensive loss...................       (666)                (666)
     Less: unearned compensation............................       (263)                (263)
                                                               --------             --------
          Total stockholders' equity........................     89,100              287,200
                                                               --------             --------
          Total capitalization..............................   $210,187             $311,685
                                                               ========             ========


     Our accumulated deficit on an as adjusted basis reflects an estimated charge of approximately $1.4 million from the write-off of unamortized deferred financing costs associated with the repayment of our debt.

                       SELECTED HISTORICAL FINANCIAL DATA



     You should read this selected historical financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes presented in this prospectus. The selected historical financial data as at and for the period from inception to December 31, 1996 is derived from the audited financial statements of North Direct Response Inc., our predecessor company, which are not presented in this prospectus. The selected historical financial data as at and for year ended December 31, 1997 and as at and for the period ended April 27, 1998 is derived from audited financial statements of North Direct Response which are presented in this prospectus. The selected historical financial data as at and for the period ended December 31, 1998 represents the combined results of operations derived from our audited consolidated financial statements as at and for the period from September 25, 1998 to December 31, 1998 and the audited financial statements of North Direct Response Inc. for the period April 28, 1998 to December 17, 1998. This combined financial data is presented in this prospectus. The selected historical financial data as at and for the year ended December 31, 1999 is derived from our audited consolidated financial statements which are presented in this prospectus.



                                                CLIENTLOGIC CORPORATION                PREDECESSOR COMPANY
                                              ---------------------------   -----------------------------------------
                                                               COMBINED       PERIOD
                                                             PERIOD FROM       FROM                      PERIOD FROM
                                                              APRIL 28,     JANUARY 1,                    INCEPTION
                                              CONSOLIDATED       1998          1998                      (OCTOBER 9,
                                               YEAR ENDED      THROUGH        THROUGH      YEAR ENDED      1996) TO
                                              DECEMBER 31,   DECEMBER 31,    APRIL 27,    DECEMBER 31,   DECEMBER 31,
                                                  1999           1998          1998           1997           1996
(IN THOUSANDS, EXCEPT PER SHARE INFORMATION)  ------------   ------------   -----------   ------------   ------------
CONSOLIDATED STATEMENTS OF OPERATIONS
  Revenues................................      $177,791       $ 27,283       $ 1,633        $2,617         $   --
  Cost and expenses
    Cost of services......................        99,478         16,353           962         1,426             --
    Selling, general and administrative
      expenses............................        75,688          9,452           786         1,451             29
    Depreciation expense..................        11,063          1,900           145           329              2
    Amortization expense..................        23,559          3,937             2             4             --
    Impairment of intangible assets.......        22,273             --            --            --             --
    Loss on write-off of capital assets...         2,968             --            --            --             --
  Gain on sale of investment..............        (3,395)            --            --            --             --
                                                --------       --------       -------        ------         ------
  Operating loss..........................       (53,843)        (4,359)         (262)         (593)           (31)
  Interest expense, net...................         6,480            921            68           142              1
                                                --------       --------       -------        ------         ------
  Loss before income taxes................       (60,323)        (5,280)         (330)         (735)           (32)
  Income taxes............................           322             65            --            --             --
                                                --------       --------       -------        ------         ------
  Net loss................................      $(60,645)      $ (5,345)      $  (330)       $ (735)        $  (32)
                                                ========       ========       =======        ======         ======
  Basic loss per share....................      $  (1.01)      $  (0.28)      $ (0.03)       $(0.08)        $(0.00)
                                                ========       ========       =======        ======         ======
  Weighted average number of shares
    outstanding (in thousands)............        60,040         19,330        10,309         9,372          7,114
BALANCE SHEET DATA (AT END OF PERIOD)
  Working capital.........................      $ (4,846)      $  4,948       $   589        $  880         $  361
  Total assets............................       285,883        111,185         3,645         3,966            370
  Long-term debt, including current
    portion...............................       101,655         31,925         1,748           895             --
  Stockholders' equity....................        89,100         56,085           538         1,607            402

               UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AND
                            STATEMENT OF OPERATIONS

                             BASIS OF PRESENTATION

     The following unaudited pro forma consolidated balance sheet and statement of operations is based on our audited consolidated balance sheet and statement of operations for the year ended December 31, 1999 and gives effect to:

     - our acquisition of LCS Industries, Inc. completed on January 27, 1999 for an aggregate purchase price of approximately $69.3 million;


     - our acquisition of Cordena Call Management B.V. completed on October 7, 1999 for an aggregate purchase price of approximately $25.5 million;



     - our acquisition of MarketVision, Inc. completed on December 6, 1999 for an aggregate purchase price of approximately $22.6 million; and



     - our distribution of all of the stock of the parent company of InsLogic.com Corporation, our subsidiary which holds the assets we acquired from Canadian Access, as a dividend to our existing stockholders and to the holders of shares of one of our subsidiaries which are exchangeable for our common stock. This distribution will be at historical cost, thereby creating no gain or loss.



     The amounts shown on the unaudited pro forma consolidated statement of operations under the column headings LCS, Cordena and MarketVision represent the historical results of operations of the relevant company for the period from January 1, 1999 through the date of purchase. We accounted for each of these acquisitions using the purchase method of accounting. The unaudited pro forma consolidated statement of operations gives effect to these acquisitions as if each of them had been completed on January 1, 1999. The Cordena results of operations were translated from Dutch guilders to U.S. dollars using the average exchange rate during the year ended December 31, 1999 of $0.504.



     We have not given pro forma effect to our acquisition of Groupe Adverbe International S.A. in October 1999 because this acquisition did not have a material effect on our results of operations as determined by criteria set by the Securities and Exchange Commission. However, the results of operations of this company are included from the date of their acquisition in our audited consolidated financial statements for the year ended December 31, 1999.


     The pro forma adjustments are based on estimates, available information and certain assumptions by our management. The pro forma financial data may not represent what our financial position and results of operations would actually have been if these transactions in fact had occurred on January 1, 1999 and are not necessarily representative of our financial position and results of operations for any future period. You should read this unaudited pro forma consolidated balance sheet and statement of operations together with the other financial statements and related notes and the risk factors included in this prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                     ASSETS


                                                                            PRO FORMA     PRO FORMA
                                                             CLIENTLOGIC   ADJUSTMENTS      TOTAL
                                                             -----------   -----------    ---------
Current assets:
  Cash and cash equivalents................................   $ 10,090       $(2,656)(1)  $  7,434
  Accounts receivable, net.................................     59,428                      59,428
  Accounts receivable and other current assets -- related
     party.................................................      1,237            --         1,237
  Prepaids and other current assets........................     16,649           (96)(1)    16,553
                                                              --------       -------      --------
          Total current assets.............................     87,404        (2,752)       84,652
Capital assets.............................................     52,982        (3,128)(1)    49,854
Other noncurrent assets....................................      6,521          (949)(1)     5,572
Goodwill...................................................    137,497            --       137,497
Debt issue costs...........................................      1,479            --         1,479
                                                              --------       -------      --------
          Total assets.....................................   $285,883       $(6,829)     $279,054
                                                              ========       =======      ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank indebtedness........................................   $  3,324       $    --      $  3,324
  Accounts payable.........................................     36,013           (88)(1)    35,925
  Accrued liabilities and other............................     38,170           (58)(1)    38,112
  Current installments of long term debt...................      9,954            --         9,954
  Current installments of long-term debt to related
     party.................................................      2,063            --         2,063
  Current portion of capital lease obligations.............      2,726            --         2,726
                                                              --------       -------      --------
          Total current liabilities........................     92,250          (146)       92,104
Long-term debt.............................................     23,579            --        23,579
Long-term debt to related party............................     66,059            --        66,059
Capital lease obligations..................................      5,270            --         5,270
Other noncurrent liabilities...............................      1,513            --         1,513
                                                              --------       -------      --------
          Total liabilities................................    188,671          (146)      188,525
                                                              --------       -------      --------
Subsidiary preferred stock.................................      5,058        (5,058)(1)        --
Subsidiary exchangeable preferred stock....................      3,054            --         3,054
Stockholders' equity:
  Common stock.............................................        714            --           714
  Common stock issuable....................................      5,000            --         5,000
  Additional paid-in-capital...............................    150,305        (1,625)(1)   148,680
  Accumulated deficit......................................    (65,990)           --       (65,990)
  Accumulated other comprehensive loss.....................       (666)           --          (666)
  Unearned compensation....................................       (263)           --          (263)
                                                              --------       -------      --------
       Stockholders' equity................................     89,100        (1,625)       87,475
                                                              --------       -------      --------
          Total liabilities and stockholders' equity.......   $285,883       $(6,829)     $279,054
                                                              ========       =======      ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 PRO FORMA       PRO FORMA
                               CLIENTLOGIC     LCS     CORDENA   MARKETVISION   ADJUSTMENTS        TOTAL
                               -----------   -------   -------   ------------   -----------      ---------
Revenues.....................   $177,791     $ 4,722   $31,477      $3,352        $    --        $217,342
Costs and expenses
  Cost of services...........     99,478       2,041    22,034(2)     1,253            --         124,806
  Selling, general and
     administrative
     expenses................     75,688       2,008    11,038       1,641           (906)(1)      89,469
  Depreciation expense.......     11,063         189     1,161         183           (107)(1)      12,489
  Amortization expense.......     23,559          24     4,060         226            (12)(1)      32,641
                                                                                    5,078(3)
                                                                                     (294)(4)
  Impairment of intangible
     assets..................     22,273          --        --          --             --          22,273
  Loss on write-off of
     capital assets..........      2,968          --        --          --             --           2,968
Gain on sale of investment...     (3,395)         --        --          --             --          (3,395)
                                --------     -------   -------      ------        -------        --------
Operating gain (loss)........    (53,843)        460    (6,816)         49         (3,759)        (63,909)
Interest expense, net........      6,480          19       859          80             49(1)        7,487
Transaction expenses(5)......         --       2,052        --          --             --           2,052
Other, net...................         --        (124)       --          (4)            --            (128)
                                --------     -------   -------      ------        -------        --------
Loss before income taxes.....    (60,323)     (1,487)   (7,675)        (27)        (3,808)        (73,320)
Income taxes.................        322         138        46          --           (184)(6)         322
                                --------     -------   -------      ------        -------        --------
Net loss.....................   $(60,645)    $(1,625)  $(7,721)     $  (27)       $(3,624)       $(73,642)
                                ========     =======   =======      ======        =======        ========
Basic loss per share.........   $  (1.01)                                                        $  (1.08)
                                ========                                                         ========
Weighted average number of
  shares used in computing
  basic loss per share (in
  thousands).................     60,040                                                           68,250
                                ========                                                         ========


     Dilutive earnings per share has not been presented as all potentially convertible shares are antidilutive.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                          AND STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


(1) The pro forma adjustments reflect the InsLogic balances included in our December 31, 1999 consolidated balance sheet and statement of operations for the year ended December 31, 1999. The distribution of all of the stock as a dividend has been recorded to additional paid-in-capital as we have an accumulated deficit at December 31, 1999.



(2) Certain amounts have been reclassified for consistency with the ClientLogic basis of presentation.



(3) The pro forma adjustment to amortization expense reflects a full year of pro forma amortization of our goodwill related to each of the acquisitions, net of:


     - amortization expense related to the acquisition of the acquired companies included in our consolidated financial statements for the year ended December 31, 1999; and

     - amortization expense included in each of the acquired companies' financial statements from January 1, 1999 through the relevant date of acquisition.


                                                        AMORTIZATION EXPENSE
                      ----------------------------------------------------------------------------------------
                                   RELATED TO
                              RELEVANT ACQUISITION
                      -------------------------------------
                                             INCLUDED IN       PERIOD FROM JANUARY 1, 1999 UNTIL
                          PRO FORMA          CLIENTLOGIC           RELEVANT ACQUISITION DATE
                         YEAR ENDED       1999 CONSOLIDATED   -----------------------------------   PRO FORMA
                      DECEMBER 31, 1999      FINANCIALS         LCS     CORDENA     MARKETVISION    ADJUSTMENT
                      -----------------   -----------------   -------   --------   --------------   ----------
LCS(a)...............      $ 6,567             $(6,019)        $(24)    $    --        $  --         $   524
Cordena(b)...........        7,810              (1,952)          --      (4,060)          --           1,798
MarketVision(c)......        3,253                (271)          --          --         (226)          2,756
                           -------             -------         ----     -------        -----         -------
                           $17,630             $(8,242)        $(24)    $(4,060)       $(226)        $ 5,078
                           =======             =======         ====     =======        =====         =======


     -------------------------


    (a) The excess of purchase price over the fair value of net assets acquired in the LCS acquisition was $56,145. Of this amount, $1,650 was assigned to the value of a contract with a key customer, $21,659 was allocated to business process methodologies and $32,836 was allocated to goodwill. Goodwill relating to our acquisition of LCS is amortized over five years and resulted in monthly amortization of $547 per month.



    (b) Goodwill relating to our acquisition of Cordena is amortized over five years. The goodwill amount of $39,050 results in monthly amortization of $651 per month.



    (c) The excess of purchase price over the fair value of the net assets acquired in the MarketVision acquisition was $21,239. Of this amount, $4,975 was allocated to software development cost and is amortized over five years resulting in monthly amortization of $83. The balance of $16,264 was attributed to goodwill and is amortized over five years, resulting in monthly amortization of $271.



(4) The remaining $(294) of adjustment to amortization expense reflects the impact of the differences between U.S. GAAP and Dutch GAAP relating to Cordena prior to its acquisition by us. Under Dutch GAAP, acquisitions may be recorded at the beginning of the year in which the company acquires economic control, which is defined as the ability to exercise influence over the acquired company. For U.S. GAAP purposes, the purchase is recorded on the effective date of the acquisition. This adjustment reduces amortization expense to conform with U.S. GAAP and reflects the elimination of amortization expense from the beginning of the year through the effective date of the acquisition.



(5) LCS incurred nonrecurring transaction expenses of $2,052 during January 1999 in connection with the sale of LCS to us.



(6) The pro forma adjustment to income taxes of $(184) relates to the reversal of estimated income taxes from January 1, 1999 through the relevant date of acquisition of LCS and Cordena.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     You should read the following discussion and analysis of our results of operations and financial condition together with the financial statements and the related notes beginning on page F-1 of this prospectus.

OVERVIEW

     We are an international provider of marketing, customer contact management and fulfillment services to e-commerce and technology companies. We are able to integrate these services for our clients, allowing them to manage their customer relationships through a single service provider. We offer a range of services to assist our clients in acquiring and retaining customers and in maximizing the profitability of customer relationships.


     Our predecessor, North Direct Response, Inc., a provider of outsourced customer contact management services located in Toronto, Ontario, Canada, began operating in October 1996. In April 1998, Onex Corporation formed a Canadian company, which we refer to as the successor company, to acquire the majority of the shares of North Direct Response. Onex formed our company in September 1998. In October 1998 we acquired Upgrade Corporation of America (d/b/a SOFTBANK Services Group), a provider of outsourced customer contact management and fulfillment services. In December 1998, Onex contributed the successor company to our company. We accounted for the combination of the successor company to our company at historical cost without revaluing either entity since both our company and the successor company were under the common control of Onex. In January 1999, we acquired LCS Industries, Inc., a provider of outsourced list-based marketing services and fulfillment. In October 1999, we acquired Cordena Call Management B.V. and Groupe Adverbe International S.A. Cordena provides customer contact management and fulfillment services in six European countries. Adverbe is an outsourced provider of customer contact management services in France. In December 1999, we acquired MarketVision, Inc., a provider of marketing services, including relational database management services and software. All acquired companies now operate as our subsidiaries.


     In March 1999, we acquired a portion of the assets of Canadian Access Insurance Services Inc., a provider of outsourced customer relationship services to the insurance marketplace. In September 1999, we formed a subsidiary, InsLogic.com Corporation, to perform our insurance related services. We currently intend to distribute the shares of InsLogic's parent company to our existing stockholders in a taxable spin-off prior to the completion of this offering. We expect this distribution will create taxable income to our company that will be offset by a portion of our tax loss carryforwards. InsLogic's operations are insignificant to our financial results.

     Revenues. We generate revenues principally through our marketing, customer contact management and fulfillment services. Revenues for marketing services related to list management are reported net of the cost we incurred to obtain the list, if any. Our other marketing services revenues are charged on a per project or per software license sold basis or under the terms of database maintenance and analysis arrangements. Revenues for our customer contact management and fulfillment services are reported net of freight, telecommunications and other expenses that are reimbursed by our clients. Our customer contact management and fulfillment services are generally charged on a per transaction basis, such as per minute, per employee or per item.

     Revenues are generally recognized at the time services are provided. The majority of our clients are billed on a monthly basis. We price our services based on a variety of factors including the complexity of the service, the amount of required systems customization or the length of contract. The majority of our client contracts can be cancelled within 90 days. For the year ended December 31, 1999, our largest client, on the basis of revenues, accounted for approximately 9.9% of our revenues and our ten largest clients, on the basis of revenues, accounted for approximately 44.1% of our revenues. In 1999 approximately 6.9% of our revenues were derived from marketing services, approximately 73.7% from customer contact management services and approximately 19.4% from fulfillment services.

     Cost of Services. Our cost of services consist primarily of salaries and benefits for personnel directly associated with delivering or managing our marketing, customer contact management or fulfillment operations. Additional items include costs of materials used in fulfillment, such as packaging materials.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses are comprised primarily of expenses related to facilities, information technology and professional services; compensation and related expenses for sales and marketing, finance, human resources and information technology personnel; and provision for bad debt.


     Depreciation and Amortization Expense. We calculate and record depreciation for capital assets over lives ranging from three to fifteen years and for software development costs over three to five years. We amortize goodwill over five years.


     Income Taxes. We record income tax expense in accordance with local requirements in countries where we have taxable earnings. At December 31, 1999, we had approximately $22.2 million of U.S. federal net operating loss tax carryforwards which will begin to expire in 2006. We have additional loss carryforwards for our European operations. We have recorded a substantial valuation allowance against our deferred tax asset.

  ACQUISITIONS

     We made several acquisitions during 1998 and 1999. These acquisitions are summarized as follows:

     - In October 1998, we acquired SOFTBANK Services Group for approximately $73.3 million in cash, including the assumption of approximately $17.9 million of existing indebtedness. In addition, we contributed $6.7 million in cash to provide for working capital needs. We financed the cash component of the consideration and the working capital contribution by selling approximately $50.0 million of our capital stock principally to Onex and by incurring approximately $30.0 million of term debt. This acquisition created approximately $57.5 million of goodwill.

     - In January 1999, we acquired LCS for approximately $69.3 million in cash, including the assumption of approximately $28.5 million of existing indebtedness. We financed the cash component of the consideration by selling approximately $35.0 million of our capital stock principally to Onex and by incurring approximately $34.3 million of term debt. This acquisition created approximately $32.8 million of goodwill and approximately $23.3 million of other intangible assets. In 1999, as a result of the loss of a significant customer of LCS, we wrote down the remaining balance of approximately $22.3 million relating to other intangible assets.


     - In October 1999, we acquired Cordena and Adverbe for an aggregate of approximately $36.3 million in cash and stock, including the assumption of approximately $31.2 million of existing indebtedness. In addition, we contributed $6.3 million in cash to provide for working capital needs. We financed the cash component of the consideration and the working capital contribution by selling approximately $35.0 million of our capital stock principally to Onex and the stock component of the consideration by issuing approximately $4.5 million of our capital stock and approximately $3.1 million of options and warrants to the shareholders of the acquired companies. These acquisitions created approximately $48.9 million of goodwill. In addition, some of the sellers may receive a contingent payment of approximately $1.8 million in cash.



     - In December 1999, we acquired MarketVision for approximately $22.6 million in cash and stock, including the assumption of approximately $1.2 million of existing indebtedness. We financed the cash component of the consideration by selling approximately $12.0 million of our capital stock principally to Onex, by incurring approximately $5.3 million in subordinated term debt and by utilizing approximately $0.3 million of cash on hand and the stock component of the consideration by issuing approximately $5.0 million of our existing common stock in January 2000 to the shareholders of MarketVision. This acquisition created approximately $16.3 million of goodwill. In addition, the sellers may receive a contingent payment of approximately $0.8 million in cash based on meeting specific revenue targets.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the percentage of our consolidated revenue represented by selected items in our income statement. Results for the year ended December 31, 1999 present our consolidated information. Results for the period from April 28 to December 31, 1998 present, on a combined basis, the successor company from its date of formation by Onex and SSG from the date of acquisition by us. Results for the period from January 1 to April 27, 1998 present North Direct Response as the predecessor company, as do results for 1997.


                                          CLIENTLOGIC CORPORATION                   PREDECESSOR COMPANY
                                  ---------------------------------------   -----------------------------------
                                                          RESULTS FOR         RESULTS FOR
                                     RESULTS FOR      THE COMBINED PERIOD   THE PERIOD FROM      RESULTS FOR
                                   THE YEAR ENDED      FROM APRIL 28 TO      JANUARY 1 TO      THE YEAR ENDED
                                  DECEMBER 31, 1999    DECEMBER 31, 1998    APRIL 27, 1998    DECEMBER 31, 1997
                                  -----------------   -------------------   ---------------   -----------------
Revenues........................       100.0%               100.0%              100.0%             100.0%
Cost and expenses
  Cost of services..............         56.0                 59.9                58.9               54.5
  Selling, general and
     administrative expenses....         42.6                 34.6                48.1               55.4
  Depreciation expense..........          6.2                  7.0                 8.9               12.6
  Amortization expense..........         13.3                 14.5                 0.1                0.2
  Impairment of intangible
     assets.....................         12.5                   --                  --                 --
  Loss on write-off of capital
     assets.....................          1.6                   --                  --                 --
Gain on sale of investment......         (1.9)                  --                  --                 --
                                        -----                -----               -----              -----
Operating loss..................        (30.3)%              (16.0)%             (16.0)%            (22.7)%
Interest expense, net...........          3.6                  3.4                 4.2                5.4
Loss before income taxes........        (33.9)               (19.4)              (20.2)             (28.1)
Income taxes....................          0.2                  0.2                  --                 --
                                        -----                -----               -----              -----
Net loss........................        (34.1)%              (19.6)%             (20.2)%            (28.1)%
                                        =====                =====               =====              =====


     IN LIGHT OF THE EVOLVING NATURE OF OUR BUSINESS, OUR LIMITED OPERATING HISTORY AND OUR MATERIAL ACQUISITION HISTORY, WE BELIEVE THAT PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS ARE NOT MEANINGFUL AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.

CLIENTLOGIC CORPORATION

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE PERIOD FROM APRIL 28, 1998 TO DECEMBER 31, 1998

     Revenues. Our revenues were approximately $177.8 million for the year ended December 31, 1999, an increase of approximately $150.5 million over our revenues for the period from April 28, 1998 to December 31, 1998, as a result of:

     - the LCS acquisition in January 1999 which contributed approximately $51.5 million;

     - the acquisitions of Cordena and Adverbe in October 1999 which together contributed approximately $11.0 million;

     - revenues of approximately $78.4 million from our ten largest clients for the year ended December 31, 1999 as compared to revenues of approximately $14.8 million from these same clients for and during the period from April 28, 1998 to December 31, 1998; and

     - revenues of approximately $105.0 million for a full year of operations of SOFTBANK Services Group as compared to approximately $20.4 million for the period from April 28, 1998 to December 31, 1998.

     Cost of Services. Our cost of services was approximately $99.5 million for the year ended December 31, 1999, an increase of approximately $83.1 million over our cost of services for the period from April 28, 1998 to December 31, 1998. This increase resulted primarily from:

     - the LCS acquisition in January 1999 which contributed approximately $24.2 million;

     - the acquisitions of Cordena and Adverbe in October 1999 which together contributed approximately $7.0 million; and

     - cost of services of approximately $61.4 million for a full year of operations of SOFTBANK Services Group as compared to approximately $11.7 million for the period from April 28, 1998 to December 31, 1998.

As a percentage of revenues, cost of services decreased approximately 3.9%, primarily due to the effect of the acquisition of LCS, which had a relatively lower cost of service associated with marketing and fulfillment services.


     Selling, General and Administrative Expenses. Our selling, general and administrative expenses of approximately $75.7 million are comprised of $41.9 million of labor and employee related expenses, $14.4 million of facility expenses, $6.7 million of office and computer expenses, $3.1 million of professional service expenses and $9.6 million of other selling, general and administrative expenses. This represents an increase over the results for the period April 28, 1998 to December 31, 1998 of $36.4 million in labor and employee related expense, $9.8 million in facility expenses, $5.7 million in office and computer expenses, $2.9 million in professional service expenses and $11.4 million in other selling, general and administrative expenses, for a total increase of $66.2 million. These increases are primarily due to the following:



     - selling, general and administrative expenses of approximately $43.6 million for a full year of operations of SOFTBANK Services Group as compared to approximately $6.9 million for the period from April 28, 1998 to December 31, 1998. This increase is comprised of increases of $21.6 million in labor and employee related expenses, $4.1 million in facility expenses, $3.2 million in office and computer expenses, $2.3 million in professional service expenses and $5.5 million in other selling, general and administrative expenses.



     - selling, general and administrative expenses of approximately $26.9 million attributable to the acquisitions of LCS, Cordena, Adverbe and MarketVision included in our consolidated results since each of their acquisition dates. This increase is comprised of $13.6 million in labor and employee related expenses, $5.6 million in facility expenses, $2.5 million in office and computer expenses, $0.6 million in professional service expenses and $4.6 million in other selling, general and administrative expenses.



As a percentage of revenue, selling, general and administrative expenses increased approximately 8.0% primarily as a result of hiring executive officers and marketing personnel, additional spending for marketing our services, expanding an existing fulfillment facility and opening four additional customer contact management facilities and our headquarters in Nashville, Tennessee.


     Depreciation Expense. Our depreciation expense was approximately $11.1 million for the year ended December 31, 1999, an increase of approximately $9.2 million over our depreciation expense for the period from April 28, 1998 to December 31, 1998. This increase resulted primarily from the following:

     - capital spending of approximately $26.0 million as compared to approximately $2.8 million for the period from April 28, 1998 to December 31, 1998;

     - depreciation expense of approximately $7.3 million from our ownership of the assets of SOFTBANK Services Group for a full year as compared to approximately $1.5 million for the period from April 28, 1998 to December 31, 1998; and


     - depreciation expense of approximately $2.9 million from our ownership of the assets of LCS, Cordena, Adverbe and MarketVision from each of their acquisition dates.

     Amortization Expense. Our amortization expense was approximately $23.6 million for the year ended December 31, 1999, an increase of approximately $19.6 million over our amortization expense for the period from April 28, 1998 to December 31, 1998. This increase resulted primarily from the following:



     - amortization expense of approximately $11.5 million due to the inclusion of goodwill amortization relating to our acquisition of SOFTBANK Services Group for a full year as compared to approximately $2.9 million for the period from April 28, 1998 to December 31, 1998; and



     - amortization expense of approximately $9.8 million from the goodwill and other intangible asset amortization relating to our acquisitions of LCS, Cordena, Adverbe and MarketVision.


     Impairment of Intangible Assets. We recorded a nonrecurring noncash charge of approximately $22.3 million for the year ended December 31, 1999. This charge reflects the writedown of other intangibles associated with our acquisition of LCS due to the loss in August 1999 of a significant customer.


     Loss on write-off of capital assets. We recorded a loss on the write-off of capital assets of approximately $3.0 million during the year ended December 31, 1999.



     Gain on sale of investment. We recorded a gain on sale of investment of approximately $3.4 million during the year ended December 31, 1999. This gain was realized on the sale of an equity interest received from a service provided to one of our customers.


     Interest Expense, net. Our net interest expense was approximately $6.5 million for the year ended December 31, 1999, an increase of approximately $5.6 million over our net interest expense for the period from April 28, 1998 to December 31, 1998. This increase was a result of an increase in our debt and capital leases.

     Income Taxes. Our income taxes of $0.3 million represented current state, local and foreign taxes of approximately $1.4 million and a deferred tax benefit of approximately $1.1 million relating to the reduction of the valuation allowance on deferred tax assets for certain U.S. operating loss carryforwards.

PREDECESSOR COMPANY

  PERIOD FROM JANUARY 1, 1998 TO APRIL 27, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Our revenues were approximately $1.6 million for the period from January 1, 1998 to April 27, 1998, a decrease of approximately $1.0 million from our revenues for the year ended December 31, 1997. This decrease primarily results from comparing a full year of revenues to a partial year of revenues.

     Cost of Services. Our cost of services was approximately $1.0 million for the period from January 1, 1998 to April 27, 1998, a decrease of approximately $0.5 million from our cost of services from the year ended December 31, 1997. This decrease is the result of comparing a full year of cost of services to a partial year of cost of services. As a percentage of revenues, costs of services increased to approximately 58.9% for the period ending April 27, 1998 from approximately 54.5% for the year ended December 31, 1999. This increase primarily results from initial expenses incurred in connection with providing services to a new customer.

     Selling, General and Administrative Expenses. Our selling, general and administrative expenses were approximately $0.8 million for the period from January 1, 1998 to April 27, 1998, a decrease of approximately $0.7 million from our selling, general and administrative expenses for the year ended December 31, 1997. This decrease primarily results from comparing a full year of selling, general and administrative expense to a partial year. As a percentage of revenues, selling, general and administrative expenses decreased to approximately 48.1% for the period ending April 27, 1998 from approximately 55.4% for the period ending December 31, 1997. This decrease was a result of our revenues growing faster than our selling, general and administrative expense.

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     Depreciation Expense. Our depreciation expense was approximately $0.1 million for the period from January 1, 1998 to April 27, 1998, a decrease of approximately $0.2 million from our depreciation expense for the year ended December 31, 1997. This decrease is the result of comparing a full year of depreciation expense to a partial year of depreciation expense.

     Amortization Expense. Amortization expense was not material in either period.

     Interest Expense, net. Net interest expense was not material in either period.

     Income Taxes. Income taxes were not material in either period.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations, capital expenditures and acquisitions primarily through the issuance of our capital stock, borrowings under our revolving credit facility and term loans and capital lease arrangements.

At December 31, 1999, our outstanding debt primarily consisted of:

     - $23.4 million under our $40 million revolving credit facility;

     - $3.3 million under our $4.6 million bank overdraft line;

     - $60.0 million under our term credit facility;

     - $9.8 million under our Cordena term loan; and

     - $8.4 million of other interest bearing debt.

     We will use a portion of the proceeds from this offering to repay the outstanding indebtedness under our revolving credit facility, bank overdraft line, term credit facility, and Cordena term loan. If this indebtedness had been repaid on January 1, 1999, our net interest expense for the year ended December 31, 1999 would have been decreased by approximately $5.9 million. We will use a portion of the proceeds of this offering to repay and terminate our $25 million subordinated revolving credit facility which we entered on March 10, 2000 to fund capital expenditures and working capital requirements through the closing of this offering. We will retain our $40 million credit facility after completion of the offering.


     Our revolving credit facility will be available after the offering for general corporate purposes. This facility will require us to maintain financial ratios and will impose restrictions on us that limit, among other things, our ability to pay dividends. Our revolving credit facility is secured by:



     - substantially all of our North American assets;



     - 100% of the capital stock that we own in each of our domestic subsidiaries; and



     - 65% of the capital stock that we own in each of our foreign subsidiaries.



     We believe that our cash and cash equivalents, in addition to the funds available under our revolving credit facility will be sufficient to fund our operations and various repayment obligations under debt and lease agreements for at least 12 months without our using proceeds from this offering for those purposes.


CLIENTLOGIC CORPORATION


     During the year ended December 31, 1999, net cash used in our operating activities of $3.3 million was a result of a net loss of $60.6 million, a $3.4 million gain on the sale of an investment and an increase of $5.0 million in working capital, offset by depreciation and amortization of $34.6 million, bad debt expense of $2.3 million, a $3.0 million loss on write-off of assets, and noncash charges of $3.6 million relating to a non-cash stock compensation charge and $22.3 million relating to the write-down of intangible assets. During the period from April 28, 1998 to December 31, 1998, net cash used in our operating


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


activities of $4.3 million was a result of a net loss of $5.3 million, an increase of $5.3 million in working capital including foreign currency adjustments, offset by depreciation and amortization expense of $5.8 million, bad debt expense of $0.2 million and a noncash stock compensation charge of $0.3 million.



     Our investing activities during the year ended December 31, 1999 consisted primarily of capital expenditures of $26.0 million, net of lease financing arrangements, and the acquisitions of LCS, assets of Canadian Access, Cordena, Adverbe and MarketVision for $115.3 million. Our capital expenditures consisted primarily of building and upgrading customer contact management centers. From April 28, 1998 to December 31, 1998 we incurred capital expenditures of $2.8 million, net of lease financing arrangements, and acquired SOFTBANK Services Group and the successor company for $57.2 million.


     Our cash flows from our financing activities, during the year ended December 31, 1999, included cash investments by our stockholders of $87.0 million primarily to fund our acquisitions and $5.3 million of subsidiary preferred stock. We also used net borrowings of $56.9 million to fund operating activities, capital expenditures and acquisitions, and paid debt issue costs of $1.6 million. From April 28, 1998 to December 31, 1998 we received proceeds from the sale of our capital stock of $62.1 million principally used to fund the acquisition of SOFTBANK Services Group. We also used net borrowings of $7.9 million to fund operating activities, capital expenditures and acquisitions.

PREDECESSOR COMPANY

     From January 1, 1998 to April 27, 1998, our net cash from operating activities was $0.1 million as a result of a net loss of $0.3 million, offset by a decrease of $0.3 million in working capital requirements and by depreciation and amortization of $0.1 million. During the year ended December 31, 1997, net cash used in our operating activities of $1.3 million was a result of a net loss of $0.7 million, and an increase of $0.9 million in working capital requirements, offset by depreciation and amortization of $0.3 million.

     Investing activities were immaterial during the period from January 1, 1998 to April 27, 1998, with no individual item over $0.1 million. Our investing activities during the year ended December 31, 1997 consisted primarily of capital expenditures of $2.1 million, net of lease financing arrangements.

     From January 1, 1998 to April 27, 1998, financing activities were immaterial. During the year ended December 31, 1997, we received proceeds from the sale of our capital stock of $1.3 million principally used to fund capital expenditures. We also used net borrowings of $1.9 million to fund working capital requirements and capital expenditures.

SEASONALITY

     Seasonal influences have historically affected our operations, with higher sales typically realized in the fourth quarter. Our clients include technology companies whose computer hardware and software sales traditionally peak in fourth quarter, resulting in increases in our fulfillment and customer support activities for those clients. Also, our catalog and e-commerce fulfillment activities increase during the Christmas season.

MARKET RISK

     As a result of our financing and international operating activities, we are exposed to market risk from changes in interest rates and foreign currency exchange rates that may adversely affect our financial position and results of operations. We seek to minimize the risks from interest rate and foreign currency exchange rate fluctuations through our normal operating and financing activities. We do not use derivative financial instruments for trading or other speculative purposes, nor have we entered into any derivative instruments for hedging purposes during the respective financial statement periods or at the respective balance sheet dates.

     Our exposure to market risk for changes in foreign currency exchange rates arises from investments in and intercompany balances with foreign subsidiaries, and accounts receivable and payable. Our exposure is with respect to several currencies, principally the UK pound, Irish punt, Dutch guilder, German mark,
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

Canadian dollar, French franc and the euro; none of these would be considered hyper-inflationary environments. We attempt to have all such exposures hedged, where practical, by purchasing goods and services in local currencies and by using local currency borrowings, thereby creating natural hedges.

     Our exposure to market risk for changes in interest rates relates primarily to our debt obligations which have variable interest rates tied mainly to the U.S. prime rate and the London Interbank Offered Rate, or LIBOR. At year-end 1999, we had adjustable rate debt totaling $96.9 million. If interest rates were to increase three percentage points from our weighted average interest rate at year-end of 9.63%, our net interest expense would have increased $2.9 million.

     The above discussion and the estimated amounts generated from the sensitivity analysis referred to above include forward-looking statements of market risk which assume that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions. Accordingly, the forward-looking statements should not be considered projections by us of future events or losses.

YEAR 2000

     As of the date of this prospectus, we have not experienced any significant Year 2000 problems relating to our computer systems and business operations. Since certain computer programs do not execute daily and may not have been used before the date of this prospectus and devices with embedded computer chips may not have been tested or used for their intended purpose, risk of device failure continues.

     It is likely that we have computer programs that will not execute until a quarter-end or the year-end 2000, so risks of program failures exist until such times. Therefore, while the results of our Year 2000 plans have proven satisfactory to date, we cannot assure you that all aspects of the Year 2000 issues are entirely resolved.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants, or the AICPA, issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This Statement of Position, or SOP, requires entities to capitalize costs related to internal-use software once certain criteria have been met. We implemented SOP 98-1 during our fiscal year ended December 31, 1999 with no material impact on our financial position, results of operations or cash flows.

     In April 1998, the AICPA issued SOP 98-5. "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires entities to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off upon adoption of SOP 98-5. We adopted SOP 98-5 during our fiscal year ended December 31, 1999 with no material impact on our financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We expect that the adoption of SFAS No. 133 will have no material impact on our financial position, results of operations or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133," which deferred the required date of adoption of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000.

     In January 1999, we adopted SFAS No. 130 "Comprehensive Income." Comprehensive income is defined as the "change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources." Under this statement, the term "comprehensive income" is used to describe the total net earnings plus other comprehensive income or loss. For our company, other comprehensive loss includes currency translation adjustments on foreign subsidiaries.
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

EXCHANGEABLE SHARES


     As part of the contribution of the successor company to our company, we exchanged the 3,085,099 minority shares held in a subsidiary of the successor company for 3,054,055 exchangeable preferred shares of the subsidiary. The exchangeable preferred shares are exchangeable into 1,963,321 shares of our common stock. The shares are exchangeable at the option of the holder or of our subsidiary at any time. At December 31, 1999, no exchanges had occurred.


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                                    BUSINESS

OUR SERVICES

     ClientLogic is an international provider of marketing, customer contact management and fulfillment services focused on e-commerce and technology companies. We are able to integrate these services for our clients, allowing them to manage their customer relationships through a single service provider. Our services, which we refer to collectively as customer relationship management services, include:

     - Marketing services. We create customized marketing programs which help our Internet-based clients profile and target new customers and increase the loyalty of existing customers. Our marketing services include developing, maintaining and providing access to customer information databases, analyzing this information to identify and address specific needs of our clients' customers and providing expertise in developing marketing programs.

     - Customer contact management services. We provide customer service and technical support to our clients' customers 24 hours a day, seven days a week through e-mail, online chat, fax, phone and mail. Our ability to communicate with our clients' customers through multiple channels enables us to more effectively respond to their inquiries and needs.

     - Fulfillment services. We conduct our clients' order and payment processing, warehousing, inventory management, picking, packing, shipping and returns processing activities. Through these services we distribute our clients' products to their customers efficiently and cost effectively.

     We believe that the breadth of our services and our ability to integrate these services for our clients are competitive advantages for our company. These solutions help our clients to market their products more effectively and enhance customer loyalty by providing a high level of service at the point of initial customer contact and throughout the customer relationship. Moreover, we collect valuable information at each point of contact with our clients' customers and analyze this data using our proprietary database technology. This analysis provides us insight into customer buying patterns, product design preferences, specific customer support requirements and demographic data. Our clients can use this information to better design their marketing programs, develop their products, improve the effectiveness of their Web sites and further enhance their customers' satisfaction. Our range of services assist our clients in acquiring and retaining customers and in maximizing the profitability of customer relationships.

     Our clients include e-commerce companies and established companies seeking to expand or develop their Internet operations. Our services are designed to accommodate the requirements of e-commerce and are made available to our clients 24 hours a day, seven days a week, in 11 languages through 33 facilities located in 10 countries.

OUR OPPORTUNITY

     The Internet is rapidly becoming a powerful communications medium, creating opportunities for both emerging e-commerce and other companies to bypass traditional marketing and distribution channels and to serve customers in ways not previously possible. According to International Data Corporation, or IDC, the number of Internet users is expected to increase from approximately 142 million in 1998 to approximately 500 million by 2003. IDC further predicts that the amount of worldwide business-to-business and business-to-consumer commerce conducted over the Web will increase from approximately $50 billion in 1998 to approximately $1.3 trillion in 2003. The United States has been the primary country driving the development of the Internet and is one of the most advanced countries in the acceptance of e-commerce. However, IDC predicts that over the next several years Western Europe will experience substantial Internet growth, with e-commerce spending estimated to increase from approximately $5.6 billion in 1998 to approximately $430 billion in 2002.

     We believe that, to date, companies have directed most of their Internet-related investments to creating online storefronts and to advertising with the objective of creating brand awareness and achieving market leadership. As e-commerce evolves, we believe companies will need to focus on acquiring
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

customers more efficiently and converting Web site visits into lasting and profitable customer relationships. To do so, and as part of developing successful e-commerce strategies, we believe that companies must establish sophisticated customer relationship management capabilities to:

     - develop and execute effective marketing analysis and programs;

     - develop facilities and an operational infrastructure that can satisfy rapidly increasing volume requirements;

     - accept and process customer orders and inquiries 24 hours a day, seven days a week;

     - efficiently and courteously respond to customer inquiries by e-mail, online chat, fax or phone;

     - execute billing and payment functions such as secure credit card processing, sales and other tax calculations, data verification and fraud detection;

     - pick, pack and ship customer orders promptly and accurately; and

     - process product returns and customer refunds.

     We believe that a large number of e-commerce companies are either failing to perform customer relationship management functions adequately or are failing to integrate these functions to create a viable customer relationship management program. For example, Jupiter Communications estimated that, as of September 1999, 44% of e-commerce Web sites lacked real-time integrated call center support, 46% lacked real-time integrated inventory management systems and 41% lacked real-time integrated fulfillment systems. In the fourth quarter of 1999, high order volume, combined with insufficient customer service support and product fulfillment capabilities, resulted in a number of e-commerce companies being unable to meet delivery deadlines, provide responsive customer service or maintain satisfactory inventory levels.

     Faced with the growing cost and operational complexities of developing comprehensive customer relationship management services, many e-commerce companies are seeking to outsource these critical business functions. According to Forrester Research, U.S. corporate spending on outsourced e-commerce services, including Internet strategy, marketing, design and technical implementation, is expected to increase from $10.6 billion in 1999 to $64.8 billion in 2003. By outsourcing critical business functions, companies can establish their e-commerce businesses with reduced upfront expenses, gain a considerable time to market advantage and access marketing, customer contact and fulfillment services capable of expanding as their businesses grow.

OUR COMPETITIVE ADVANTAGE

     We believe the following attributes of our customer relationship management services position us to take advantage of this opportunity:

          Integrated Service Offerings. We are able to integrate and customize our marketing, customer contact management and fulfillment services for our clients, allowing them to manage the interaction with their customers through a single service provider. We accomplish this integration by combining our proprietary business processes with both proprietary and licensed technology and by serving clients through process teams composed of professionals from each of our three service areas. We have designed this approach to ensure that we incorporate the necessary services into the design and implementation of every client program. The integration of our services allows us to collect data at each point of customer contact and store this data in a unified database which both our clients and our employees can access.

          By taking advantage of our integrated services, our clients do not need to expend significant management time and capital resources to coordinate these services from multiple providers or to design, build and manage in-house customer relationship management capabilities. During 1999, we generated a majority of our revenues from clients for whom we performed more than one of our customer relationship management services.

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          Technology and Systems. We have designed our technology and systems to interface seamlessly with our clients' information systems. We have also designed our technology and systems to support the rapid deployment of our integrated service offerings to a growing client base located in diverse geographical areas and to change the level and combination of services in response to the evolving needs of our clients. Our proprietary database technology provides a flexible system for tracking relationships between a customer and the factors that affect its buying decisions.

          Business Processes. We operate under a set of formalized internal processes and disciplines developed to enable us to expand our business globally and maintain a consistently high level of service across the markets that we serve. Our processes measure performance levels to promote the satisfaction of our clients, their customers and our employees.

          International Presence. We have 33 service facilities located throughout North America and Europe. Nineteen of our North American facilities are in the United States and one is in Canada. Four of our international facilities are in Germany, three facilities are in the United Kingdom and one facility is in each of Austria, France, Ireland, the Netherlands, Norway and Switzerland. Our U.S. and Canadian facilities share a common technology infrastructure and customer information database. We are in the process of converting our international facilities to share these common systems and database. We have the ability to communicate with our clients' customers in 11 languages. We believe our geographic presence positions us to service companies that desire consistent, high quality customer relationship management services in North America and Europe.

OUR STRATEGY


     Our objective is to be the leading global provider of integrated customer relationship management services to e-commerce and technology companies. To achieve this objective, we plan to:


          Capitalize on the Rapid Growth of the Internet. We have designed our business processes, systems and infrastructure to expand and adapt with the rapid growth of Internet access, usage and commerce. We will continue to invest in the expansion of our operations in order to profitably manage anticipated demand while maintaining our high quality services.

          Extend Our Global Presence. The U.S. has been a leader in Internet usage; however, according to IDC, Europe, Asia, and Latin America are projected to have higher user growth rates over the next three years. We plan to position our company to serve clients across these regions. We are increasing the size and number of our facilities in Europe so that we can continue to assist U.S. companies expand their e-commerce activities abroad, as well as to continue to serve and grow our European client base. We have recently agreed with one of our existing U.S. clients to provide our services for them in France and Germany and in the Pacific Rim, a region in which we do not currently conduct operations. We will also assist non-U.S. companies to compete in North America.

          Expand Our Relationships with Existing Clients. We believe that existing clients will represent a large portion of our anticipated growth. As our existing clients grow in size and expand into new geographic regions, we expect them to require more of the current services we provide them. We plan to work with our clients to anticipate their growth requirements and to position our company to increase our services to timely meet those requirements. Also, we plan to continue our marketing efforts to clients who are not utilizing our full suite of services in order to expand the range of services they are currently using.

          Attract New E-Commerce Clients. We will continue to direct our sales and marketing efforts toward companies developing Internet-based strategies, whether they are emerging e-commerce or established companies. We will offer these companies our integrated services so they can increase speed to market, reduce capital outlays and improve the quality of services delivered to their customers.

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          Enhance Our Service Offerings. We will enhance our integrated customer relationship management offering by selectively expanding the services we provide to our clients. These services may include consulting services related to the implementation and execution of Web-based strategies.

OUR SERVICES

  Marketing Services

     Our marketing services are part of our complete customer relationship management offerings and are built around our proprietary software. We focus our marketing services on the following key objectives of our clients:

     - acquiring new customers cost effectively;

     - identifying the most desirable customers;

     - encouraging customer loyalty; and

     - increasing the profitability of customer relationships.

We can integrate our marketing services with our fulfillment and customer contact management services to facilitate data collection and increase the speed at which we can implement new marketing programs.

     We believe our customer relationship management software is valuable to our clients because it allows us to track the numerous evolving relationships between our clients' customers and the factors that affect their buying decisions. The flexible nature of our data architecture allows us to update the relationships we track without extensive reprogramming. We can then perform sophisticated analyses to identify, among other things, the attributes of our clients' most profitable customers and the factors that influence their buying decisions. With this knowledge, we are better equipped to design marketing programs to retain the most profitable customers and to attract new customers with similar attributes. These programs often can be implemented quickly and efficiently through the integration of marketing services with our fulfillment and customer contact management services.

     The Internet has made it possible for companies to develop a deeper understanding of their customers; however, we believe traditional methods of analyzing customer behavior generally do not make sufficient use of the information available. Traditional methods are designed to track historical transactions and lack the flexibility required to track evolving relationships. For this reason, we believe our customer relationship management software is particularly well suited to e-commerce. We have recently begun to implement our relational database services and have not yet generated significant revenues from these services. However, we expect that our marketing services, integrated with our other service offerings, will benefit our clients as they develop or expand their Internet-based operations.

     We design our marketing services for each clients' particular needs according to their stage of development, the sophistication of their systems, and their particular competitive environments. Our specific services include:

     - Customer acquisition programs, which include developing and analyzing databases of prospective customer information, implementing customer acquisition strategies and managing e-mail and direct mail list strategies;

     - Member-based communications, which include opt-in communication strategies to enable customers to receive information and offers on topics they are interested in; continuity programs, where a customer may enroll to receive products or services at periodic intervals; and loyalty programs, where customers are rewarded for their continued patronage in the form of discounts or other valuable goods and services; and

     - Building relationship management infrastructure, which includes designing and building core marketing databases, integrating them into our clients' operations and performing sophisticated statistical analyses.

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     For the year ended December 31, 1999, we derived approximately 6.9% of our revenues from marketing services.

  Customer Contact Management Services

     We have designed our customer contact management services to foster lasting and profitable relationships between our clients and their customers. We communicate with customers over a variety of channels, including e-mail, online chat, fax, phone and mail, and coordinate these communications through a unified database that our clients and our employees can access. We feel this coordination of communication channels allows us to more effectively respond to customer inquiries and needs.

     We offer customer service, technical support, order processing, payment processing, and marketing program response processing through a network of 24 customer contact centers in the U.S., Canada and Europe. Through these centers, we responded to an average of 125,000 customer inquiries each day during December 1999. In 1999, approximately 86% of our customer contact was conducted by telephone and in December 1999 approximately 82% of our customer contact was conducted by telephone. While we expect that voice-based communications will continue to be an important channel for customer contact management services, we believe that electronic communications channels will become increasingly important in our contact with customers. In 1999, we responded to approximately 1 million e-mails.

     Our customer contact management employees receive both initial and ongoing training to provide troubleshooting assistance and information on products, services and customer orders. We also provide multiple back-end services including real-time credit card validation and secure processing, tax calculations, address verification, fraud detection, return authorizations and customer credits.

     For the year ended December 31, 1999, we derived approximately 73.7% of our revenues from customer contact management services.

  Fulfillment Services

     Our fulfillment services provide the means by which the products sold by our clients reach their customers. We provide these services through two fulfillment centers in the United States and four fulfillment centers in Europe.

     We receive client inventory in our fulfillment centers, verify shipment accuracy, unpack, inspect for damage and stock for shipment. We manage our clients' inventory by auditing and forecasting inventory levels and identifying obsolete or damaged inventory. While we maintain and manage inventory on behalf of our clients, we typically do not take ownership of inventory.

     On behalf of our clients, we pick, pack, label and ship their customer orders and can provide customized packaging, gift wrapping, inserts and promotional literature for distribution with customer orders. Based upon our clients' needs, we use a variety of shipping and delivery options, including next day service. In addition, we offer product return services for our clients, including receiving and disposing of returned products.

     For the year ended December 31, 1999, we derived approximately 19.4% of our revenues from fulfillment services.

CUSTOMER OPERATIONS PERFORMANCE CENTER CERTIFICATION

     We believe our COPC certifications are a competitive advantage in attracting clients. Customer Operations Performance Center, Inc., or COPC, is an internationally recognized organization providing certification for outsourced services and facilities performing these services.

     The COPC standard for certification is a comprehensive operations performance standard that specifies operational measurements of 32 critical function areas. The COPC standard requires third party customer service providers to measure both end-user and outsourcer satisfaction, but it does not define a minimum level of satisfaction (e.g., 95% satisfied) third party customer service providers must obtain. The
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COPC standard was developed in 1996 by individuals from Microsoft, Novell, Dell,
Compaq, American Express, L.L. Bean and other customer-focused companies concerned with the level of service quality provided to customers by third party customer service providers. We are unaware of any other certifications applicable to third party customer service providers. You can also find more information about COPC on their Web site at www.copc.com. Information contained on COPC's Web site does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

     In 1999, COPC recertified our facilities in Buffalo, New York; Columbus, Ohio and Las Vegas, Nevada and granted conditional certification to our facilities in Dublin, Ireland and Toronto, Ontario. In addition, we have applied for certification of our Watford, England facility and will apply for certification of our Albuquerque, New Mexico; Oak Ridge, Tennessee; Davie, Florida; and Dover, Delaware facilities this year and our Paris, France; Almelo, Netherlands; Exeter, England; and Huntington, West Virginia facilities in 2001. To date, none of our facilities that have applied for COPC certification have failed to obtain certification.

OUR CLIENTS


     We direct substantially all of our sales and marketing efforts towards e-commerce companies and companies seeking to increase their Internet operations. We target clients who plan to grow globally, understand the importance of an integrated service offering that is designed to expand with their business and demonstrate the potential for a long term relationship with us. Our clients include leading software providers, Internet service providers, Internet-based retailers, computer and peripheral original equipment manufacturers and online investment brokerages. A majority of our 1999 revenues were derived from e-commerce and technology companies. For the year ended December 31, 1999, our ten largest clients contributed approximately 44.1% of our revenue and our largest client, Microsoft, contributed approximately 9.9% of our revenue.


SALES AND MARKETING

     We use a variety of sales channels to market our services to companies pursuing Internet-based strategies. We currently employ a direct sales force of 32 sales representatives who cover individual clients in North America and Europe. We maintain close contact with our clients through 17 regional sales offices across North America and eight countries in Europe. In addition to our direct sales effort, we also promote our company through relationships with web developers, systems integrators and other business process outsourcing companies.

     We conduct a comprehensive marketing program to support our sales efforts and to actively promote the ClientLogic brand. We participate in a variety of Internet, marketing, customer relationship management and financial industry conferences and encourage our officers and employees to pursue speaking engagements at these conferences. In addition, we host an annual customer relationship management conference for current and prospective clients.

TECHNOLOGY

     Our information technology systems are an important part of our ability to provide high quality customer relationship management services. We have designed our systems to improve our clients' speed to market, the consistency of our services and the reliability of our systems and to scale cost effectively, as follows:

     - Speed to market. We use common business applications, meaning that computer code written once can be used repeatedly for multiple applications and across multiple communications channels. This improves our clients' speed to market by reducing the time we spend in designing new and adjusting our existing customer relationship management services.

     - Consistent levels of service. By using databases that are shared among our North American fulfillment, customer contact and marketing services systems, we are able to track all contacts in real time. We are in the process of enabling our international facilities to share these common databases.

     - Systems reliability. The reliability of our systems is achieved by using industry standard hardware and software in addition to a series of redundant design features.

     - Scalability. Our technology systems are designed to be expandable, allowing us to cost effectively increase our computing power to meet the growing needs of our clients.

     We use licensed software for our contact management, inventory management, warehouse management and e-mail management and our proprietary software for order management and marketing services applications.

     We deploy industry standard hardware and an open architecture that includes Windows NT for our desktops, Hewlett-Packard/HP UX and Sun Microsystems/Solaris for our servers, Oracle, Informix, and SQL Server for our databases and a frame relay network to connect facilities and data centers.

     We currently have five data centers, each of which has redundant power sources, uninterruptable power systems and security over access to our systems and facilities. Each data center also has access to all of the software applications used across all of our service offerings, providing for both redundancy and increases in capacity. We manage our technology infrastructure from centralized operating centers that are manned by skilled technicians 24 hours a day, seven days a week.

     As of December 31, 1999, we employed 225 employees in our technical services organization. We plan to increase our technical services organization by up to an additional 60 employees by the end of 2000.

COMPETITION

     We operate in an industry characterized by intense competition. Many of our competitors offer one or more of the same services we provide. However, we are unaware of any other company which provides comprehensive integrated customer relationship management services allowing clients to outsource their marketing, customer contact and fulfillment functions to a single provider.

     Primary competitors for our marketing services include Acxiom, Doubleclick, E.piphany and Harte-Hanks. With respect to our marketing services, we compete on the basis of:

     - quality and comprehensiveness of the information provided;

     - flexibility to assemble and analyze information based on numerous factors;

     - ability to prepare customized reports in understandable and useful formats; and

     - capability to process analyses in a timely manner.

     Primary competitors for our customer contact management services include ASD Systems, OrderTrust, PFSweb, Startek and Sykes Enterprises. With respect to our customer contact management services, we compete on the basis of:

     - ability to provide efficient and reliable 24-hour customer communications;

     - quality of customer service;

     - quality of information technology;

     - capability to hire and train employees to meet cyclical and growth demand; and

     - quality of back-end services such as payment processing and verification, reporting, and product return management.

     Primary competitors for our fulfillment services include ASD Systems, Fingerhut, OrderTrust and PFSweb. With respect to our fulfillment services, we compete on the basis of:

     - the ability to coordinate manufacturers, transportation providers and other suppliers;

     - inventory management;

     - number, location and reach of fulfillment centers; and

     - flexibility to meet seasonal and other changes in demand for products.

     We believe that we presently compete favorably with respect to each of the services we provide, as well as with respect to other general factors such as pricing. However, the market for our services is still changing and we expect to face further competition from new market entrants and consolidation from existing providers in the future, some of which may have greater resources or may offer more diverse services than us.

FACILITIES

     We currently operate 24 customer contact management centers, six fulfillment centers, six marketing centers and five administration centers in the United States, Canada, Austria, the United Kingdom, France, Germany, Ireland, The Netherlands, Norway and Switzerland. We offer multiple services at three of these facilities. Our facilities cover approximately 1.56 million square feet, of which our fulfillment centers represent approximately 763,730 square feet and our customer contact management centers represent approximately 699,091 square feet. We lease all of our facilities and we believe our facilities and equipment are in good condition and are well maintained. Our employees at these locations are able to communicate with clients and their customers in 11 languages. Our worldwide headquarters are located in Nashville, Tennessee.

     Set forth below is the location, principal function and size for our principal facilities as of December 31, 1999:

                                                                               AGGREGATE
LOCATION                                  PRINCIPAL FUNCTION                   SQUARE FT.
--------                                  ------------------                   ----------
U.S.
Albuquerque, NM.........................  Customer Contact                       57,478
Buffalo, NY.............................  Customer Contact                      138,678
Clifton, NJ.............................  Customer Contact                       78,645
Columbus, OH............................  Fulfillment                           202,496
Denver, CO..............................  Marketing                              13,168
Dover, DE...............................  Customer Contact and Fulfillment      472,472
Huntington, WV..........................  Customer Contact                       33,000
Las Vegas, NV...........................  Customer Contact                       50,536
Nashville, TN...........................  Corporate Headquarters                 19,453
Oak Ridge, TN...........................  Customer Contact                       50,000
Weehawken, NJ...........................  Marketing                              18,113
CANADA
Toronto, ON.............................  Customer Contact                       43,404
EUROPE
Salzburg, Austria.......................  Customer Contact                        7,191
Paris, France...........................  Customer Contact                       24,854
Duisburg, Germany.......................  Customer Contact                       13,724
Dusseldorf, Germany.....................  Customer Contact                       11,520
Dublin, Ireland.........................  Customer Contact and Fulfillment       49,500
Almelo, Netherlands.....................  Customer Contact and Fulfillment      142,085
Oslo, Norway............................  Customer Contact                       12,583
Exeter, United Kingdom..................  Customer Contact and Fulfillment       59,486
Watford, United Kingdom.................  Customer Contact                       10,000


     In addition to the facilities listed above, at December 31, 1999, we maintained additional facilities in Dallas, Texas; Davie, Florida; Fairlawn, New Jersey; Katonah, New York; Concord, California; Doylestown, Pennsylvania; Oberhausen, Germany; Nordhorn, Germany; The Hague, Netherlands and St. Gallen, Switzerland. We also have several small sales and marketing offices located throughout North America and Europe, all of which are leased.


EMPLOYEES

     As of December 31, 1999, we employed approximately 7,129 people, which include 5,489 customer support personnel at our customer contact centers, 286 fulfillment personnel at our fulfillment centers and 213 marketing services personnel. We have 5,477 full-time and 1,652 part-time and temporary personnel. We have approximately 5,616 employees in North America and 1,513 employees in Europe. None of our employees is subject to a collective bargaining agreement. We consider our relations with our employees to be good.

GOVERNMENT REGULATION AND LEGAL ENVIRONMENT

     General. There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, user privacy, taxation and quality of products and services. Moreover, whether existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, employment and personal privacy are applicable to the Internet is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

     Privacy Concerns. The United States Federal Trade Commission, or FTC, is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. These regulations may include requirements that companies establish procedures to, among other things:

     - give adequate notice to consumers regarding information collection and disclosure practices;

     - provide consumers with the ability to have personal identifying information deleted from a company's database;

     - provide consumers with access to their personal information and with the ability to rectify inaccurate information;

     - clearly identify affiliations or a lack of affiliations with third parties that may collect information or sponsor activities on a company's Web site; and

     - obtain express parental consent prior to collecting and using personal identifying information obtained about children under 13 years of age.

     In addition, Representative Bruce Vento, of the United States House of Representatives, has introduced legislation that would:

     - prohibit an interactive computer service from disclosing to a third party any personal identifying information provided by a subscriber without the subscriber's consent;

     - prohibit an interactive computer service from knowingly disclosing to a third party any personal identifying information provided by a subscriber that the interactive computer service has knowingly falsified;

     - require, at a subscriber's request, an interactive computer service to:
       (1) provide the subscriber's personal identifying information maintained by the service and (2) permit the subscriber to verify and correct the information and prohibits charging a fee for the correction of the information;

     - grant the FTC the authority to: (1) investigate whether a service has been or is engaged in any act or practice prohibited by this legislation and (2) if so, issue a cease and desist order if an interactive computer service were in violation of specified provisions of the Federal Trade Commission Act; and

     - grant subscribers aggrieved by a violation of this legislation a right to obtain relief in a civil action.

     Our business model is in part based upon our ability to obtain information about consumers and to use this information for our marketing services. If new laws or regulations are adopted that limit or eliminate our ability to use this information, our business, results of operations and financial condition could be materially adversely affected. Even in the absence of new legislation or regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. The FTC's regulatory and enforcement efforts alone may adversely affect the ability to collect demographic and personal information, which similarly could have an adverse effect on our ability to provide our marketing services.

     It is also possible that "cookies," or information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, which are used to track demographic information and to target advertising, may become subject to laws limiting or prohibiting their use. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of our use of cookies could limit the effectiveness of our data collection processes, which could have a material adverse effect on our business, results of operations and financial condition.

     The European Union has adopted a directive that imposes restrictions on the collection, storage, transfer and use of personal data. Under the directive, EU citizens are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect our ability to collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, our facilities located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect our activities because we engage in data collection from users in EU member countries.

     Internet Taxation. A number of legislative proposals have been made at the United States federal, state and local level, and by certain European governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although the United States Congress recently placed a three-year moratorium on state and local taxes on Internet access and discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. This legislation, or other attempts at regulating commerce over the Internet, may substantially impede the growth of commerce on the Internet and, as a result, materially adversely affect our opportunity to derive financial benefit from those activities.

LEGAL MATTERS

     From time to time we may be involved in litigation arising in the normal course of our business operations. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning our current directors and executive officers. The ages listed below are as of January 31, 2000.

NAME                       AGE                              TITLE
----                       ---                              -----
Thomas O. Harbison.......  56    Chairman of the Board of Directors
Mark R. Briggs...........  43    President, Chief Executive Officer and Chief Operating
                                 Officer, Director
Gene S. Morphis..........  51    Chief Financial Officer and Secretary
Jules T. Kortenhorst.....  38    Chief of International Operations, Director
Joanne G. Biltekoff......  51    Chief Administrative Officer
Julie M. Casteel.........  38    Chief Client Management Officer
Robert B. Fetter.........  43    Chief Marketing Officer
Steven M. Kawalick.......  48    General Counsel
Jeffrey J. Michel........  52    Chief Technology Officer
Lee O. Waters............  41    Chief Solution Delivery Officer
Thomas P. Dea............  35    Director
Seth M. Mersky...........  40    Director

     Thomas O. Harbison has served as Chairman of the Board of ClientLogic since June 1999. Mr. Harbison has served as a director of ClientLogic since September 1998 and served as our Chief Executive Officer from September 1998 through June 1999. Mr. Harbison also serves as the Managing Director of Onex Service Partners. Before joining ClientLogic, Mr. Harbison served as President of CustomerSolutions, a division of Electronic Data Systems, from November 1996 through February 1998. From September 1995 to October 1996, Mr. Harbison served as President of EDS' Media Strategic Business unit. In addition, Mr. Harbison served as a director and as Chief Executive Officer of Neodata Corporation, of which Mr. Harbison was a founder, from February 1983 through June 1993.

     Mark R. Briggs has served as Chief Executive Officer of ClientLogic since June 1999. Mr. Briggs has been a director of ClientLogic since September 1998 and has served as President and Chief Operating Officer of ClientLogic since September 1998. Mr. Briggs served as President and Chief Executive Officer of SOFTBANK Services Group from January 1997 to September 1998 when ClientLogic acquired SOFTBANK Services Group. Mr. Briggs also serves on the board of directors of En Pointe Technologies, Inc., a national provider of information technology products and services, and its Internet focused subsidiary, FirstSource.com. From March 1990 through December 1996, Mr. Briggs held several positions with Intelligent Electronics Inc., including Vice President, Chief Financial Officer and President of Intelligent Electronics' Corporate Service and Franchise Divisions and Chief Executive Officer of Intelligent Electronics' Reseller Network Division.

     Gene S. Morphis has served as Chief Financial Officer of ClientLogic since August 1999 and served as Senior Vice President of ClientLogic from May 1999 to August 1999. Before joining ClientLogic, Mr. Morphis served as Senior Vice President and Chief Financial Officer of Modus Media International, Inc. from December 1997 through April 1999. From April 1995 to December 1997, Mr. Morphis served as Senior Vice President and Chief Financial Officer of Stream International Inc. Prior to joining Stream International, Inc., Mr. Morphis served as Executive Vice President and Chief Financial Officer of CVS Corporation from 1992 to April 1995.

     Jules T. Kortenhorst has served as a director and as Chief of International Operations of ClientLogic since October 1999, when ClientLogic acquired Cordena. Mr. Kortenhorst served as President and Chief Executive Officer of Cordena from November 1997 through October 1999. Prior to joining Cordena, Mr. Kortenhorst served as Chief Operating Officer of Staff Leasing L.P. from August 1994 through July 1996. From 1986 to 1994, Mr. Kortenhorst was employed by Royal Dutch Shell in various international positions. Mr. Kortenhorst has served as the Chairman of the Board of Panta Electronics S.A.R.L. since January 1998. Mr. Kortenhorst also serves as a director of the American University, a nonprofit corporation with locations in the U.S. and Bulgaria.

     Joanne G. Biltekoff has served as ClientLogic's Chief Administrative Officer since September 1998 and currently oversees ClientLogic's administrative, facilities, quality initiatives and human resources departments. Prior to joining ClientLogic, Ms. Biltekoff served as Executive Vice President of Administration for SOFTBANK Services Group from August 1993 through September 1998 when ClientLogic acquired SOFTBANK Services Group. Prior to her employment with SOFTBANK Services Group, Ms. Biltekoff served as Executive Vice President of Elan, Inc.

     Julie M. Casteel has served as ClientLogic's Chief Client Management Officer since October 1998. Prior to joining ClientLogic, Ms. Casteel served as Vice President of Strategic Sales for Centrobe, an Electronic Data Systems company, from November 1997 through September 1998. From February 1991 through October 1997, Ms. Casteel served as Vice President of Strategic Sales for Neodata Corporation. Ms. Casteel has also been a board member of the Society of Consumer Affairs Professionals since April 1997.

     Robert A. Fetter has served as ClientLogic's Chief Marketing Officer since April 1999. Prior to joining ClientLogic, Mr. Fetter served as President and Chief Executive Officer of Prime Response Americas, a subsidiary of Prime Response Group, Inc. from October 1997 through March 1999. From January 1995 through September 1997, Mr. Fetter served as President of dbINTELLECT Technologies, a division of Electronic Data Systems.

     Steven M. Kawalick has served as General Counsel of ClientLogic since October 1998. Mr. Kawalick also served as Chief Financial Officer for ClientLogic's European operations from November 1998 through July 1999 and as General Counsel and Vice President - Special Projects of SOFTBANK Services Group from April 1998 through September 1998. Prior to joining SOFTBANK Services Group, Mr. Kawalick served as General Counsel of Intelligent Electronics from April 1997 through January 1998. Mr. Kawalick also served as Corporate Counsel and Assistant Secretary of Intelligent Electronics from September 1994 through April 1997.

     Jeffrey J. Michel has served as the Chief Technology Officer of ClientLogic since June 1999. Prior to joining ClientLogic, Mr. Michel served as President of AIMS, the outsourcing unit of Alliance Data Systems, Inc. from August 1998 through May 1999. Mr. Michel served as Chief Information Officer of Alliance Data Systems from April 1996 through July 1998. Mr. Michel also served as Chief Information Officer of Electronic Payment Service, Inc. from September 1993 through February 1996.

     Lee O. Waters joined ClientLogic in October 1998 as ClientLogic's Chief Solution Delivery Officer. Prior to joining ClientLogic, Mr. Waters served as Executive Vice President of SOFTBANK Services Group from September 1997 to September 1998 where he was responsible for all client process teams. Prior to that time, Mr. Waters served as Executive Vice President of the Inbound Teleservices Division of West Teleservices Corporation from 1994 through August 1997. Mr. Waters also served in a variety of sales management and administrative positions at FedEx Corporation from 1985 through 1994 where he last held the position of Regional Manager in FedEx Logistics Services.

     Thomas P. Dea has served as a director of ClientLogic since September 1998 and was a director of our predecessor company, North Direct Response, Inc., from April 1998 until September 1998. Mr. Dea served as Secretary of ClientLogic from September 1998 through April 1999 and served as Vice President of ClientLogic from January 1999 through January 2000. Mr. Dea is also a Vice President of Onex and a director of Lantic Sugar Limited. Mr. Dea was a Principal at Onex from January 1997 through December 1999 and an Associate at Onex from June 1995 through December 1996. Prior to joining Onex, Mr. Dea worked as an Associate at CIBC Wood Gundy Capital, now CIBC Capital Partners, from August 1993 to June 1995.

     Seth M. Mersky has served as a director of ClientLogic since September 1998. Mr. Mersky served as Vice President of ClientLogic from December 1998 to January 2000. Mr. Mersky also served as Chairman of the Board of ClientLogic from September 1998 through June 1999. He was also Chairman of the Board of our predecessor company, North Direct Response, Inc., from April 1998 until September 1998. Mr. Mersky has been a Vice President of Onex since April 1997. He also serves as the Chairman of the Board of Rogers Sugar Limited and Lantic Sugar Limited, positions he has held since September 1997. Prior to joining Onex, Mr. Mersky was a Senior Vice President of The Bank of Nova Scotia from May 1993 to April 1997.

COMPOSITION OF OUR BOARD OF DIRECTORS

     Our board of directors is divided into three classes serving staggered terms. Directors in each class serve for three year terms. Each year, the directors of one class will stand for election as their terms of office expire. The Class I directors have terms of office expiring in 2001; the Class II directors have terms of office expiring in 2002; and the Class III directors have terms of office expiring in 2003.


     We currently have five directors, including our Chairman of the Board. Our board of directors is evaluating candidates to be elected as independent directors. To be an independent director, an individual must satisfy the qualifications specified by the NASD in its Marketplace Rules. Under these rules, an independent director is a person other than an officer or employee of our company or our subsidiaries or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that our board of directors will elect three independent directors prior to or concurrently with the completion of this offering. The independent directors will serve as a Class I directors. Thomas O. Harbison, our Chairman of the Board, Mark R. Briggs and Jules T. Kortenhorst serve as our Class II directors. Thomas P. Dea and Seth M. Mersky serve as our Class III directors.


COMMITTEES OF OUR BOARD OF DIRECTORS

     Our board of directors has appointed an audit committee and a compensation committee.


     Audit Committee. The members of our audit committee are Messrs. Harbison, Dea and Mersky. After this offering, the members of our audit committee will be our three independent directors. The functions of the audit committee include:


     - reviewing the adequacy of our system of internal accounting controls;

     - reviewing the results of our independent accountant's annual audit;

     - determining the duties and responsibilities of the internal audit staff;

     - reviewing the scope and results of our internal auditing procedures;

     - reviewing the audit reports submitted by both our independent accountants and our internal audit staff; and

     - annually recommending independent accountants.


     Compensation Committee. The members of our compensation committee are Messrs. Briggs, Harbison and Mersky. After this offering, the members of our compensation committee will be Mr. Mersky and two of our independent directors. The functions of the compensation committee include:


     - reviewing our general compensation strategy;

     - reviewing and approving compensation for our executive officers;

     - reviewing the terms of employment agreements for our executive officers; and

     - administering our compensation and benefit plans, including our stock option plan and deferred compensation plan.


In addition, our compensation committee will have a sub-committee composed of two of our independent directors. The function of this sub-committee will be to review and approve incentive compensation for our executive officers in accordance with Section 162(m) of the Internal Revenue Code.


COMPENSATION OF DIRECTORS

     We expect that our independent directors will receive an annual fee for their services. We have not yet determined the amount of this fee. Other than our independent directors, our directors do not receive compensation for their services as directors. We reimburse all of our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at the meetings of the board of directors or board committees.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table provides information regarding the compensation paid in 1999 to our Chief Executive Officer and each of our four other most highly compensated executive officers serving in that capacity on December 31, 1999.


                                                                     ANNUAL COMPENSATION
                                          -------------------------------------------------------------------------
                                                                                    SECURITIES
                                                       BONUS     OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY($)    $(1)     COMPENSATION($)    OPTIONS(#)(2)    COMPENSATION($)
---------------------------               ---------   -------   ---------------   ---------------   ---------------
Thomas O. Harbison......................   360,000         --            --                 --          50,753(4)
  Chairman of the Board of Directors and
  former Chief Executive
  Officer(3)
Mark R. Briggs..........................   250,004         --       100,000(5)         643,683(6)       68,014(7)
  President, Chief Executive Officer and
  Chief Operating Officer
Gene S. Morphis.........................   242,307(9) 100,000            --             42,919(10)      66,304(11)
  Chief Financial Officer and
  Secretary(8)
Joanne G. Biltekoff.....................   160,000         --            --             25,715             677(12)
  Chief Administrative Officer
Lee O. Waters...........................   207,077         --            --             25,715          65,000(13)
  Chief Solution Delivery Officer


---------------


 (1) Bonuses earned in 1999 will be paid in 2000.


 (2) Unless otherwise indicated, these figures reflect the number of shares of Class A common stock that each named executive may acquire upon the exercise of options granted under our stock option plan. See "-- Benefit Plans -- Stock Option Plan."

 (3) Mr. Harbison's salary for 1999 was paid by Onex Service Partners, an affiliate of Onex, pursuant to his employment agreement with that partnership. The employment agreement provides that Mr. Harbison will receive an annual salary of $360,000 for his services to Onex Service Partners, including serving as the Chief Executive Officer and as a director or other executive officer of ClientLogic on behalf of Onex Service Partners. Mr. Harbison served as our Chief Executive Officer from September 1998 through June 1999 and has served as our Chairman of the Board since June 1999.

 (4) Represents a car allowance of $18,785 and life insurance premiums in the amount of $31,968 paid by Onex Service Partners during 1999.

 (5) Represents $100,000 of Mr. Briggs' base salary for 1999 which Mr. Briggs elected to defer in accordance with our deferred compensation plan. Mr. Briggs' employment agreement provides that

Mr. Briggs may defer up to $100,000 of his salary during each of the first two years of his employment to purchase phantom stock units under our deferred compensation plan at a price of $1.56 per unit. Therefore, Mr. Briggs acquired
     64,103 phantom stock units in 1999. Under our deferred compensation plan, each phantom stock unit will become available for distribution upon the occurrence of events specified in the deferred compensation plan. Upon distribution, each phantom stock unit will be converted into cash in an amount equal to the market value of one share of our Class A common stock at the time of conversion or one share of Class A common stock, as determined by our compensation committee. See "-- Benefit Plans -- Deferred Compensation Plan." We expect that Mr. Briggs' phantom stock units will become available for distribution upon the completion of this offering.


 (6) Represents shares of Class A common stock that Mr. Briggs may acquire upon the exercise of options granted by ClientLogic under our stock option plan.

 (7) Includes $5,717 we paid to Mr. Briggs as reimbursement for expenses in connection with Mr. Briggs' relocation to Nashville, Tennessee, $60,000 of life insurance premiums we paid on Mr. Briggs' behalf and $2,297 of matching amounts we contributed to our 401(k) plan.

 (8) Mr. Morphis commenced his employment with ClientLogic in April 1999.

 (9) From April through September of 1999, Mr. Morphis was paid $184,615 by Onex Service Partners for his services to ClientLogic. From October through December of 1999, Mr. Morphis was paid $57,692 by our company.

(10) Represents the number of shares of Class A common stock that Mr. Morphis may acquire upon the exercise of an option granted under a contingent securities purchase agreement between Mr. Morphis and ClientLogic. See "-- Employment Agreements -- Gene S. Morphis Employment Agreement".

(11) Represents reimbursement for expenses in connection with Mr. Morphis' relocation to Nashville, Tennessee.

(12) Represents $677 of matching amounts we contributed to our 401(k) plan.

(13) Represents reimbursement for expenses in connection with Mr. Waters' relocation to Nashville, Tennessee.

     Option Grants During 1999. The following table summarizes option grants made with respect to our common stock during 1999 to the executive officers named in the summary compensation table above:


                                              INDIVIDUAL GRANTS
                       ---------------------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                                            % OF                                               ASSUMED ANNUAL RATES OF
                         NUMBER OF      TOTAL OPTIONS                                          STOCK PRICE APPRECIATION
                        SECURITIES       GRANTED TO      EXERCISE                                 FOR OPTION TERM(2)
                        UNDERLYING      EMPLOYEES IN       PRICE                            ------------------------------
                        OPTIONS(1)          1999         ($/SHARE)    EXPIRATION DATE          5%($)            10%($)
                       -------------   ---------------   ---------   -----------------      -----------      -------------
Thomas O. Harbison...          --              --             --                    --              --                 --
Mark R. Briggs.......     375,000(3)        14.94           1.87      January 27, 2009         441,012          1,117,612
                            1,844(3)         0.07           2.33        March 19, 2009           2,702              6,848
                          223,124(3)         8.89           3.50       October 7, 2009         491,125          1,244,608
                           43,715(3)         1.74           7.78      December 6, 2009         213,889            542,036
Gene S. Morphis......      42,919(4)         1.71           2.33          June 1, 2000          62,890            159,376
Joanne G.
  Biltekoff..........      25,715            1.02           5.44     November 22, 2009          87,976            222,948
Lee O. Waters........      25,715            1.02           5.44     November 22, 2009          87,976            222,948


---------------

(1) Unless otherwise indicated, these figures reflect the number of shares of Class A common stock that each named executive may acquire upon the exercise of options granted under our stock option plan. See " -- Benefit
    Plans -- Stock Option Plan." Unless otherwise indicated, options granted under our stock option plan vest at a rate of 25% over 4 years.

(2) Amounts represent hypothetical gains that could be achieved for the listed options if exercised immediately prior to the expiration date. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the Commission and do not represent our estimates or projections of the future prices of our Class A common stock. These amounts represent assumed rates of appreciation in the value of our Class A common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, over stock option exercise prices are dependent on the future performance of our
     Class A common stock and overall stock market conditions. The potential values reflected in this table may not be achieved. All amounts have been rounded to the nearest whole dollar.


(3) Represents an aggregate of 643,683 shares of Class A common stock that Mr. Briggs may acquire upon the exercise of options granted under our stock option plan. These options vest 25% on the second anniversary of the date of grant and 75% on the third anniversary of the date of grant. However, the vesting of these options will accelerate upon the completion of this offering. These options are not exercisable unless and until Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.


(4) Represents the number of shares of Class A common stock that Mr. Morphis may acquire upon the exercise of an option granted by ClientLogic under Mr. Morphis' contingent securities purchase agreement. These options will vest and become exercisable upon payment of Mr. Morphis' 1999 bonus. As of the date of this prospectus, we have not yet paid Mr. Morphis' 1999 bonus. See "-- Employment Agreements -- Gene S. Morphis Employment Agreement."

     Option Exercises During 1999 and Year End Option Values. The following table sets forth information about the number and value of unexercised options held at December 31, 1999 by each of our executive officers named in the summary compensation table above. None of these executive officers exercised options during the year ended December 31, 1999.


                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                UNDERLYING UNEXERCISED             MONEY OPTIONS AT
                                             OPTIONS AT DECEMBER 31, 1999        DECEMBER 31, 1999(1)
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
Thomas O. Harbison.........................        --                --             --                --
Mark R. Briggs(2)..........................        --         1,479,398             --       $19,060,671
Gene S. Morphis(3).........................        --            42,919             --       $   543,784
Joanne G. Biltekoff........................    28,929           112,501       $366,530       $ 1,345,414
Lee O. Waters..............................    28,929           112,501       $366,530       $ 1,345,414


---------------


(1) Based upon an assumed value of $15.00 per share, the midpoint of the initial public offering price range.


(2) These options will vest upon the completion of this offering but are not exercisable until Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.

(3) Represents the number of shares of Class A common stock that Mr. Morphis may acquire upon the exercise of an option granted by ClientLogic under Mr. Morphis' contingent securities purchase agreement. These options will vest and become exercisable upon payment of Mr. Morphis' 1999 bonus. As of the date of this prospectus, we have not yet paid Mr. Morphis' 1999 bonus. See "-- Employment Agreements -- Gene S. Morphis Employment Agreement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our board of directors created our compensation committee in August 1999. Prior to the creation of the compensation committee, compensation decisions were made by the entire board of directors of ClientLogic. Messrs. Briggs and Harbison each served as both an executive officer and a director between January and August 1999 and, during such time, participated in deliberations of the board of directors concerning compensation of executive officers. However, Mr. Harbison's salary is paid by Onex Service Partners and not by our company. In addition, neither Mr. Mersky nor Mr. Dea has received any compensation from our company for their services as executive officers.

     From the time of the creation of our compensation committee in August 1999 to the end of our 1999 fiscal year, Messrs. Harbison, Briggs and Mersky were the members of the compensation committee. Mr. Harbison has served as our Chairman of the Board since June 1999 and served as our Chief Executive Officer from September 1998 to June 1999. Mr. Briggs has served as our Chief Executive Officer since June 1999 and has served as our President and Chief Operating Officer since September 1998. Mr. Mersky served as a Vice President of our company from December 1998 to January 2000 and served as our Chairman of the Board from September 1998 to June 1999. Mr. Mersky received no compensation from our company for his services as Vice President or Chairman of the Board.

     Messrs. Harbison, Dea and Mersky are affiliates of Onex Service Partners which is a party to a Monitoring and Oversight Agreement and a Financial Advisory Agreement with our company pursuant to which we pay fees to Onex Service Partners in exchange for management, financial and other advisory services. See "Certain Relationships and Related Party
Transactions -- Monitoring and Oversight Agreement" and "-- Financial Advisory Agreement." In addition, each of Messrs. Harbison, Briggs, Dea and Mersky is a party to an indemnification agreement with our company with respect to his service as a director of our company. See "Certain Relationships and Related Party Transactions -- Director Indemnity Agreements."

     No executive officer of our company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

  Thomas O. Harbison Employment Agreement with Onex Service Partners

     On August 13, 1998, Onex Service Partners entered into an employment agreement with Mr. Harbison. Onex Service Partners is a general partnership whose general partners are OMI Partnership Holdings Ltd., an affiliate of Onex, and the Harbison Family Limited Partnership. Mr. Harbison's employment agreement provides that, in addition to his services to Onex Service Partners, Mr. Harbison shall serve, on Onex Service Partner's behalf, as the Chief Executive Officer or as a director or other executive officer of our company. Mr. Harbison served as our Chief Executive Officer from September 1998 through June 1999 and has served as our Chairman of the Board since June 1999.

     The employment agreement has an initial term of two years from the date of the agreement and extends automatically for one year terms unless terminated by Onex Service Partners or Mr. Harbison by three months notice prior to the end of the initial term or any subsequent one-year term.

     The employment agreement provides that Mr. Harbison shall receive an annual base salary of $360,000, which may be increased, but not decreased, after the first year as determined by the general partner of Onex Service Partners. The employment agreement does not specifically provide for a bonus for Mr. Harbison, but the partnership has discretion to pay Mr. Harbison a bonus based on his contribution to the partnership and any other criteria which the partnership considers relevant. The employment agreement also provides that Mr. Harbison is entitled to a car allowance of $1,500 per month, payment of life insurance premiums of $30,000 per year and to benefits typically provided to senior executives in our industry. Our company is not the beneficiary under Mr. Harbison's life insurance policy.

     The employment agreement also provides that if Mr. Harbison's employment is terminated for cause or due to his disability, Mr. Harbison will receive his base salary through the date of termination. The employment agreement terminates on Mr. Harbison's death and his legal representatives shall be entitled to receive Mr. Harbison's base salary for 45 days after his death. If he is terminated for any reason other than for cause or disability, Mr. Harbison will be entitled to receive his base salary for the remaining term of the agreement.

  Mark R. Briggs Employment Agreement


     On September 30, 1998, we entered into an employment agreement with Mr. Briggs. This agreement provides that Mr. Briggs will serve as our President through December 31, 2001, unless terminated earlier as provided in his employment agreement.



     The compensation provided to Mr. Briggs under his employment agreement includes an annual base salary of $300,000, subject to upward adjustment at the sole discretion of our board of directors. Mr. Briggs' current base salary is $350,000. In addition, Mr. Briggs is entitled to the same benefits as are generally provided to our senior executives as long as Mr. Briggs' employment agreement is in force. The employment agreement provides that the board of directors will determine Mr. Briggs' bonus for the year ended December 31, 1999 based upon whether we achieve specific levels of earnings before interest, income taxes, depreciation and amortization. For periods after 1999, the board of directors is required to establish bonus targets for Mr. Briggs consistent with industry practices for similarly situated executives.


     Mr. Briggs is entitled to the following additional benefits under his employment agreement:


     - deferral of up to $100,000 of Mr. Briggs' compensation in each of the first two years following September 30, 1998 through the purchase of phantom stock units, at a price of $1.56 per unit, in accordance with our deferred compensation plan;


     - payment of up to $60,000 in annual premiums, from September 1998 through September 2001, to maintain Mr. Briggs' $1 million split-dollar life insurance policy; and

     - reimbursement for Mr. Briggs' reasonable business expenses, in accordance with our then-existing policies.


     Mr. Briggs' employment agreement provides that, in the event that we issue to Onex any number of shares of Class A or Class B common stock during the term of Mr. Briggs' employment agreement in connection with the acquisition of an unaffiliated company or business over which Mr. Briggs will have direct control, we must grant to Mr. Briggs options to purchase shares of Class A common stock equal to two percent (2%) of the aggregate number of additional shares of Class A or Class B common stock so issued. The options will have an exercise price equal to the price per share of Class A or Class B common stock paid for the additional shares to which the options relate, as determined by the board of directors. These options vest 25% on the second anniversary of the date of grant and 75% on the third anniversary of the date of grant and are not exercisable unless and until Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses. If Mr. Briggs' employment is terminated for cause, he forfeits these options, whether or not the options have vested at the time of his termination.


     Mr. Briggs' employment agreement also provides that if Mr. Briggs' employment is terminated without cause or Mr. Briggs resigns for good reason, Mr. Briggs will continue to receive his then-current base salary and benefits, including the premium payments on his split-dollar life insurance policy, for a period of one year following termination, as well as any accrued but unpaid base salary and any additional payments to which he is entitled under the terms of the benefit plans or programs in which he participates at the time. We may terminate Mr. Briggs' employment upon his death or permanent disability and no further compensation will be payable, except that he or his estate, heirs or beneficiaries, as applicable, will receive any accrued but unpaid base salary and any additional payments to which he is entitled under the terms of the benefit plans or programs in which he participated at the time of termination. Mr. Briggs' employment agreement also provides that he will not compete with or solicit employees from our company for a period of one year from the date of his termination or three years from the date of termination if he has vested options to purchase our common stock.

  Gene S. Morphis Employment Agreement

     We have entered into an employment agreement with Mr. Morphis, effective as of April 1, 1999. Mr. Morphis' employment agreement provides that Mr. Morphis will serve as our Chief Financial Officer through April 1, 2001, unless earlier terminated. The term of Mr. Morphis' employment agreement will be automatically extended for 12 additional months unless we or Mr. Morphis give the other party written notice of termination at least 12 months prior to the end of the initial term of the agreement.

     The compensation provided to Mr. Morphis under his employment agreement includes an annual base salary of $250,000, subject to upward adjustment at the sole discretion of board of directors. Mr. Morphis is entitled to receive benefits as are generally provided to our senior executives as long as Mr. Morphis' employment agreement is in force. The employment agreement provides that Mr. Morphis' is eligible to receive a bonus for the year ended December 31, 1999 based upon whether we achieve specified levels of our earnings before interest, income taxes, depreciation and amortization. In addition, the employment agreement provides that the compensation committee of our board of directors has the discretion to grant an annual bonus up to $100,000 to Mr. Morphis. For periods after 1999, our board of directors will establish bonus targets for Mr. Morphis consistent with industry practices for similarly situated executives. Mr. Morphis' employment agreement also provides that he will not compete with or solicit employees from our company for a period of one year after termination and, if he has vested options one year after termination, for a period of three years. Mr. Morphis is entitled to reimbursement for his reasonable business expenses, in accordance with our then-existing policies, in carrying out his duties and responsibilities.

     Mr. Morphis' employment agreement also provides that if Mr. Morphis' employment is terminated without cause or in anticipation of a change of control, or Mr. Morphis resigns for good reason or within 90 days after a change of control, Mr. Morphis shall continue to receive his then-current base salary and benefits for a period of one year following such termination, any accrued but unpaid base salary, any additional payments to which he is entitled under the terms of the benefit plans or programs in which he participates at such time and an additional amount representing a portion of his annual bonus for the year in which he was terminated, prorated to the date of termination. We may terminate Mr. Morphis' employment upon his death or permanent disability and no further compensation will be payable, except that he or his estate, heirs or beneficiaries, as applicable, will receive any accrued but unpaid base salary and any additional payments to which he is entitled under the terms of the benefit plans or programs in which he participated at the time of termination.


     In connection with Mr. Morphis' employment agreement, we entered into a contingent securities purchase agreement with Mr. Morphis. This agreement granted an option to Mr. Morphis to purchase shares of our Class A common stock from us at a purchase price of $2.33 per share. The number of shares that Mr. Morphis can purchase is based upon Mr. Morphis' 1999 bonus and will be equal to the amount of Mr. Morphis' 1999 bonus divided by $2.33. The maximum number of shares which Mr. Morphis may purchase pursuant to the option is limited to 150,000 shares. Our compensation committee has determined that Mr. Morphis will receive a bonus of $100,000 for 1999. Therefore, the number of shares subject to Mr. Morphis' option will be 42,919.


     The contingent securities purchase agreement provides that the option shall expire on June 1, 2000. The option will vest and become exercisable upon payment of Mr. Morphis' 1999 bonus. As of the date of this prospectus, we have not yet paid Mr. Morphis' 1999 bonus.

  Lee O. Waters Employment Agreement

     On August 25, 1997, SOFTBANK Services Group entered into an employment agreement with Mr. Waters, effective as of September 1, 1997. We acquired SOFTBANK in September 1998 and assumed this agreement. Mr. Waters' employment agreement provides that his employment is an "at will" arrangement without a specific term. Pursuant to his employment agreement, we may change Mr. Waters' position responsibilities, title, position location, compensation and benefits from time to time. Mr. Waters currently serves as our Chief Solution Delivery Officer.

     Mr. Waters' current annual base salary is $250,000, which may adjusted at the sole discretion of our board of directors, and benefits as are generally provided to our executive officers. In addition, Mr. Waters is entitled to bonus in 1999 up to $40,000. Mr. Waters' employment agreement also provides that he will not compete with our company for one year following the termination of his employment.

BENEFIT PLANS

  Stock Option Plan


     We adopted the ClientLogic 1998 Stock Option Plan in September 1998 which we amended most recently on March 1, 2000. The plan provides that we may issue incentive, non-qualified and performance-based stock options to any of our key employees, key employees of our affiliates and persons that provide bona fide consulting, advisory or other services for our company. A total of 10,197,000 shares of Class A common stock have been reserved for issuance under the stock option plan. As of March 23, 2000, options to purchase up to an aggregate of 4,696,749 shares of Class A common stock are outstanding. The plan provides that we may grant a maximum of 5,142,850 options to any key employee or eligible non employee.


     The stock option plan provides that it is to be administered by a committee of our board of directors. Our entire board of directors may act as the committee if it chooses to do so. The committee has the authority to grant any participant one or more stock options and to establish the terms and conditions of his or her options, with limitations specified in the stock option plan. For example, the per-share exercise price of each incentive option granted under the plan must not be less than 100% of the fair market value of the Class A common stock on the date the option is granted, and no incentive stock option may be exercisable after ten years from the date of grant. If a change of control occurs, the committee, in its discretion, may take the actions it deems appropriate regarding outstanding awards, including, without limitation, accelerating the exercisability or vesting of the awards. The stock option plan will terminate on September 30, 2008, unless terminated earlier by our board of directors.

  Deferred Compensation Plan

     We adopted the ClientLogic deferred compensation plan in October 1998. The plan provides that participants may elect to defer all or part of their compensation in amounts and for periods approved by the compensation committee of our board of directors. Plan participants must be officers, directors, other management employees, or other highly compensated employees or consultants of our company or a parent or subsidiary company.

     The compensation committee may in its sole discretion designate the persons who are eligible to participate in the plan and to establish the terms, conditions, restrictions and limitations of each participant's elective deferrals under the plan, with limitations specified in the deferred compensation plan.

     We maintain a separate deferral account for each plan participant reflecting:

     - the amounts of compensation deferred by the participant;

     - the hypothetical investment gains or losses on these amounts; and

     - any expenses attributable to such amounts.


     Unless otherwise provided in the plan or agreed in writing by the compensation committee and a participant, all compensation deferred by a participant under the plan, and all other amounts credited to a deferral account, are converted into and deemed to be invested in phantom stock units on the day compensation or any other amount would have otherwise been paid. The value of the phantom stock units is based on the fair market value of a share of Class A common stock, as determined in accordance with the terms of the deferred compensation plan. A total of 3,214,285 shares of Class A common stock may be subject to phantom stock units under the plan. As of March 23, 2000, 167,146 shares of Class A common stock were subject to phantom stock units under the plan representing compensation deferrals totaling $260,000.

     The vested portion of a participant's deferral account is available for distribution to the participant, or upon his or her death or total and permanent disability, to his or her beneficiaries or legal guardian, as of the earliest to occur of the following distribution events:

     - the date we or our affiliates terminate the participant's employment;

     - the date of the participant's resignation with good reason;

     - the second anniversary of the participant's resignation without good reason; or

     - if we complete this offering, the date or dates following the offering elected in writing by the participant.

     Distributions made under the deferred compensation plan may be made in cash, shares of Class A common stock, or any combination thereof, as determined in the sole discretion of the compensation committee. Distributions in cash will be paid in an amount per phantom stock unit equal to the fair market value of one share of our Class A common stock on the date of distribution. Distributions in shares of Class A common stock will equal one share of Class A common stock for each phantom stock unit.

     If a change in control occurs, the compensation committee, in its sole discretion, may take the actions it deems appropriate regarding outstanding deferral accounts, including accelerating the distribution of the vested portion of any or all deferral accounts. The compensation committee may terminate the deferred compensation plan at any time, without the consent of any participant, unless termination would materially impair the rights or benefits of the participants.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table provides information with respect to the beneficial ownership of our Class A common stock as of March 23, 2000 and as adjusted to reflect the sale of our Class A common stock in this offering, for:


     - each person who beneficially owns more than 5% of our Class A common stock;

     - each of our directors, including our chairman of the board;

     - our Chief Executive Officer and each of our other executive officers named in the summary compensation table included under the heading "Management" above; and

     - all of our directors and executive officers as a group.


     On March 1, 2000, we filed an amendment to our certificate of incorporation to convert each outstanding share of our common stock into one share of Class A common stock. Until March 15, 2000, each holder of the new Class A common stock had the option to convert all, but not less than all, of its shares into the same number of shares of Class B common stock. Only Onex Corporation elected to convert its shares of Class A common stock into shares of Class B common stock. Each share of Class B common stock is entitled to 25 votes per share while each share of our Class A common stock is entitled to one vote per share. For a description of the rights of our Class A and Class B common stock, see "Description of Capital Stock -- Common Stock".



     As of March 23, 2000, Onex and its affiliates owned of record and beneficially 100% of our Class B common stock.



                                               NUMBER OF        PERCENTAGE OF
                                               SHARES OF       CLASS A COMMON
                                                CLASS A      STOCK BENEFICIALLY
                                                 COMMON             OWNED
                                                 STOCK       -------------------       PERCENT OF
                                              BENEFICIALLY    BEFORE     AFTER     TOTAL VOTING POWER
                                                OWNED(1)     OFFERING   OFFERING   AFTER THE OFFERING
                                              ------------   --------   --------   ------------------
5% STOCKHOLDERS:
Gerald W. Schwartz(2).......................   66,451,221      91.78%     77.54%        98.85%
  161 Bay Street, 49th Floor
  P.O. Box 700
  Toronto, Ontario MSJ 2S1
Onex Corporation(2).........................   66,451,221      91.78      77.54          98.85
  161 Bay Street, 49th Floor
  P.O. Box 700
  Toronto, Ontario MSJ 2S1
Onex Holding Property Management Ltd.(2)....   66,451,221      91.78      77.54          98.85
  c/o Nachurs Alpine Solutions
  421 Leader Street
  Marion, Ohio 43302
Edward Schwartz(3)..........................    3,019,540      46.82      15.29              *
  18 Banigan Drive
  Toronto, Ontario M4H IE9
Peter A. Berczi(4)..........................    1,217,184      17.39       6.00              *
  350 Burnham Thorpe Road West
  Suite 603
  Mississauga, Ontario L5B 3JI

                                               NUMBER OF        PERCENTAGE OF
                                               SHARES OF       CLASS A COMMON
                                                CLASS A      STOCK BENEFICIALLY
                                                 COMMON             OWNED
                                                 STOCK       -------------------       PERCENT OF
                                              BENEFICIALLY    BEFORE     AFTER     TOTAL VOTING POWER
                                                OWNED(1)     OFFERING   OFFERING   AFTER THE OFFERING
                                              ------------   --------   --------   ------------------
Bruce Simpson(5)............................      653,571       9.90%      3.28%             *
  350 Burnham Thorpe Road West
  Suite 603
  Mississauga, Ontario L5B 3JI
William Rella(6)............................      376,221       6.25       1.95              *
  120 Brighton Road
  Clifton, New Jersey 07012
Joseph L. Temple(7).........................      356,429       5.95       1.85              *
  40 Clientlogic Corporation
  10065 East Harvard, Suite 750
  Denver, Colorado 80231
S. Dianne Thompson(7).......................      356,429       5.95       1.85              *
  c/o Clientlogic Corporation
  10065 East Harvard, Suite 750
  Denver, Colorado 80231
OFFICERS AND DIRECTORS:
Thomas O. Harbison(8).......................           --         --         --             --
Mark R. Briggs(9)...........................      128,572       2.16          *              *
Gene S. Morphis(10).........................       42,919          *
Jules T. Kortenhorst(11)....................    1,234,703      18.44       6.18              *
Joanne G. Biltekoff(12).....................       40,358          *          *              *
Lee O. Waters(13)...........................       32,739          *          *              *
Thomas P. Dea(14)...........................           --         --         --             --
Seth M. Mersky(15)..........................           --         --         --             --
All executive officers and directors as a
  group (12 persons)(16)....................    1,625,707      23.97       8.10              *


---------------

  *  Represents less than 1%.


 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options and warrants that are currently exercisable within 60 days of March 23, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.



 (2) Represents 66,451,221 shares of Class A common stock issuable upon conversion, on a one for one basis, of Class B common stock held of record by Onex Holding Property Management Ltd., which may be attributed to Onex, its indirect parent, and Gerald W. Schwartz. Mr. Schwartz is the controlling stockholder of Onex and serves as its Chairman of the Board, President and Chief Executive Officer. Accordingly, Mr. Schwartz may be deemed to be the beneficial owner of Class A common stock beneficially held by Onex Holding Property Management Ltd. Mr. Schwartz disclaims beneficial ownership of the Class A Common Stock not owned of record by him.



 (3) Includes 498,355 shares of our common stock issuable in exchange for exchangeable preferred stock of one of our subsidiaries.



 (4) Includes 175,007 shares of Class A common stock that Mr. Berczi may acquire upon exercise of options and 875,034 shares of our common stock issuable in exchange for exchangeable preferred stock of one of our subsidiaries.

 (5) Includes 63,639 shares of Class A common stock that Mr. Simpson may acquire upon exercise of options and 589,932 shares of our common stock issuable in exchange for exchangeable preferred stock of one of our subsidiaries.



 (6) Includes 71,070 options to purchase shares of Class A common stock granted under Mr. Rella's employment agreement.



 (7) Includes 35,000 shares of Class A common stock that may be acquired by each of Mr. Temple and Ms. Thompson if they elect to receive shares of Class A common stock instead of cash as payment of an installment due April 1, 2000 under their promissory notes issued in connection with our purchase of MarketVision, assuming a fair market value of our Class A common stock of $15.00 per share.



 (8) Excludes 235,332 shares of Class A common stock in which Mr. Harbison has an indirect interest through Onex ClientLogic Holdings LLC. Onex, Onex ClientLogic Holdings LLC and Mr. Schwartz share beneficial ownership of these shares. Mr. Harbison disclaims beneficial ownership of these shares. In addition, Mr. Harbison is eligible to receive additional cash or Class A common stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.



 (9) These figures do not include 1,479,398 shares of Class A common stock that Mr. Briggs may acquire upon the exercise of options granted under the stock option plan. These options will vest upon the completion of this offering but are not exercisable unless and until Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses. These figures do not include 96,429 phantom stock units held by Mr. Briggs under our deferred compensation plan. The deferred compensation plan provides that each phantom stock unit will become available for distribution upon the occurrence of specified events. Upon distribution, each phantom stock unit will be converted into cash in an amount equal to the market value of one share of our Class A common stock at the time of conversion or one share of Class A common stock, as determined by our compensation committee. We expect that Mr. Briggs' phantom stock units will become available for distribution upon completion of this offering. See "Management -- Benefit Plans -- Deferred Compensation Plan." In addition, Mr. Briggs is eligible to receive additional cash or shares of Class A common stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.



(10) Includes 42,919 shares of Class A common stock, which Mr. Morphis may acquire upon the exercise of an option we granted under Mr. Morphis' contingent securities purchase agreement. Excludes 14,243 shares of Class A common stock through which Mr. Morphis has an indirect interest through an interest in Onex ClientLogic Holdings LLC. Onex, Onex ClientLogic Holding LLC and Mr. Schwartz share beneficial ownership of these shares. Mr. Morphis disclaims beneficial ownership of these shares. In addition, Mr. Morphis is eligible to receive additional cash or stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.



(11) Includes 393,041 shares of Class A common stock held of record by Mr. Kortenhorst and 737,176 options and warrants to acquire shares of Class A common stock. Also includes 98,416 shares of Class A common stock and 6,070 options and warrants to acquire shares of Class A common stock held of record by affiliates of Mr. Kortenhorst.



(12) Excludes 35,358 shares of Class A common stock that Ms. Biltekoff is eligible to receive upon a distribution under our deferred compensation plan. We expect that the phantom stock units held by Ms. Biltekoff will become available for distribution upon completion of this offering. The deferred compensation plan provides that, upon a distribution, Ms. Biltekoff will receive cash, Class A common stock or a combination of cash and Class A common stock as determined by the compensation committee of the board of directors. See "Management -- Benefit Plans -- Deferred Compensation Plan". In addition, Ms. Biltekoff is eligible to receive additional cash or shares of


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

     Class A common stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.


(13) Includes 28,929 shares of Class A common stock that Mr. Waters may acquire upon the exercise of options granted under our stock option plan. In addition, Mr. Waters is eligible to receive additional cash or Class A common stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.



(14) Excludes 144,113 shares of Class A common stock in which Mr. Dea has an indirect interest through Onex ClientLogic Holdings LLC. Onex, Onex ClientLogic Holding LLC and Mr. Schwartz share beneficial ownership of these shares. Mr. Dea disclaims beneficial ownership of these shares. In addition, Mr. Dea is eligible to receive additional cash or Class A common stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.



(15) Excludes 188,150 shares of Class A common stock in which Mr. Mersky has an indirect interest through Onex ClientLogic Holdings LLC. Onex, Onex ClientLogic Holdings LLC and Mr. Schwartz share beneficial ownership of these shares. Mr. Mersky disclaims beneficial ownership of these shares. In addition, Mr. Mersky is eligible to receive additional cash or Class A common stock, determinable in the sole discretion of Onex, in the event Onex realizes a 15% compounded annual internal rate of return on its equity investment in our company, after expenses.



(16) Includes 829,559 shares which may be acquired upon the exercise of options, warrants and other rights to acquire our Class A common stock.


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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Monitoring and Oversight Agreement. We have entered into a ten-year monitoring and oversight agreement with Onex Service Partners, effective as of January 1, 1999. Onex Service Partners is an affiliate of Onex and Thomas O. Harbison, the chairman of our board of directors. Under the monitoring and oversight agreement, we receive monitoring and oversight services and are required to pay Onex Service Partners an annual fee of $600,000, payable quarterly. Seth M. Mersky, Thomas P. Dea and Thomas O. Harbison, directors of our company, are each directors of Onex Service Partners. Onex Service Partners is also entitled to reimbursement for any expenses incurred by it in connection with rendering services allocable to Onex Service Partners under the monitoring and oversight agreement. In addition, we have agreed to indemnify Onex Service Partners, its affiliates, and each of their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to the services rendered by Onex Service Partners under the monitoring and oversight agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Onex Service Partners. Our subsidiaries are also parties to this agreement. For the year ended December 31, 1999, we owe Onex Service Partners $600,000 under this agreement.

     Financial Advisory Agreement. We also entered into a ten-year financial advisory agreement with Onex Service Partners on May 1, 1999. Under the financial advisory agreement, Onex Service Partners is entitled to receive a fee equal to 1.5% of the transaction value for each transaction in which we or any of our subsidiaries are involved. For transactions during the year ended December 31, 1999, we paid Onex Service Partners aggregate fees of approximately $1,776,390 under this agreement. The term "transaction value" means the total value of the transaction, including the aggregate amount of the funds required to complete the transaction, excluding any fees payable under the financial advisory agreement, and including the amount of any indebtedness and preferred stock assumed, net of cash. The term "transaction" means any proposal by a third party for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving us or any of our subsidiaries. In addition, we have agreed to indemnify Onex Service Partners, its affiliates, and each of their directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to the services rendered by Onex Service Partners under the financial advisory agreement and not resulting primarily from the bad faith, gross negligence, or willful misconduct of Onex Service Partners. Our subsidiaries are also parties to this agreement.

     Financing Provided by Onex. We and our domestic subsidiaries are currently parties to an amended and restated credit agreement dated as of May 25, 1999, among Onex ClientLogic Finance LLC, an indirect subsidiary of Onex, as the lender, and Toronto Dominion (Texas), Inc., as the agent. The credit agreement relates to a $60 million term loan from Onex ClientLogic Finance to us. The following is a description of the material terms of the credit agreement and is subject to, and qualified in its entirety by reference to, the full text of the credit agreement, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this prospectus forms a part.

     The credit agreement provides for a term loan of $60 million. At December 31, 1999 we had $60 million of outstanding borrowings under the agreement. The principal of the loan must be repaid as follows:

SCHEDULED PRINCIPAL REPAYMENT DATE                          AMOUNT
----------------------------------                        -----------
May 25, 2003............................................  $   500,000
May 25, 2004............................................  $17,000,000
May 25, 2005............................................  $17,000,000
May 25, 2006............................................  $25,500,000

     We must repay the loan in full on May 25, 2006. We cannot reborrow any amounts that we have repaid.

     We pay interest on borrowings at a rate equal to:

     - the higher of the federal funds rate plus 1.5% or Toronto Dominion's prime commercial lending rate, or

     - the annual London interbank offered rate for dollar deposits having comparable interest periods and loan amounts, divided by one minus the average maximum rate at which reserves are required to be maintained by the Federal Reserve System for Eurocurrency liabilities;

     plus additional annual interest ranging from 0.75% to 3.25% depending on the ratio of our total debt to cash flow at the time of borrowing. As of March 7, 2000, the interest rate under the credit agreement was 9.19%. During the year ended December 31, 1999, we paid $92,000 in interest under our credit agreement.

     Our domestic subsidiaries guarantee our obligations under the credit agreement and secure the guarantee by granting Toronto Dominion a first-priority perfected security interest to substantially all of their assets. Additionally, we have granted Toronto Dominion a first-priority perfected security interest in substantially all of our assets and have pledged the capital stock of our domestic subsidiaries. Each of our domestic subsidiaries other than ClientLogic International, Inc. has pledged the capital stock of its subsidiaries to Toronto Dominion. However, not more than 65% of the capital stock of any of our indirect subsidiaries that are not organized under the laws of the United States has been pledged to secure our obligations under the credit agreement.

     The credit agreement contains customary restrictive covenants, which, among other things and with some exceptions, limit our ability to incur additional indebtedness, enter into transactions with affiliates, pay dividends, consolidate, merge or sell assets, issue additional stock, make capital expenditures or enter new lines of business. The credit agreement also limits our ability to make additional acquisitions in excess of $15.0 million on an individual basis. We are also required to maintain specified financial ratios and to comply with financial tests, such as maximum total debt to cash flow, minimum cash flow to debt service and minimum cash flow to interest expense ratios. Additionally, we are restricted in the amount of capital expenditures we may make on an annual basis. We are also required to make mandatory prepayments on the loans on the occurrence of specified events, including the generation of excess cash flow and the sale of material assets.

     The credit agreement contains customary events of default, including defaults in the payment of principal or interest when due and in the performance of covenants and other specified defaults, including payment defaults under other debt agreements, bankruptcy or similar proceedings. We intend to repay all of the borrowings under this credit agreement with the proceeds of this offering.

     Funding of Acquisitions. In January 1999, Onex ClientLogic Holdings LLC funded our acquisition of LCS by providing cash in the amount of $25,000,000 for 20,833,333 shares of common stock and an unsecured promissory note for $10,000,000. We repaid the promissory note in October 1999 by issuing to Onex 6,323,957 shares of common stock and paying to Onex $2,411,252. The purchase price per share of common stock was $1.20, which our board of directors determined to be the fair market value.

     In October 1999, Onex ClientLogic Holdings LLC funded our acquisition of Cordena and Adverbe by providing us with cash in the amount of $34,594,559 for 15,375,360 shares of common stock. The purchase price per share was $2.25, which the board of directors determined to be fair market value.


     In December 1999, Onex ClientLogic Holdings LLC funded our acquisition of MarketVision by providing us with cash in the amount of $11,929,335 for 2,385,867 shares of common stock. The purchase price per share was $5.00, which the board of directors determined to be fair market value.



     The share numbers and per share purchase prices in the preceding three paragraphs do not give effect to our reverse stock split on March 27, 2000


     Loans for Relocation. In October 1999, we made two loans to Lee O. Waters in connection with his relocation to Nashville, Tennessee. The first loan has a principal amount of $65,000.00, an annual interest
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

rate of 8% and is payable upon the sale of Mr. Waters' residence in Williamsville, New York, or April 11, 2000, whichever occurs first. The second loan has a principal amount of $374,270.57, an annual interest rate of 8% and is payable on or before February 28, 2000. Both loans are secured by the shares of Class A common stock owned or acquired by Mr. Waters. On February 1, 2000, Mr. Waters repaid the second loan in full.

     Loan Commitment to Mr. Kortenhorst. In connection with our acquisition of Cordena, we entered into a letter agreement with Mr. Kortenhorst. Under the agreement, we agreed to loan Mr. Kortenhorst up to NLG 1,000,000 if the bonus Mr. Kortenhorst is eligible to receive under the Cordena purchase agreement is less than NLG 1,000,000. The loan accrues interest annually at our cost of borrowing and is due and payable on December 31, 2001. The loan is also due and payable upon Mr. Kortenhorst's termination for cause or if he voluntarily terminates his employment.

     Director Indemnity Agreements. We entered into indemnification agreements in January 1999 with Mark R. Briggs, Thomas P. Dea, Thomas O. Harbison and Seth
M. Mersky in connection with their service as directors and/or executive officers of our company and of our subsidiaries. The indemnification agreements provide that we and our subsidiaries will indemnify Messrs. Briggs, Dea, Harbison and Mersky for any losses they incur in connection with any proceedings against them in their capacity as an officer or director to the fullest extent permitted under the General Corporation Law of the State of Delaware. In the indemnification agreements, the term "losses" means all liabilities, losses and claims, including judgments, fines, penalties, and amounts to be paid in settlement, incurred in connection with any proceeding. The term "proceeding" means a threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative.

     Stockholders Agreement. In October 1998, we entered into a stockholders agreement with each of our stockholders. The stockholders agreement contains provisions concerning:

     - the grant to an affiliate of Onex of a proxy to vote on behalf of all stockholders for all material matters;

     - contractual preemptive rights;

     - limitations on transfer of our common stock;

     - registration rights;

     - Onex's option to purchase an unaccredited stockholder's shares in some circumstances; and

     - confidentiality, noncompetition and nonsolicitation.

     By its terms, all provisions of the stockholders agreement other than registration rights will terminate upon the completion of this offering. The registration rights provisions of the stockholders agreement will be replaced, effective upon completion of this offering, by the registration rights agreement described below.

     Registration Rights Agreement. The registration rights agreement will be effective upon completion of this offering and will amend and restate the registration rights provisions of the stockholders agreement. The registration rights agreement will grant to Onex the ability to make three requests for registration of its Class A or Class B common stock on a Form S-1 registration statement and unlimited requests for registration on a Form S-3 registration statement. Our other existing Class A stockholders will be allowed to participate pro rata in any of these registrations. Also, if we offer any new equity shares under a registration statement filed with the Commission, other than registrations relating to employee plans or for the purpose of acquisitions, our existing Class A stockholders will be allowed to participate pro rata except where inclusion of their shares would materially affect the offering.

     Contribution of Canadian Access to InsLogic.com Holding Corporation. In March 1999, our wholly-owned subsidiary, ClientLogic Operating Corporation, acquired a portion of the assets of Canadian Access Insurance Services, Inc., a provider of outsourced customer relationship services to the insurance marketplace. In September 1999, we formed a subsidiary, InsLogic.com Holding Corporation, which we
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

refer to as InsLogic, to serve as the holding company of a new subsidiary, InsLogic.com Corporation. InsLogic.com Corporation was formed to hold the assets acquired from Canadian Access. ClientLogic Operating transferred the assets acquired from Canadian Access to InsLogic.com Corporation under a contribution agreement. In connection with that transfer, we entered into the following agreements:

     - Contribution Agreement. In September of 1999, ClientLogic Operating entered into a contribution agreement with InsLogic and InsLogic.com Corporation. Under the contribution agreement, Clientlogic Operating contributed the acquired assets and liabilities of Canadian Access in return for 50,000,000 shares of InsLogic common stock.

     - Transition Services Agreement. Effective as of September 1999, ClientLogic Operating entered into a transitional services agreement with InsLogic.com Corporation. Under the transition services agreement, we agreed to provide payroll and benefits, use of facilities and professional services from our legal and accounting departments until the later of August 31, 2000 or until we no longer own a majority of InsLogic's common stock on a fully diluted basis. We provide these services to InsLogic.com Corporation at cost plus specified percentages depending on the services provided. As of February 29, 2000, we have not received any fees under this agreement, but we have received approximately $1.8 million in reimbursements of costs incurred by us in providing personnel and services under this agreement.

     - Master Service Agreement. Effective as of September 1999, ClientLogic Operating entered into a master service agreement with InsLogic.com Corporation. Under the master service agreement, ClientLogic Operating agreed to provide call center and related services to InsLogic.com Corporation for three years. We provide these services at cost plus specified percentages based upon the services provided. As of March 1, 2000 we have not provided any services or received any fees under this agreement.

     - Non-competition Agreement. In December 1999, we entered into a noncompetition agreement with InsLogic and InsLogic.com Corporation. Under the noncompetition agreement, we agreed not to compete with InsLogic or InsLogic.com Corporation in the insurance services business and InsLogic and InsLogic.com Corporation agreed not to compete in the customer service, sales, support and fulfillment services business. The noncompetition agreement expires in December 2002.


     Spin-Off of InsLogic and its Subsidiaries. We have declared a dividend of the shares of common stock of InsLogic to our existing stockholders of record as of March 15, 2000, except for a small percentage which we contributed to one of our indirect subsidiaries for distribution to holders of shares of that subsidiary's stock which are exchangeable at the option of the holders into shares of our common stock. We will pay the remaining shares of InsLogic as a dividend to our existing stockholders, pro rata based on the number of shares held by each stockholder. This dividend will be paid prior to this offering. After our payment of this dividend, we will no longer have any ownership interest in InsLogic or any of its subsidiaries. However, the agreements between us and InsLogic will remain in effect.


     We have estimated the fair market value of InsLogic to be approximately $28,700,000 based on information InsLogic has provided to us. Based on this estimate, we expect to realize a tax gain of approximately $27,100,000 as a result of the distribution, but we expect this gain to be fully offset by operating losses and loss carryforwards.


     In addition, we have granted to the Chief Executive Officer of InsLogic, Peter A. Berczi, who was also a director of our company in 1999, the right to demand registration of his 167,143 shares of Class A common stock, 154,642 shares of Class A common stock issuable upon the exercise of options and 875,034 shares of Class A common stock issuable upon the conversion of his exchangeable preferred shares in one of our subsidiaries. Mr. Berczi may make a demand upon our company to register his shares of Class A common stock following the completion of a registered secondary offering of shares of our Class A common stock which includes shares held by Onex, and contingent on our eligibility to file a registration statement on Form S-3.


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


     MarketVision Transaction. In connection with our acquisition of MarketVision, we issued a promissory note and a contingent promissory note to each of Joseph L. Temple and S. Dianne Thompson, who each beneficially own more than 5% of our Class A common stock. The promissory notes have the following terms:


     - $2,625,000 in principal amount;

     - 8.25% interest on unpaid principal amounts, payable quarterly;

     - 10.25% interest on past due amounts; and

     - principal payable in five equal annual installments, commencing on April 1, 2000.

     Mr. Temple and Ms. Thompson may elect to receive their principal payments in Class A common stock or cash. If Mr. Temple or Ms. Thompson elects to receive his or her principal payment in Class A common stock, the number of shares of Class A common stock received shall be based on the fair market value as determined by the board of directors on the date of payment.

     The contingent promissory notes have the following terms:

     - $375,000 principal amount;

     - 8.30% interest on unpaid principal amounts payable quarterly in arrears if the conditions described below are met;

     - 10.30% interest on any past due amounts;


     - one half of the principal amount and accrued interest is payable by April 15, 2001 if MarketVision achieves its revenue goals for 2001; and



     - one half of the principal amount and accrued interest is payable by April 15, 2002 if MarketVision achieves its revenue goals for 2002.


     Payments of any amounts under the contingent promissory notes may be made only in cash.

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

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock, preferred stock, amended and restated certificate of incorporation and amended and restated bylaws are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this prospectus forms a part.

     We are authorized to issue up to 225,000,000 shares of Class A common stock, par value $.01 per share, 130,000,000 shares of Class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share.

                                  COMMON STOCK


     As of March 23, 2000, we had 5,951,285 shares of Class A common stock outstanding held of record by 201 stockholders and 66,451,221 shares of Class B common stock outstanding held by Onex. Based upon the number of shares outstanding as of that date and giving effect to the issuance of an aggregate of 13,300,000 shares of Class A common stock in this offering, there will be 19,251,285 shares of Class A common stock and 66,451,221 shares of Class B common stock outstanding upon the closing of this offering.


     All of the issued and outstanding shares of Class A and Class B common stock and the shares of Class A common stock to be issued in this offering are or will be fully paid and nonassessable. Except as described below, shares of Class A common stock and Class B common stock will generally have identical rights. In addition, under our amended and restated certificate of incorporation, holders of Class A common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

     Voting Rights. The holders of Class A common stock and Class B common stock are entitled to notice of and to attend all meetings of our stockholders and to vote at all meetings together as a single class, except on matters where the holders of a class are entitled to vote separately under law or pursuant to our amended and restated certificate of incorporation. The holders of Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. The holders of Class B common stock is entitled to 25 votes per share on all matters to be voted on by stockholders generally, including the election of directors. The holders of Class B common stock are entitled to one vote per share when voting on a matter for which they are entitled to vote as a separate class. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. See "Risk Factors -- Onex Corporation will be able to control our management and corporate affairs and other stockholders will be unable to affect the outcome of corporate matters."

     Liquidation Preferences. If we are liquidated, dissolved or wound up, the holders of Class A common stock and Class B common stock will be entitled to receive distributions only after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities and the prior rights of our preferred stock shall be distributed to the holders of Class A common stock and Class B common stock pro rata on a per share basis.


     Conversion Rights/Mandatory Conversion. Holders of Class A common stock have no rights to convert into Class B common stock. Holders of Class B common stock may convert each share into one share of Class A common stock at any time. In addition, shares of Class B common stock will


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

automatically convert into the same number of shares of Class A common stock upon the occurrence of any of the following:

     - if transferred to anyone except to Onex or any affiliate, director, officer or employee of Onex or to any purchaser of all of the outstanding Class A and Class B common stock, the shares of Class B common stock transferred will automatically convert into shares of Class A common stock;

     - if any holder of Class B common stock who is an affiliate of Onex ceases to be an affiliate of Onex, the shares of Class B common stock held by that former affiliate will automatically convert into shares of Class A common stock;

     - if Onex and its affiliates collectively cease to have the right, in all cases, to exercise or direct the voting rights of the Class B common stock held by them, their Class B common stock will automatically convert into shares of Class A common stock; and

     - if at any time the number of outstanding shares of Class B common stock represents less than 5% of the total number of outstanding shares of Class A and Class B common stock, all of the outstanding shares of Class B common stock will automatically convert into shares of Class A common stock.

     Dividends. The Class A and Class B shares are entitled to share equally on a per share basis in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

     - Class A shares may be paid only to holders of Class A common stock and Class B shares may be paid only to holders of Class B common stock; and

     - the number of shares of Class B common stock paid as a dividend on each outstanding share of Class B common stock must be equal to the number of shares of Class A common stock paid as a dividend on each share of Class A common stock.

     Modification, Subdivision and Consolidation. Any change to the provisions in our amended and restated certificate of incorporation relating to the Class A common stock or the Class B common stock requires the separate affirmative vote of two-thirds of the votes cast by the holders of the class affected by such change, voting as a separate class. We may not subdivide or consolidate the shares of Class A common stock or the shares of Class B common stock without at the same time proportionately subdividing or consolidating the shares of the other class.

SPECIAL PROVISIONS IN OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
  AMENDED AND RESTATED BYLAWS AND VARIOUS PROVISIONS OF DELAWARE LAW WHICH MAY
                           HAVE ANTI-TAKEOVER EFFECTS

     Our amended and restated certificate of incorporation and amended and restated bylaws include certain provisions that could deter an attempt to take over our company. The provisions are intended to enhance the likelihood of continuity and stability in the composition of, and policies formulated by, our board.

     Blank Check Preferred Stock. Our amended and restated certificate of incorporation provides that our board of directors may authorize the issuance of up to 20,000,000 shares of preferred stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each such series. We have no present intention to issue any preferred stock. However, we could issue a series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price. The board of directors does not intend to seek stockholder approval prior to any issuance of such preferred stock, unless otherwise required by law or stock exchange rules.

     Classified Board of Directors. Our amended and restated certificate of incorporation provides for a board of directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors.

     Director Vacancies; Removal of Directors. Our amended and restated bylaws provide that our board of directors, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board of directors. Moreover, under the General Corporation Law of the State of Delaware, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the bylaws authorizing the board of directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     Special Meetings. Our amended and restated bylaws provide that special meetings of our stockholders may be called by a majority of the board of directors or any holder or holders of at least 50% of the total voting power of our outstanding Class A and Class B common stock.


     Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our amended and restated bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the secretary of our company prior to the meeting. To be timely, a stockholder notice relating to an annual meeting must be received at our principal executive offices not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year's annual meeting, a stockholder notice must be delivered not earlier than 90 days prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting. In addition, if our board of directors determines that directors will be elected at a special meeting, a stockholder must give written notice of any nominations to be brought before the special meeting no earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following the day on which we first publicly announce the date of the special meeting.


     Notice to our company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person was not nominated in accordance with the nomination procedure, in which case that person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before that meeting in accordance with the bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the above-mentioned procedures.

     Delaware Takeover Statute. Section 203 of the Delaware corporation law prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date these persons become interested stockholders. Interested stockholders generally include:

     - persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

     - persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which such person's status as an interested stockholder is determined.

Subject to certain exceptions, a "business combination" includes, among other things:

     - mergers and consolidations;

     - the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

     - transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to certain exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became such and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

     - any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

     - any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits which we provided.

Section 203 does not apply to a business combination if:

     - before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (other than certain excluded shares); or

     - following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

     These provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

                       LIMITATIONS ON DIRECTOR LIABILITY

     Our amended and restated certificate of incorporation also contains provisions permitted under the General Corporation Law of the State of Delaware regarding liability of directors. These provisions eliminate the personal liability of our directors to us and our stockholders for monetary damages for any breach of their fiduciary duties in their capacity as directors, except for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the General Corporation Law of the State of Delaware (regarding certain unlawful dividends, stock repurchases or stock redemptions), or for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. In addition, these provisions do not apply to claims against a director for violation of certain laws, including the federal securities laws. Our amended and restated certificate of incorporation further provides that we must indemnify our directors and officers, and may indemnify any employee or agent of the company, to the fullest extent permitted by Delaware law. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

     We have also entered into indemnification agreements with Mark R. Briggs, Thomas P. Dea, Thomas O. Harbison and Seth M. Mersky which further limit their potential liability as directors of our company. For a description of these agreements, see "Certain Relationships and Related Party
Transactions -- Director Indemnity Agreements."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have 19,251,285 shares of Class A common stock issued and outstanding, assuming no exercise of the underwriters' over-allotment option, and 66,451,221 shares of Class B common stock issued and outstanding. Of these shares, the 13,300,000 shares of Class A common stock sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction in the public market, except to the extent that our affiliates acquired any of these shares. Resales of shares acquired by affiliates are subject to restrictions under Rule 144 under the Securities Act. The shares of our outstanding Class A common stock were issued in reliance on exemptions from the registration requirements of the Securities Act, and these shares are "restricted" securities under Rule 144. The number of "restricted" shares available for sale in the public market is limited by the restrictions under Rule 144.


LOCK-UP AGREEMENTS


     Our directors, members of senior management and holders of substantially all of our Class A common stock have agreed pursuant to lock-up agreements not to sell or otherwise dispose of their shares of Class A common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney.


     Salomon Smith Barney Inc. has informed us that it has no current intentions of releasing any shares subject to the lock-up agreements. Any determination by Salomon Smith Barney Inc. to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

RULE 144

     In general, under Rule 144, as currently in effect, a person who has beneficially owned our common stock for at least one year is entitled to sell a number of shares within any three month period that does not exceed the greater of:

     - 1% of the then outstanding shares of the class of common stock; or

     - the average weekly trading volume of the Class A common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     A stockholder who is deemed not to have been an affiliate for at least three months prior to the date of sale and who has beneficially owned the shares to be sold for at least two years would be entitled to sell the shares under Rule 144 without regard to the volume, manner of sale and other limitations described above.


     Approximately 59,820,750 shares of our outstanding Class A common stock will become available for sale, subject to the volume limitations of Rule 144, after the expiration of the lock-up period. The remaining shares of our outstanding Class A common stock will become available for sale, subject to the volume limitations of Rule 144, at various times after the expiration of the lock-up period and upon expiration of one-year holding periods required by Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act, as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory share plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

CLASS B COMMON STOCK

     Each share of our Class B common stock is convertible at any time into shares of our Class A common stock. In addition, shares of Class B common stock will automatically convert into shares of Class A common stock upon transfer to a person other than Onex or its affiliates. Shares of Class B common stock will also convert to shares of Class A common stock upon other occurrences described under "Description of Capital Stock -- Common Stock."

EXCHANGEABLE SHARES


     In connection with our acquisition of North Direct Response during 1998, one of our subsidiaries issued exchangeable preferred shares in exchange for minority shares of an affiliate of North Direct Response. These exchangeable preferred shares may be converted at our option or the option of the holders into 1,963,321 shares of our common stock.


REGISTRATION RIGHTS

     Onex has the right to require us to file registration statements covering the shares of Class A common stock it would receive upon conversion of its Class B common stock and Onex and all of our existing holders of our Class A common stock have rights to include their shares in registration statements we may file for our company or for other stockholders.


     In addition, we have granted to Peter A. Berczi, the Chief Executive Officer of InsLogic, the right to demand registration of his 167,143 shares of Class A common stock, 154,642 shares of Class A common stock issuable upon the exercise of options and 875,034 shares of Class A common stock issuable upon conversion of his exchangeable preferred shares in one of our subsidiaries. Mr. Berczi may make a demand after the completion of a registered secondary offering of shares of our Class A common stock which includes shares held by Onex, and contingent on our eligibility to file registration statements on Form S-3.


     If these holders exercise their right to have their shares registered, they could sell their shares immediately without regard to the holding periods or volume limitations under Rule 144.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock applicable to Non-U.S. Holders.

     A "Non-U.S. Holder" is generally an individual, corporation, estate or trust other than:

     - an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

     - a corporation created or organized in the United States or under the laws of the United States or of any subdivision thereof;

     - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

     - a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

     The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The following summary is for general information and applies only to Non-U.S. Holders that hold our Class A common stock as a capital asset. In addition, this discussion does not apply to persons holding our shares through a partnership or other pass-through entity. If you are a Non-U.S. Holder, you should consult a tax advisor about the U.S. federal tax consequences, in your particular circumstances (for example, if you are a former citizen or resident of the United States), of holding and disposing of our Class A common stock, as well as any tax consequences under the laws of any U.S. state or local or non-U.S. taxing jurisdiction.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisors on their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with withholding agent. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that an applicable income tax treaty may specify.

     Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after December 31, 2000, a Non-U.S. Holder of Class A common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Class A common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF CLASS A COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Class A common stock unless:

     - the gain is effectively connected with a U.S. trade or business, in which case the branch profits tax may also apply to a corporate Non-U.S. Holder;

     - the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

     - the Non-U.S. Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or

     - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the Class A common stock.

     The tax relating to stock in a "U.S. real property holding corporation" does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Class A common stock, provided that the Class A common stock is regularly traded on an established securities market. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

FEDERAL ESTATE TAXES

     Class A common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 31% on specific payments on Class A common stock. Under currently applicable law, Non-U.S. Holders of Class A common stock generally will be exempt from information reporting and backup withholding on dividends paid prior to January 1, 2001, to an address outside the U.S. For dividends paid after December 31, 2000, however, a Non-U.S. Holder of Class A common stock that fails to certify its Non-U.S. Holder status under applicable Treasury regulations may be subject to information reporting backup withholding at a rate of 31% on payments of dividends.

     With respect to the payment of proceeds upon the disposition of Class A common stock, under current law, Non-U.S. Holder's are not subject to backup withholding and will generally not be subject to information reporting but may be required to comply with certification or identification requirements to prove their exemption. For proceeds paid after December 31, 2000, backup withholding may apply in any circumstance in which information reporting would apply.

     Non-U.S. Holders should consult their own tax advisors on the application of information withholding and backup withholding to them in their particular circumstances (including, upon their disposition of Class A common stock).

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.


                                                                NUMBER
NAME                                                          OF SHARES
----                                                          ----------
Salomon Smith Barney Inc. ..................................
FleetBoston Robertson Stephens Inc. ........................
Deutsche Bank Securities Inc. ..............................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Thomas Weisel Partners LLC..................................
DLJdirect Inc. .............................................
TD Securities (USA) Inc. ...................................
E*OFFERING Corp.............................................
                                                              ----------
          Total.............................................  13,300,000
                                                              ==========


     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of particular legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.


     The underwriters, for whom Salomon Smith Barney Inc., FleetBoston Robertson Stephens Inc., Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Thomas Weisel Partners LLC and TD Securities (USA) Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $     per share. The underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.



     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,995,000 additional shares of Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.



     At our request, the underwriters will reserve up to 10.0% of the shares of our Class A common stock to be sold in this offering, at the initial public offering price, to our directors, officers and employees, as well as to clients, vendors and individuals associated with officers, directors and Onex. This directed share program will be administered by Salomon Smith Barney Inc. and TD Securities (USA) Inc. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933 in connection with sales of the directed shares.


     We, our officers and directors, and holders of substantially all of our existing outstanding shares of our Class A and Class B common stock have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our

Class A common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     Prior to this offering, there has been no public market for our Class A common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the Class A common stock will develop and continue after this offering.

     We have applied to have our Class A common stock included for quotation on the Nasdaq National Market under the symbol "CLGC".

     The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................   $              $
Total.......................................................   $              $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of Class A common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Class A common stock made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of the Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     We estimate that our total expenses of this offering, excluding the underwriting discount, will be $2.2 million.


     An electronic prospectus is being made available on Web sites maintained by DLJdirect Inc., E*OFFERING Corp. and E*TRADE Securities, Inc. Other than the prospectus in electronic format, any information on these Web sites relating to this offering is not part of this prospectus and has not been approved or endorsed by us or any underwriter and should not be relied upon by prospective investors.



     DLJdirect will make all allocations of securities distributed in this offering through the use of the Internet. Approximately two to three weeks prior to the scheduled offering date, DLJdirect will post on its Web site (www.dljdirect.com) a brief description of the offering which contains only the information permitted under Rule 134 of the Securities Act. At this time, DLJdirect will also send an e-mail to all DLJdirect account holders with $100,000 or more in assets in their accounts advising them of the offering.

These account holders will have access to the preliminary prospectus by links on the DLJdirect Web site. DLJdirect will allocate the shares it has underwritten based on its judgment of what is in the best interest of the issuer, considering the following criteria with respect to the account holders expressing an interest in the offering: asset level of the account, investment objectives of the account holder, trading history of the account, tenure of the account at DLJdirect and post-offering activity in previous offerings.


     E*OFFERING Corp. will allocate for distribution by E*TRADE Securities, Inc. a portion of the shares that E*OFFERING Corp. receives in this offering. Copies of the prospectus in electronic format will be made available on Internet websites maintained by E*OFFERING Corp. and E*TRADE Securities, Inc. Customers of E*TRADE Securities, Inc. who complete and pass an online eligibility profile may place conditional offers to purchase shares in this offering through E*TRADE Securities, Inc.'s Internet website.



     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 110 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.



     Because TD Securities (USA) Inc. is an affiliate of Toronto Dominion Bank, who will receive approximately $103.2 million of the proceeds of this offering to repay our senior credit facilities and our subordinated revolving credit facility, TD Securities may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. When an NASD member with a "conflict of interest" participates as an underwriter in a public offering, the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" meeting specified standards. In accordance with this rule, Salomon Smith Barney Inc. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Salomon Smith Barney has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Salomon Smith Barney will receive no compensation for acting in this capacity; however, we have agreed to indemnify Salomon Smith Barney for acting as a qualified independent underwriter against certain liabilities under the Securities Act.


     The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements of ClientLogic Corporation at December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from April 28, 1998 through December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of North Direct Response, Inc., the predecessor company, at April 27, 1998 and for the period from January 1, 1998 through April 27, 1998 and for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Upgrade Corporation of America and Subsidiary (d/b/a SOFTBANK Services Group) and The Ivy Group Limited at December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of LCS Industries, Inc. and subsidiaries as of September 30, 1997 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Cordena Call Management B.V. at December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers N.V., independent accountants, given on authority of said firm as experts in accounting and auditing.


     The financial statements of MarketVision, Inc. at December 31, 1998 and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of Terry & Stephenson, P.C., independent accountants, given on authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form S-1 with the Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other material we file with the Commission at the Commission's public reference room in Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: One American Center, 3100 West End Avenue, Suite 150, Nashville, Tennessee 37203, Attention:
Chief Financial Officer or (615) 301-7100.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
CLIENTLOGIC CORPORATION
Report of Independent Accountants...........................    F-3
Balance Sheets as at December 31, 1999 and 1998 and
  Predecessor Company Balance Sheet as at April 27, 1998....    F-5
Statement of Operations for the year ended December 31,
  1999, Statement of Operations for the period April 28,
  1998 through December 31, 1998 and Predecessor Company
  Statement of Operations for the period January 1, 1998
  through April 27, 1998 and the year ended December 31,
  1997......................................................    F-6
Statement of Stockholders' Equity for the year ended
  December 31, 1999, Statement of Stockholders' Equity for
  the period April 28, 1998 through December 31 1998, and
  Predecessor Company Statement of Stockholders' Equity for
  the period January 1, 1998 through April 27, 1998 and the
  year ended December 31, 1997..............................    F-7
Statement of Cash Flows for the year ended December 31,
  1999, Statement of Cash Flows for the period April 28,
  1998 through December 31, 1998 and Predecessor Company
  Statement of Cash Flows for the period January 1, 1998
  through April 27, 1998 and for the year ended December 31,
  1997......................................................    F-8
Notes to Financial Statements...............................    F-9
SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED
Report of Independent Accountants...........................   F-31
Combined Balance Sheets as at December 31, 1997 and 1996....   F-32
Combined Statement of Operations for the years ended
  December 31, 1997 and 1996................................   F-33
Combined Statement of Stockholders' Deficit for the years
  ended December 31, 1997 and 1996..........................   F-34
Combined Statement of Cash Flows for the years ended
  December 31, 1997 and 1996................................   F-35
Notes to Combined Financial Statements......................   F-36
SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED
Combined Balance Sheets as at September 30, 1998 (unaudited)
  and December 31, 1997.....................................   F-45
Combined Statement of Operations for the period January 1,
  1998 through September 30, 1998 (unaudited) and the period
  January 1, 1997 through September 30, 1997 (unaudited)....   F-46
Combined Statement of Stockholders' Deficit for the period
  January 1, 1998 through September 30, 1998 (unaudited) and the period January 1, 1997 through September 30, 1997
  (unaudited)...............................................   F-47
Combined Statement of Cash Flows for the period January 1,
  1998 through September 30, 1998 (unaudited) and the period
  January 1, 1997 through September 30, 1997 (unaudited)....   F-48
Notes to Combined Financial Statements (unaudited)..........   F-49
LCS INDUSTRIES, INC.
Independent Auditor's Report................................   F-51
Consolidated Balance Sheet as at September 30, 1998 and
  1997......................................................   F-52
Consolidated Statements of Income for the years ended
  September 30, 1998, 1997 and 1996.........................   F-53
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended September 30, 1998, 1997 and 1996.....   F-54
Consolidated Statements of Cash Flows for the years ended
  September 30, 1998, 1997 and 1996.........................   F-55
Notes to Consolidated Financial Statements..................   F-57

                                                              PAGE
                                                              -----
LCS INDUSTRIES, INC.
Consolidated Balance Sheets as at December 31, 1998
  (unaudited) and September 30, 1998........................   F-70
Consolidated Statements of Income and Retained Earnings for
  the period October 1, 1998 through December 31, 1998
  (unaudited) and the period October 1, 1997 through
  December 31, 1997 (unaudited).............................   F-71
Consolidated Statements of Cash Flows for the period October
  1, 1998 through December 31, 1998 (unaudited) and the
  period October 1, 1997 through December 31, 1997
  (unaudited)...............................................   F-72
Notes to Consolidated Financial Statements (unaudited)......   F-73
CORDENA CALL MANAGEMENT B.V., THE HAGUE
Independent Auditor's Report................................   F-76
Consolidated Balance Sheets as at December 31, 1998 and
  1997......................................................   F-77
Consolidated Statement of Income for the years ended
  December 31, 1998, 1997 and 1996..........................   F-78
Consolidated Statement of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................   F-79
Notes to Consolidated Financial Statements..................   F-80
CORDENA CALL MANAGEMENT B.V., THE HAGUE
Consolidated Balance Sheets as at September 30, 1999
  (unaudited) and December 31, 1998.........................   F-91
Consolidated Statement of Income for the period January 1,
  1999 through September 30, 1999 (unaudited) and the period
  January 1, 1998 through September 30, 1998 (unaudited)....   F-92
Consolidated Statement of Cash Flows for the period January
  1, 1999 through September 30, 1999 (unaudited) and the
  period January 1, 1998 through September 30, 1998
  (unaudited)...............................................   F-93
Notes to Consolidated Financial Statements (unaudited)......   F-95
MARKETVISION, INC.
Independent Auditor's Report................................  F-100
Balance Sheet as at December 31, 1998.......................  F-101
Statement of Income and Retained Earnings for the year ended
  December 31, 1998.........................................  F-102
Statement of Cash Flows for the year ended December 31,
  1998......................................................  F-103
Notes to Financial Statements...............................  F-104
MARKETVISION, INC.
Balance Sheets as at November 30, 1999 (unaudited) and
  December 31, 1998.........................................  F-109
Statements of Income and Retained Earnings for the period
  January 1, 1999 through November 30, 1999 (unaudited) and
  the period January 1, 1998 through November 30, 1998
  (unaudited)...............................................  F-110
Statements of Cash Flows for the period January 1, 1999
  through November 30, 1999 (unaudited) and the period
  January 1, 1998 through November 30, 1998 (unaudited).....  F-111
Notes to Financial Statements (unaudited)...................  F-112

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ClientLogic Corporation

     In our opinion, the accompanying balance sheets at December 31, 1999 and 1998 and related statements of operations and comprehensive loss, of stockholders' equity and of cash flows for the year ended December 31, 1999 and the period from April 28, 1998 through December 31, 1998 present fairly, in all material respects, the financial position of ClientLogic Corporation and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and cash flows for the year ended December 31, 1999 and the period from April 28, 1998 through December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
Buffalo, New York
January 29, 2000
except as to Note 20, for
which the date is

March 27, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of North Direct Response, Inc. ("Predecessor Company")

     In our opinion, the accompanying balance sheet at April 27, 1998 and the related statements of operations and comprehensive loss, of stockholders' equity and of cash flows for the period from January 1, 1998 through April 27, 1998 and the year ended December 31, 1997 present fairly, in all material respects, the financial position of North Direct Response, Inc. at April 27, 1998 and the results of its operations and cash flows for the period from January 1, 1998 through April 27, 1998 and the year ended December 31, 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
Buffalo, New York
January 29, 2000

                            CLIENTLOGIC CORPORATION

                                 BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)


                                                                  CLIENTLOGIC
                                                                  CORPORATION
                                                              -------------------   PREDECESSOR
                                                                                      COMPANY
                                                                 DECEMBER 31,       -----------
                                                              -------------------   APRIL 27,
                                                                1999       1998       1998
                                                              --------   --------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 10,090   $  5,584     $   --
  Accounts receivable, less allowance for doubtful accounts
     of $2,478, $280 and $0, respectively...................    59,428     15,614      1,344
  Accounts receivable and other current assets -- related
     party..................................................     1,237         --         --
  Prepaids and other current assets.........................    16,649      1,791         66
                                                              --------   --------     ------
          Total current assets..............................    87,404     22,989      1,410
Capital assets..............................................    52,982     22,964      2,208
Other noncurrent assets.....................................     6,521      1,066         27
Goodwill....................................................   137,497     64,166         --
Debt issue costs............................................     1,479         --         --
                                                              --------   --------     ------
          Total assets......................................  $285,883   $111,185     $3,645
                                                              ========   ========     ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank indebtedness.........................................  $  3,324   $    343     $  404
  Accounts payable..........................................    36,013      9,607        184
  Accrued liabilities and other.............................    38,170      6,905        100
  Current installments of long-term debt....................     9,954         71         --
  Current installments of long-term debt to related party...     2,063         --         --
  Current portion of capital lease obligations..............     2,726      1,115        133
                                                              --------   --------     ------
          Total current liabilities.........................    92,250     18,041        821
Long-term debt..............................................    23,579      1,854         --
Long-term debt to related party.............................    66,059     30,000      1,748
Capital lease obligations...................................     5,270      1,588        363
Other noncurrent liabilities................................     1,513        563        175
                                                              --------   --------     ------
          Total liabilities.................................   188,671     52,046      3,107
                                                              --------   --------     ------
Subsidiary preferred stock..................................     5,058         --         --
Subsidiary exchangeable preferred stock.....................     3,054      3,054         --
Stockholders' equity:
  Common stock..............................................       714        395         --
  Common stock issuable.....................................     5,000         --         --
  Additional paid-in capital................................   150,305     61,897      1,666
  Accumulated deficit.......................................   (65,990)    (5,345)    (1,095)
  Accumulated other comprehensive loss......................      (666)      (862)       (33)
  Unearned compensation.....................................      (263)        --         --
                                                              --------   --------     ------
          Total stockholders' equity........................    89,100     56,085        538
                                                              --------   --------     ------
          Total liabilities and stockholders' equity........  $285,883   $111,185     $3,645
                                                              ========   ========     ======


                See accompanying notes to financial statements.

                            CLIENTLOGIC CORPORATION

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                       CLIENTLOGIC CORPORATION
                                -------------------------------------           PREDECESSOR COMPANY
                                                      COMBINED          -----------------------------------
                                                    PERIOD FROM         PERIOD FROM
                                CONSOLIDATED        APRIL 28, 1998      JANUARY 1, 1998
                                 YEAR ENDED           THROUGH             THROUGH         YEAR ENDED
                                DECEMBER 31, 1999   DECEMBER 31, 1998   APRIL 27, 1998    DECEMBER 31, 1997
                                -----------------   -----------------   ---------------   -----------------
Revenues......................      $177,791             $27,283            $ 1,633            $2,617
Costs and expenses
  Cost of services............        99,478              16,353                962             1,426
  Selling, general and
     administrative
     expenses.................        75,688               9,452                786             1,451
  Depreciation expense........        11,063               1,900                145               329
  Amortization expense........        23,559               3,937                  2                 4
  Impairment of intangible
     assets...................        22,273                  --                 --                --
  Loss on write-off of capital
     assets...................         2,968                  --                 --                --
Gain on sale of investment....        (3,395)                 --                 --                --
                                    --------             -------            -------            ------
Operating loss................       (53,843)             (4,359)              (262)             (593)
Interest expense, net.........         6,480                 921                 68               142
                                    --------             -------            -------            ------
Loss before income taxes......       (60,323)             (5,280)              (330)             (735)
Income taxes..................           322                  65                 --                --
                                    --------             -------            -------            ------
Net loss......................      $(60,645)            $(5,345)           $  (330)           $ (735)
                                    ========             =======            =======            ======
Other comprehensive income
  (loss), net of tax:
  Foreign currency transaction
     adjustment...............           196                (862)                 2               (35)
                                    --------             -------            -------            ------
Comprehensive loss............      $(60,449)            $(6,207)           $  (328)           $ (770)
                                    ========             =======            =======            ======
Basic loss per share..........      $  (1.01)            $ (0.28)           $ (0.03)           $(0.08)
                                    ========             =======            =======            ======
Weighted average number of
  shares outstanding (in
  thousands)..................        60,040              19,330             10,309             9,372


                See accompanying notes to financial statements.

                            CLIENTLOGIC CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

                                                 COMMON STOCK
                                             --------------------                  ADDITIONAL                     OTHER
                                              NUMBER OF     PAR     COMMON STOCK    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                               SHARES      VALUE      ISSUABLE      CAPITAL       DEFICIT     INCOME (LOSS)
                                             -----------   ------   ------------   ----------   -----------   -------------
PREDECESSOR COMPANY
BALANCE DECEMBER 31, 1996..................    7,113,396   $   --      $   --       $    403     $    (30)        $  --
                                             -----------   ------      ------       --------     --------         -----
  Issued for cash..........................    3,195,904       --          --          1,263           --            --
  Net loss for the year....................           --       --          --             --         (735)           --
  Other comprehensive loss for the year....           --       --          --             --           --           (35)
                                             -----------   ------      ------       --------     --------         -----
BALANCE DECEMBER 31, 1997..................   10,309,300       --          --          1,666         (765)          (35)
                                             ===========   ======      ======       ========     ========         =====
  Net loss for the period..................           --       --          --             --         (330)           --
  Other comprehensive income for the
    period.................................           --       --          --             --           --             2
                                             -----------   ------      ------       --------     --------         -----
BALANCE APRIL 27, 1998.....................   10,309,300   $   --      $   --       $  1,666     $ (1,095)        $ (33)
                                             ===========   ======      ======       ========     ========         =====
---------------------------------------------------------------------------------------------------------------------------
SUCCESSOR COMPANY
BALANCE APRIL 28, 1998.....................           --   $   --      $   --       $     --     $     --         $  --
                                             -----------   ------      ------       --------     --------         -----
  Issued for cash..........................    7,409,606                   --         12,142           --            --
  Net loss for the period..................
    April 28, 1998 - December 17, 1998.....           --       --          --             --       (1,831)           --
  Other comprehensive loss for the period
    April 28, 1998 - December 17, 1998.....           --       --          --             --           --          (721)
  Conversion of shares and transfer to
    ClientLogic Corporation on December 17,
    1998...................................   (7,409,606)                  --        (12,142)       1,831           721
                                             -----------   ------      ------       --------     --------         -----
BALANCE DECEMBER 17, 1998..................           --   $   --      $   --       $     --     $     --         $  --
                                             ===========   ======      ======       ========     ========         =====
CLIENTLOGIC CORPORATION
BALANCE SEPTEMBER 25, 1998.................           --   $   --      $   --       $     --     $     --         $  --
                                             -----------   ------      ------       --------     --------         -----
  Issued for cash in financing of SSG
    acquisition............................   32,142,851      321          --         49,679           --            --
  Conversion of shares of Successor Company
    and transfer to ClientLogic Corporation
    on December 17, 1998...................    7,335,045       74          --         12,068       (1,831)         (721)
  Net loss for the period
    September 25, 1998 - December 31,
    1998...................................           --       --          --             --       (3,514)           --
  Other comprehensive loss for the period
    September 25, 1998 - December 31,
    1998...................................           --       --          --             --           --          (141)
  Stock option grants......................           --       --          --            150           --            --
                                             -----------   ------      ------       --------     --------         -----
BALANCE DECEMBER 31, 1998..................   39,477,896   $  395      $   --       $ 61,897     $ (5,345)        $(862)
                                             -----------   ------      ------       --------     --------         -----
  .........................................                                --                          --            --
  Issued for cash in financing of LCS
    acquisition............................   18,749,997      187          --         34,813           --            --
  Issued for cash..........................      358,151        4          --            678           --            --
  Issued for cash and as purchase
    consideration in financing of
    Cordena/Adverbe acquisitions...........   11,219,102      112          --         39,155           --            --
  Issued for cash in financing of
    MarketVision acquisition...............    1,542,858       15          --         11,985           --            --
  Purchase consideration relating to
    MarketVision acquisition to be
    issued.................................           --       --       5,000             --           --            --
  Stock option exercises...................       16,396        1          --             36           --            --
  Stock option grants......................           --       --          --          1,741           --            --
  Net loss for the year....................           --       --          --             --      (60,645)           --
  Other comprehensive income for the
    year...................................           --       --          --             --           --           196
  Unearned compensation on stock option
    grants.................................           --       --          --             --           --            --
                                             -----------   ------      ------       --------     --------         -----
BALANCE DECEMBER 31, 1999..................   71,364,400   $  714      $5,000       $150,305     $(65,990)        $(666)
                                             ===========   ======      ======       ========     ========         =====


                                               UNEARNED
                                             COMPENSATION     TOTAL
                                             -------------   --------
PREDECESSOR COMPANY
BALANCE DECEMBER 31, 1996..................      $  --       $    373
                                                 -----       --------
  Issued for cash..........................         --          1,263
  Net loss for the year....................         --           (735)
  Other comprehensive loss for the year....         --            (35)
                                                 -----       --------
BALANCE DECEMBER 31, 1997..................         --            866
                                                 =====       ========
  Net loss for the period..................         --           (330)
  Other comprehensive income for the
    period.................................         --              2
                                                 -----       --------
BALANCE APRIL 27, 1998.....................      $  --       $    538
                                                 =====       ========
-------------------------------------------
SUCCESSOR COMPANY
BALANCE APRIL 28, 1998.....................      $  --       $     --
                                                 -----       --------
  Issued for cash..........................         --         12,142
  Net loss for the period..................                        --
    April 28, 1998 - December 17, 1998.....         --         (1,831)
  Other comprehensive loss for the period
    April 28, 1998 - December 17, 1998.....         --           (721)
  Conversion of shares and transfer to
    ClientLogic Corporation on December 17,
    1998...................................         --         (9,590)
                                                 -----       --------
BALANCE DECEMBER 17, 1998..................      $  --       $     --
                                                 =====       ========
CLIENTLOGIC CORPORATION
BALANCE SEPTEMBER 25, 1998.................      $  --       $     --
                                                 -----       --------
  Issued for cash in financing of SSG
    acquisition............................         --         50,000
  Conversion of shares of Successor Company
    and transfer to ClientLogic Corporation
    on December 17, 1998...................         --          9,590
  Net loss for the period
    September 25, 1998 - December 31,
    1998...................................         --         (3,514)
  Other comprehensive loss for the period
    September 25, 1998 - December 31,
    1998...................................         --           (141)
  Stock option grants......................         --            150
                                                 -----       --------
BALANCE DECEMBER 31, 1998..................      $  --       $ 56,085
                                                 -----       --------
  .........................................         --
  Issued for cash in financing of LCS
    acquisition............................         --         35,000
  Issued for cash..........................         --            682
  Issued for cash and as purchase
    consideration in financing of
    Cordena/Adverbe acquisitions...........         --         39,267
  Issued for cash in financing of
    MarketVision acquisition...............         --         12,000
  Purchase consideration relating to
    MarketVision acquisition to be
    issued.................................         --          5,000
  Stock option exercises...................         --             37
  Stock option grants......................         --          1,741
  Net loss for the year....................         --        (60,645)
  Other comprehensive income for the
    year...................................         --            196
  Unearned compensation on stock option
    grants.................................       (263)          (263)
                                                 -----       --------
BALANCE DECEMBER 31, 1999..................      $(263)      $ 89,100
                                                 =====       ========


                See accompanying notes to financial statements.

                            CLIENTLOGIC CORPORATION

                            STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)


                                                 CLIENTLOGIC CORPORATION
                                          -------------------------------------            PREDECESSOR COMPANY
                                                                COMBINED          --------------------------------------
                                          CONSOLIDATED        PERIOD FROM         PERIOD FROM
                                           YEAR ENDED         APRIL 28, 1998 TO   JANUARY 1, 1998 TO    YEAR ENDED
                                          DECEMBER 31, 1999   DECEMBER 31, 1998   APRIL 27, 1998       DECEMBER 31, 1997
                                          -----------------   -----------------   ------------------   -----------------
Net cash relating to operating
  activities:
  Net loss..............................      $ (60,645)          $ (5,345)             $(330)              $  (735)
  Adjustments to reconcile net loss to
    net cash relating to operating
    activities:
    Depreciation expense................         11,063              1,900                145                   329
    Amortization expense................         23,559              3,937                  2                     4
    Bad debt expense....................          2,305                206                 --                    --
    Impairment of intangible assets.....         22,273                 --                 --                    --
    Non-cash stock compensation
      expenses..........................          3,594                285                 --                    --
    Gain on sale of investment..........         (3,395)                --                 --                    --
    Loss on write-off of capital
      assets............................          2,968                 --                 --                    --
    Cumulative translation adjustment...            196               (862)                 2                   (35)
    Minority share of loss..............           (205)                --                 --                    --
    Increase (decrease) in cash due to
      changes in working capital:
      Accounts receivable...............        (13,104)            (4,123)               231                (1,578)
      Accounts receivable and other
        current assets-related party....         (1,237)                --                 --                    --
      Prepaids and other current
        assets..........................         (7,778)              (150)                 4                    92
      Accounts payable..................          2,285                863                 30                   545
      Accrued liabilities and other.....         14,791               (685)                22                   100
      Other.............................             --               (347)                --                    --
                                              ---------           --------              -----               -------
        Net cash relating to operating
          activities....................         (3,330)            (4,321)               106                (1,278)
                                              ---------           --------              -----               -------
Net cash relating to investing
  activities:
  Acquisition of operating companies,
    net of cash acquired................       (115,340)           (57,246)                --                    --
  Purchase of capital assets............        (26,055)            (2,845)               (76)               (2,098)
  Proceeds from sale of investment......          3,395                 --                 --                    --
  Other.................................           (557)                --                 --                    --
                                              ---------           --------              -----               -------
        Net cash relating to investing
          activities....................       (138,557)           (60,091)               (76)               (2,098)
                                              ---------           --------              -----               -------
Net cash relating to financing
  activities:
  Proceeds from the issuance of stock...         86,987             62,142                 --                 1,263
  Proceeds from the issuance of
    subsidiary preferred stock..........          5,263                 --                 --                    --
  Repayment of long-term debt and
    capital lease obligation............        (71,437)           (34,541)               (30)                   --
  Repayment of long-term debt and
    capital lease obligations-related
    party...............................        (30,000)            (1,748)                --                    --
  Issuance of long-term debt............         90,208             14,185                 --                   174
  Issuance of long-term debt-related
    party...............................         68,122             30,000                 --                 1,748
  Payment of debt issue costs...........         (1,580)                --                 --                    --
  Other.................................         (1,170)               (42)                --                    --
                                              ---------           --------              -----               -------
        Net cash relating to financing
          activities....................        146,393             69,996                (30)                3,185
                                              ---------           --------              -----               -------
Net increase (decrease) in cash.........          4,506              5,584                 --                  (191)
Cash at beginning of period.............          5,584                 --                 --                   191
                                              ---------           --------              -----               -------
Cash at end of period...................      $  10,090           $  5,584              $  --               $    --
                                              =========           ========              =====               =======
Cash paid during the year for:
  Interest..............................      $   6,713           $    953              $  62               $   136
  Taxes.................................      $     366           $      1              $  --               $    --


                See accompanying notes to financial statements.

                            CLIENTLOGIC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
       (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. OVERVIEW, ORGANIZATION AND NATURE OF BUSINESS

     ClientLogic Corporation ("ClientLogic" or the "Company") is an international provider of marketing, customer contact management and fulfillment services to the electronic commerce, or e-commerce marketplace. The Company enables clients to build lasting customer relationships by managing every aspect of the customer experience. The Company does this by offering an integrated suite of services that include order and payment processing, customer care, technical support, client inventory, warehousing and fulfillment. The Company also provides a full range of marketing and database solutions designed to assist clients in acquiring, retaining and expanding customer relationships. We design each of our service offerings to accommodate the unique requirements of Internet-based commerce, making these services available to clients and their customers, 24 hours per day, 7 days per week.

     Onex Corporation ("Onex") formed a Canadian company ("Successor Company") on April 28, 1998 to acquire the majority of the shares of North Direct Response, Inc. ("NDR" or "Predecessor Company"). For the period April 28, 1998 through December 17, 1998, the operations of the Successor Company principally include the operations of their operating subsidiary, NDR. NDR provided customer contact management services principally in Canada to telecommunications and technology companies. Subsequent to its acquisition of the Successor Company, Onex formed ClientLogic on September 25, 1998 to conduct all its business activities associated with providing customer contact management services. Both the Successor Company and ClientLogic operated as stand-alone entities. On October 1, 1998, ClientLogic acquired Upgrade Corporation of America, d/b/a SOFTBANK Services Group, and The Ivy Group (collectively, "SSG"), a customer contact management and fulfillment services company offering services primarily in the United States and on a limited basis in Europe.


     Subsequently, on December 17, 1998, the Successor Company was contributed to ClientLogic. In connection, 7,409,606 outstanding shares of the Successor Company owned by Onex were exchanged for 7,335,045 newly issued shares of voting common stock, $0.01 par value, of ClientLogic. In addition, the 3,085,099 minority interest shares held in a subsidiary of the Successor Company were exchanged for 3,054,055 exchangeable preferred shares of the subsidiary. These exchangeable preferred shares are referred to as the "NDR Minority Interest". Pursuant to the charter and a related support agreement, (collectively, the "Agreement"), the NDR Minority Interest has the right to exchange their shares for 1,963,321 ClientLogic shares, plus any dividends declared on the ClientLogic shares. NDR Minority Interest shareholders have no voting rights or other rights of redemption. The outstanding NDR Minority Interest shares were reclassified from minority interest liability of the subsidiary of the Successor Company to ClientLogic mezzanine equity at the fair value of the exchangeable preferred shares of approximately $1.56. The excess of the fair value over the minority interest liability was recorded as goodwill. In connection with the SSG acquisition, the NDR Minority Interest shareholders also purchased 1,774,285 newly issued ClientLogic common stock for cash at approximately $1.56 per share.


     The contribution of the Successor Company to ClientLogic was accounted for at historical cost and the entities were not revalued given that both entities were under Onex common control. For the period of Onex ownership from April 28, 1998 to December 17, 1998, the balance sheet and statements of operations and cash flows represent the results of the combined accounts of the merged entities at their historical costs. For the period prior to Onex ownership for the year ended December 31, 1997 and for the period January 1, 1998 to April 27, 1998, the balance sheet and statements of operations and cash flows represent the results of the Predecessor Company.

                            CLIENTLOGIC CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES

     a) Principles of consolidation


          The consolidated financial statements of the Company for the year ended December 31, 1999 include the financial statements of its wholly-owned operating subsidiaries including NDR, SSG and 1999 acquisitions of LCS Industries, Inc. ("LCS"), Cordena Call Management B.V. ("Cordena"), Groupe Adverbe International S.A. ("Adverbe") and MarketVision Inc. ("MarketVision"). All significant intercompany balances and transactions have been eliminated on consolidation.


          The financial statements of the Company for the period from April 28, 1998 to December 31, 1998 include the financial results of the Successor Company for the period April 28, 1998 through December 17, 1998, the date the Successor Company was contributed to the Company, with the financial results of the Company for the period September 25, 1998 through December 31, 1998.

     b) Cash and cash equivalents

          Cash and cash equivalents consist of highly liquid investments, such as term deposits, money market instruments and commercial paper carried with original maturities of three months or less.

     c) Customer remittances payable

          Cash collected on behalf of clients from their customers in connection with the sale of products is remitted to the clients monthly. Such remittances are not considered revenues of the Company and, as such, are not reflected in the Company's financial statements. Amounts received but not yet remitted are accumulated as customer remittances payable and are classified in the balance sheet as accounts payable.

     d) List accounts receivable and accounts payable

          Accounts receivable from list marketing activities are recorded at the gross amount including both the Company's revenue and the amount due to the list owner. The offsetting liability for the amount due to the list owner is recorded as accounts payable.

     e) Capital assets

          Capital assets are carried at cost and depreciated over their estimated useful lives on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Building and improvements.............................   Up to 10 years or term of lease
Computer software.....................................   3 to 5 years
Property and equipment................................   3 to 15 years
Furniture and fixtures................................   5 to 15 years

          Maintenance and repairs are charged to operations as incurred; significant betterments are capitalized.

          Internal use software costs incurred during the application development stage are capitalized as incurred. Those costs related to the development of internal use software, other than those incurred during the application development stage, are expensed as incurred. Capitalized internal use software costs are amortized using the straight-line method over the remaining estimate economic life of the software.

          Software production costs for computer software that is to be used as an integral part of a product or process is not capitalized until both (a) technological feasibility has been established for

                            CLIENTLOGIC CORPORATION
     the software and (b) all research and development activities for the other components of the product or process have been completed. Amortization of these computer software costs commences immediately following technological feasibility and is computed using the straight-line method over the remaining economic life of the product.

     f) Goodwill


          Goodwill represents the excess of cost over the net book value of assets acquired through acquisitions. Goodwill is presented net of accumulated amortization and is amortized on a straight-line basis over a period of five years.


     g) Impairment


          The Company reviews long-lived assets for impairment on a regular basis or whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable. If the projected future cash flows the long-lived asset is expected to generate, undiscounted and without interest charges, is less than the carrying amount of the long-lived asset, the Company recognizes an impairment loss for an amount equal to the excess of the carrying amount over the fair value of the long-lived asset.



          The Company assesses the recoverability of enterprise level goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted projected future net cash flows of the acquired operation. The amount of enterprise level goodwill impairment, if any, is measured based on discounted projected future net cash flows.


     h) Debt issue costs

          Costs related to the acquisition of long term debt are amortized over the life of the related debt instrument. Amortization of debt issue costs amounted to $132 during the year ended December 31, 1999. This amount is recorded as interest expense in the accompanying statement of operations.

     i) Revenue recognition

          The Company generates revenue principally through its marketing, customer contact management, and fulfillment services.

          Marketing services. The Company's marketing services include developing, maintaining and providing access to customer information databases and analyzing this information to identify and address specific needs of our clients' customers. Revenue for these services are charged under the terms of database maintenance and analysis arrangements, or per project or per software license sold. Additionally, the Company performs list management and list brokerage services, providing a variety of individual, business and e-mail names and addresses, which the Company normally obtains from list owners, such as catalog marketers. These services are typically charged per thousand names provided. Revenue in the accompanying statement of operations represents the Company's brokerage fee or management fee and is recognized net of the cost payable to the underlying list owner, if any.

          Customer contact management services. The Company provides customer service and technical support to our clients' customers through e-mail, online chat, phone and mail. These services are generally charged by the minute or per employee, or on a per item basis for each transaction processed. Revenue is reported net of any telecommunications costs reimbursed directly by our clients.

          Fulfillment services. The Company conducts order and payment processing, warehousing, inventory management, picking, packing and shipping and returns processing for our clients. The Company generally charges for these services per transaction, such as per order processed or per item returned. Revenue is reported net of any freight costs that are directly reimbursed by our clients. The

                            CLIENTLOGIC CORPORATION

     Company typically does not take title or ownership of any physical goods as part of its fulfillment services, normally operating only on a fee-for-service basis.


          Software licenses. Software arrangements range from those that provide a license for a single software product to those, that in addition to the delivery of software or a software system, require significant production, modification or customization of the software. Revenue from the sale of a software license is recognized upon acceptance of the software by the customer. If an arrangement to deliver software or a software system, either alone or together with other products or services, requires significant production, modification or customization of software, the entire arrangement is recognized to revenue based on time and material costs incurred. If an arrangement does not require significant production, modification or customization of software, the Company recognizes revenue when all the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Software maintenance is optional for the customer and entitles the customer to upgrades and repairs. Maintenance fee revenue is recognized over the term of the maintenance agreements. The Company provides post-contract customer support on a limited basis. Post-contract customer support revenue is recognized based on time and material costs incurred.


     j) Income taxes

          The Company follows the asset and liability approach to account for income taxes. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of operating loss and tax credit carryforwards, and temporary differences between the carrying amounts and the tax bases of assets and liabilities. No provision has been made for United States income taxes applicable to undistributed earnings of foreign subsidiaries as it is the intention of the Company to indefinitely reinvest those earnings in the operations of those entities.

     k) Loss per share

          Loss per share amounts reflect the 1997 adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic loss per share is calculated based on net income less preferred stock dividend requirements, if any, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. The following table discloses, by type of potentially dilutive security, the number of additional common shares that could potentially dilute earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented:


                                    CLIENTLOGIC CORPORATION                  PREDECESSOR COMPANY
                             --------------------------------------    -------------------------------
                                                COMBINED PERIOD          PERIOD FROM
                              YEAR ENDED     FROM APRIL 28, 1998 TO    JANUARY 1, 1998     YEAR ENDED
                             DECEMBER 31,         DECEMBER 31,          TO APRIL 27,      DECEMBER 31,
                                 1999                 1998                  1998              1997
                             ------------    ----------------------    ---------------    ------------
Stock options..............   1,788,942              90,100                97,236                --
Convertible securities.....          --                  --                    --                --
  Phantom stock units......     151,072              86,786                    --                --
  Convertible debt.........     392,377                  --                    --                --
  Subsidiary exchangeable
     preferred shares......   1,963,321           1,963,321                    --                --

                            CLIENTLOGIC CORPORATION

          Convertible securities include phantom stock units provided under the Company's deferred compensation plan, convertible debt to the former shareholders of MarketVision, and subsidiary exchangeable preferred shares.


     l) Foreign currency translation

          The accounts of the Company's foreign operations are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the year-end exchange rate and revenue and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of foreign operations are deferred in a "Comprehensive Income" account included as a separate component of stockholders' equity.

          The functional currency of the Company is the U.S. dollar although certain subsidiaries operate under local currency and convert to U.S. dollars for reporting purposes. These currencies include the Canadian dollar, Euro, French franc, U.K. pounds sterling, and Irish punts.

     m) Use of estimates

          The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These items would include determination of the market value of common shares, costs expected to be incurred during restructuring, impairment assessments and allowance for doubtful accounts. Actual results could differ from those estimates.

     n) Comparative amounts

          Certain amounts presented in the prior year have been reclassified to conform to the presentation adopted in the current year.

3. ACQUISITIONS

     With the exception of NDR, the Company completed certain acquisitions during 1999 and 1998 which were accounted for as purchases. The results of operations of the entities acquired are included in the Company's financial statements from their respective dates of acquisition.

1999 ACQUISITIONS

     a) LCS Industries, Inc.


          In January 1999, the Company acquired LCS, headquartered in Clifton, New Jersey. LCS is a provider of marketing services, including e-mail and mailing lists, order and payment processing, catalog fulfillment and continuity programs. The total purchase price of $69,300 was financed with $35,000 cash on hand and $34,300 of indebtedness. In connection with the acquisition, the Company also acquired the former shareholders' interest in subsidiaries of LCS for $3,534. This amount is to be paid to the former shareholders in cash and through the issuance of 144,643 shares of the Company's common stock. The cash payments are to be made during 2000 and 2001. The issuance of common stock was made in January 2000. The unpaid balance as of December 31, 1999 is recorded as other current liabilities in accrued liabilities and other.


     b) Cordena Call Management B.V.


          In October 1999, the Company acquired Cordena, headquartered in The Hague, Netherlands. Cordena provides integrated customer relationship management services and fulfillment services in Europe. The total purchase price of $25,479 was financed with cash of $19,722, the issuance to

                            CLIENTLOGIC CORPORATION

     Cordena management and shareholders of 753,757 shares of the Company's common stock with a fair value of $2,638, and $3,119 of options and warrants. In addition, the Company contributed $5,217 in cash to provide for working capital needs. The entire investment in Cordena amounted to $30,696. Under the earn-out provisions of the purchase agreement, some of sellers may earn additional cash consideration to a maximum of $1,822. The earn-out is based on Cordena achieving certain agreed upon earning targets for the 12 months ending December 31, 1999 or December 31, 2000. At December 31, 1999 these targets were not met. This contingent consideration will be recorded as compensation, if and when earned.



          At the acquisition date, the Company agreed to issue 1,146,353 common shares to the holders of certain options and warrants to purchase shares in Cordena. The exercise price is equal to the exercise price the holders of the options and warrants had to purchase shares in Cordena which ranged from $1.48 to $3.44. The holders of these options and warrants agreed to accept the shares of the Company's common stock but have yet to exercise these options and warrants as of December 31, 1999. The holders of these options and warrants are fully vested and have an exercise period of five years. The Company has recorded a liability to these holders for $3,119, which represents the fair value of these options and warrants at the date of acquisition. This amount is recorded as other current liabilities in accrued liabilities and other in the accompanying balance sheet at December 31, 1999.



          A restructuring reserve of $1,448 was recorded to accrued liabilities at the date of acquisition. This reserve relates to the closings of five acquired locations. As a result of these closings, the Company estimates that it will incur lease termination and exit costs of $428, severance costs of $925 and related legal costs of $95. The Company's plans are near finalization and it is expected that the plan will be fully executed by December 2000. Should actual costs incurred differ from the recorded reserve, there will be a related adjustment to goodwill. The activities that will not be continued as a result of the restructuring are not considered significant to the Company's revenues or results of operations.


     c) Groupe Adverbe International S.A.


          In October 1999, the Company acquired Adverbe, located in France. Adverbe provides customer contact management services. The total cost of this purchase was $10,777, which was financed through $8,985 in cash and the issuance to Adverbe management of 511,865 shares of the Company's common stock with a fair value of $1,792. Under earn-out provisions of the purchase agreement, the sellers may earn additional consideration, consisting of $1,638 in cash and 46,533 shares in the Company's common stock with a fair value of $162. The earn-out provisions relate to achieving certain targets that are based on revenues and net earnings for the 12 months ending December 31, 1999. At the date of acquisition approximately $1,800 in contingent consideration was recorded as purchase price since the threshold amounts were attained.



     d) MarketVision, Inc.



          In December 1999, the Company acquired MarketVision, located in Denver, Colorado. MarketVision is a creator of customer relationship management software systems for technology and Web-based companies. The total purchase price of $22,595 was financed with cash of $12,345, $5,250 of debt and 642,858 shares of common stock issuable to MarketVision management with a fair value of $5,000. Under the earn-out provisions of the purchase agreement, the sellers may earn additional cash consideration up to a maximum $750. The agreed upon targets are based on revenue

                            CLIENTLOGIC CORPORATION
     achievements for the years ending 2000 and 2001. This contingent consideration will be recorded in compensation, if and when earned.


                                        LCS(A)    CORDENA(B)   ADVERBE(C)   MARKETVISION(D)
                                       --------   ----------   ----------   ---------------
Cash and cash equivalents............  $  6,118    $     --     $   191         $    43
Accounts receivable..................    23,420       5,783       1,636             939
Other current assets.................     3,538       3,303       1,402              76
Capital assets.......................     6,528       4,427         569           6,472
Other noncurrent assets..............     2,063         999         267              35
Goodwill.............................    32,836      39,050       9,833          16,264
Intangible assets....................    23,309          --          --              --
                                       --------    --------     -------         -------
Total identifiable assets............    97,812      53,562      13,898          23,829
Liabilities assumed..................   (28,512)    (28,083)     (3,121)         (1,234)
                                       --------    --------     -------         -------
Net assets acquired..................  $ 69,300    $ 25,479     $10,777         $22,595
                                       ========    ========     =======         =======
Financed by:
  Cash...............................  $ 35,000    $ 19,722     $ 8,985         $12,345
  Debt...............................    34,300          --          --           5,250
  Issues of shares...................        --       2,638       1,792           5,000
  Other..............................        --       3,119          --              --
                                       --------    --------     -------         -------
                                       $ 69,300    $ 25,479     $10,777         $22,595
                                       ========    ========     =======         =======


1998 ACQUISITIONS

     a) NDR


          In April 1998, Onex formed the Successor Company to effectively acquire approximately 84% of the stock of NDR. The total purchase price for this transaction was $12,142. In December 1998, as part of a reorganization, the Successor Company was contributed to ClientLogic and all minority shares were exchanged for exchangeable preferred shares of the subsidiary convertible into ClientLogic common stock.


     b) SOFTBANK Services Group

          In October 1998, the Company acquired all the outstanding stock of SSG, a leading provider of integrated customer relationship management services to the electronic commerce marketplace. SSG is headquartered in Buffalo, New York. The total purchase price of $73,253 was financed with

                            CLIENTLOGIC CORPORATION

     $43,253 in cash and $30,000 of indebtedness. In addition, the Company contributed $6,747 in cash to provide for working capital needs. The entire investment in SSG amounted to $80,000.

                                                              NDR(A)     SSG(B)
                                                              -------   --------
Accounts receivable.........................................  $ 2,753   $  9,998
Other current assets........................................    1,007      2,783
Capital assets..............................................    3,457     19,824
Other non-current assets....................................       60        998
Goodwill....................................................    7,424     57,507
                                                              -------   --------
Total identifiable assets...................................   14,701     91,110
Liabilities assumed.........................................   (2,559)   (17,857)
                                                              -------   --------
Net assets acquired.........................................  $12,142   $ 73,253
                                                              =======   ========
Financed by:
  Cash......................................................  $    --   $ 43,253
  Debt......................................................       --     30,000
  Issues of shares..........................................   12,142         --
                                                              -------   --------
                                                              $12,142   $ 73,253
                                                              =======   ========


          The following pro forma consolidated financial information reflects the impact of material 1999 acquisitions of the Company assuming the acquisitions had occurred at the beginning of each year and the impact of material 1998 acquisitions of the Company assuming the acquisitions had occurred at the beginning of 1998. This pro forma consolidated financial information has been provided for information purposes only and is not necessarily indicative of the results of operations or financial condition that would have been achieved if the acquisition had been completed on the dates indicated. Included in the 1999 and 1998 pro-forma results is $2,763 and $9,396, respectively, of revenues from the service contract written off in 1999.



                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                                    (UNAUDITED)
Revenue.....................................................   $217,342     $177,112
Net loss....................................................   $(73,642)    $(19,154)
Basic loss per share........................................   $  (1.08)    $  (0.33)


4. CAPITAL ASSETS

     The composition of capital assets as of each period are as follows:

                                                             CLIENTLOGIC CORPORATION
                                                                DECEMBER 31, 1999
                                                        ---------------------------------
                                                                  ACCUMULATED    NET BOOK
                                                         COST     DEPRECIATION    VALUE
                                                        -------   ------------   --------
Building and improvements.............................  $ 6,234     $ 1,365      $ 4,869
Computer software.....................................   16,411       1,599       14,812
Property and equipment................................   35,719       8,050       27,669
Furniture and fixtures................................    6,550         918        5,632
                                                        -------     -------      -------
                                                        $64,914     $11,932      $52,982
                                                        =======     =======      =======

                            CLIENTLOGIC CORPORATION

                                                             CLIENTLOGIC CORPORATION
                                                                DECEMBER 31, 1998
                                                        ---------------------------------
                                                                  ACCUMULATED    NET BOOK
                                                         COST     DEPRECIATION    VALUE
                                                        -------   ------------   --------
Building and improvements.............................  $ 3,916      $  257      $ 3,659
Computer software.....................................    5,425          15        5,410
Property and equipment................................   11,590       1,465       10,125
Furniture and fixtures................................    3,862          92        3,770
                                                        -------      ------      -------
                                                        $24,793      $1,829      $22,964
                                                        =======      ======      =======

                                                               PREDECESSOR COMPANY
                                                                  APRIL 27, 1998
                                                         --------------------------------
                                                                  ACCUMULATED    NET BOOK
                                                          COST    DEPRECIATION    VALUE
                                                         ------   ------------   --------
Building and improvements..............................  $  451       $ 48        $  403
Property and equipment.................................   1,873        377         1,496
Furniture and fixtures.................................     391         82           309
                                                         ------       ----        ------
                                                         $2,715       $507        $2,208
                                                         ======       ====        ======

     Capitalized computer software costs in the accompanying balance sheets are mostly comprised of internal use software acquired direct from vendors or in an acquisition. To the extent software is acquired in an acquisition, costs required to further enhance the software following the date technological feasibility had been established were capitalized.

     Amortization of computer software amounted to the following:

CLIENTLOGIC CORPORATION
Year ended December 31, 1999................................    $2,112
Combined period from April 28, 1998 to December 31, 1998....    $   15

     Included in capital assets are the following net book value of capital leases by period:

                                                             CLIENTLOGIC
                                                             CORPORATION     PREDECESSOR
                                                           ---------------     COMPANY
                                                            DECEMBER 31,     -----------
                                                           ---------------    APRIL 27,
                                                            1999     1998       1998
                                                           ------   ------   -----------
Property and equipment...................................  $8,315   $2,297      $ --
Furniture and fixtures...................................     533      655       235
                                                           ------   ------      ----
                                                           $8,848   $2,952      $235
                                                           ======   ======      ====

5. IMPAIRMENT

     During 1999, the Company completed a review of intangible assets and determined that an impairment of the other intangibles associated with the acquisition of LCS existed.

     LCS had developed a specialty service in creating and maintaining customized marketing databases for domestic and foreign communications companies. This service was performed under a multi-year contract for one client. At the time of acquisition, the Company assigned $1,650 to the value of the contract and $21,659 to the business process methodology involved in database development. In August 1999 revenues for marketing services were substantially reduced due to the loss of LCS' sole customer for those services. As a result of this event, ClientLogic abandoned this activity at LCS. Both the value

                            CLIENTLOGIC CORPORATION
assigned to the contract and all associated severance costs and other related assets were expensed. The revenues for this service had contributed approximately $2,462 in 1999 from the time of acquisition until the time the contract was terminated. The database management services contributed significant revenues and operating income to LCS prior to its acquisition by ClientLogic. This resulted in a net $22,273 non-cash charge to reflect the write-down of intangibles attributable to the LCS acquisition.

6. ACCRUED LIABILITIES AND OTHER

     The composition of accrued liabilities and other as of each period are as follows:


                                                                 CLIENTLOGIC
                                                                 CORPORATION      PREDECESSOR
                                                               ----------------     COMPANY
                                                                 DECEMBER 31,     -----------
                                                               ----------------    APRIL 27,
                                                                1999      1998       1998
                                                               -------   ------   -----------
Accrued expenses............................................   $12,563   $3,026      $100
Accrued salaries and benefits...............................     5,429    1,421        --
Accrued professional fees...................................     3,824       --        --
Accrued income taxes........................................     2,626       78        --
Other current liabilities...................................    13,728    2,380        --
                                                               -------   ------      ----
                                                               $38,170   $6,905      $100
                                                               =======   ======      ====



7. BANK INDEBTEDNESS


     Cordena has available an overdraft facility up to a maximum of $4,556. The facility bears interest at the bank's standard rate plus 1.50% (5.50% at December 31, 1999) and is secured by shares in its subsidiary companies, inventory and receivables. At December 31, 1999 $3,324 of the facility had been used.

     The Successor Company and Predecessor Company utilized bank facilities and demand lines of credit in the aggregate amounts of $3,800 and $520, respectively, during the period from April 28, 1998 through December 31, 1998 and the period from January 1, 1998 to April 27, 1998, respectively. These lines bore interest at prime plus 0.25% to 1.75% and were secured by a general security agreement covering all assets and a general assignment of accounts receivable. As of December 31, 1998 and April 27, 1998, the Successor Company and Predecessor Company had $343 and $404, respectively, outstanding on these facilities.


8. LONG-TERM DEBT TO RELATED PARTIES AND OTHER UNRELATED THIRD PARTIES



                                                             CLIENTLOGIC CORPORATION      PREDECESSOR
                                                             ------------------------       COMPANY
                                                                   DECEMBER 31,           -----------
                                                             ------------------------      APRIL 27,
                                                                1999          1998           1998
                                                             ----------     ---------     -----------
Revolving Credit Facility.................................    $ 23,400(a)    $    --        $   --
Term Credit Facility......................................     *60,000(b)    *30,000(f)         --
Term Loans................................................       9,878(c)         --            --
                                                                *5,250(d)
Other.....................................................      *2,872(e)      1,925(g)     *1,748(h)
                                                                   255
                                                              --------       -------        ------
                                                               101,655        31,925         1,748
Less: Long-term debt maturing within one year.............      12,017            71            --
                                                              --------       -------        ------
                                                              $ 89,638       $31,854        $1,748
                                                              ========       =======        ======



* debt with related party

                            CLIENTLOGIC CORPORATION

     During May 1999, the Company refinanced and consolidated its existing term debt from the SSG and LCS acquisitions into one $60,000 term credit facility. It also replaced its previous $15,000 revolving credit facility with a $40,000 revolving credit facility to fund capital expenditures, future acquisitions and working capital requirements.

          a) The revolving credit facility provides for floating rate advances and/or Eurodollar advances as selected at the time of the advance up to a maximum $40,000. A $15,000 component of this facility, which expires on May 25, 2006, is available based on 75% of eligible receivables. At December 31, 1999 the Company had fully utilized this component of this facility. The remaining $25,000 is reduced by outstanding letters of credit and is not subject to any borrowing base requirements. At December 31, 1999 there was an outstanding letter of credit for $300. This component is reduced to $12,250 in May 2002 and will expire in May 2003. Floating rate advances bear interest at the bank's base rate plus a premium of 0.00% to 2.00%. The premium is based on the debt to cash flow ratio at specific times. At December 31, 1999, the premium was 2.00% on outstanding advances. Eurodollar advances bear interest at the LIBOR rate plus 1.00% to 3.00%, based on the same ratios. At December 31, 1999 the premium ranged from 2.50% to 3.00% on outstanding advances. The interest rates applicable at December 31, 1999 were as follows:

ADVANCE AMOUNT                                                       INTEREST RATE
--------------                                                       -------------
    $4,400     ....................................................     10.50%
     4,000     ....................................................      9.50%
     9,000     ....................................................      9.00%
     6,000     ....................................................      8.69%
   -------
   $23,400
   =======

          The effective interest rate on this facility, after considering amortization of related debt issue costs, approximated 9.9% during the year ended December 31, 1999.

          The revolving credit facility provides for a quarterly commitment fee, which is calculated by ratios prescribed in the agreement. The revolving credit facility is secured by substantially all of the Company's North American assets. Under the provisions of the agreement, if the Company either achieves cash flows in excess of certain defined amounts or sells significant assets, it generally will be required to make early repayments of this facility.

          b) The term credit facility provides for floating rate advances and/or Eurodollar advances, as selected at the time of borrowing up to a maximum of $60,000. Floating rate advances bear interest at the bank's base rate plus a premium of 0.75% to 2.25% on the date of the advance. At December 31, 1999, the premium was 2.25%. Eurodollar advances bear interest at the LIBOR rate plus a premium of 1.75% to 3.25%. At December 31, 1999, the premium was 3.25% on any new advances. The lender is a subsidiary of the Company's parent, Onex Corporation. It is secured by substantially all of the Company's assets and ranks pari passu with the revolving credit facility. There is no recourse to Onex on this credit facility. The average interest rates at December 31, 1999 and 1998 were 9.63% and 8.31% respectively. The effective interest rate on this facility, after considering amortization of related debt issue costs, approximated 8.6% during the year ended December 31, 1999. The facility is payable in four varying annual installments commencing May 25, 2003. Under the provisions of the agreement, if the Company achieves cash flows in excess of certain defined amounts or sells significant assets, it generally will be required to make early repayments of this facility.

          c) A subsidiary of the Company has a term loan of $9,878, bearing interest at LIBOR plus 1.875% (8.475% at December 31, 1999). The loan is secured by a pledge of shares in its subsidiary companies, inventory and receivables and is due during the next fiscal year.

                            CLIENTLOGIC CORPORATION

          d) A subsidiary of the Company has $5,250 of notes payable to its former stockholders. The notes bear interest at a rate of 8.3% and are due in five equal consecutive annual installments of $1,050 commencing in December 2000. These notes are subordinated to the $60,000 term and the $40,000 revolving credit facility. The holders of the Notes may elect to be paid in cash or shares of the Company's stock at each respective payment date. If the election of the holder is to be paid in shares of the Company's stock, the number of shares to be issued will be determined by market value at the date of election.



          e) The Company has an obligation of $2,872 to the former shareholders of a subsidiary of LCS. The obligation, which is recorded at present value, bears interest at a rate of 8.75%. Payments of $1,013, including principal and interest, are due in annual installments commencing in January 2000.



          f) The $30,000 debt facility in 1998 was with a subsidiary of the Company's parent, Onex. The facility provided for both floating rate advances and/or Euro dollar advances, as selected at the time of borrowing. This facility was secured by substantially all of the Company's assets, and was paid off in May 1999.



          g) Of the other debt at December 31, 1998, $1,628 bore interest at 9.5% and was secured by the assets of the Successor Company. During 1999, this term loan was paid in full and all security agreements were terminated.



          h) In April 1997, the Predecessor Company signed an agreement with a minority shareholder for a term loan of $1,748 bearing interest at 9.5%. This amount was repaid in full at the time of Onex's acquisition of the Predecessor Company.


     The Company is required under the terms of various credit facilities and term loans to maintain certain financial ratios. The financing arrangements contain certain restrictive covenants, including limitations or prohibitions on additional indebtedness, payment of cash dividends, redemption of stock, capital spending, investments, acquisitions and asset sales. At December 31, 1999 the Company was in compliance with all the various covenants.

     The annual minimum repayment requirements for the next five years are as follows:

2000......................................   $12,017
2001......................................   $ 2,076
2002......................................   $ 2,042
2003......................................   $ 9,950
2004......................................   $18,050

9. CAPITAL STOCK

  Authorized


     10,000,000 preferred shares, par value $0.01 per share issuable in series. The Board of Directors will determine the voting rights, dividend policy and conversion rights, when and if this class of stock is issued.



     150,000,000 common shares, par value $0.01 per share entitled to one vote per share and to receive dividends as declared.

                            CLIENTLOGIC CORPORATION

  Issued and outstanding


                                                                                     PREDECESSOR
                                                          CLIENTLOGIC CORPORATION      COMPANY
                                                          ------------------------   -----------
                                                                DECEMBER 31,          APRIL 27,
                                                             1999          1998         1998
                                                          -----------   ----------   -----------
Preferred shares........................................           --           --           --
Common shares...........................................   71,364,400   39,477,896   10,309,300


  Common Stock Issuable


     At December 6, 1999, the Company's Board of Directors had approved the issuance of 642,858 common shares in connection with the acquisition of MarketVision. These shares have been issued during January 2000.


  Options

     The Company applies APB No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock option plans. Accordingly, no compensation expense is charged to earnings for options that have an exercise price at least equal to 100% of the fair market value of the stock at the date of grant.


     The Company may grant non-qualified stock options to officers, employees and advisers at an exercise price equal to 100% of market price, and incentive stock options to officers and other key employees at an exercise price not less than 100% of market price, up to an aggregate of 10,197,000 options. Generally, the options may be exercised in cumulative annual increments of 25% commencing one year from the date of grant and expire ten years from the date of grant. The options vest over varying periods, typically four years.


     The following table summarizes the option plans' activity in non-qualified options for the periods indicated:


                                                                WEIGHTED                       WEIGHTED
                                                 OPTIONS        AVERAGE         OPTIONS        AVERAGE
                                               OUTSTANDING   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                                               -----------   --------------   -----------   --------------
PREDECESSOR COMPANY
Balance at January 1, 1997...................          --        $  --
                                                ---------        -----
  Granted....................................     559,953         0.45
                                                ---------        -----
Balance at December 31, 1997.................     559,953         0.45          559,953         $0.45
                                                =========        =====          =======         =====
  Granted....................................      40,000         0.87
  Forfeited..................................     (37,217)        0.49
                                                ---------        -----
Balance at April 27, 1998....................     562,736         0.46          562,736          0.46
                                                ---------        -----          -------         -----

__________________________________________________________________________________________
CLIENTLOGIC CORPORATION
  Granted....................................   1,850,833        $1.65
                                                ---------        -----
Balance at December 31, 1998.................   1,850,833         1.65          159,097         $0.64
                                                ---------        -----          -------         -----
  Granted....................................   1,038,565         3.17
  Forfeited..................................     (82,021)        2.30
  Exercised..................................      (1,061)        1.28
                                                ---------        -----
Balance at December 31, 1999.................   2,806,316        $2.19          263,037         $1.28
                                                =========        =====          =======         =====

                            CLIENTLOGIC CORPORATION

     The following table summarizes the option plans' activity in incentive stock options for the periods indicated:


                                                                WEIGHTED                       WEIGHTED
                                                 OPTIONS        AVERAGE         OPTIONS        AVERAGE
                                               OUTSTANDING   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                                               -----------   --------------   -----------   --------------
CLIENTLOGIC CORPORATION
Balance at September 25, 1998................          --        $  --
  Granted....................................   1,213,661         2.33
  Forfeited..................................        (129)        2.33
                                                ---------        -----
Balance at December 31, 1998.................   1,213,532         2.33               --         $  --
                                                ---------        -----          -------         -----
  Granted....................................   1,429,314         4.11
  Forfeited..................................    (413,049)        2.49
  Exercised..................................     (15,333)        2.33
                                                ---------        -----
Balance at December 31, 1999.................   2,214,464        $3.45          222,315         $2.33
                                                =========        =====          =======         =====


     Options outstanding at December 31, 1999 consisted of the following:


                                                               WEIGHTED         WEIGHTED
RANGE OF                                        OPTIONS        AVERAGE          AVERAGE       EXERCISABLE
EXERCISE PRICES                               OUTSTANDING   REMAINING LIFE   EXERCISE PRICE     OPTIONS
---------------                               -----------   --------------   --------------   -----------
$0.64 - $1.63..............................    1,464,242      4.5 years          $1.46          165,463
$1.87 - $2.72..............................    2,549,066      9.2 years          $2.38          319,889
$3.50 - $5.44..............................      761,241      9.9 years          $4.60               --
$7.78 - $11.67.............................      246,231      9.9 years          $8.34               --


     The fair value of the options issued was determined using the Black-Scholes option consistency pricing model with the following assumptions:


                                         CLIENTLOGIC CORPORATION
                                  -------------------------------------            PREDECESSOR COMPANY
                                                          COMBINED        --------------------------------------
                                    CONSOLIDATED         PERIOD FROM         PERIOD FROM
                                     YEAR ENDED       APRIL 28, 1998 TO   JANUARY 1, 1998 TO      YEAR ENDED
                                  DECEMBER 31, 1999   DECEMBER 31, 1998     APRIL 27, 1998     DECEMBER 31, 1997
                                  -----------------   -----------------   ------------------   -----------------
Risk-free rate..................           5.47%                4.41%             5.72%                6.17%
Dividend yield rate.............              0%                   0%                0%                   0%
Volatility factor of the
  expected market price of the
  Company's shares..............             80%                  80%               80%                  80%
Weighted-average expected
  term..........................      9.5 years           8.67 years           4 years              4 years
Weighted-average fmv equal(1)...        $1.3392              $0.5089           $0.2671              $0.1504
Weighted-average fmv
  greater(2)....................             --              $0.9532                --                   --
Weighted-average fmv less(3)....        $1.0075              $0.0412                --                   --


---------------

(1) Weighted average fair market value for options with fair market value of the stock on the date of grant equal to the exercise price.

(2) Weighted average fair market value for options with fair market value of the stock on the date of grant greater than the exercise price.

(3) Weighted average fair market value for options with fair market value of the stock on the date of grant less than the exercise price.

                            CLIENTLOGIC CORPORATION

     Had the Company adopted the provisions of SFAS 123, "Accounting for Stock Based Compensation," expense for options granted would have resulted in the pro forma net loss and basic loss per share as follows:


                                                                         BASIC LOSS
                                                              NET LOSS   PER SHARE
                                                              --------   ----------
CLIENTLOGIC CORPORATION
  Year ended December 31, 1999..............................  $61,342      $(1.02)
  Combined period from April 28, 1998 to December 31,
     1998...................................................  $ 5,543      $(0.29)
PREDECESSOR COMPANY
  Period from January 1, 1998 to April 27, 1998.............  $   331      $(0.03)
  Year ended December 31, 1997..............................  $   781      $(0.08)


10. INCOME TAXES

     Loss before income taxes consisted of:


                                         CLIENTLOGIC CORPORATION
                                  -------------------------------------            PREDECESSOR COMPANY
                                                          COMBINED        --------------------------------------
                                    CONSOLIDATED         PERIOD FROM         PERIOD FROM
                                     YEAR ENDED       APRIL 28, 1998 TO   JANUARY 1, 1998 TO      YEAR ENDED
                                  DECEMBER 31, 1999   DECEMBER 31, 1998     APRIL 27, 1998     DECEMBER 31, 1997
                                  -----------------   -----------------   ------------------   -----------------
Domestic........................      $(52,028)            $(3,426)             $  --                $  --
Foreign.........................        (8,295)             (1,854)              (330)                (735)
                                      --------             -------              -----                -----
          Total.................      $(60,323)            $(5,280)             $(330)               $(735)
                                      ========             =======              =====                =====


     The provision for income taxes consisted of the following:

                                         CLIENTLOGIC CORPORATION
                                  -------------------------------------            PREDECESSOR COMPANY
                                                          COMBINED        --------------------------------------
                                    CONSOLIDATED         PERIOD FROM         PERIOD FROM
                                     YEAR ENDED       APRIL 28, 1998 TO   JANUARY 1, 1998 TO      YEAR ENDED
                                  DECEMBER 31, 1999   DECEMBER 31, 1998     APRIL 27, 1998     DECEMBER 31, 1997
                                  -----------------   -----------------   ------------------   -----------------
Current tax provision:
  U.S. Federal..................       $    --               $--                $  --                $  --
  State and local...............           182                50                   --                   --
  Foreign.......................         1,211                15                   --                   --
                                       -------               ---                -----                -----
          Total current tax
            provision...........         1,393                65                   --                   --
                                       -------               ---                -----                -----
Deferred tax provision:
  U.S. Federal..................        (1,170)               --                   --                   --
  State and local...............            71                --                   --                   --
  Foreign.......................            28                --                   --                   --
                                       -------               ---                -----                -----
          Total deferred tax
            provision...........        (1,071)               --                   --                   --
                                       -------               ---                -----                -----
          Total provision for
            income..............       $   322               $65                $  --                $  --
                                       =======               ===                =====                =====

                            CLIENTLOGIC CORPORATION

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax loss from continuing operations as a result of the following:


                                     CLIENTLOGIC CORPORATION
                              -------------------------------------            PREDECESSOR COMPANY
                                                      COMBINED        --------------------------------------
                                CONSOLIDATED         PERIOD FROM         PERIOD FROM
                                 YEAR ENDED       APRIL 28, 1998 TO   JANUARY 1, 1998 TO      YEAR ENDED
                              DECEMBER 31, 1999   DECEMBER 31, 1998     APRIL 27, 1998     DECEMBER 31, 1997
                              -----------------   -----------------   ------------------   -----------------
Tax at statutory U.S. tax
  rate......................      $(21,113)            $(1,848)             $(115)               $(257)
State and local taxes, less
  federal effect............           164                  33                 --                   --
Amortization of goodwill....         7,185               1,199                 --                   --
Write-down of goodwill......         8,212                  --                 --                   --
Unremitted earnings and tax
  rate differences of
  foreign subsidiaries......           153                  13                (32)                 (71)
Valuation allowance.........         5,649                 668                147                  328
Other.......................            72                  --                 --                   --
                                  --------             -------              -----                -----
                                  $    322             $    65              $  --                $  --
                                  ========             =======              =====                =====


     Deferred tax assets (liabilities) consisted of the following:

                                                              CLIENTLOGIC CORPORATION    PREDECESSOR
                                                              ------------------------     COMPANY
                                                                    DECEMBER 31,         -----------
                                                              ------------------------    APRIL 27,
                                                                 1999          1998         1998
                                                              -----------   ----------   -----------
Operating loss carryforwards................................   $ 14,516      $ 7,982        $ 298
Accrued liabilities and reserves............................      2,286          128           --
Other.......................................................        531          495           28
                                                               --------      -------        -----
          Total deferred tax assets.........................     17,333        8,605          326
                                                               --------      -------        -----
Capital assets..............................................     (1,548)          --           --
Other.......................................................       (323)         (78)          --
                                                               --------      -------        -----
          Total deferred tax liabilities....................     (1,871)         (78)          --
                                                               --------      -------        -----
Net deferred tax assets.....................................     15,462        8,527          326
Valuation allowance.........................................    (10,628)      (8,527)        (326)
                                                               --------      -------        -----
                                                               $  4,834      $    --        $  --
                                                               ========      =======        =====


     The current portion of the net deferred tax asset is $3,153 and is recorded in prepaids and other current assets in the accompanying consolidated balance sheet. The noncurrent portion of the net deferred tax asset is $1,681 and is recorded in other noncurrent assets in the accompanying consolidated balance sheet.


     At December 31, 1999 the Company had approximately $22,204 of U.S. federal operating loss carryforwards of which approximately $12,749 is related to SSG and subject to certain limitations.

                            CLIENTLOGIC CORPORATION

     The carryforwards expire beginning in 2006. The Company also has foreign operating loss carryforwards in the following jurisdictions, which begin to expire at the dates indicted:

United Kingdom........................................  $3,540   Indefinite carryforward
Ireland...............................................  $1,809   Indefinite carryforward
Canada................................................  $2,479   2003
Germany...............................................  $4,526   Indefinite carryforward
Switzerland...........................................  $2,361   2001
Norway................................................  $1,327   2007

     The net change in the valuation allowance from 1998 includes the effect of operating loss carryforwards acquired in the 1999 acquisition of Cordena for which no benefit has been recognized. The subsequent recognition of these acquired tax benefits of approximately $2,200 will reduce any goodwill related to this acquisition remaining at the time the losses are recognized. In addition, the Company reduced the valuation allowance applied against U.S. operating loss carryforwards of $10,728 based upon future taxable income projections including the planned distribution of InsLogic. This resulted in a reduction to goodwill recorded on the acquisition of SSG of $3,570 and a deferred tax benefit of $1,170. The subsequent recognition of the remaining acquired tax benefits (related to SSG's acquisition) of approximately $1,400 at December 31, 1999 will reduce any goodwill remaining at the time the losses are recognized. Acquired tax benefits of approximately $410 related to the Company's 1998 acquisition of NDR, when recognized, will also reduce any remaining goodwill.

     The Company has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings amounted to approximately $1,468 at December 31, 1999. If earnings of such foreign subsidiaries were not reinvested, the resulting U.S. tax would be substantially offset by the utilization of operating loss carryforwards. In addition, foreign withholding taxes would be imposed on actual distributions.

11. FORMATION OF INSLOGIC AND SUBSIDIARY PREFERRED STOCK

     In 1999, the Company purchased certain of the assets and assumed certain of the liabilities of Canadian Access Corporation, a provider of customer contact management and software development for the insurance industry principally in Canada. These purchases were the basis of the formation of InsLogic.com Holding Corporation ("InsLogic"), a wholly-owned subsidiary of the Company.

     During 1999, the subsidiary issued $5,263 in preferred stock. This preferred stock has no dividend rate, is non-cumulative, and is convertible into common stock of InsLogic at the option of the holder at an initial conversion rate of $0.50 per share. The holders of the preferred stock earn dividends if and when declared by InsLogic, as consistent with common shareholders, but must be paid dividends prior to common shareholders. Preferred shareholders vote on an as converted basis at an initial conversion rate of $0.50. At December 31, 1999, the preferred shareholders have the right to elect one of the five directors of InsLogic. If all the preferred shares were converted to common shares, the preferred shareholders would own approximately 17% of InsLogic.

     Included in the consolidated results of the Company at December 31, 1999 are $6,829 of assets and $146 of liabilities of InsLogic. InsLogic operated at a net loss of $976 during the year ended December 31, 1999. The minority interest share of InsLogic losses during the year ended December 31, 1999 was $205. This amount is recorded as selling, general and administrative expenses in the accompanying statement of operations.


     As of January 2000, the Company adopted a resolution to dividend its holdings of its investment in InsLogic to its stockholders. As of the date of this report, the distribution has not been completed,

                            CLIENTLOGIC CORPORATION
however, it is expected to occur before the Company's initial public offering. At the time of this distribution, the shares of InsLogic will be distributed to existing shareholders at historical cost.



12. EMPLOYEE BENEFITS AND COMPENSATION


     The Company sponsors various employee retirement plans. In the United States, the Company sponsors a 401k savings plan that covers substantially all U.S. employees. In both Canada and Europe, the Company sponsors similar defined contribution plans.

                                      CLIENTLOGIC CORPORATION                   PREDECESSOR COMPANY
                               -------------------------------------   --------------------------------------
                                                       COMBINED
                                 CONSOLIDATED         PERIOD FROM         PERIOD FROM
                                  YEAR ENDED       APRIL 28, 1998 TO   JANUARY 1, 1998 TO      YEAR ENDED
                               DECEMBER 31, 1999   DECEMBER 31, 1998     APRIL 27, 1998     DECEMBER 31, 1997
                               -----------------   -----------------   ------------------   -----------------
Expenses relating to Company
  sponsored pension plans....        $335                 $41                 $ --                $ --

     The Company also has certain employment contracts that entitle the employees to stock compensation in the form of stock options.

     The Company employs various stock plans which offer employees stock options/shares at an exercise price considered below fair value, including a deferred compensation plan that allowed certain members of management to defer a portion of their salary in return for shares of phantom stock of the Company. The phantom stock is exercisable at the election of the holder and payable in cash or common stock of the Company, as at the election of the holder. Upon exercise, the holder of the phantom stock receives the number of shares held in the plan at the fair market value of the common stock of the Company at the exercise date.

     APB 25, "Accounting for Stock Issued to Employees," states that for purposes of compensation expense, a charge equal to the aggregate difference between the fair value of the underlying common shares and the exercise price must be included in income. For the period ending December 31, 1999 and the combined period from April 28, 1998 to December 31, 1998, the Company recorded a non-cash compensation charge in selling, general and administrative expense of $3,594 and $285, respectively, related to the above.

13. RELATED PARTY TRANSACTIONS

     The Company entered into a ten-year management and oversight agreement effective as of January 1, 1999 and a financial services agreement as of May 1, 1999 with an affiliate of the Company's parent, Onex. Under the terms of these agreements, the Company pays an annual management fee of $600 and a fee associated with any acquisitions calculated at 1.5% of the transaction value. In 1999, the Company expensed management-related fees of $600 and capitalized acquisition-related fees of $1,776 relating to the above. At December 31, 1999, the Company had a receivable from this related party of $798. Management believes that the fees charged were reasonable in relation to the services provided. The Company had paid this same party $750 in 1998 for similar services.

     The Company had a secured note receivable outstanding from an executive employee for home relocation of $439 at December 31, 1999. The majority of this amount is due in early 2000.

                            CLIENTLOGIC CORPORATION

     Interest expense on related party debt amounted to the following:



CLIENTLOGIC CORPORATION
  Year ended December 31, 1999..............................   $4,969
  Combined period from April 28 to December 31, 1998........   $  715
PREDECESSOR COMPANY
  Period from January 1 to April 27, 1998...................   $   68
  Year ended December 31, 1997..............................   $  142


14. FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     The carrying amount of cash, short-term investments, accounts receivable, accounts payable and term loans approximate fair value due to the short-term nature of these instruments.

     The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the current trading value, where available, or with reference to similarly traded instruments with similar terms.

     In the opinion of the Company, the carrying amount of these financial instruments approximates fair value.

15. LEASE COMMITMENTS

     The Company leases certain equipment under capital and operating leases that expire over the next five years. Interest on the capital leases is calculated at annual rates ranging from 3.44% to 9.87%. Future minimum lease payments under non-cancelable operating leases, with initial or remaining lease terms in excess of one year, and future minimum capital lease payments as of December 31, 1999 are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
YEAR ENDING DECEMBER 31:
  2000......................................................  $3,525     $10,589
  2001......................................................   3,089       8,505
  2002......................................................   1,633       7,264
  2003......................................................     680       7,176
  2004......................................................     371       6,590
  Thereafter................................................      --      24,780
                                                              ------     -------
          Total minimum lease payments......................   9,298     $64,904
                                                                         =======
  Less: Amount representing interest........................   1,302
                                                              ------
  Present value of net minimum capital lease payments.......   7,996
  Less current installments of obligations under capital
     leases.................................................   2,726
                                                              ------
  Long-term obligations under capital leases................  $5,270
                                                              ======

                            CLIENTLOGIC CORPORATION

     Rent expense under operating leases for the periods indicated amounted to the following:

CLIENTLOGIC CORPORATION
  Year ended December 31, 1999..............................   $8,135
  Combined period from April 28 to December 31, 1998........   $1,164
PREDECESSOR COMPANY
  Period from January 1 to April 27, 1998...................   $  102
  Year ended December 31, 1997..............................   $  123

16. OTHER


     During October 1999, there was a gain of $3,395 realized from the sale of one of the foreign subsidiary's investments. In addition, during December 1999, there was a loss of $2,968 from the write-off of certain of the Company's capital assets.


17. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries may become subject to legal claims arising in the ordinary course of business. It is management's opinion that the resolution of known claims should not have a material adverse impact on the financial position of the Company. There can be no assurance, however, that unforeseen circumstances will not result in significant costs.

     The Company also has a contingent liability with the Irish government that is related to its continued occupancy of its facilities in Ireland with a covenant to maintain agreed levels of employment at those facilities.

18. SIGNIFICANT CUSTOMERS AND CONCENTRATED CREDIT RISK

     During the year ended December 31, 1999, no single customer accounted for more than 10% of the Company's revenue. During the combined period April 28, 1998 through December 31, 1998, one customer's revenue accounted for approximately 18% of the revenue. During the period January 1, 1998 through April 27, 1998 and the year ended December 31, 1997, no single customer accounted for more than 10% of the Company's revenue.

     Accounts receivable from the aforementioned customer accounted for approximately $1,340 at December 31, 1998. The Company maintains allowances for credit losses considered adequate to absorb estimated credit-related losses.

19. SEGMENTED INFORMATION

     The Company operates as an integrated business and therefore has no segmented operational data. The following is a breakdown of financial results by geographical segment:


                                                     UNITED STATES   CANADA    EUROPE     TOTAL
                                                     -------------   -------   -------   --------
For the year ended December 31, 1999
  Revenue..........................................    $144,265      $10,024   $23,502   $177,791
  Total assets.....................................    $196,193      $14,907   $74,783   $285,883
For the combined period April 28, 1998 through
  December 31, 1998
  Revenue..........................................    $ 17,440      $ 6,910   $ 2,933   $ 27,283
  Total assets.....................................    $ 88,877      $15,925   $ 6,383   $111,185

                            CLIENTLOGIC CORPORATION

     For the period January 1, 1998 through April 27, 1998 and for the year ended December 31, 1997, most revenue and total assets of the Predecessor Company were in Canada.

20. SUBSEQUENT EVENTS


     During the holiday season, the shipping volume for one of the Company's customers grew significantly. In order to meet this increased demand, the Company had to expend considerable time and effort, including overtime and reallocating personnel. These costs were expensed during 1999. Despite the best efforts of the Company, problems were encountered with the related fulfillment of customer orders. As a result, management estimated the need for a $500 reserve against the customers' accounts receivable balance. The customer's accounts receivable balance at December 31, 1999 was $2.1 million, which consisted of $500 in net revenues billed and $1.6 million in freight costs re-billed to the customer.


     During March 2000, the Company reached a settlement with this customer that provided for $700 to be placed in escrow and paid to the Company following the return of the customer merchandise. The settlement also provides for the escrow amount to be reduced for any inventory shrink. Based on the Company's estimate of costs to return the merchandise and related inventory shrink, an additional reserve of $1.4 million was recorded in the December 31, 1999 financial records.


     In addition to the above, during March 2000, the Company's compensation committee approved the payment of a $100 bonus to one of its executives based on 1999 performance. The bonus can be paid in cash or used to acquire a number of common shares equal to the amount of the bonus divided by $2.33. This resulted in a non-cash stock compensation charge of $567 that was recorded in the December 31, 1999 financial records.



     On March 27, 2000, the Company approved a reverse stock split of 1.0 common shares to approximately 0.64 common shares. All share and per share amounts for the year ended December 31, 1999 and the combined period from April 28, 1998 to December 31, 1998 have been restated to retroactively reflect the reverse stock split.


21. RECENT ACCOUNTING PRONOUNCEMENTS

     In January 1999, the Company adopted SFAS No. 130 "Comprehensive Income". Comprehensive income is defined as the "change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources". Under this statement, the term "comprehensive income" is used to describe the total net earnings plus other comprehensive income or loss. For the Company, other comprehensive loss includes currency translation adjustments on foreign subsidiaries.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133", which deferred the required date of adoption of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. At adoption, existing hedging relationships must be designated anew and documented pursuant to the provisions of the Statement. The Company expects the adoption of SFAS No. 133 will have no material impact on its financial position, results of operations or cash flows.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company adopted SOP 98-5 during its fiscal year ended December 31, 1999 with no material impact on financial position, results of operations or cash flows.

                            CLIENTLOGIC CORPORATION

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. The Company adopted SOP 98-1 during fiscal year ended December 31, 1999 with no material impact on financial position, results of operations or cash flows.

22. COMBINED PERIOD

     The following table presents the results of the operating companies that comprise the combined statements of operations for the period April 28, 1998 through December 31, 1998 in the financial statements.


                                                       CLIENTLOGIC            SUCCESSOR
                                                       CORPORATION             COMPANY
                                                  ---------------------   -----------------
                                                       PERIOD FROM           PERIOD FROM
                                                  SEPTEMBER 25, 1998 TO   APRIL 28, 1998 TO
                                                    DECEMBER 31, 1998     DECEMBER 17, 1998   COMBINED
                                                  ---------------------   -----------------   --------
Revenue.........................................         $20,373               $ 6,910        $27,283
Cost and expenses
  Cost of services..............................          11,728                 4,625         16,353
  Selling, general and administrative
     expenses...................................           6,839                 2,613          9,452
  Depreciation expense..........................           1,518                   382          1,900
  Amortization expense..........................           2,924                 1,013          3,937
                                                         -------               -------        -------
Operating loss..................................          (2,636)               (1,723)        (4,359)
Interest expense, net...........................             813                   108            921
                                                         -------               -------        -------
Loss before income taxes........................          (3,449)               (1,831)        (5,280)
Income taxes....................................              65                    --             65
                                                         -------               -------        -------
Net loss........................................         $(3,514)              $(1,831)       $(5,345)
                                                         =======               =======        =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Upgrade Corporation of America and Subsidiary
(d/b/a SOFTBANK Services Group) and The Ivy Group Limited, (both wholly-owned subsidiaries of SOFTBANK Holdings, Inc.)

     In our opinion, the accompanying combined balance sheets at December 31, 1997 and 1996 and related combined statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Upgrade Corporation of America and subsidiary, (d/b/a SOFTBANK Services Group) and The Ivy Group Limited at December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSE COOPERS, LLP
PricewaterhouseCoopers, LLP
Buffalo, New York

January 21, 2000

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                            COMBINED BALANCE SHEETS
                                  DECEMBER 31

                                                                  1997          1996
                                                              ------------   -----------
ASSETS
Current assets:
  Cash......................................................  $  1,582,357   $ 2,107,841
  Inventory.................................................       412,592       114,026
  Trade accounts receivable less allowance for doubtful
     accounts of $511,864 in 1997, $493,529 in 1996.........    14,821,562    17,722,806
  Related party receivables.................................       625,178     2,451,059
  Prepayments and other current assets......................     1,905,217     2,013,367
                                                              ------------   -----------
                                                                19,346,906    24,409,099
                                                              ------------   -----------
Equipment and improvements, net.............................    20,224,664    20,503,645
Notes receivable............................................       634,040            --
Other assets................................................       816,057     1,335,250
                                                              ------------   -----------
          Total assets......................................  $ 41,021,667   $46,247,994
                                                              ============   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt.........................  $    480,371   $   593,570
  Current portion of leases.................................       898,002       719,511
  Trade accounts payable....................................     9,999,561    15,011,565
  Related party payables....................................     4,427,561     2,872,368
  Accrual...................................................     8,424,841     7,392,538
  Other current liabilities.................................       376,345       485,489
                                                              ------------   -----------
                                                                24,606,681    27,075,041
                                                              ------------   -----------
Long-term debt..............................................    16,384,486    15,114,864
Long-term lease obligations.................................     1,482,912     1,910,150
Deferred income and other...................................       533,333       100,000
                                                              ------------   -----------
          Total liabilities.................................    43,007,412    44,200,055
                                                              ------------   -----------
Redeemable preferred shares.................................    10,085,966     5,085,966
Stockholders' deficit:
  Common shares.............................................       129,448       127,090
  Additional paid-in-capital................................     6,090,597     6,052,900
  Accumulated deficit.......................................   (17,979,075)   (9,069,646)
  Foreign currency translation adjustment...................      (312,681)     (148,371)
                                                              ------------   -----------
          Total stockholders' deficit.......................   (12,071,711)   (3,038,027)
                                                              ------------   -----------
          Total liabilities and stockholders' deficit.......  $ 41,021,667   $46,247,994
                                                              ============   ===========

                 See accompanying notes to financial statements

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                        COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                  1997           1996
                                                              ------------   ------------
Revenue.....................................................  $ 74,630,299   $ 63,334,494
Cost of services............................................   (44,273,371)   (33,573,934)
                                                              ------------   ------------
Gross profit................................................    30,356,928     29,760,560
Selling, general and administrative expenses................    37,695,667     34,854,524
Loss on abandonment of software development project.........            --      1,550,000
                                                              ------------   ------------
Operating loss..............................................    (7,338,739)    (6,643,964)
Other (income) expense:
  Interest expense and similar charges......................     1,835,780      1,195,573
  Other, net................................................      (232,453)      (200,390)
                                                              ------------   ------------
Loss before income taxes....................................    (8,942,066)    (7,639,147)
Income taxes (benefit)......................................       (32,637)         5,908
                                                              ------------   ------------
          Net loss..........................................  $ (8,909,429)  $ (7,645,055)
                                                              ============   ============

                 See accompanying notes to financial statements

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT
                        FOR THE YEARS ENDED DECEMBER 31

                                                                            CURRENCY         TOTAL
                                COMMON      ADDITIONAL      ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                STOCK     PAID-IN CAPITAL     DEFICIT      ADJUSTMENT       DEFICIT
                               --------   ---------------   ------------   -----------   -------------
SOFTBANK SERVICES GROUP
Balance at December 31,
  1995.......................  $108,978     $5,519,812      $ (1,599,525)   $ (21,081)   $  4,008,184
Net loss.....................        --             --        (5,617,814)          --      (5,617,814)
Stock options exercised......       131         19,392                --           --          19,523
Dividends paid...............        --       (190,558)               --           --        (190,558)
Foreign currency translation
  adjustment.................        --             --                --       70,222          70,222
                               --------     ----------      ------------    ---------    ------------
Balance at December 31,
  1996.......................   109,109      5,348,646        (7,217,339)      49,141      (1,710,443)
Net loss.....................        --             --        (7,235,424)          --      (7,235,424)
Stock options exercised......     2,358        387,697                --           --         390,055
Dividends declared...........        --       (350,000)               --           --        (350,000)
Foreign currency translation
  adjustment.................        --             --                --     (210,970)       (210,970)
                               --------     ----------      ------------    ---------    ------------
Balance at December 31,
  1997.......................  $111,467     $5,386,343      $(14,452,763)   $(161,829)   $ (9,116,782)
                               ========     ==========      ============    =========    ============
THE IVY GROUP LIMITED
Ivy Group common stock.......  $ 17,981     $  709,477      $    174,934    $      --    $    902,392
Net loss.....................        --             --        (2,027,241)          --      (2,027,241)
Dividends....................        --         (5,223)               --           --          (5,223)
Foreign currency translation
  adjustment.................        --             --                --     (197,512)       (197,512)
                               --------     ----------      ------------    ---------    ------------
Balance at December 31,
  1996.......................    17,981        704,254        (1,852,307)    (197,512)     (1,327,584)
Net loss.....................        --             --        (1,674,005)          --      (1,674,005)
Foreign currency translation
  adjustment.................        --             --                --       46,660          46,660
                               --------     ----------      ------------    ---------    ------------
Balance at December 31,
  1997.......................  $ 17,981     $  704,254      $ (3,526,312)   $(150,852)   $ (2,954,929)
                               ========     ==========      ============    =========    ============
COMBINED STOCKHOLDERS'
  DEFICIT AT DECEMBER 31,
  1996.......................  $127,090     $6,052,900      $ (9,069,646)   $(148,371)   $ (3,038,027)
                               ========     ==========      ============    =========    ============
COMBINED STOCKHOLDERS'
  DEFICIT AT DECEMBER 31,
  1997.......................  $129,448     $6,090,597      $(17,979,075)   $(312,681)   $(12,071,711)
                               ========     ==========      ============    =========    ============

                 See accompanying notes to financial statements

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED


                        COMBINED STATEMENT OF CASH FLOWS

                        FOR THE YEARS ENDED DECEMBER 31

                                                                 1997           1996
                                                              -----------   ------------
Net cash relating to operating activities:
  Net loss..................................................  $(8,909,429)  $ (7,645,054)
  Adjustments to reconcile net loss to net cash relating to
     operating activities:
     Depreciation and amortization..........................    5,776,404      4,384,240
     Provision for allowance of doubtful accounts...........       18,335         (1,471)
     (Gain)loss on disposal of equipment....................       (5,626)     2,616,252
     Deferred income........................................      433,333             --
     Translation adjustment.................................     (196,206)      (101,325)
  Increase(decrease) in cash due to changes in:
     Inventory..............................................     (298,566)       (75,131)
     Trade receivables......................................    2,901,244     (3,547,478)
     Related party receivables..............................    1,825,881     (2,229,819)
     Prepaid expenses and other current assets..............      108,150       (135,841)
     Other assets...........................................      519,193       (497,497)
     Trade accounts payable.................................   (5,012,004)     1,120,308
     Related party payables.................................    1,555,193      2,725,840
     Accruals...............................................    1,032,303        985,734
     Other current liabilities..............................     (109,144)      (333,540)
                                                              -----------   ------------
Net cash provided(used) by operations.......................     (360,939)    (2,734,782)
Net cash relating to investing activities:
  Proceeds from maturities of investment securities.........           --             --
  Notes receivable..........................................     (634,040)            --
  Equipment disposal proceeds...............................       52,666        314,631
  Additions to equipment....................................   (5,530,793)   (10,053,551)
  Assets acquired upon acquisition..........................           --             --
                                                              -----------   ------------
Net cash provided(used) by investing activities.............   (6,112,167)    (9,738,920)
Net cash relating to financing activities:
  Proceeds from issuance of redeemable preferred stock......           --      5,000,000
  Proceeds from long-term advance from affiliate............    9,250,000     11,940,000
  Repayments of long term debt..............................   (2,593,578)    (8,725,309)
  Dividend paid.............................................     (190,558)    (1,232,768)
  Proceeds from stock options exercised.....................      212,187         19,523
  Capital lease repayments..................................     (730,429)      (297,506)
                                                              -----------   ------------
Net cash provided(used) by financing activities.............    5,947,622      6,703,940
                                                              -----------   ------------
Increase(decrease) in cash..................................     (525,484)    (5,769,762)
Cash -- beginning of period.................................    2,107,841      7,877,603
                                                              -----------   ------------
Cash -- end of period.......................................  $ 1,582,357   $  2,107,841
                                                              ===========   ============
Supplemental cash flow disclosures:
  Interest payments.........................................  $   573,760   $    989,041
  Income taxes..............................................       38,178             --
Noncash activities:
  Conversion of revolving loan to preferred stock...........  $ 5,000,000   $         --
  Capital lease obligations incurred........................      495,516      1,979,139
  Dividends accrued, not paid...............................      350,000        190,558

                 See accompanying notes to financial statements

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1. PRINCIPLES OF COMBINATION

     The combined financial statements include the financial statements of SOFTBANK Services Group consolidated with its wholly-owned subsidiary UCA&L Limited ("SSG Group") and combined with The Ivy Group Limited ("Ivy Group") which is consolidated with its wholly owned subsidiaries Professional Support Center Limited ("PSC") and Avalan Technology Limited ("Avalan") for 1997 and 1996 (collectively referred to as the "Company"). The SSG Group and the Ivy Group are sister companies under the common control of SOFTBANK Holdings, Inc. both performing common activities. All significant intercompany balances and transactions have been eliminated on combination.

2. BUSINESS

     The Company provides a range of services including direct to end-user telesales, customer care, technical support and product fulfillment, primarily to computer software and hardware manufacturers. The Company holds software inventory on consignment from the manufacturers and is responsible for packaging and shipping products to customers. The accompanying combined statements of operations reflect, as revenues, the sum of fees earned by the Company. Third party charges include freight, credit card, telephone and other costs for which the Company is reimbursed by the manufacturers.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Cash Equivalents

          The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

     B. Equipment and Improvements

          Furniture, equipment and motor vehicles are stated at cost or valuation less depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from four to fifteen years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

          Computer software includes incremental costs incurred in connection with the development of software for use by the Company. Such costs are amortized over the estimated useful life at the time the software is placed in use.

     C. Customer Remittances Payable

          Cash collected on behalf of the manufacturers from their customers in connection with software sales is generally remitted to the manufacturers monthly. Amounts received but not yet remitted are accumulated as customer remittances payable.

     D. Fee Revenue

          Telephone fees are recognized as income at a stated rate per minute. Fulfillment fees are recognized as income upon shipment of the software product to the customer.

     E. Income Taxes

          U.S. Federal taxable income of SSG Group is included in the consolidated U.S. Federal income tax return of SOFTBANK Holdings, Inc., the majority shareholder. The portion of the consolidated Federal income tax provision allocated to SSG Group is that which would result if the Company filed

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED a Federal income tax return on a stand-alone basis. The Company's foreign subsidiaries file in various foreign jurisdictions on a stand-alone basis.

          The Company follows the asset and liability approach to account for income taxes. This approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of operating loss and tax credit carryforwards, and temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     F. Translation of Foreign Currencies

          The Company's assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income and those resulting from translation of financial statements are accumulated as a separate component of stockholders' equity.

     G. Fair Value of Financial Instruments

          The estimated fair value of all financial instruments approximate their carrying amounts in the balance sheet. Such financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and long-term debt.

     H. Concentration of Credit Risk

          The Company grants credit to domestic and foreign microcomputer software manufacturers. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses.

     I. Use of Estimates

          Management has made estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     J. Reclassifications

          Certain reclassifications have been made to the financial statements to conform with the current year presentation.

4. RELATED PARTY TRANSACTIONS

     UCA&L paid management fees totaling $364,016 to an affiliate in the UK for shared administrative and executive resources. Also included in accounts receivable from affiliates at December 31, 1997, is a $465,316 demand note from an affiliate. The note bears interest at 8% and is unsecured.

     Included in notes receivable at December 31, 1997 is a $440,000 note from a related party. The note bears interest at 7% and is secured by a first priority security interest in the related party's intellectual property, licenses, contract rights, patents and trade secrets. SSG Group also has notes receivable with three former executives of the company totaling $177,872. All three notes bear interest at 8%, mature by the year 2001, and are secured by common stock in the company that is owned by each of the former executives.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     Included in related party payables at December 31, 1997 is $4,427,561 ($2,758,372 at December 31, 1996) owed to SOFTBANK Holdings, Inc. Substantially all of the balance payable relates to interest and dividends due on a revolving loan agreement, redeemable preferred stock and working capital requirements.

5. EQUIPMENT AND IMPROVEMENTS

     Total equipment and leasehold improvements and related accumulated depreciation consist of the following at December 31, 1997 and 1996:

                                                                1997          1996
                                                             -----------   -----------
Furniture and equipment....................................  $20,657,896   $17,917,740
Leasehold improvements.....................................    5,462,385     5,271,435
Computer software..........................................    6,891,502     4,554,873
Motor vehicles.............................................      263,594       353,140
                                                             -----------   -----------
                                                              33,275,377    28,097,188
Less accumulated depreciation and amortization.............   13,050,713     7,593,543
                                                             -----------   -----------
Net equipment and improvements.............................  $20,224,664   $20,503,645
                                                             ===========   ===========

     Depreciation and amortization expense amounted to $5,457,170 in 1997 and $3,879,925 in 1996.

6. BORROWINGS

     Total borrowings consist of the following at December 31, 1997 and 1996:

                                                                1997          1996
                                                             -----------   -----------
Revolving loan.............................................  $15,690,000   $11,940,000
Term notes payable to:
  Banks....................................................      799,976     3,199,984
  Regional Development Corporation.........................       10,417       135,417
  Buffalo Enterprise Development Corporation...............      364,463       433,033
                                                             -----------   -----------
                                                              16,864,856    15,708,434
Less current portion of long-term debt.....................      480,371       593,570
                                                             -----------   -----------
                                                             $16,384,485   $15,114,864
                                                             ===========   ===========

     SSG Group maintains a $22,000,000 revolving loan agreement with SOFTBANK Holdings, Inc. The facility bears interest at a rate of SOFTBANK Holdings' cash investment rate plus .50% (6.47% at December 31, 1997) and is payable October 1, 2001. SOFTBANK Holdings has subordinated $15 million of its revolving loan to the term note and other credit facilities with a bank as described below.

     SSG Group has a $799,976 term note with a bank at December 31, 1997. The note bears interest at the prime rate plus 3/4% (9.25% at December 31, 1997). Principal installments of $33,334, plus interest, are due through December 1999. At December 31, 1996, the Company also had a $2,000,000 term note with another bank bearing interest at the federal funds rate plus .25%. This note was fully paid during 1997.

     The term note to the Regional Development Corporation (RDC) bears interest at 6%, is secured by substantially all the assets of SSG Group, is guaranteed by certain stockholders of SSG Group and matures in January 1998.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     The term note to the Buffalo Enterprises Development Corporation bears interest at 2%, is secured by all the assets of the Company and is subordinate to the lines of credit and the RDC term loan. Monthly principal and interest payments of $6,384 are due through December 2002.

     SSG Group also maintains a $6,500,000 working capital line of credit and a $3,500,000 capital expenditures line of credit with a bank. The facilities bear interest at the lower of the bank's prime rate or the Eurodollar rate plus 2%, and are secured by substantially all assets of the Company. There were no outstanding borrowings on these facilities at December 31, 1997 and 1996. The working capital line of credit expires in December 1998. The capital expenditures line expires in 2001. Availability of funds under the capital expenditures line is reduced by $750,000 in 1998 and each subsequent year until expiration.

     The debt agreements include certain restrictions concerning capital expenditures, dividends, and advances to and from affiliates. In addition, SSG Group is also required to meet certain financial covenants including those relating to the maintenance of minimum tangible net worth, minimum net working capital, minimum current ratio, minimum debt-to-equity ratio, and minimum debt service coverage ratio, each as defined in their respective agreements. SSG Group failed to meet certain restrictions and financial covenants as required by the agreements at December 31, 1997; however, SSG Group's lenders have waived these events of default.

     The aggregate maturities of long-term debt for each of the next five years are as follows: 1998, $480,379; 1999, $471,334; 2000, $72,807; 2001,
$15,764,276; and 2002, $76,059.

     There was no long-term debt in The Ivy Group.

7. CAPITAL LEASE OBLIGATIONS

     The Company leases certain equipment under capital and operating leases that expire over the next five years. Interest on the capital leases is calculated at annual rates ranging from 6.71% to 12.57%. Future minimum lease payments under noncancelable operating leases, with initial or remaining lease terms in excess of one year, and future minimum capital lease payments as of December 31, 1997 are as follows:

                                                             CAPITAL       OPERATING
                                                              LEASES         LEASES
                                                            ----------    ------------
Year ending December 31:
  1998....................................................  $1,090,794    $(10,000,000)
  1999....................................................     746,771
  2000....................................................     495,304
  2001....................................................     343,375
  2002....................................................      27,071
  Thereafter..............................................          --
                                                            ----------    ------------
          Total minimum lease payments....................  $2,703,315    $(10,000,000)
                                                            ==========    ============
Less amount representing interest.........................     322,401
                                                            ----------
Present value of net minimum capital lease payments.......   2,380,914
Less current installments of obligations under capital
  leases..................................................     898,002
                                                            ----------
Long-term obligations under capital leases................  $1,482,912
                                                            ==========

     Rent expense was $5,053,184 in 1997 and $4,206,672 in 1996.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     The amount of equipment and related accumulated amortization recorded under capital leases at December 31, 1997 and 1996 follows:

                                                                 1997          1996
                                                              ----------    ----------
Equipment...................................................  $3,202,543    $2,612,729
Less accumulated amortization...............................     965,273       256,587
                                                              ----------    ----------
                                                              $2,237,270    $2,356,142
                                                              ==========    ==========

8. STOCKHOLDERS' EQUITY

     Capital stock for SSG Group at December 31, 1997 and 1996 consists of the following:

                                                                1997        1996
                                                              --------    --------
Common stock, $.01 par value. 15,500,000 shares authorized;
  issued and outstanding 11,146,785 and 10,190,939 shares at
  December 31, 1997 and 1996, respectively..................  $111,467    $109,109
                                                              ========    ========

     Capital stock for the Ivy Group at December 31, 1997 and 1996 consists of the following:

                                                               1997       1996
                                                              -------    -------
Common shares, 10,500 shares authorized, issued and
  outstanding at December 31, 1997 and 1996.................  $17,981    $17,981
                                                              =======    =======

9. PREFERRED SHARES

     Preferred shares for SSG Group at December 31, 1997 and 1996 consists of the following:

                                                                 1997          1996
                                                              -----------   ----------
Redeemable preferred stock (Series 1), $100 par value.
  100,000 and 50,000 shares authorized, issued and
  outstanding at December 31, 1997 and 1996, respectively...  $10,000,000   $5,000,000
                                                              ===========   ==========

     During June 1996, SSG Group issued preferred stock in its entirety to SOFTBANK Holdings, Inc. The stock entitles SOFTBANK Holdings, Inc. to 7% cumulative annual dividends payable quarterly, and to certain preferences including preference in the payment of dividends. Beginning on June 1, 2001, the stock is redeemable, at a price per share equal to $100, plus all accrued and unpaid dividends thereon. Dividends of $190,558 are accrued at December 31, 1996.

     During December 1997, SSG Group issued 50,000 preferred shares to SOFTBANK Holdings, Inc. SSG Group used the proceeds to retire $5,000,000 of the outstanding revolving loan with the parent company. The preferred stock entitles SOFTBANK Holdings, Inc. to 7% cumulative annual dividends payable quarterly, and to certain preferences including the payment of dividends. Beginning on June l, 2001, the stock is redeemable, at a price per share equal to $100, plus all accrued and unpaid dividends thereon. At December 31, 1997, SOFTBANK Holdings, Inc. holds all of the preferred shares issued and outstanding in their entirety. Dividends of $540,562 are accrued at December 31, 1997.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     Preferred shares for the Ivy Group at December 31, 1997 and 1996 consist of the following:

                                                               1997      1996
                                                              -------   -------
2,000 'A' Redeemable Preference Shares, 2,000 shares
  authorized, issued and outstanding at December 31, 1997
  and 1996..................................................  $ 3,425   $ 3,425
320,000 9% 'A' Redeemable Preference Shares, 320,000 shares
  authorized, issued and outstanding at December 31, 1997
  and 1996..................................................    5,480     5,480
14,167 5% 'A' Redeemable Preference Shares, 14,167 shares
  authorized, no shares issued or outstanding at December
  31, 1997 and 1996.........................................       --        --
28,333 8% 'B' Redeemable Preference Shares, 28,333 shares
  issued, authorized and outstanding at December 31, 1997
  and 1996..................................................   48,520    48,520
8,333 10% 'B' Redeemable Preference Shares, 8,333 shares
  issued, no shares issued or outstanding at December 31,
  1997 and 1996.............................................       --        --
16,667 10% 'C' Redeemable Preference Shares, 16,667 shares
  authorized, issued and outstanding at December 31, 1997
  and 1996..................................................   28,541    28,541
15,000 0% 'C' Redeemable Preference Shares, 15,000 shares
  authorized, no shares issued and outstanding at December
  31, 1997 and 1996.........................................       --        --
                                                              -------   -------
                                                              $85,966   $85,966
                                                              =======   =======

     The 'B' and 'C' redeemable preference shares are redeemable over three years in equal tranches starting on April 1, 1996. They are repayable at par consideration. No shares have been redeemed during 1997 or 1996.

10. STOCK OPTIONS

     At December 31, 1997, SSG Group has three stock-based compensation plans, which are described below. SSG Group applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for any of the stock option plans as stock options granted under these plans have an exercise price equal to 100% of the market price on the date of grant.

     Had compensation cost for SSG Group stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the pro forma effect on SSG Group 1997 and 1996 net losses is indicated below (in thousands):

                                                               1997      1996
                                                              -------   ------
Net loss: As reported.......................................  $ 8,909   $7,645
          Pro forma.........................................   10,150    7,785

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1997 and 1996, respectively: risk-free interest rates ranging from 5.64% to 6.78% in 1997 and 1996 expected lives of 9.5 years for both years; and dividend yield and volatility of 0 percent for both years.

INCENTIVE STOCK OPTION PLANS

     SSG Group's incentive stock option plans provide for granting officers and other key employees stock options to acquire up to an aggregate of 2,060,000 common shares at an exercise price of not less than 100% of the fair market value of the shares on the date of grant. These options are exercisable at the rate of 25% per year commencing on the date of grant and expire ten years from the date of grant.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     A summary of the status of SSG Group's incentive stock option plans as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                                    1997                    1996
                                            ---------------------   ---------------------
                                                        WEIGHTED-               WEIGHTED-
                                                         AVERAGE                 AVERAGE
                                                        EXERCISE                EXERCISE
                                             SHARES       PRICE      SHARES       PRICE
                                            ---------   ---------   ---------   ---------
Outstanding, beginning of year............  1,116,787     $1.80       906,384     $1.51
Granted...................................    471,900      2.50       234,500      2.50
Exercised.................................   (236,890)     1.65       (13,106)     1.49
Forfeited.................................   (419,085)     2.19      (100,991)     1.48
                                            ---------               ---------
Outstanding, end of year..................    932,712      2.00     1,026,787      1.80
                                            =========               =========
Options exercisable at year-end...........    384,829                 475,814
Weighted-average fair value of options....  $    1.22               $    1.07

     The following table summarizes information about incentive stock options outstanding at
December 31, 1997:

                                            OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                            -------------------      WEIGHTED-       -------------------
                                                  NUMBER              AVERAGE              NUMBER
   RANGE OF                                   OUTSTANDING AT         REMAINING         EXERCISABLE AT
EXERCISE PRICES                              DECEMBER 31, 1997    CONTRACTUAL LIFE    DECEMBER 31, 1997
---------------                             -------------------   ----------------   -------------------
   $0.25..................................         10,000             5 years               10,000
    0.40..................................         94,312             6 years               83,204
    1.00..................................         20,000             7 years               15,000
    1.80..................................        307,000             8 years              254,000
    2.50..................................        501,400             9 years               22,625
                                                  -------                                  -------
                                                  932,712                                  384,829
                                                  =======                                  =======

NON-QUALIFIED STOCK OPTION PLAN:

     SSG Group's Non-Qualified Stock Option Plan provides for granting officers and employees as well as non-employee directors and advisers to acquire an aggregate of 650,000 common shares at exercise prices ranging from $.40 to $2.50. The options may be exercised in cumulative annual increments of 25% commencing one year after date of grant. A summary of the status of the plan as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                                       1997                  1996
                                                -------------------   -------------------
                                                          WEIGHTED-             WEIGHTED-
                                                           AVERAGE               AVERAGE
                                                          EXERCISE              EXERCISE
                                                SHARES      PRICE     SHARES      PRICE
                                                -------   ---------   -------   ---------
Outstanding, beginning of year................   27,905     $0.40     27,905      $0.40
Granted.......................................  551,875      2.47         --         --
Exercised.....................................       --        --         --         --
Forfeited.....................................       --        --         --         --
                                                -------               ------
Outstanding, end of year......................  579,780      2.37     27,905       0.40
                                                =======               ======
Options exercisable at year-end...............   34,780               27,905
Weighted-average fair value of options........              $1.21                 $  --

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     The following table summarizes information about non-qualified stock options outstanding at December 31 1997:

                                            OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                            -------------------      WEIGHTED-       -------------------
                                                  NUMBER              AVERAGE              NUMBER
   RANGE OF                                   OUTSTANDING AT         REMAINING         EXERCISABLE AT
EXERCISE PRICES                              DECEMBER 31, 1997    CONTRACTUAL LIFE    DECEMBER 31, 1997
---------------                             -------------------   ----------------   -------------------
    0$.40..................................        27,905             7 years              27,905
    1.80..................................          3,750             9 years                  --
    2.20..................................         48,125             9 years               6,875
    2.50..................................        500,000             9 years                  --
                                                  -------                                  ------
                                                  579,780                                  34,780
                                                  =======                                  ======

     There are no stock option plans within The Ivy Group.

11. 401(k) SAVINGS PLAN

     SSG Group sponsors a 401(k) Savings Plan for all employees with more than one year of service. Participants may elect to defer up to 15% of their annual compensation. The Company matches 25% of each dollar of employee contributions, up to the first 4% of compensation deferred by each participant. Such employer contributions vest over five years. Expense recognized related to the plan was $80,621 in 1997 and $80,113 in 1996.

12. INCOME TAXES

     The provision for income taxes consisted of the following:

                                                                1997      1996
                                                              --------   ------
Current tax provision
  U.S. Federal..............................................  $     --   $   --
  State.....................................................        --       --
  Foreign...................................................   (32,637)   5,908
                                                              --------   ------
          Total current tax provision.......................  $(32,637)  $5,908
                                                              ========   ======

     The provision for income taxes differs from the "expected" tax expense computed by applying the U.S. federal statutory rate of 35% to the loss before income taxes primarily due to state and foreign taxes and the valuation allowance.

     Deferred income taxes result principally from net operating loss carryforwards and from temporary differences between the accounting and tax bases of equipment and improvements and various reserves. The deferred tax assets and liabilities at December 31, 1997 and 1996 are comprised of the following:

                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1997               1996
                                                          --------------------   ------------
Deferred tax assets.....................................      $ 7,234,511        $ 3,436,497
Less: Valuation allowance...............................       (6,725,511)        (3,027,497)
                                                              -----------        -----------
Net deferred tax assets.................................          509,000            409,000
Deferred tax liabilities................................         (509,000)          (409,000)
                                                              -----------        -----------
Net deferred taxes......................................      $        --        $        --
                                                              ===========        ===========

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

     At December 31, 1997, the Company has U.S. federal operating loss carryforwards of approximately $13,475,000 which begin to expire in 2008. The utilization of the operating loss carryforwards may be limited as a result of certain ownership changes that occurred during 1995. The Company has operating loss carryforwards of approximately $334,000 and $3,734,000 in Ireland and the United Kingdom, respectively, which have an unlimited carryforward period.

13. RELOCATION AND OTHER COSTS

     During 1997, SSG Group transferred its Union City, California warehouse operations to the master distribution center in Grove City, Ohio. In conjunction with the transfer of these operations, SSG Group incurred one-time costs totaling $511,000, including a loss on the disposal of certain capital assets totaling $149,000. SSG Group also incurred $241,000 for severance arrangements in conjunction with the elimination of certain positions. These amounts are included in selling, general and administrative costs.

     During 1996, SSG Group transferred its Monterey, California call center and Salinas, California warehouse operations to new facilities in Las Vegas, Nevada, the Grove City, Ohio, respectively, which were opened in that year. In conjunction with the transfer of these operations, the Company incurred one-time costs totaling $2,077,988, including a loss on the disposal of certain capital assets totaling $1,066,252, and a provision of $394,630 for anticipated expenses pending completion of the transfer. These amounts are included in selling, general and administrative costs.

14. ABANDONMENT OF SOFTWARE DEVELOPMENT PROJECT

     Included in the SSG Group 1996 results is $1,550,000 of costs associated with an internal software development project that was abandoned.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                            COMBINED BALANCE SHEETS
                    SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $  1,205,150     $  1,582,357
  Inventory.................................................       104,602          412,592
  Trade accounts receivable less allowance for doubtful
     accounts of $287,165 at September 30, 1998 and $511,864
     at December 31,
     1997...................................................    10,185,846       14,821,562
  Related party receivables.................................     1,059,325          625,178
  Prepayments and other current assets......................     1,025,583        1,905,217
                                                              ------------     ------------
                                                                13,580,506       19,346,906
                                                              ------------     ------------
Equipment and improvements, net.............................    19,827,186       20,224,664
Notes receivable............................................     1,200,082          634,040
Other assets................................................       827,949          816,057
                                                              ------------     ------------
          Total assets......................................  $ 35,435,723     $ 41,021,667
                                                              ============     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of long-term debt.........................  $    393,511     $    480,371
  Short-term bank debt......................................     3,515,995               --
  Current portion of leases.................................       641,960          898,002
  Trade accounts payable....................................     7,696,371        9,999,561
  Related party payables....................................     3,690,503        4,427,561
  Accruals..................................................     3,787,038        8,424,841
  Other current liabilities.................................     2,376,605          376,345
                                                              ------------     ------------
                                                                22,101,983       24,606,681
                                                              ------------     ------------
Long-term debt..............................................    15,931,117       16,384,486
Long-term lease obligations.................................     1,678,957        1,482,912
Deferred income.............................................       317,299          533,333
                                                              ------------     ------------
          Total liabilities.................................    40,029,356       43,007,412
                                                              ------------     ------------
Redeemable preferred shares.................................    10,085,966       10,085,966
Stockholders' Deficit
  Common shares.............................................       381,449          129,448
  Additional paid-in capital................................    10,692,001        6,090,597
  Accumulated deficit.......................................   (25,272,852)     (17,979,075)
  Foreign currency translation adjustment...................      (480,197)        (312,681)
                                                              ------------     ------------
          Total stockholders' deficit.......................   (14,679,599)     (12,071,711)
                                                              ------------     ------------
          Total liabilities and stockholders' deficit.......  $ 35,435,723     $ 41,021,667
                                                              ============     ============

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                        COMBINED STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30

                                                                  1998           1997
                                                              ------------   ------------
                                                              (UNAUDITED)    (UNAUDITED)
Revenue.....................................................  $ 49,106,982   $ 54,278,402
Cost of services............................................   (30,025,148)   (32,498,122)
                                                              ------------   ------------
Gross profit................................................    19,081,834     21,780,280
Selling, general and administrative expenses................    25,242,171     29,312,268
                                                              ------------   ------------
Operating loss..............................................    (6,160,337)    (7,531,988)
Other (income) expense:
  Interest expense and similar charges......................     1,135,887      1,251,579
  Other, net................................................        (2,447)      (185,274)
                                                              ------------   ------------
Loss before income taxes....................................    (7,293,777)    (8,598,293)
Income taxes................................................            --          6,172
                                                              ------------   ------------
Net loss....................................................  $ (7,293,777)  $ (8,604,465)
                                                              ============   ============

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                             ADDITIONAL                    CURRENCY         TOTAL
                                 COMMON        PAID-IN     ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                  STOCK        CAPITAL       DEFICIT      ADJUSTMENT       DEFICIT
                               -----------   -----------   ------------   -----------   -------------
                               (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
SOFTBANK SERVICES GROUP
Balance at December 31,
  1996.......................   $109,109     $ 5,348,646   $ (7,217,339)   $  49,141    $ (1,710,443)
  Net loss...................         --              --     (6,865,625)          --      (6,865,625)
  Stock options exercised....      1,895         341,552             --           --         343,447
  Dividends declared.........         --        (262,503)            --           --        (262,503)
  Foreign currency
     translation
     adjustment..............         --              --             --     (125,788)       (125,788)
                                --------     -----------   ------------    ---------    ------------
Balance at September 30,
  1997.......................   $111,004     $ 5,427,695   $(14,082,964)   $ (76,647)   $ (8,620,912)
                                ========     ===========   ============    =========    ============
Balance at December 31,
  1997.......................    111,467       5,386,343    (14,452,763)    (161,829)     (9,116,782)
  Net loss...................         --              --     (5,430,972)          --      (5,430,972)
  Stock options exercised....      2,352         383,084             --           --         385,436
  Dividends declared.........         --        (525,006)            --           --        (525,006)
  Foreign currency
     translation
     adjustment..............         --              --             --       21,418          21,418
                                --------     -----------   ------------    ---------    ------------
Balance at September 30,
  1998.......................   $113,819     $ 5,244,421   $(19,883,735)   $(140,411)   $(14,665,906)
                                ========     ===========   ============    =========    ============
THE IVY GROUP LIMITED
Balance at December 31,
  1996.......................     17,981         704,254     (1,852,307)    (197,512)     (1,327,584)
  Net loss...................         --              --     (1,738,840)          --      (1,738,840)
  Foreign currency
     translation
     adjustment..............         --              --             --       80,203          80,203
                                --------     -----------   ------------    ---------    ------------
Balance at September 30,
  1997.......................   $ 17,981     $   704,254   $ (3,591,147)   $(117,309)   $ (2,986,221)
                                ========     ===========   ============    =========    ============
Balance at December 31,
  1997.......................     17,981         704,254     (3,526,312)    (150,852)     (2,954,929)
  Issuance of common stock...    249,649       4,743,326             --           --       4,992,975
  Net loss...................         --              --     (1,862,805)          --      (1,862,805)
  Foreign currency
     translation
     adjustment..............         --              --             --     (188,934)       (188,934)
                                --------     -----------   ------------    ---------    ------------
Balance at September 30,
  1998.......................   $267,630     $ 5,447,580   $ (5,389,117)   $(339,786)   $    (13,693)
                                ========     ===========   ============    =========    ============
COMBINED STOCKHOLDERS'
  DEFICIT AT SEPTEMBER 30,
  1997.......................   $128,985     $ 6,131,949   $(17,674,111)   $(193,956)   $(11,607,133)
                                ========     ===========   ============    =========    ============
COMBINED STOCKHOLDERS'
  DEFICIT AT SEPTEMBER 30,
  1998.......................   $381,449     $10,692,001   $(25,272,852)   $(480,197)   $(14,679,599)
                                ========     ===========   ============    =========    ============

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED


                        COMBINED STATEMENT OF CASH FLOWS

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30

                                                                  1998           1997
                                                              ------------    -----------
                                                              (UNAUDITED)     (UNAUDITED)
Net cash relating to operating activities:
  Net loss..................................................  $ (7,293,777)   $(8,604,465)
  Adjustments to reconcile net loss to net cash relating to
     operating activities:
     Depreciation...........................................     4,667,841      4,250,844
     Provision for allowance of doubtful accounts...........      (224,699)        (1,456)
     (Loss)/profit on disposal of equipment.................        (7,251)            --
     Deferred income........................................      (216,034)       433,333
     Translation adjustment.................................      (234,675)      (160,352)
  Increase (decrease) in cash due to changes in:
     Inventory..............................................       307,990       (103,759)
     Trade receivables......................................     4,635,716       (877,734)
     Related party receivables..............................      (434,147)     1,750,986
     Prepayments and other current assets...................       879,634       (368,811)
     Other assets...........................................       (11,892)      (218,305)
     Notes receivable.......................................      (566,042)        11,234
     Trade accounts payable.................................    (2,303,190)    (4,684,715)
     Related party payables.................................      (737,058)     1,580,152
     Accruals...............................................    (4,637,803)       947,519
     Other current liabilities..............................     2,000,260       (218,674)
                                                              ------------    -----------
          Net cash provided/(used) by operations............    (4,175,127)    (6,264,203)
Net cash relating to investing activities:
  Equipment disposal proceeds...............................      (249,709)         4,077
  Additions to equipment....................................    (4,020,654)    (2,999,006)
  Capital leases............................................            --       (240,023)
                                                              ------------    -----------
Net cash provided/(used) by investing activities............    (4,270,363)    (3,234,952)
Net cash relating to financing activities:
  Repayments of long-term debt..............................     2,981,767      9,004,945
  Dividend paid.............................................      (525,006)            --
  Proceeds from stock options exercised.....................       383,084       (262,503)
  Proceeds from issuance of stock...........................     4,995,327        343,449
  Capital lease repayments..................................       233,111       (149,541)
                                                              ------------    -----------
Net cash provided/(used) by financing activities............     8,068,283      8,936,350
Decrease in cash............................................      (377,207)      (562,805)
                                                              ------------    -----------
Cash -- beginning of period.................................     1,582,357      2,107,841
Cash -- end of period.......................................  $  1,205,150    $ 1,545,036
                                                              ============    ===========

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30

1. PRINCIPLES OF COMBINATION

     The interim financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and the nine months ended September 30, 1998 is unaudited. In the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments of the Company, in accordance with generally accepted accounting principles applicable to interim periods. The financial statements do not include all of the information and footnotes required by generally accepted accounting principles. The accompanying combined unaudited financial statements should be read in conjunction with the December 31, 1997 combined audited financial statements of SOFTBANK Services Group and the Ivy Group Limited. Interim results of operations are not necessarily indicative of results for the full year.

     The combined financial statements include the financial statements of SOFTBANK Services Group consolidated with its wholly-owned subsidiary UCA&L Limited ("SSG Group") and combined with The Ivy Group Limited ("Ivy Group") which is consolidated with its wholly owned subsidiaries Professional Support Centre Limited ("PSC"), and Avalan Inc. ("Avalan"), (collectively referred to as the "Company"). The SSG Group and the Ivy Group are sister companies under the common control of SOFTBANK Holdings, Inc. both performing common activities. All significant intercompany balances and transactions have been eliminated on combination.

2. BUSINESS

     The Company provides a range of services including direct to end-user telesales, customer care, technical support, product fulfillment, and Internet commerce, primarily to computer software and hardware manufacturers. The Company holds software inventory on consignment from the manufacturers and is responsible for packaging and shipping products to customers. The accompanying combined statements of operations reflect, as gross revenues, the sum of fees earned by the Company. Third party charges include freight, credit card, telephone and other costs for which the Company is reimbursed by the manufacturers.

3. RELATED PARTY TRANSACTIONS

     Included in related party receivables at September 30, 1998 is $1,049,221 in cash advances to an affiliate in the UK. The advances are for working capital requirements and bear interest at 7%.

     Included in notes receivable at September 30, 1998 is a $599,907 note from a related party. The note bears interest at 9% and is secured by a first priority security interest in the related party's intellectual property, licenses, contract rights, patents and trade secrets. The Company also has notes receivable with four former executives of the Company totaling $537,872. All four notes bear interest at 8%, mature by the year 2001, and are secured by common stock in the Company that is owned by each of the former executives.

     Included in related party payables at September 30, 1998 is $2,978,014 owed to SOFTBANK Holdings, Inc. Substantially all of the balance payable relates to interest and dividends due on a revolving loan agreement and preferred stock.

               SOFTBANK SERVICES GROUP AND THE IVY GROUP LIMITED

4. BORROWINGS

     Total borrowings consist of the following at September 30, 1998 and December 31, 1997:

                                                     SEPTEMBER 30,   DECEMBER 31,
                                                         1998            1997
                                                     -------------   ------------
Revolving loan.....................................   $15,690,000    $15,690,000
Line of credit.....................................     3,515,995             --
Term notes payable to:
  Banks............................................       328,510        799,976
  Regional Development Corporation.................            --         10,417
  Buffalo Enterprise Development Corporation.......       312,118        364,463
                                                      -----------    -----------
                                                       19,846,623     16,864,856
Less current portion of long-term debt.............     3,915,506        480,371
                                                      -----------    -----------
                                                      $15,931,117    $16,384,485
                                                      ===========    ===========

     The Company maintains a $22,000,000 revolving loan agreement with SOFTBANK Holdings, Inc. The facility bears interest at a rate of SOFTBANK Holdings' cash investment rate plus .50% (6.08% at September 30, 1998) and is payable October 1, 2001. SOFTBANK Holdings has subordinated $15 million of its revolving loan to the term note and other credit facilities with a bank as described in the paragraph below.

     The Company has a $328,510 term note with a bank at September 30, 1998. The note bears interest at the prime rate plus 3/4%. Principal installments of $33,334, plus interest, are due through December 1999.

     The term note to the Buffalo Enterprises Development Corporation bears interest at 2%, is secured by all the assets of the Company and is subordinate to the lines of credit and the RDC term loan. Monthly principal and interest payments of $6,384 are due through December 2002.

     The Company also maintains a $6,500,000 working capital line of credit with a bank. The facility bears interest at the lower of the bank's prime rate or the Eurodollar rate plus 2%, and is secured by substantially all assets of the Company. The Company has $3,200,000 of outstanding borrowings at September 30, 1998. The working capital line of credit expires in December 1998.

     The aggregate maturities of long-term debt for each of the next five years are as follows: 1999, $3,915,506; 2000, $72,807; 2001, $15,782,251; and 2002,
$76,059.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders of
LCS Industries, Inc.
Clifton, New Jersey

     We have audited the accompanying consolidated balance sheets of LCS Industries, Inc. and Subsidiaries (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of LCS Industries, Inc. and its Subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ
November 3, 1998
(December 17, 1998, as to Note 18)

                              LCS INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET
                                  SEPTEMBER 30

                                                                 1998          1997
                                                              -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $19,702,803   $14,619,271
  Investments -- held-to-maturity...........................   11,479,120    14,410,101
  Accounts receivable (less allowance for doubtful accounts:
     1998 -- $502,000 and 1997 -- $496,000).................   22,020,995    23,163,774
  Prepaid expenses and other current assets.................    1,623,264     1,460,990
  Deferred taxes............................................      295,000       684,000
                                                              -----------   -----------
          Total current assets..............................   55,121,182    54,338,136
                                                              -----------   -----------
Investments -- available for sale, net......................           --       123,708
Property and equipment, net.................................    6,452,529     7,093,790
Goodwill (net of accumulated amortization:
  1998 -- $1,092,553 and 1997 -- $806,204)..................    6,994,628     7,280,977
Other assets................................................      811,022       672,656
                                                              -----------   -----------
          Total assets......................................  $69,379,361   $69,509,267
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $13,691,193   $14,798,326
  Accrued salaries and commissions..........................    2,311,796     3,127,141
  Other accrued expenses....................................    2,993,400     3,899,876
  Income taxes payable......................................      151,210       290,407
  Current portion of long-term debt.........................    1,026,147     1,087,511
  Current portion of capital lease obligations..............           --       211,580
  Deferred revenue..........................................           --     4,124,699
                                                              -----------   -----------
Total current liabilities...................................   20,173,746    27,539,540
                                                              -----------   -----------
Long-term debt, net of current portion......................    2,574,598     3,444,533
Deferred taxes..............................................      107,000       249,000
Deferred compensation.......................................      313,922            --
Commitments and contingencies
Stockholders' Equity:
  Preferred stock $.01 par value; authorized 1,000,000
     shares; issued -- none.................................           --            --
  Common stock $.01 par value; authorized 15,000,000 shares;
     issued 1998 -- 5,111,899 shares and 1997 -- 4,854,847
     shares.................................................       51,119        48,548
  Common stock issuable.....................................    1,071,532     1,490,431
  Additional paid-in capital................................   10,424,048     8,702,971
  Retained earnings.........................................   35,368,901    28,245,206
                                                              -----------   -----------
                                                               46,915,600    38,487,156
Less: Treasury stock, at cost; 1998 -- 214,663 shares and
  1997 -- 187,766 shares....................................     (705,505)     (207,953)
  Available-for-sale securities valuation adjustment, net of
     deferred income taxes..................................           --        (3,009)
                                                              -----------   -----------
          Total stockholders' equity........................   46,210,095    38,276,194
                                                              -----------   -----------
                                                              $69,379,361   $69,509,267
                                                              ===========   ===========

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED SEPTEMBER 30

                                                          1998           1997          1996
                                                       -----------   ------------   -----------
Net sales............................................  $94,209,365   $100,627,292   $95,570,436
Cost of sales........................................   65,973,405     69,383,846    66,120,153
                                                       -----------   ------------   -----------
  Gross profit.......................................   28,235,960     31,243,446    29,450,283
Selling and administrative expenses..................   16,533,318     17,905,852    16,678,548
Other (income) expense:
  Dividend and interest income.......................   (1,631,706)    (1,442,707)     (990,108)
  Interest expense...................................      332,874        443,642       437,198
  Other (income) expense.............................     (210,000)     1,914,000            --
                                                       -----------   ------------   -----------
Income before income taxes...........................   13,211,474     12,422,659    13,324,645
Provision for income taxes...........................    5,376,000      5,436,000     5,487,000
                                                       -----------   ------------   -----------
Net income...........................................  $ 7,835,474   $  6,986,659   $ 7,837,645
                                                       ===========   ============   ===========
Per common and common equivalent share:
  Basic earnings.....................................  $      1.63   $       1.51   $      1.81
                                                       ===========   ============   ===========
  Diluted earnings...................................  $      1.52   $       1.37   $      1.53
                                                       ===========   ============   ===========
  Dividends..........................................  $      0.15   $       0.14   $      0.09
                                                       ===========   ============   ===========

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE YEARS ENDED SEPTEMBER 30

                                      COMMON STOCK                                                 TREASURY STOCK --
                                     $.01 PAR VALUE        COMMON     ADDITIONAL                        AT COST
                                  --------------------     STOCK        PAID-IN      RETAINED     --------------------
BALANCE                             SHARES     AMOUNT     ISSUABLE      CAPITAL      EARNINGS      SHARES     AMOUNT
-------                           ----------   -------   ----------   -----------   -----------   --------   ---------
October 1, 1995.................   4,347,886   $43,479   $2,407,521   $ 5,431,455   $14,451,854   $187,766   $(207,953)
  Acquisition of Catalog
    Resources, Inc.
    Common stock issued.........      34,621       346     (461,538)      461,192            --         --          --
  Exercise of stock options.....     216,903     2,169           --       617,504            --         --          --
  Stock dividend -- converted
    shares......................         360         4           --           251            --         --          --
  Stock purchased through
    Employee Stock Purchase Plan
    and employment agreements...      11,717       117           --       153,861            --         --          --
  Dividends paid................          --        --           --            --      (401,762)        --          --
  Valuation adjustment, net.....          --        --           --            --            --         --          --
  Tax benefit of exercise of
    stock options...............          --        --           --       559,000            --         --          --
  Net income....................          --        --           --            --     7,837,645         --          --
                                  ----------   -------   ----------   -----------   -----------   --------   ---------
September 30, 1996..............   4,611,487    46,115    1,945,983     7,223,263    21,887,737    187,766    (207,953)
                                  ----------   -------   ----------   -----------   -----------   --------   ---------
  Acquisition of Catalog
    Resources, Inc.
    Common stock issued.........      38,762       388     (455,552)      455,164            --         --          --
  Exercise of stock options.....     195,675     1,956           --       517,543            --         --          --
  Stock dividend -- converted
    shares......................         318         3           --           218            --         --          --
  Stock purchased through
    Employee Stock Purchase Plan
    and employment agreements...       8,605        86           --       106,783            --         --          --
  Dividends paid................          --        --           --            --      (629,190)        --          --
  Valuation adjustment, net.....          --        --           --            --            --         --          --
  Tax benefit of exercise of
    stock options...............          --        --           --       400,000            --         --          --
  Net income....................          --        --           --            --     6,986,659         --          --
                                  ----------   -------   ----------   -----------   -----------   --------   ---------
September 30, 1997..............   4,854,847    48,548    1,490,431     8,702,971    28,245,206    187,766    (207,953)
                                  ----------   -------   ----------   -----------   -----------   --------   ---------
  Acquisition of Catalog
    Resources, Inc.
    Common stock issuable
      exchanged for long-term
      debt......................          --        --     (418,899)      (87,351)           --         --          --
  Exercise of stock options.....     249,600     2,496           --       938,080            --         --          --
  Stock dividend -- converted
    shares......................         716         8           --           494            --         --          --
  Stock purchased through
    Employee Stock Purchase Plan
    and employment agreements...       6,736        67           --        89,854            --         --          --
  Treasury stock acquired.......          --        --           --            --            --     26,897    (497,552)
  Dividends paid................          --        --           --            --      (711,779)        --          --
  Valuation adjustment, net.....          --        --           --            --            --         --          --
  Tax benefit of exercise of
    stock options...............          --        --           --       780,000            --         --          --
  Net income....................          --        --           --            --     7,835,474         --          --
                                  ----------   -------   ----------   -----------   -----------   --------   ---------
September 30, 1998..............   5,111,899   $51,119   $1,071,532   $10,424,048   $35,368,901    214,663   $(705,505)
                                  ==========   =======   ==========   ===========   ===========   ========   =========

                                   AVAILABLE-FOR-
                                  SALE SECURITIES
                                     VALUATION
BALANCE                              ADJUSTMENT         TOTAL
-------                           ----------------   -----------
October 1, 1995.................      $(78,837)      $22,047,519
  Acquisition of Catalog
    Resources, Inc.
    Common stock issued.........            --                --
  Exercise of stock options.....            --           619,673
  Stock dividend -- converted
    shares......................            --               255
  Stock purchased through
    Employee Stock Purchase Plan
    and employment agreements...            --           153,978
  Dividends paid................            --          (401,762)
  Valuation adjustment, net.....        44,245            44,245
  Tax benefit of exercise of
    stock options...............            --           559,000
  Net income....................            --         7,837,645
                                      --------       -----------
September 30, 1996..............       (34,592)       30,860,553
                                      --------       -----------
  Acquisition of Catalog
    Resources, Inc.
    Common stock issued.........            --                --
  Exercise of stock options.....            --           519,499
  Stock dividend -- converted
    shares......................            --               221
  Stock purchased through
    Employee Stock Purchase Plan
    and employment agreements...            --           106,869
  Dividends paid................            --          (629,190)
  Valuation adjustment, net.....        31,583            31,583
  Tax benefit of exercise of
    stock options...............            --           400,000
  Net income....................            --         6,986,659
                                      --------       -----------
September 30, 1997..............        (3,009)       38,276,194
                                      --------       -----------
  Acquisition of Catalog
    Resources, Inc.
    Common stock issuable
      exchanged for long-term
      debt......................            --          (506,250)
  Exercise of stock options.....            --           940,576
  Stock dividend -- converted
    shares......................            --               502
  Stock purchased through
    Employee Stock Purchase Plan
    and employment agreements...            --            89,921
  Treasury stock acquired.......            --          (497,552)
  Dividends paid................            --          (711,779)
  Valuation adjustment, net.....         3,009             3,009
  Tax benefit of exercise of
    stock options...............            --           780,000
  Net income....................            --         7,835,474
                                      --------       -----------
September 30, 1998..............      $     --       $46,210,095
                                      ========       ===========

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED SEPTEMBER 30

                                                               1998          1997           1996
                                                            -----------   -----------   ------------
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
  Net income..............................................  $ 7,835,474   $ 6,986,659   $  7,837,645
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................    2,610,430     2,504,699      2,321,718
    Deferred income taxes.................................      245,000      (220,600)       (21,000)
    Provision for doubtful accounts receivable............      134,168       119,000         65,000
    Deferred compensation.................................      313,922            --             --
    Gain on sale of available-for-sale securities, net....           --          (474)        (1,046)
                                                            -----------   -----------   ------------
         Total adjustments................................    3,303,520     2,402,625      2,364,672
Changes in operating assets and liabilities:
  Accounts receivable.....................................    1,008,611     1,236,276       (768,131)
  Prepaid expenses and other current assets...............     (968,626)     (426,921)       295,018
  Accounts payable and accrued expenses...................   (2,733,740)    2,366,400        347,847
  Income taxes payable....................................      640,725        74,450        215,635
  Deferred revenue........................................   (4,124,699)   (4,015,068)     4,525,436
  Security deposits.......................................     (188,701)       12,893        331,262
  Other, net..............................................       51,851        15,244         29,111
                                                            -----------   -----------   ------------
         Total adjustments and changes....................   (3,011,059)    1,665,899      7,340,850
                                                            -----------   -----------   ------------
         Net cash provided by operating activities........    4,824,415     8,652,558     15,178,495
                                                            -----------   -----------   ------------
Cash flows from financing activities:
  Changes in note payable, long-term debt and capital
    leases (including current portion):
    Borrowings............................................           --            --      2,500,000
    Repayments............................................   (1,744,343)   (1,448,425)    (1,251,888)
  Dividends paid..........................................     (711,277)     (628,969)      (401,507)
  Exercise of stock options...............................      443,024       919,499      1,178,673
  Employee Stock Purchase Plan and employment agreement
    proceeds..............................................       89,921       106,869        153,978
                                                            -----------   -----------   ------------
         Net cash provided by (used in) financing
           activities.....................................   (1,922,675)   (1,051,026)     2,179,256
                                                            -----------   -----------   ------------
Cash flows from investing activities:
  Additions to property and equipment.....................   (1,682,820)   (1,762,911)    (4,362,085)
  Net sales (purchases) of investments....................    3,864,612    (3,113,332)    (9,732,515)
                                                            -----------   -----------   ------------
         Net cash provided by (used in) investing
           activities.....................................    2,181,792    (4,876,243)   (14,094,600)
                                                            -----------   -----------   ------------
Cash and cash equivalents:
  Net increase in cash and cash equivalents...............    5,083,532     2,725,289      3,263,151
  Cash and cash equivalents at beginning of period........   14,619,271    11,893,982      8,630,831
                                                            -----------   -----------   ------------
         Cash and cash equivalents at end of period.......  $19,702,803   $14,619,271   $ 11,893,982
                                                            ===========   ===========   ============
Supplemental disclosures of cash flow information: Cash
  paid during the period for:
    Interest..............................................  $   263,000   $   273,000   $    219,000
    Income taxes..........................................  $ 4,210,000   $ 5,337,000   $  4,261,000

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

                        FOR THE YEARS ENDED SEPTEMBER 30

Supplemental disclosures of noncash investing and financing activities:

     VALUATION ADJUSTMENT:

          For the year ended September 30, 1998, the valuation adjustment account is no longer required as a result of selling the available-for-sale securities portfolio to which the valuation adjustment related. For the years ended September 30, 1997 and 1996, the account was adjusted to reflect an increase in market values of the available-for-sale securities portfolio of $31,583 and $44,245, respectively, net of deferred income taxes.

     STOCK DIVIDENDS:

          For the years ended September 30, 1998, 1997, and 1996, 716, 318 and 360 shares of the Company's common stock were paid as dividends upon exchange of 299, 133 and 150 shares, respectively, of the Company's "old" common stock.

     TREASURY STOCK:

          For the year ended September 30, 1998, 26,897 shares of the Company's outstanding common stock were received in exchange for options exercised covering 176,000 shares of common stock.

     LONG-TERM DEBT AND ACQUISITION OF BUSINESS:

          As a result of Amendment No. 2 of the Catalog Resources, Inc. purchase agreement, (as explained in Note 2 to the Consolidated Financial Statements), additional long-term debt of $506,250 was recorded, offset by charges to common stock issuable of $418,899 and additional paid-in capital of $87,351 during fiscal 1998. For the years ended September 30, 1997 and 1996, $455,552 and $461,538 of common stock issuable was converted into 38,762 and 34,621 issued shares, respectively, of the Company's common stock, in accordance with the terms of the Catalog Resources, Inc. purchase agreement, as amended.

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Consolidation

     The consolidated financial statements include the accounts of LCS Industries, Inc. and its subsidiaries (the "Company"). The Company provides outsourcing services specializing in fulfillment, list and computer services and international telecommunications database development and management. The Company's services are performed within the United States and Canada except for a computer services contract with a non-U.S. telecommunications company. All material intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are made when accounting for allowance for doubtful accounts, sales adjustments, depreciation and amortization, carrying value of goodwill, costs to complete long-term contracts which are accounted for using the percentage-of-completion method of accounting, taxes and contingencies.

  Cash and Cash Equivalents

     Cash and cash equivalents include short-term cash investments with maturities of three months or less at date of acquisition. Such investments are carried at cost, which approximates market, and amounted to $18,409,000 and $12,931,000 at September 30, 1998 and 1997, respectively.

  Investments

     The Company records its investments based on the provisions of Statement of Financial Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with the provisions of this statement, the Company has classified its investments in debt securities into held-to-maturity or available-for-sale based upon management's intent with respect to such investments and the Company's ability to so hold. Debt securities are stated at amortized cost. Equity securities are classified as available-for-sale or trading depending on management's intent. Market values are based on publicly quoted market prices.

  Long-Lived Assets

     Effective October 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that as of September 30, 1998 and 1997, there had been no impairment in the carrying value of long-lived assets.

                              LCS INDUSTRIES, INC.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed using the straight-line method over the estimated serviceable lives of the respective assets or the initial or remaining terms of leases. Leasehold improvements are amortized, using the straight-line method, over the shorter of the estimated useful life of the asset or the life of the lease.

  Goodwill

     Represents the unamortized excess cost of acquiring Catalog Resources, Inc. over the fair value of the net assets received at the acquisition date. This asset is being amortized on the straight-line basis over 30 years. The consolidated statements of operations for the fiscal years ended September 30, 1998, 1997 and 1996 include goodwill amortization of $286,300, $286,300 and $286,400, respectively. The Company regularly assesses the recoverability of goodwill in accordance with the provisions of SFAS No. 121.

  Revenue Recognition

     Sales and related cost of sales are recognized when services are performed. Revenues under long-term consulting contracts are recognized based on the percentage-of-completion method of accounting measured by the percentage of labor hours incurred to date to the estimated total labor hours required for each contract. Deferred revenue represents billings in excess of revenues recognized as sales.

  Income Taxes

     The Company records income taxes based on the provisions of Statement of Financial Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

  Earnings Per Common Share

     Effective October 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, issued in March 1997. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. The prior years' earnings per share amounts have been restated to reflect the provisions of SFAS No. 128.

                              LCS INDUSTRIES, INC.

     The following is the reconciliation of the weighted average shares used in the computations of basic and dilutive earnings per share:

                                                                SEPTEMBER 30,
                                                      ---------------------------------
                                                        1998        1997        1996
                                                      ---------   ---------   ---------
Weighted average common shares outstanding used for
  basic earnings per share..........................  4,808,274   4,624,702   4,329,663
Weighted average dilutive stock options.............    259,633     371,985     627,947
Shares issuable in connection with the acquisition
  of Catalog Resources, Inc. .......................     89,733     107,151     160,475
                                                      ---------   ---------   ---------
Weighted average common shares outstanding for
  dilutive earnings per share.......................  5,157,640   5,103,838   5,118,085
                                                      =========   =========   =========

     The weighted average shares used in the computations of fiscal years 1998, 1997 and 1996 diluted earnings per share include the shares issuable in accordance with the agreement, as amended, related to the acquisition of Catalog Resources, Inc.

  Disclosure of Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires a reconciliation of net income to comprehensive income in the financial statements. Comprehensive income includes items that are excluded from net income and reported as components of stockholders' equity, such as unrealized gains and losses on certain investments in debt and equity securities, foreign currency items and minimum pension liability adjustments. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management of the Company does not believe there will be any material effect from adopting SFAS No. 130.

     In June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to the corresponding amounts in the general-purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company is planning to adopt the provisions of SFAS No. 131 for its fiscal year beginning October 1, 1998 but has not yet fully determined what additional disclosures may be required to complete its implementation.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognized all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. The Company does not have any derivative instruments.

2. ACQUISITION

     On April 1, 1993, the Company completed the purchase of all the outstanding stock of Catalog Resources, Inc. ("CRI"). CRI's results of operations are included in the Company's Consolidated Statements of Income from that date. The initial purchase price was $3,500,000 with additional payments earned if CRI's pretax income, as defined by the agreement, reached certain amounts during the next five years. Of the initial purchase price, a total of $1,900,000 was paid consisting of $950,000 in cash and 324,956 shares of the Company's common stock.

                              LCS INDUSTRIES, INC.

     Effective August 1, 1994, the purchase agreement was amended to limit to $8,100,000 the aggregate amount of additional purchase consideration to be paid in addition to the $1,900,000 paid at such date. The additional amount to be paid is based upon the operating performance of CRI over the eight-year period beginning October 1, 1993. Based upon CRI's earnings for each fiscal year ending on September 30, a maximum annual payment of $1,012,500 is payable in January of the following year, which amount is subject to a dollar-for-dollar reduction based on CRI's operating results. Such payments are calculated separately for each year. Each payment will consist of 50 percent in cash and 50 percent in common stock of the Company with the maximum number of shares to be delivered under the purchase agreement, as amended, not to exceed 660,000 shares. The portion of these payments not made in stock is payable in cash. The number of shares to be issued will be based on the market value, as defined, of the common stock at the future payment dates. Based on the terms of the amended agreement and the achievement of the required operating results for the preceding fiscal year, payments of $1,012,500, 50 percent in cash and 50 percent in stock, were made on January 1, 1995, 1996 and 1997. As of September 30, 1997, 538,287 shares had been delivered under the provisions of the purchase agreement, as amended.

     On December 30, 1997, the Company and former shareholders of Catalog Resources, Inc. agreed to Amendment No. 2 of the purchase agreement dated April 1, 1993 and amended August 1, 1994. This Amendment provided for the payment made January 2, 1998 of $1,012,500 to be 100 percent in cash compared to the previously agreed 50 percent in cash and 50 percent in common stock of the Company, subject to a maximum number of shares to be issued of 660,000. Accordingly, the current portion of long-time debt at December 31, 1997 was increased by $506,250 (50% of the $1,012,500 payment). This was offset by a reduction in common stock issuable of $418,899, representing the present value at September 30, 1995 of the originally anticipated stock issuance, and a charge to additional paid-in capital of $87,351.

     As a result of Amendment No. 2, the parties agreed to reduce the maximum number of share issuable under the amended agreement by the shares which would have been issued on January 2, 1998 based on the provisions of the original agreement. The revised maximum number of shares issuable is 628,020 of which 538,287 shares have been previously issued.

     The common stock issuable amount reflects the maximum number of shares (628,020, as adjusted for Amendment No. 2 to the purchase agreement, less those shares issued and delivered prior to September 30, 1995) issuable under the terms of the purchase agreement, as amended, based on the market price of the Company's common stock at September 30, 1995. This amount is subject to adjustment, based on the future movements in the market price of the Company's common stock. No adjustment was recorded during the current fiscal year. Based on the operating results for the fiscal year ended September 30, 1998, the January 1, 1999 scheduled payment of $1,012,000 will be paid.

3. INVESTMENTS

     During the year ended September 30, 1997, the valuation account related to the available-for-sale marketable securities portfolio was adjusted to reflect an increase in market values of $31,583, net of deferred taxes. The valuation account was no longer required in fiscal year 1998 as a result of selling the available-for-sale securities portfolio to which the valuation account related.

                              LCS INDUSTRIES, INC.

     The following table sets forth the components of investments held at September 30, 1998:

                                                                              UNREALIZED
                                                   COST       MARKET VALUE   HOLDING GAIN
                                                -----------   ------------   ------------
Held-to-Maturity:
  U.S. Government due January 31, 1999........  $    24,996   $    25,016        $20
  Commercial paper-various issues.............   11,454,124    11,454,124         --
                                                -----------   -----------        ---
          Total...............................  $11,479,120   $11,479,140        $20
                                                ===========   ===========        ===

     During the year ended September 30, 1998, proceeds from redemptions of investments were $36,731,307. The Company uses specific identification for securities sold.

     The following table sets forth the components of investments held at September 30, 1997:

                                                                              UNREALIZED
                                                   COST       MARKET VALUE   HOLDING LOSS
                                                -----------   ------------   ------------
Available-for-sale:
  U.S. Government due January 31, 1999........  $    24,996   $    24,695      $  (301)
  Equity securities...........................      103,799        99,013       (4,786)
                                                -----------   -----------      -------
          Total...............................  $   128,795   $   123,708      $(5,087)
                                                ===========   ===========      =======
Held-to-Maturity:
  Commercial paper-various issues.............  $14,410,101   $14,410,101      $    --
                                                ===========   ===========      =======

     During the year ended September 30, 1997, proceeds from redemptions of investments were $24,445,993 resulting in a realized gain of $474. The Company uses specific identification for securities sold.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Activity in the Allowance for Doubtful Accounts for the three years ended September 30, 1998 includes:

                                                         YEAR ENDED SEPTEMBER 30,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     ---------   ---------   --------
Balance at beginning of year.......................  $ 496,000   $ 627,000   $624,000
Additions -- charged to expense....................    134,000     119,000     65,000
Deductions.........................................   (128,000)   (250,000)   (62,000)
                                                     ---------   ---------   --------
Balance at end of year.............................  $ 502,000   $ 496,000   $627,000
                                                     =========   =========   ========

                              LCS INDUSTRIES, INC.

5. PROPERTY AND EQUIPMENT

     The components of property and equipment include:

                                                                  SEPTEMBER 30,
                                                           ---------------------------
                                                               1998           1997
                                                           ------------   ------------
Furniture and fixtures..................................   $  3,267,647   $  3,094,284
Leasehold improvements..................................      2,231,127      2,207,228
Computer equipment......................................      8,216,147      7,508,056
Computer equipment under capital leases.................      1,915,567      1,915,567
Other equipment.........................................      4,984,534      4,228,200
                                                           ------------   ------------
                                                             20,615,022     18,953,335
Less: Accumulated depreciation and amortization.........    (14,162,493)   (11,859,545)
                                                           ------------   ------------
                                                           $  6,452,529   $  7,093,790
                                                           ============   ============

     Depreciation and amortization charged to operations was approximately $2,324,000, $2,218,000, and $2,035,000 for 1998, 1997 and 1996, respectively.

6. UNSECURED LINE OF CREDIT

     A bank holds available, until March 31, 1999, a $5,000,000 unsecured bank line of credit. The line of credit has been renewed annually. During fiscal years 1998 and 1997, the available line of credit was not used.

7. LONG-TERM DEBT

     Long-term debt consists of:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Payable to former shareholders of CRI.......................  $2,176,260   $2,499,945
Notes payable to banks......................................   1,424,485    2,032,099
                                                              ----------   ----------
                                                               3,600,745    4,532,044
Less: Current portion.......................................   1,026,147    1,087,511
                                                              ----------   ----------
                                                              $2,574,598   $3,444,533
                                                              ==========   ==========

     See Note 2 for a description of the amounts due to the former shareholders of CRI.

     Notes payable to banks consist of one note for a five-year term loan payable through December 15, 1998 with interest at 6.90%. The loan is secured by certain equipment located at CRI with a net book value of $180,314 as of September 30, 1998. A second note is for a five-year term loan payable through June 27, 2001 with interest at 7.99%. This loan is secured by certain equipment located at CRI with a net book value at September 30, 1998 of $1,631,812. CRI must continue to meet a financial ratio test and maintain net worth of at least $5,000,000 after September 30, 1996. The Company has guaranteed the repayment of this loan.

                              LCS INDUSTRIES, INC.

     Maturities of long-term debt include:

                     FISCAL YEAR ENDED
                       SEPTEMBER 30,                             AMOUNT
                     -----------------                         ----------
  1999......................................................   $1,026,147
  2000......................................................    1,018,464
  2001......................................................      767,215
  2002......................................................      788,919
                                                               ----------
Total long-term debt........................................   $3,600,745
                                                               ==========

8. PROVISION FOR INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                         YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                      1998         1997         1996
                                                   ----------   ----------   ----------
Current
  Federal........................................  $3,994,000   $4,413,000   $4,292,000
  State..........................................   1,137,000    1,244,000    1,216,000
                                                   ----------   ----------   ----------
          Total provision for current income
            taxes................................   5,131,000    5,657,000    5,508,000
Deferred
  Federal........................................     175,000     (179,000)     (22,000)
  State..........................................      70,000      (42,000)       1,000
                                                   ----------   ----------   ----------
          Total provision for deferred income
            taxes................................     245,000     (221,000)     (21,000)
                                                   ----------   ----------   ----------
Total provision for income taxes.................  $5,376,000   $5,436,000   $5,487,000
                                                   ==========   ==========   ==========

     The total provision for income taxes varies from the U.S. federal statutory rate. The following reconciliation shows the significant differences in the tax at statutory and effective rates:

                                                         YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                      1998         1997         1996
                                                   ----------   ----------   ----------
Federal income tax at statutory rate.............  $4,524,000   $4,248,000   $4,564,000
State income taxes -- net of federal tax
  benefit........................................     794,000      740,000      791,000
Non-deductible expenses..........................     145,000      149,000      148,000
Non-taxable income...............................      (1,000)      (5,000)     (16,000)
Valuation allowance against capital loss
  carryforward...................................     (86,000)     298,000           --
Other............................................          --        6,000           --
                                                   ----------   ----------   ----------
Total provision for income taxes.................  $5,376,000   $5,436,000   $5,487,000
                                                   ==========   ==========   ==========

                              LCS INDUSTRIES, INC.

     The components of deferred income tax assets and liabilities at September 30, 1998 include:

                                                        NET NON-                  NET NON-
                                          NET CURRENT    CURRENT    NET CURRENT    CURRENT
                                             ASSET      LIABILITY      ASSET      LIABILITY
                                          -----------   ---------   -----------   ---------
Property and equipment..................   $      --    $ 235,000    $      --    $251,000
Allowance for doubtful accounts.........     205,000           --      201,000          --
Non-deductible expenses.................          --           --      392,000          --
Unrealized holding loss on marketable
  securities............................          --           --           --      (2,000)
Vacation accrual........................      90,000           --       91,000          --
Deferred compensation...................          --     (128,000)          --          --
Capital loss carryforward...............     212,000           --      298,000          --
Valuation allowance against capital loss
  carryforward..........................    (212,000)          --     (298,000)         --
                                           ---------    ---------    ---------    --------
          Total.........................   $ 295,000    $ 107,000    $ 684,000    $249,000
                                           =========    =========    =========    ========

9. STOCK OPTIONS

     The Company has an Incentive Stock Option Plan (the "Plan") which was adopted and became effective in May, 1993. The Plan calls for granting incentive stock options to certain officers and other employees, as defined, under current tax laws to purchase shares of the Company's common stock. The stock options are exercisable at prices not less than the fair market value of the common stock on the date the options are granted. The aggregate number of shares which may be issued under the Plan is 2,200,000.

     The 1996 non-qualified Non-Employee Directors Stock Option Plan ("1996 Plan"), provides for the granting of options covering 250,000 shares. Each non-employee director, who is a non-employee director at the date of grant of the option and who was a non-employee at all times during the fiscal year preceding the date of grant, shall be granted an option to purchase 11,000 shares of the common stock on the date the 1996 Plan was approved by the stockholders and on each succeeding fifth business day following the public release of the Company's annual earnings for any fiscal year in which sales and net income per share of common stock increase by more than 5% over the prior fiscal year. Options granted under the 1996 Plan are based on the market value on the date of grant. During fiscal 1997, 22,000 shares were granted, based on fiscal year 1996 results, at a price of $15.00, all of which are outstanding. At September 30, 1998, 8,800 of these shares were exercisable. No options were granted for fiscal years 1998 and 1997. The 1993 non-qualified Non-Employee Directors Stock Option Plan ("1993 Plan") was terminated when the 1996 Plan was approved. The 1993 Plan has 11,600 options which remain outstanding at prices of $3.53-$16.00. At September 30, 1998, 7,400 shares were exercisable at prices of $3.53-$16.00. There was no other activity in this plan during fiscal years 1998 and 1997.

     Non-employee directors have been granted non-qualified options, at the fair market value on the date of grant, to purchase 54,000 shares of the Company's common stock at prices of $2.05 to $5.38 per share. At September 30, 1998, 46,000 options were exercisable. During the current year, no options were exercised and no options were cancelled.

     During the year ended September 30, 1995, certain officers of the Company were issued non-qualified options to purchase 75,000 shares of the Company's common stock at a price of $5.75 per share (100 percent of fair market value). During fiscal year 1998, options to purchase 50,000 shares were exercised.

                              LCS INDUSTRIES, INC.

     The following schedule sets forth the activity under the 1983 Incentive Stock Option Plan for the years ended September 30, 1998, 1997 and 1996. Granting of options under this plan ceased in May 1994.

INCENTIVE OPTIONS                                              NUMBER    OPTION PRICE
-----------------                                             --------   ------------
Outstanding September 30, 1995..............................   565,900   $1.25-$3.75
Exercised...................................................  (165,200)  $2.05- 3.41
                                                              --------
Outstanding September 30, 1996..............................   400,700   $1.25- 3.41
Exercised...................................................  (176,300)  $2.25- 3.41
                                                              --------
Outstanding September 30, 1997..............................   224,400   $1.25- 2.69
Exercised...................................................  (136,400)  $1.25- 2.69
                                                              --------
Outstanding September 30, 1998..............................    88,000   $2.61
                                                              ========
Exercisable September 30, 1998..............................    88,000   $2.61
                                                              ========

     The following schedule sets forth the activity of the 1993 Incentive Stock Option Plan for the years ended September 30, 1998, 1997 and 1996.

INCENTIVE OPTIONS                                             NUMBER     OPTION PRICE
-----------------                                            ---------   -------------
Outstanding September 30, 1995.............................    554,374   $ 2.88-$16.85
Granted....................................................    110,000   15.50
Exercised..................................................    (32,403)  2.88-  5.75
Expired or Cancelled.......................................    (23,998)  2.96-  5.75
                                                             ---------
Outstanding September 30, 1996.............................    607,973   2.96- 16.85
Granted....................................................    110,800   12.75- 15.00
Exercised..................................................    (17,375)  2.96- 15.50
Expired or Cancelled.......................................   (117,448)  2.96- 15.50
                                                             ---------
Outstanding September 30, 1997.............................    583,950   2.96- 16.85
Granted....................................................    159,200   14.00- 14.63
Exercised..................................................    (63,200)  2.96- 15.50
Expired or Cancelled.......................................   (215,500)  2.96- 16.85
                                                             ---------
Outstanding September 30, 1998.............................    464,450   $ 2.96- 16.85
                                                             =========
Exercisable September 30, 1998.............................    195,725   $ 2.96-$16.85
                                                             =========
Available for grant September 30, 1998.....................  1,602,146
                                                             =========

                              LCS INDUSTRIES, INC.

     The following schedule sets forth the status of the incentive stock options outstanding and exercisable at September 30, 1998:

                                                                WEIGHTED AVERAGE
                                            --------------------------------------------------------
                                                   OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                            ---------------------------------   --------------------
RANGE OF                                     NUMBER     REMAINING    EXERCISE   AVERAGE #   EXERCISE
EXERCISE PRICES                             OF SHARES   LIFE-YEARS    PRICE     OF SHARES    PRICE
---------------                             ---------   ----------   --------   ---------   --------
1983 Incentive Plan
$2.61.....................................    88,000       4.5        $ 2.61      88,000     $ 2.61
1993 Incentive Plan
$2.96 to $5.50............................    62,650       6.1          3.84      50,150       3.79
$12.75 to $16.85..........................   401,800       8.2         14.49     145,575      15.19
                                             -------                             -------
Total 1993 Plan...........................   464,450                             195,725
                                             -------                             -------
Total Plans...............................   552,450                             283,725
                                             =======                             =======

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, issued in October, 1995. In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the various grant dates, as prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the pro forma amounts indicated in the following table:

                                                         YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                      1998         1997         1996
                                                   ----------   ----------   ----------
Net income -- as reported........................  $7,835,474   $6,986,659   $7,837,645
Net income -- pro forma..........................   7,548,105    6,751,871    7,726,185
Diluted earnings per share -- as reported........        1.52         1.37         1.53
Diluted earnings per share -- pro forma..........        1.46         1.32         1.51

     The fair value of each option grant was estimated on the date of grant using the Binery Option Pricing Model with the following assumptions:

                                                     1998         1997         1996
                                                  ----------   ----------   ----------
Expected dividend yield.........................       1.10%         .80%         .80%
Expected stock volatility.......................      48.83%       59.65%       59.65%
Risk free interest rates........................  4.61-4.66%   5.86-6.13%   5.84-5.93%
Expected life of options........................     7 years   5-10 years    5-7 years

     The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of the effect on future amounts.

     The Company's stock options are not transferable, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Company has based its assumption for stock price volatility on the variance of weekly closing prices of the Company's stock for the last three years. The risk-free rate of return used equals the yield on zero-coupon U.S. Treasury issues on the grant date based on the grants estimated life.

                              LCS INDUSTRIES, INC.

10. 1994 EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYMENT AGREEMENTS

     At the annual meeting of stockholders in March 1994, the 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted. The Purchase Plan provides eligible employees of the Company and its subsidiaries the opportunity to acquire up to 300,000 shares of common stock. Purchases are made on a monthly basis through payroll deductions of 1 percent to 10 percent of eligible compensation. Shares are offered at a 15 percent discount from the closing price on the last trading date of each month with no brokerage commissions. Participation in the Purchase Plan began September 1, 1994. For the years ended September 30, 1998, 1997 and 1996, shares purchased totaled 6,341, 6,892 and 9,968, respectively.

     Employment agreements with current and former officers of a subsidiary include the provision for the quarterly purchase of the Company's common stock to the extent of 5 percent of any bonus earned, as defined. Shares are offered at a discount from the quarter end closing market price of the common stock. During fiscal years 1998, 1997 and 1996, a total of 395, 1,713 and 1,749 shares, respectively, were purchased under these agreements. Effective December 31,1997, the election for future purchases was terminated by the remaining participant.

11. EMPLOYEE RETIREMENT SAVINGS PLAN (401(k))

     The Company sponsors a tax deferred retirement savings plan ("401(k) Plan") which permits eligible employees to contribute varying percentages of their compensation up to the limit allowed by the Internal Revenue Service. The 401(k) Plan also provides for discretionary Company contributions. No discretionary contributions were made for the years ended September 30, 1998, 1997 and 1996.

     The Company matches employees' contributions to a maximum of 25 percent of the employee's first 6 percent contributed. The Company's matching contributions were temporarily increased to 35 percent of eligible employee contributions in fiscal years 1998, 1997 and 1996, during the period of January 1 to June 30. Matching contributions charged to expense were $233,000, $189,000 and $196,000 for the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

12. NON-QUALIFIED DEFERRED COMPENSATION PLANS

     During the current fiscal year, the Company established Plans providing senior and other executives of the Company and its subsidiaries the opportunity to participate in unfunded deferred compensation programs.

     The Executive Non-Qualified Deferred Compensation Plan provides senior officers retirement benefits through the deferring of compensation, as defined, on a pre-tax basis to a maximum of $30,000 per year. The Company provides a 30 percent matching contribution of the amounts deferred. Participants fully vest in the Company's matching contributions and related earnings/losses after three years of service with the Company.

     The Management Non-Qualified Deferred Compensation Plan provides certain management employees retirement benefits through the deferring of compensation, as defined, on a pre-tax basis to a maximum of $10,000 per year. The Company provides a 20 percent matching contribution of the amounts deferred. Participants fully vest in the Company's matching contribution and related earnings/losses after five years of participation in the plan or attaining age 62.

     The Plans are not qualified under Section 401 of the Internal Revenue Code and, therefore, the participants are general creditors of the Company with respect to these benefits. The Company has established irrevocable rabbi trusts to assist in funding the Plan's benefits. Trust investments are recorded as assets of the Company with the related earnings/losses passed on to the Plan participants.

                              LCS INDUSTRIES, INC.

     Deferred compensation expense for the year, represented by the Company matching contributions and net earnings/losses, was $77,000.

13. OPERATING LEASE COMMITMENTS

     The Company and its subsidiaries lease certain properties, equipment and software under noncancellable long-term operating leases, which expire at various dates. Certain of the leases on real estate require the payment of real estate taxes. Minimum rentals under the leases are as follows:

FISCAL YEAR                                             OPERATING LEASES
-----------                                             ----------------
1999..................................................     $2,309,000
2000..................................................      1,594,000
2001..................................................      1,224,000
2002..................................................      1,204,000
2003..................................................      1,141,000
Thereafter............................................      1,409,000
                                                           ----------
          Total.......................................     $8,881,000
                                                           ==========

     Real estate, equipment and software operating lease costs include:

                                                         YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                      1998         1997         1996
                                                   ----------   ----------   ----------
Real estate......................................  $2,634,000   $2,535,000   $2,324,000
Equipment and software...........................     719,000      740,000      788,000
                                                   ----------   ----------   ----------
          Total..................................  $3,353,000   $3,275,000   $3,112,000
                                                   ==========   ==========   ==========

14. OTHER (INCOME) EXPENSE

     In June 1997, the Company recorded a loss on investment of $954,000 ($863,000 net of taxes) representing a non-recurring charge for the write-off of the Company's investment in McIntyre & King, Ltd. ("M&K"). This charge represented $.17 per diluted share. The Company's Board of Directors decided to sever the relationship with M&K due to unexpected operating losses that would have required unacceptable demands on management's time and financial support required to attempt to return M&K to profitability. As a result, effective April 5, 1997, the Company agreed to rescind its acquisition of M&K. The rescission agreement, dated June 30, 1997, provided for the return of a portion of the down payment in one year. However, recovery was uncertain and, therefore, the Company expensed all payments, advances and all related costs. On November 28, 1997, the Company received a payment from M&K of approximately $210,000 in final settlement of a portion of the down payment, which was recorded in other income in the quarter ended December 31, 1997.

     On October 6, 1997, the Company announced the recording of a non-recurring charge of $960,000 ($570,000 net of taxes or $.11 per diluted share) in the period ended September 30, 1997 related to death benefits payable under employment agreements and other severance amounts due to the Company's former Chairman, the late Arnold J. Scheine, who passed away on September 22, 1997.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, investments held-to-maturity, trade receivables, other current assets, accounts payable and amounts included in investments and accruals meeting the definition of a financial instrument approximate fair value. The carrying values and related estimated fair

                              LCS INDUSTRIES, INC.

values for the Company's long-term debt payable to banks is estimated based on the current rates offered to the Company for debt of the same maturities as follows:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Carrying value..............................................  $1,424,000   $2,032,000
Fair value..................................................   1,439,000    2,037,000

16. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal claims and disputes that are normal and incidental to the Company's business. In the opinion of management, after consultation with legal counsel, the amount of losses that might be sustained, if any, from such claims and disputes would not have a material effect on the Company's financial statements.

     The Company has entered into agreements with certain of its key management employees providing for payments totaling $385,000 if there is a change in control transaction signed by the Company.

     At September 30, 1998, the Company and its subsidiaries have employment agreements with certain of their officers with terms expiring at various times through September 30, 2002, which provide for aggregate future minimum compensation of $1,175,000. One of the agreements provides for a bonus based on the results of the respective subsidiary's operations. Certain of the agreements provide for severance payments equal to six months salary.

     During the current fiscal year, one of the Company's subsidiaries had in effect a $500,000 standby letter of credit agreement securing the timely payments, by the subsidiary, of amounts owing to a customer. No claims were made against this agreement during the year. The fair value of the standby agreement approximates the cost of the agreement.

17. MAJOR CUSTOMERS

     For the years ended September 30, 1998, 1997 and 1996, revenues recognized under the contract to provide computer services to a non-U.S. telecommunications company amounted to 12 percent, 15 percent and 14 percent, respectively, of consolidated sales.

18. SUBSEQUENT EVENT

     On December 17, 1998, the Company and CustomerONE Holding Corporation, a subsidiary of Onex Corporation announced that they have entered into a definitive merger agreement pursuant to which CustomerONE will acquire all of the outstanding shares of LCS common stock at a price of $17.50 per share in cash, representing an aggregate transaction value of approximately $97.3 million. Onex Corporation is a diversified company with 1997 consolidated revenues of $11 billion Canadian and consolidated assets of $6.4 billion Canadian.

     Pursuant to the merger agreement, CustomerONE will make a cash tender offer for all of the outstanding common shares of LCS common stock. The tender offer is expected to commence the week of December 21. Consummation of the tender offer is subject to U.S. antitrust regulatory clearance and other customary closing conditions.

     The tender offer is not subject to financing. Onex has agreed to provide CustomerONE with all necessary funds to effect the tender offer and merger.

     The Board of Directors of LCS has unanimously approved the merger and has recommended that LCS stockholders accept the tender offer and approve and adopt the merger agreement.

                              LCS INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1998
                                                              ------------    -------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $26,686,545      $19,702,803
  Investments -- held-to-maturity...........................    6,737,645       11,479,120
  Accounts receivable, net (less allowance for doubtful
     accounts: December 31 -- $497,000 and September
     30 -- $502,000)........................................   21,720,927       22,020,995
  Inventory.................................................      157,133               --
  Prepaid expenses and other current assets.................    1,652,620        1,623,264
  Deferred taxes............................................      287,000          295,000
                                                              -----------      -----------
          Total current assets..............................   57,241,870       55,121,182
                                                              -----------      -----------
  Property and equipment, net...............................    6,886,610        6,452,529
  Goodwill (net of accumulated amortization: December
     31 -- $1,164,141 and September 30 -- $1,092,553).......    6,923,040        6,994,628
  Other assets..............................................      931,449          811,022
                                                              -----------      -----------
          Total assets......................................  $71,982,969      $69,379,361
                                                              ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $13,149,996      $13,691,193
  Accrued salaries and commissions..........................    2,782,952        2,311,796
  Other accrued expenses....................................    2,184,983        2,993,400
  Income taxes payable......................................      986,906          151,210
  Current portion of long-term debt.........................    1,536,948        1,026,147
  Current portion of capital lease obligations..............      262,608               --
                                                              -----------      -----------
          Total current liabilities.........................   20,904,393       20,173,746
                                                              -----------      -----------
  Long-term debt, net of current portion....................    2,473,172        2,574,598
  Capital lease obligations.................................      522,020               --
  Deferred taxes............................................       16,000          107,000
  Deferred compensation and other...........................    1,118,364          313,922
  Stockholders' Equity:
     Common stock $.01 par value; authorized 15,000,000
      shares; issued December 31 -- 4,898,447 shares and
      September 30 -- 5,111,899 shares......................       51,131           51,119
  Common stock issuable.....................................           --        1,071,532
  Additional paid-in capital................................   10,315,953       10,424,048
  Retained earnings.........................................   37,287,441       35,368,901
                                                              -----------      -----------
                                                               47,654,525       46,915,600
  Less: Treasury stock, at cost.............................     (705,505)        (705,505)
                                                              -----------      -----------
          Total stockholders' equity........................   46,949,020       46,210,095
                                                              -----------      -----------
                                                              $71,982,969      $69,379,361
                                                              ===========      ===========

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                     FOR THE THREE MONTHS ENDED DECEMBER 31

                                                                 1998          1997
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Net sales...................................................  $24,965,427   $25,646,160
Cost of sales...............................................   18,372,075    17,771,754
                                                              -----------   -----------
  Gross profit..............................................    6,593,352     7,874,406
Selling and administrative expenses.........................    3,808,157     4,180,503
Other (income) expense:
  Dividend and interest income..............................     (423,367)     (420,580)
  Interest expense..........................................       77,806        96,706
  Other (income) expense....................................           --      (210,000)
                                                              -----------   -----------
Income before income taxes..................................    3,130,756     4,227,777
Provision for income taxes..................................    1,030,000     1,640,000
                                                              -----------   -----------
Net income..................................................    2,100,756     2,587,777
                                                              -----------   -----------
Retained earnings beginning of period.......................   35,368,901    28,245,206
Dividends...................................................     (182,216)     (173,722)
                                                              -----------   -----------
Retained earnings end of period.............................  $37,287,441   $30,659,261
                                                              ===========   ===========
Per common and common equivalent share:
  Basic earnings............................................  $     0.429   $      0.55
                                                              ===========   ===========
  Diluted earnings..........................................  $     0.411   $      0.50
                                                              ===========   ===========
  Dividends.................................................  $      0.04   $      0.04
                                                              ===========   ===========

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE THREE MONTHS ENDED DECEMBER 31

                                                                 1998          1997
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
  Net income................................................  $ 2,100,756   $ 2,587,777
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      635,913       700,786
     Deferred income taxes..................................      (83,000)      (58,000)
     Provision for doubtful accounts receivable.............       (5,000)       80,000
     Deferred compensation..................................      118,104       156,000
                                                              -----------   -----------
          Total adjustments.................................      666,017       878,786
  Changes in operating assets and liabilities:
     Accounts receivable....................................      305,068      (258,800)
     Prepaid expenses and other current assets..............     (388,843)     (234,314)
     Accounts payable and accrued expenses..................     (835,243)   (1,986,754)
     Income taxes payable...................................      835,696     1,289,560
     Deferred revenue.......................................           --    (1,275,500)
     Other, net.............................................     (120,427)      (20,204)
                                                              -----------   -----------
          Total adjustments and changes.....................      462,268    (1,607,226)
                                                              -----------   -----------
          Net cash provided by operating activities.........    2,563,024       980,551
                                                              -----------   -----------
Cash flows from investing activities:
  Additions to property and equipment.......................     (213,778)     (303,100)
  Sales of investments......................................    4,943,829         2,964
                                                              -----------   -----------
          Net cash provided by (used in) investing
            activities......................................    4,730,051      (300,136)
                                                              -----------   -----------
Cash flows from financing activities:
  Repayments of note payable, long-term debt and capital
     leases (including current portion).....................     (140,090)     (246,682)
  Dividends paid............................................     (182,216)     (173,722)
  Exercise of stock options.................................           --       120,628
  Other.....................................................       12,973        31,424
                                                              -----------   -----------
          Net cash used in financing activities.............     (309,333)     (268,352)
                                                              -----------   -----------
Cash and cash equivalents:
  Net increase in cash and cash equivalents.................    6,983,742       412,063
  Cash and cash equivalents at beginning of period..........   19,702,803    14,619,271
                                                              -----------   -----------
          Cash and cash equivalents at end of period........  $26,686,545   $15,031,334
                                                              ===========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................  $    34,598   $    44,055
     Income taxes...........................................  $   282,323   $   233,932

                 See notes to consolidated financial statements

                              LCS INDUSTRIES, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The interim financial data as of December 31, 1998 and for the three months ended December 31, 1997 and the three months ended December 31, 1998 is unaudited. In the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments of the Company, in accordance with generally accepted accounting principles applicable to interim periods. The financial statements do not include all of the information and footnotes required by generally accepted accounting principles. The accompanying unaudited financial statements should be read in conjunction with the September 30, 1998 audited financial statements of LCS Industries, Inc. Interim results of operations are not necessarily indicative of results for the full year.

2. ACQUISITION

     On April 1, 1993, the Company completed the purchase of all the outstanding stock of Catalog Resources, Inc. ("CRI"). CRI's results of operations are included in the Company's Consolidated Statements of Income from that date. The initial purchase price was $3,500,000 with additional payments earned if CRI's pretax income, as defined by the agreement, reached certain amounts during the next five years. Of the initial purchase price, a total of $1,900,000 was paid consisting of $950,000 in cash and 324,956 shares of the Company's common stock.

     Effective August 1, 1994, the purchase agreement was amended to limit to $8,100,000 the aggregate amount of additional purchase consideration to be paid in addition to the $1,900,000 paid at such date. The additional amount to be paid is based upon the operating performance of CRI over the eight-year period beginning October 1, 1993. Based upon CRI's earnings for each fiscal year ending on September 30, a maximum annual payment of $1,012,500 is payable in January of the following year, which amount is subject to a dollar-for-dollar reduction based on CRI's operating results. Such payments are calculated separately for each year. Each payment will consist of 50 percent in cash and 50 percent in common stock of the Company with the maximum number of shares to be delivered under the purchase agreement, as amended, not to exceed 660,000 shares. The portion of these payments not made in stock is payable in cash. The number of shares to be issued will be based on the market value, as defined, of the common stock at the future payment dates. Based on the terms of the amended agreement and the achievement of the required operating results for the preceding fiscal year, payments of $1,012,500, 50 percent in cash and 50 percent in stock, were made on January 1, 1995, 1996 and 1997. As of September 30, 1997, 538,287 shares had been delivered under the provisions of the purchase agreement, as amended.

     On December 30, 1997, the Company and former shareholders of Catalog Resources, Inc. agreed to Amendment No. 2 of the purchase agreement dated April 1, 1993 and amended August 1, 1994. This Amendment provided for the payment made January 2, 1998 of $1,012,500 to be 100 percent in cash compared to the previously agreed 50 percent in cash and 50 percent in common stock of the Company, subject to a maximum number of shares to be issued of 660,000. Accordingly, the current portion of long-term debt at December 31, 1997 was increased by $506,250 (50% of the $1,012,500 payment). This was offset by a reduction in common stock issuable of $418,899, representing the present value at September 30, 1995 of the originally anticipated stock issuance, and a charge to additional paid-in capital of $87,351.

     As a result of Amendment No. 2, the parties agreed to reduce the maximum number of share issuable under the amended agreement by the shares which would have been issued on January 2, 1998 based on the provisions of the original agreement. The revised maximum number of shares issuable is 628,020 of which 538,287 shares have been previously issued.

                              LCS INDUSTRIES, INC.

     The common stock issuable amount reflects the maximum number of shares (628,020, as adjusted for Amendment No. 2 to the purchase agreement, less those shares issued and delivered prior to September 30, 1995) issuable under the terms of the purchase agreement, as amended, based on the market price of the Company's common stock at September 30, 1995. This amount is subject to adjustment, based on the future movements in the market price of the Company's common stock. No adjustment was recorded during the current fiscal year. Based on the operating results for the fiscal year ended September 30, 1998, the January 1, 1999 scheduled payment of $1,012,000 will be paid.

     On December 31, 1998, the Company and former shareholders of Catalog Resources, Inc. agreed to Amendment No. 3 of the purchase agreement dated April 1, 1993 and amended August 1, 1994 and December 30, 1997. This Amendment provided for the payment made January 3, 1999 of $1,012,000 to be 100 percent in cash compared to the previously agreed 50 percent in cash and 50 percent in common stock of the Company, subject to a maximum number of shares to be issued of 660,000. Accordingly, the current portion of long-term debt at December 31, 1998 was increased by $506,250 (50% of the $1,012,000 payment). This was offset by a reduction in common stock issuable of $385,194, representing the present value at September 30, 1995 of the originally anticipated stock issuance, and a charge to additional paid-in capital of $121,056.

     As a result of Amendment No. 3, the parties agreed to reduce the maximum number of share issuable under the amended agreement by the shares which would have been issued on January 3, 1999 based on the provisions of the original agreement. The revised maximum number of shares issuable is 628,020 of which 570,833 shares have been previously issued.

     The common stock issuable amount reflects the maximum number of shares (628,020, as adjusted for Amendment No. 3 to the purchase agreement, less those shares issued and delivered prior to September 30, 1995) issuable under the terms of the purchase agreement, as amended, based on the market price of the Company's common stock at September 30, 1995. This amount is subject to adjustment, based on the future movements in the market price of the Company's common stock. No adjustment was recorded during the current fiscal year. Based on the operating results for the fiscal year ended September 30, 1998, the January 3, 1999 scheduled payment of $1,012,000 will be paid.

     Pursuant to the definitive merger agreement with CustomerOne Holding Corporation (see note 5), subsequent to January 2, 1999, all remaining payments under the initial CRI purchase agreement will be made in cash. As a result, the common stock issuable has been reclassified as a long-term liability at December 31, 1998.

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Activity in the Allowance for Doubtful Accounts for December 31, 1998 includes:

                                                          DECEMBER 31,
                                                              1998
                                                          ------------
Balance at beginning of year............................    $502,000
Additions -- charged to expense.........................      15,000
Deductions..............................................     (20,000)
                                                            --------
Balance at end of year..................................    $497,000
                                                            ========

4. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal claims and disputes that are normal and incidental to the Company's business. In the opinion of management, after consultation with legal counsel, the amount of

                              LCS INDUSTRIES, INC.

losses that might be sustained, if any, from such claims and disputes would not have a material effect on the Company's financial statements.

     At December 31, 1998, the Company and its subsidiaries have employment agreements with certain of their officers with terms expiring at various times through September 30, 2002, which provide for aggregate future minimum compensation of $1,016,250. One of the agreements provides for a bonus based on the results of the respective subsidiary's operations. Certain of the agreements provide for severance payments equal to six months salary.

5. MERGER

     On December 17, 1998, the Company and CustomerONE Holding Corporation, a subsidiary of Onex Corporation announced that they have entered into a definitive merger agreement pursuant to which CustomerONE will acquire all of the outstanding shares of LCS common stock at a price of $17.50 per share in cash, representing an aggregate transaction value of approximately $97.3 million. Onex Corporation is a diversified company with 1997 consolidated revenues of $11 billion Canadian and consolidated assets of $6.4 billion Canadian. The transaction was completed January 27, 1999.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and to
the Shareholders of Cordena Call Management B.V.

In our opinion the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity presented in Dutch Guilders (NLG) present fairly, in all material respects, the financial position of Cordena Call Management B.V. and subsidiaries as at December 31, 1998 and 1997, and the results of their operations and cash flows for the years ended December 31, 1998, 1997 and 1996 and in conformity with accounting principles generally accepted in the Netherlands. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the Netherlands which are substantially similar to generally accepted auditing standards in the United States of America. These standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for the years ended December 31, 1998 and 1997, and the determination of consolidated shareholders' equity at December 31, 1998 and 1997, respectively to the extent summarised in Note 2.7 to the consolidated financial statements.

Utrecht, March 30, 1999

/s/ PRICWATERHOUSECOOPERS N.V.
PricewaterhouseCoopers N.V.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

   CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

                                                        DECEMBER 31, 1998     DECEMBER 31, 1997
                                                       -------------------   -------------------
                                                       NLG '000   NLG '000   NLG '000   NLG '000
FIXED ASSETS
  Intangible fixed assets
  Goodwill...........................................   37,946                12,880
  Formation expenses.................................    2,912                   675
                                                        ------                ------
  Tangible fixed assets..............................              40,858                13,555
  Leasehold building improvements....................      291                   207
  Equipment..........................................    8,882                   687
                                                        ------                ------
CURRENT ASSETS.......................................               9,173                   894
  Receivables
  Trade debtors, net of NLG 100 and NLG 100,
     respectively....................................   13,253                 2,816
  Unbilled revenues..................................    1,711                 1,298
  Taxes and social security premiums.................    1,240                   844
  Other receivables and prepaid expenses.............    4,532                 1,504
                                                        ------                ------
                                                                   20,736                 6,462
  Cash...............................................                 765                 2,572
                                                                   ------                ------
                                                                   71,532                23,483
                                                                   ======                ======
SHAREHOLDERS' EQUITY.................................              19,568                 6,026
LONG TERM LIABILITIES
  Bank loan..........................................   15,447                 5,300
  Acquisition liabilities............................    6,147                     0
  Other long term loans and lease obligations........    1,355                    67
                                                        ------                ------
                                                                   22,949                 5,367
CURRENT LIABILITIES
  Short term portion of long term loans and lease
     obligations and other short term loans..........    2,504                 1,449
  Bank overdraft.....................................        0                   298
  Trade creditors....................................    9,037                 2,807
  Payable to vendors of acquired companies...........    1,347                     0
  Acquisition liabilities............................      200                 2,012
  Taxes and social security premiums.................    5,554                 1,730
  Other payables and accrued expenses................   10,373                 3,794
                                                        ------                ------
                                                                   29,015                12,090
                                                                   ------                ------
                                                                   71,532                23,483
                                                                   ======                ======

      The notes hereto form an integral part of the financial statements.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

                       CONSOLIDATED STATEMENTS OF INCOME
 FOR THE YEAR ENDED DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996

                                                  DECEMBER 31,          DECEMBER 31,       DECEMBER 31,
                                                      1998                  1997               1996
                                               -------------------   -------------------   ------------
                                               NLG '000   NLG '000   NLG '000   NLG '000     NLG '000
Net sales....................................              73,767                 8,376          --
Cost of sales................................              18,908                 1,699          --
                                                           ------                ------       -----
Gross margin.................................              54,859                 6,677          --
Personnel expenses...........................   36,154                2,499                      --
Depreciation of tangible fixed assets........    1,772                  292                      --
Amortization of intangible fixed assets......    8,612                1,431                      --
Other operating expenses.....................   12,131                3,683                      --
                                                ------                -----      ------
                                                           58,669                 7,905          --
                                                           ------                ------       -----
Operating (loss)/income......................              (3,810)               (1,228)         --
Interest expense.............................              (1,565)                 (201)         --
                                                           ------                ------       -----
Result before taxation.......................              (5,375)               (1,429)         --
Income taxes.................................              (1,420)                   59          --
                                                           ------                ------       -----
Result after taxation........................              (6,795)               (1,370)         --
                                                           ======                ======       =====

      The notes hereto form an integral part of the financial statements.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

                        CONSOLIDATED CASH FLOW STATEMENT
 FOR THE YEAR ENDED DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996

                                             DECEMBER 31,          DECEMBER 31,       DECEMBER 31,
                                                 1998                  1997               1996
                                          -------------------   -------------------   ------------
                                          NLG '000   NLG '000   NLG '000   NLG '000     NLG '000
Cash flow from operating activities
  Operating result......................              (3,810)               (1,228)          --
  Depreciation and amortisation.........              10,384                 1,723           --
                                                     -------               -------      -------
                                                       6,574                   495           --
  Changes in current assets and
     liabilities:
     - receivables......................   (1,208)               (1,843)                     --
     - current liabilities excluding
       financing........................     (324)                3,232                      --
                                          -------               -------    -------
                                                      (1,532)                1,389           --
                                                     -------               -------      -------
Cash flow from operations before tax....               5,042                 1,884           --
  Interest expense......................   (1,565)                 (201)                     --
  Income taxes..........................   (1,420)                   59                      --
                                          -------               -------    -------
                                                      (2,985)                 (142)          --
                                                     -------               -------      -------
Net cash flow from operating
  activities............................               2,057                 1,742           --
Cash flow from investing activities
  Purchase of intangible fixed assets...   (2,653)                 (750)                     --
  Purchase of tangible fixed assets.....   (3,795)                 (602)                     --
  Acquisitions, net of cash acquired....  (35,156)              (12,453)                     --
                                          -------               -------    -------
                                                     (41,604)              (13,805)          --
                                                     -------               -------      -------
  To carry forward......................             (39,547)              (12,063)          --
  Carried forward.......................             (39,547)              (12,063)          --
Cash flow from financing activities
  Bank loans............................   10,007                 4,928                      --
  Due to shareholders...................    7,694                 2,012                      --
  Capital contribution..................   20,337                   856                      --
                                          -------               -------    -------
                                                      38,038                 7,796           --
                                                     -------               -------      -------
Net (decrease) in cash..................              (1,509)               (4,267)          --
Cash at the beginning of the year.......               2,274                 6,541        6,541
                                                     -------               -------      -------
Cash less bank overdraft at year-end....                 765                 2,274        6,541
                                                     =======               =======      =======

     The impact on the consolidated cash flow statement of acquisitions is as follows:

                                                   1998       1997       1996
                                                 --------   --------   --------
                                                 NLG '000   NLG '000   NLG '000
Intangible fixed assets........................  (34,240)   (14,311)        --
Tangible fixed assets..........................   (6,256)      (510)        --
Inventories....................................        0        (30)        --
Receivables....................................  (13,066)    (4,588)        --
Provisions.....................................        0        610         --
Long term liabilities..........................        0        110         --
Short term loans...............................    1,324      1,778         --
Current liabilities excluding bank overdrafts
  and short term loans.........................   17,082      4,488         --
                                                 -------    -------    -------
                                                 (35,156)   (12,453)        --
                                                 =======    =======    =======

      The notes hereto form an integral part of the financial statements.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GENERAL NOTES

  General

     Cordena Call Management B.V. ("Cordena" or "the company") started operations in 1997 and is active in the outsourced call center market in Europe. Prior to 1997, the entity was named Cordena Holding B.V. and was inactive. The company has its statutory seat in Amsterdam, The Netherlands.

     In 1997, Cordena acquired all outstanding shares in HDM B.V. (formerly named Hulsink Direct Marketing B.V.) of Almelo, The Netherlands and its subsidiaries. In 1998, the group acquired operations in Austria, Switzerland, United Kingdom, Germany and Norway.

  Consolidation principles

     The consolidated financial statements include the financial information of Cordena Call Management B.V. and companies which constitute an economic and organisational unit with Cordena Call Management B.V. These companies are fully consolidated, minority interests being stated separately. Intercompany receivables, payables and transactions are eliminated from the consolidated financial statements.

     Based on these criteria the consolidated financial statements include the financial information of the parent company and of the following subsidiary companies:

                                                           PARTICIPATION
                                                           -------------
HDM B.V., Almelo, The Netherlands........................       100%
HDM GmbH, Nordhorn, Germany..............................       100%
HDM Aps, Copenhagen, Denmark.............................       100%
HDM Sarl, Lille, France..................................       100%
Cordena Call Management Beteiligungs GmbH, Frankfurt,
  Germany................................................       100%(1)
Cordena Call Management Erste Verwaltungs GmbH,
  Frankfurt, Germany.....................................       100%(1)
Cordena Call Management Zweite Verwaltungs GmbH,
  Frankfurt, Germany.....................................       100%(1)
Tetel GmbH, Duisburg, Germany............................       100%(1)
DTS GmbH, Duisburg, Germany..............................       100%(1)
Intercall GmbH, Dusseldorf, Germany......................       100%(1)
Cordena UK Holding Ltd, Exeter, United Kingdom...........       100%(2)
Salestrac Ltd., Exeter, United Kingdom...................       100%(2)
Cordena Call Management Norway, Gjerdrum, Norway.........       100%(3)
Cordena Call Management Beteiligungs GmbH, Vienna,
  Austria................................................       100%(4)
Cordena Handels GmbH, Vienna, Austria....................       100%(4)
Cordena Telefondienst GmbH, St. Gallen, Switzerland......       100%(4)
Tetel Osterreich GmbH, Salzburg, Austria.................       100%(5)

---------------

(1) as from January 1, 1998

(2) as from April 1, 1998

(3) as from July 1, 1998

(4) as from September 1, 1998

(5) as from December 31, 1998

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

  Summary of significant accounting policies

  ACCOUNTING CONVENTION

     The financial statements are prepared under the historical cost accounting convention.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities as well as revenues and expenses of foreign subsidiaries are translated at year-end rates of exchange. Gains and losses resulting from translation are accumulated in shareholders' equity. Gains and losses resulting from foreign currency transactions and from the conversion into local currency of assets and liabilities denominated in foreign currency are included in net income.

  INTANGIBLE FIXED ASSETS

     Intangible fixed assets relate to goodwill arising from acquisitions and to formation expenses. Goodwill consists of the difference between the purchase consideration and the value of the acquired company as determined on the basis of the fair value of the subsidiary's assets and liabilities at the time of the acquisition. Formation expenses and goodwill are amortised on a straight-line basis.

  TANGIBLE FIXED ASSETS

     Tangible fixed assets are valued at purchase price less accumulated depreciation calculated on a straight-line basis over the expected useful life of the assets.

  INVENTORIES

     Inventories are carried at the lower of historical cost or market, with cost determined on a first-in, first-out (FIFO) basis. Provisions are made for slow moving, obsolete or defective inventories.

  RECEIVABLES

     Receivables are stated at nominal value less required provision for doubtful accounts of NLG 100,000 both at December 31, 1998 and 1997.

  UNBILLED REVENUES

     Unbilled revenues are services performed for clients that have not yet been invoiced at the balance sheet date.

  OTHER ASSETS AND LIABILITIES

     Unless explicitly stated otherwise assets and liabilities are stated at face value.

  DETERMINATION OF INCOME

     Income is determined on the basis of the difference between realisable value of services rendered and costs and other expenses for the year. Income from transactions is accounted for in the year in which it is realised. Losses are accounted for as soon as they are foreseeable.

  REVENUE RECOGNITION

     Net turnover represents the amounts charged to third parties for telemarketing and fulfilment services provided, disbursements charged through and other income rendered in the reporting year, less discounts and exclusive of VAT.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

INTANGIBLE FIXED ASSETS

     The movements in intangible fixed assets can be summarised as follows:

                                                                    FORMATION
                                                         GOODWILL   EXPENSES     TOTAL
                                                         --------   ---------   --------
                                                         NLG '000   NLG '000    NLG '000
Bookvalue January 1, 1998..............................   12,880        675      13,555
                                                          ------      -----     -------
CHANGES
  Acquisition of subsidiary companies..................   33,262      2,653      35,915
  Amortisation.........................................   (8,196)      (416)     (8,612)
                                                          ------      -----     -------
                                                          25,066      2,237      27,303
                                                          ------      -----     -------
Bookvalue December 31, 1998............................   37,946      2,912      40,858
                                                          ======      =====     =======
DECEMBER 31, 1998
  At cost..............................................   47,573      3,403      50,976
  Accumulated depreciation.............................   (9,627)      (491)    (10,118)
                                                          ------      -----     -------
  Bookvalue December 31, 1998..........................   37,946      2,912      40,858
                                                          ======      =====     =======
  Yearly amortisation rate.............................       20%        20%
                                                          ------      -----

TANGIBLE FIXED ASSETS

     The movements in tangible fixed assets can be summarised as follows:

                                                  LEASEHOLD
                                                   BUILDING
                                                 IMPROVEMENTS      EQUIPMENT       TOTAL
                                                 ------------      ---------      --------
                                                   NLG '000        NLG '000       NLG '000
Bookvalue January 1, 1998......................       207               687           894
                                                    -----          --------        ------
CHANGES
  Acquisition of subsidiary companies..........        15             6,241         6,256
  Net investments..............................       171             3,624         3,795
  Depreciation.................................      (102)           (1,670)       (1,772)
                                                    -----          --------        ------
                                                       84             8,195         8,279
                                                    -----          --------        ------
Bookvalue December 31, 1998....................       291             8,882         9,173
                                                    =====          ========        ======
DECEMBER 31, 1998
  At cost......................................     1,162            14,930        16,092
  Accumulated depreciation.....................      (871)           (6,048)       (6,919)
                                                    -----          --------        ------
  Bookvalue December 31, 1998..................       291             8,882         9,173
                                                    =====          ========        ======
  Yearly depreciation rates....................     20-25%         20-33,33%
                                                    -----          --------

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

     Movements in shareholders' equity are as follows:

                                                ADDITIONAL
                                      SHARE      PAID-IN      LEGAL      OTHER
                                     CAPITAL     CAPITAL     RESERVE    RESERVES    TOTAL
                                     --------   ----------   --------   --------   --------
                                     NLG '000    NLG '000    NLG '000   NLG '000   NLG '000
December 31, 1997..................    100         6,392        675      (1,141)     6,026
New shares issued..................    125        20,212          0           0     20,337
Result for the year................      0             0          0      (6,795)    (6,795)
Transfer to legal reserve..........      0             0      2,237      (2,237)         0
                                       ---        ------      -----     -------     ------
December 31, 1998..................    225        26,604      2,912     (10,173)    19,568
                                       ===        ======      =====     =======     ======

  ISSUED AND PAID-UP SHARE CAPITAL

     The authorised share capital amounts to NLG 500,000, divided into 12,500,000 shares of NLG 0.04 each. The issued and paid-up share capital amounts to NLG 224.587, divided into 5,614,664 shares of NLG 0.04 each.

  LEGAL RESERVE

     The company has to maintain a non-distributable reserve for the bookvalue of the formation expenses of NLG 2,912,000.

  OPTION SCHEMES

     Under the Stock Option Plan, the company has granted options to its directors and senior management to purchase 1,009,480 Depository Receipts of Shares at an option price of NLG 3.00, 178,112 Depository Receipts of Shares at an option price of NLG 6.00 and 371,067 Depository Receipts of Shares at an option price of NLG 7.00. The options vest at December 30, 2000 and 2001 respectively and are exercisable until December 30, 2002 and 2003 respectively.

     During 1998 no options have been exercised.

LONG TERM BANK LOAN

     The long term liabilities comprises:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                NLG '000       NLG '000
Bank loan..................................................      16,007         6,000
Acquisition liabilities....................................       6,147             0
Other long term loans and lease obligations................       1,355            67
                                                                 ------         -----
                                                                 23,509         6,067
Amount due in 1999 (classified under short term
  liabilities).............................................         560           700
                                                                 ------         -----
                                                                 22,949         5,367
                                                                 ======         =====

     The long term bank loan comprises a 6 year loan at LIBOR + 1.875% interest. Repayment is due in 11 installments as follows: 3.5% in December 1999, 15% in 2000, 15% in 2001, 20% in 2002, 20% in 2003 and the remaining 26.5% in 2004. The amount due in 1999 is classified under short term liabilities.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

     The loan is covered by the following securities:

     - Pledge on the shares in the subsidiary companies.

     - Pledge of stocks.

     - Pledge of receivables.

     - Pledge of business chattels

     The acquisition liabilities are classified as long term liabilities as these are covered by the 6 year bank loan agreement. These loans will be contracted when the acquisition liabilities are settled.

OVERDRAFT FACILITIES

     The group has an overdraft facility of NLG 7 million. The overdraft facility is covered by the same securities that cover the long term bank loan. On December 31, 1998 the facility was not used.

OFF BALANCE SHEET OBLIGATIONS

     At December 31, 1998 the group has the following obligations not evident from the balance sheet:

     - lease-obligations of approximately NLG 490,000 for 1999; which relate to operating leases;

     - at December 31, 1998 the company has issued a bank guarantee amounting to approximately NLG 125,000;

     - the annual amount for rental commitments is approximately NLG 2 million, per year.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

             NOTES TO THE CONSOLIDATED STATEMENTS OF INCOME FOR THE
                          YEAR ENDED DECEMBER 31, 1998

NET SALES

     The group's activities comprise inbound and outbound telemarketing services and fulfilment operations. In 1998, approximately 28% (1997: 73%) of its turnover was realised in The Netherlands, the remainder being realised in other Western European countries.

TAXATION

     The consolidated taxable income of the group is approximately NLG 4 million. The difference with the loss for reporting purposes mainly comprises the non-deductible amortisation of goodwill. As at December 31, 1998 the group has net operating losses available for carryforward of approximately NLG 3,000,000, of which some NLG 2,400,000 is indefinitely available. No deferred tax asset has, however, been accounted for as it is too uncertain when these losses will be utilised.

PERSONNEL

     At year-end the number of staff employed by the group was approximately 805 (December 31, 1997: 130).

REMUNERATION OF DIRECTORS

     The group has two executive directors (1997: 2), who together received NLG 740,000 remuneration (1997: NLG 49,167) and who were granted options to purchase 878,164 Depository Receipts of Shares at an option price of NLG 3.00 and 39,613 Depository Receipts of Shares at an option price of NLG 7.00. The group has two Supervisory Directors (1997: none). The Supervisory Directors received no remuneration.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

 SUMMARY OF DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                     (IN THOUSANDS OF DUTCH GUILDERS (NLG))

     The company's financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands (Dutch GAAP), which differ in certain significant respects from generally accepted accounting principles in the United States (US GAAP). The effect of the application of US GAAP to net income and shareholders' equity is set out in the tables below.

                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              1998           1997           1996
                                                          ------------   ------------   ------------
                                                            NLG '000       NLG '000       NLG '000
NET INCOME UNDER DUTCH GAAP.............................     (6,795)        (1,370)          --
1) HDM -- Goodwill amortisation.........................        120          1,001           --
1) HDM -- Effective date of inclusion of the results of
  acquisition...........................................          0           (486)          --
2) Formation Expenses...................................       (118)          (225)          --
3) Provisions and Restructuring.........................       (800)             0           --
4) Tetel -- Goodwill amortisation.......................      2,486
4) Tetel -- Effective date of inclusion of results of
   Operations, including effect of minority interest....     (1,022)
5) Salestrac -- Acquisition and Contingent
  Consideration.........................................        210
6) Cordena Handels -- Provisions........................       (234)
7) Other acquisitions...................................         49
8) Deferred taxes on US GAAP adjustments................        761            249           --
                                                             ------         ------           --
NET INCOME UNDER US GAAP................................     (5,343)          (831)          --
                                                             ======         ======           ==
SHAREHOLDERS' EQUITY UNDER DUTCH GAAP...................     19,568          6,026
1) HDM -- Goodwill -- accumulated amortisation..........      1,121          1,001
1) HDM -- Effective date of inclusion of the results of
  acquisition...........................................       (486)          (486)
2) Formation Expenses...................................       (343)          (225)
3) Provisions and Restructuring.........................       (800)
4) Tetel -- Goodwill amortisation.......................      2,486
4) Tetel -- Effective date of inclusion of results of
   Operations, including the effect of the minority
   interest.............................................     (1,022)
5) Salestrac -- Acquisition and Contingent
  Consideration.........................................        210
6) Cordena Handels -- Provisions........................       (234)
7) Other Acquisitions...................................         49
8) Deferred tax on US GAAP adjustments..................      1,010            249
                                                             ------         ------
SHAREHOLDERS' EQUITY UNDER US GAAP......................     21,559          6,565
                                                             ======         ======

1) HDM -- GOODWILL, AMORTISATION AND EFFECTIVE DATE OF INCLUSION OF THE RESULTS OF THE ACQUISITION

     Under Dutch GAAP, acquisitions are recorded when the Company has "economic" control which is defined as ability to exercise influence over the target company. Management has identified this date as July 1, 1997 and as such the acquisition was recorded on this date in the Dutch financial statements. For US GAAP purposes the purchase is recorded on the effective date of the transfer of the shares and the closing date of the agreement. The transfer and closing date was November 16, 1997.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

 SUMMARY OF DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
             (IN THOUSANDS OF DUTCH GUILDERS (NLG)) -- (CONTINUED)

     Since the date for recording the acquisition for US GAAP and Dutch GAAP was different, the results of the subsidiary for inclusion in the financial statements is July 1, 1997 for Dutch GAAP and November 16, 1997 for US GAAP.

     Goodwill is recorded as the excess of purchase price less the fair value of the assets and liabilities acquired. For Dutch GAAP, certain provisions are allowed to be included in the fair value adjustments which do not meet the criteria of fair value adjustments under US GAAP.

     The amount of goodwill for US GAAP purposes is less than goodwill recorded for Dutch GAAP by NLG 1,398 due to the difference of the fair value (assets acquired less liabilities assumed) of the subsidiary acquired.

     Due to the timing differences of the recording of the acquisition and the difference in the amount of goodwill, amortisation expense is different for US and Dutch GAAP.

2) FORMATION EXPENSES

     Under Dutch GAAP, various expenses that are incurred for and around the time of the acquisition, can be capitalised as formation expenses and amortised over five years. For US GAAP, only certain costs which include financing costs related to debt incurred, legal fees and other consulting costs directly related to the acquisition can be capitalised.

     The costs included in formation expenses capitalised under Dutch GAAP that are not allowed to be capitalised under US GAAP relate to costs associated with hiring a new managing director for the new company. This cost has been expensed as incurred for US GAAP purposes.

3) PROVISIONS AND RESTRUCTURING PROVISIONS

     Dutch GAAP allows provisions to be made for obligations, losses which exist on the balance sheet date for which an amount can be reasonably estimated. Provision can also be made for expenses to be incurred in a subsequent financial year, provided that such expenses originated, at least partly, in the current or a preceding financial year and that the purpose of the provision is to spread the expenses over a number of financial years.

     Under US GAAP provisions are made for estimated losses if prior to issuance of the financial statements it is probable that the liability has been incurred or an asset had been impaired and the amount can be reasonably estimated. Provisions can not be recognised for future expenses if no obligation existed at the balance sheet date to incur those expenses.

     Under Dutch GAAP when a decision has been made to reorganise part of the Group's business, provisions are made for redundancy as well as other closing, integration and moving costs.

     Under US GAAP only costs that qualify as exit costs under the guidelines set out in EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) and therefore do not relate to the ongoing operations of the company may be provided for. In addition, a number of specific criteria also must be met before these costs that do qualify as exit costs can be recognised as an expense. Among these is the requirement that all the significant actions to be taken as part of the reorganisation must be identified along with their expected completion dates and the exit program must be approved by the balance sheet date. Costs that do not qualify as exit costs are expensed when the obligation exists to pay cash or otherwise sacrifice assets.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

 SUMMARY OF DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
             (IN THOUSANDS OF DUTCH GUILDERS (NLG)) -- (CONTINUED)

     In 1997, provisions of NLG 800 were recorded in the Dutch GAAP accounts as set out in footnote 1 above. In 1998, the Company reversed the provision against income for Dutch GAAP purposes due to the fact that the provision was no longer needed. For US GAAP purposes, this release of the provision has been reversed as the original provision did not meet the criteria set out above for a fair value adjustment.

THE TETEL ACQUISITION

4) GOODWILL AMORTISATION AND EFFECTIVE DATE OF INCLUSION OF FINANCIAL INFORMATION IN THE FINANCIAL STATEMENTS

     On May 19, 1998, the Company acquired 75% of the outstanding shares in Tetel GmbH, Intercall GmbH, and DTS Gmbh (collectively "Tetel") for consideration of Deutche Marks 16,125,000 (NLG 18,170). In this transaction, the Company obtained a call option to purchase the remaining 25% of the Tetel shares for a consideration of 8 to 9 times the amount of EBITDA (Earnings before taxes, depreciation and amortisation). The option was exercisable immediately and had an expiration date of December 31, 2001.

     On December 30, 1998, the Company exercised the option and purchased the 25% of the shares.

     Under Dutch GAAP, acquisitions are recorded when the Company has "economic" control which is defined as ability to exercise some influence over the target company.

     The above transaction was recorded as of January 1, 1998 as management determined that the Company had economic control and intended to exercise the option. 100% of the assets and liabilities of Tetel were recorded and 100% of the results were included from January 1, 1998 in the financial statements under Dutch GAAP.

     Under US GAAP, the purchase of the subsidiary is recorded on the closing and the effective date of the legal transfer of shares and ownership.

     The date for recording the acquisition for US GAAP purposes is different than for Dutch GAAP purposes and as such the results of the subsidiary for inclusion in the financial statements was January 1, 1998 for Dutch GAAP purposes and May 19, 1998 for US GAAP purposes.

     As the Company only owned 75% of the shares from May 19, 1998 to December 30, 1998, a minority interest for that portion of the year was recorded for US GAAP purposes.

     For US GAAP purposes, the exercise of the option to purchase the remaining 25% of the Company was recorded when executed and the consideration was exchanged which was December 30, 1998.

     For Dutch and US GAAP, the company assigned the purchase price to the fair value of the assets acquired and liabilities assumed with the excess recorded as goodwill however the criteria of when and how to record the liabilities under US GAAP are more stringent than the guidelines under Dutch GAAP. As such NLG 245 of liabilities recorded were not allowed to be recorded for US GAAP purposes. The amount of goodwill for US GAAP purposes differs from Dutch GAAP due to the difference of the fair value of the subsidiary acquired on January 1, 1998 and May 18, 1998 and the recording of the 25% interest. Goodwill for US GAAP purposes at the acquisition date was NLG 5,979 less than the goodwill recorded in the Dutch GAAP accounts due to the fact that the 25% interest was actually purchased on December 30, 1998.

     Due to the difference in the amount of goodwill, amortisation expense under US GAAP was NLG 2,486 less than amortisation expense under Dutch GAAP for the year ended December 31, 1998.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

 SUMMARY OF DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
             (IN THOUSANDS OF DUTCH GUILDERS (NLG)) -- (CONTINUED)

5) SALESTRAC -- ACQUISITION AND CONTINGENT CONSIDERATION

     On April 6, 1998, the Company acquired 100% of the outstanding shares of Salestrac Ltd. for an initial consideration of NLG 4,430 and contingent consideration of NLG 826 based on the gross profit of Salestrac Ltd. for the year ended March 31, 1999.

     For Dutch GAAP this consideration was estimated and recorded in 1998 however for US GAAP purposes, contingent consideration is not recorded until determined thus this additional consideration should be recorded in 1999. This additional goodwill is being amortised over five years for US and Dutch GAAP purposes.

     Based on the timing difference on the contingent consideration and the recording of a deferred tax asset for US GAAP, goodwill was NLG 1,401 less than goodwill for Dutch GAAP purposes.

6) CORDENA HANDELS -- ACQUISITION

     The Company acquired Cordena Handels on September 1, 1999, the effective date of the transaction. Under Dutch GAAP, a provision was recorded for restructuring which did not meet the purchase accounting criteria for US GAAP. This provision was reversed for US GAAP and the expenses related to this restructuring are included in the profit and loss statement when incurred.

     As a result of the additional provisions recorded for Dutch GAAP and other fair value adjustments, goodwill was NLG 527 less for US GAAP than for Dutch GAAP.

7) OTHER ACQUISITIONS

     For all of the other minor acquisitions in 1998, there were differences in the accounting treatment under Dutch and US GAAP as set out above in note 1 and 5.

8) DEFERRED TAXATION

     The deferred taxes on other adjustments is calculated as the tax effect at 35% (statutory rate) of the expected reversal of the income statement items which are tax deductible.

ADDITIONAL US GAAP DISCLOSURES

  DEFERRED TAXATION

     At December 31, 1997 and 1998, the Company has a net deferred tax assets which mainly consist of net operating loss carryforwards of NLG 0 and NLG 3,000. These net operating loss carryforwards were acquired through the various acquisitions. For Dutch GAAP purposes, a full valuation allowance has been recorded against these assets based on the expected utilisation of losses and historical losses. The majority of these losses have an indefinite life.

     For US GAAP purposes, the evaluation of a deferred tax asset and the potential utilization is different. If a deferred tax asset has an indefinite life, based on the going concern assumption at some point in the future the Company will be able to utilise these carryforwards. As such, a valuation allowance is only recorded for the net operating loss carryforwards that have a limited life. These deferred tax assets have been recorded in the purchase accounting for each subsidiary.

     For US GAAP purposes, at December 31, 1997 and December 31, 1998, the net operating loss carryforwards are 0 and NLG 3,000, respectively.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

 SUMMARY OF DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
             (IN THOUSANDS OF DUTCH GUILDERS (NLG)) -- (CONTINUED)

  STOCK OPTIONS

     The Company accounts for stock options under APB 25. If the exercise of the stock option price is less than the fair value of the common stock, the difference between the fair value and the exercise price is compensation expense.

     The Company has a stock option plan and has granted options to its directors and senior management in 1997 and 1998. The fair value of the common stock as determined by the board of directors in 1997 was NLG 3. Stock options in 1997 were granted with the exercise price of NLG 3.

     In 1998, the fair value of the common stock as determined by the board of directors was NLG 6 in the first and second quarter and then was determined to be NLG 7 during the second half of 1998. All stock options were granted fair market value at the grant date throughout 1998.

  SUBSEQUENT EVENT

     On October 7, 1999, the Company was purchased by Client Logic, Inc. and all stock options for all employees of Cordena vested immediately.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

   CONSOLIDATED BALANCE SHEET AS AT SEPTEMBER 30, 1999 AND DECEMBER 31, 1998
                        (AFTER APPROPRIATION OF RESULT)

                                                         SEPTEMBER 30,             DECEMBER 31,
                                                             1999                      1998
                                                    -----------------------   -----------------------
                                                     NLG '000     NLG '000     NLG '000     NLG '000
                                                    ----------   ----------   ----------   ----------
                                                          (UNAUDITED)
Fixed assets:
  Intangible fixed assets.........................                 35,112                    40,858
  Tangible fixed assets...........................                  9,125                     9,173
Current assets:
  Inventories.....................................                    234                         0
  Receivables
  Trade debtors and unbilled revenues net of NLG
     100 and 100, respectively....................    11,922                    13,253
Other receivables and prepaid expenses............     6,576                     7,483
                                                      ------                    ------
                                                                   18,498                    20,736
Cash and banks....................................                      0                       765
                                                                   ------                    ------
                                                                   62,969                    71,532
                                                                   ======                    ======
Shareholders' equity..............................                  7,290                    19,568
Long term liabilities:
  Loans...........................................         0                    15,447
  Acquisition liabilities.........................         0                     6,147
  Other long term loans and lease obligations.....     2,558                     1,355
                                                      ------                    ------
                                                                    2,558                    22,949
Current liabilities
  Short term portion of long term loan and lease
     obligations and other short term loans.......    23,254                     2,504
  Bank overdraft..................................     9,458                         0
  Trade creditors.................................    10,899                     9,037
  Payable to vendors of acquired companies........         0                     1,347
  Acquisition liabilities.........................       300                       200
Taxes and social security premiums................     2,380                     5,554
  Other payables and accrued expenses.............     6,830                    10,373
                                                      ------                    ------
                                                                   53,121                    29,015
                                                                   ------                    ------
                                                                   62,969                    71,532
                                                                   ======                    ======

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

       CONSOLIDATED STATEMENT OF INCOME FOR THE NINE MONTHS PERIOD ENDED
                   SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                            1999                    1998
                                                    --------------------    --------------------
                                                    NLG '000    NLG '000    NLG '000    NLG '000
                                                    --------    --------    --------    --------
                                                        (UNAUDITED)             (UNAUDITED)
Net sales.........................................               62,380                  49,235
Cost of sales.....................................              (14,617)                (12,117)
                                                                -------                 -------
Gross profit......................................               47,763                  37,118
Personnel expenses................................   35,383                  23,536
Depreciation of tangible fixed assets.............    2,301                   1,359
Amortization of intangible fixed assets...........    8,046                   6,345
Other operating expenses..........................   15,541                   9,335
                                                     ------                  ------
                                                                 61,271                  40,575
                                                                -------                 -------
Operating result..................................              (13,508)                 (3,457)
Financial income and (expense)....................               (1,703)                   (540)
                                                                -------                 -------
Result before taxation............................              (15,211)                 (3,997)
Income taxes......................................                  (46)                   (336)
                                                                -------                 -------
Result after taxation.............................              (15,257)                 (4,333)
                                                                =======                 =======

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

       CONSOLIDATED CASH FLOW STATEMENT FOR THE NINE MONTHS PERIOD ENDED
                   SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

                                                     SEPTEMBER 30, 1999      SEPTEMBER 30, 1998
                                                    --------------------    --------------------
                                                    NLG '000    NLG '000    NLG '000    NLG '000
                                                        (UNAUDITED)             (UNAUDITED)
Cash flow from operating activities...............
Operating result..................................              (13,507)                 (3,457)
Depreciation and amortisation.....................               10,347                   7,704
Changes in current assets and liabilities:
  -- receivables..................................    2,004                     641
  -- current liabilities excluding financing......   (4,855)                 (5,383)
                                                     ------                 -------
                                                                 (2,851)                 (4,742)
                                                                -------                 -------
Cash flow from operations before tax..............               (6,011)                   (495)
Financial income and (expense)....................   (1,703)                   (540)
Income taxes......................................      (46)                   (336)
                                                     ------                 -------
                                                                 (1,749)                   (876)
                                                                -------                 -------
Net cash flow from operating activities...........               (7,760)                 (1,371)
Cash flow from investing activities
Purchase of intangible fixed assets...............   (2,300)                 (1,132)
Purchase of tangible fixed assets.................   (2,253)                 (1,660)
Acquisitions, net of cash acquired................        0                 (35,156)
                                                     ------                 -------
                                                                 (4,553)                (37,948)
                                                                -------                 -------
To carry forward..................................              (12,313)                (39,319)

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

                                                     SEPTEMBER 30, 1998      SEPTEMBER 30, 1999
                                                    --------------------    --------------------
                                                    NLG '000    NLG '000    NLG '000    NLG '000
                                                        (UNAUDITED)             (UNAUDITED)
Carried forward...................................              (12,313)                (39,319)
Cash flow from financing activities
Bank loans........................................    6,506                  14,456
Due to shareholders...............................   (7,394)                  5,682
Capital input.....................................    2,247                  16,615
Translation adjustments...........................      731                       0
                                                     ------                  ------
                                                                  2,090                  36,753
                                                                -------                 -------
Net (decrease) in cash............................              (10,223)                 (2,566)
Cash at the beginning of the year.................                  765                   2,274
                                                                -------                 -------
Cash less bank overdraft at year-end..............               (9,458)                   (292)
                                                                -------                 -------

     The impact on the consolidated cash flow statement of acquisitions is as follows:

                                                          9 MONTHS
                                                            1999        1998
                                                          --------    --------
                                                          NLG '000    NLG '000
Intangible fixed assets.................................     0        (34,240)
Tangible fixed assets...................................     0         (6,256)
Inventories.............................................     0              0
Receivables.............................................     0        (13,066)
Provisions..............................................     0              0
Long term liabilities...................................     0              0
Short term loans........................................     0          1,324
Current liabilities excluding bank overdrafts and short
  term loans............................................     0         17,082
                                                             --       -------
                                                             0        (35,156)
                                                             ==       =======

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying consolidated financial statements are presented in Dutch Guilders and are based on the historical cost convention prepared in accordance with accounting principles generally accepted in the Netherlands ("Dutch GAAP"). These standards vary in certain material respects from accounting principles generally accepted in the United States ("US GAAP"). See Note 2 for a summary of material differences between Dutch GAAP and US GAAP as applied to Cordena Call Management B.V.

2. SUMMARY OF DIFFERENCES BETWEEN DUTCH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The company's financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands (Dutch GAAP), which differ in certain significant respects from generally accepted accounting principles in the United States (US GAAP). The effect of the application of US GAAP to net income and shareholder's equity is set out in the tables below.

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1999             1998
                                                            -------------    -------------
                                                                 NLG              NLG
Net income under Dutch GAAP...............................     (15,257)         (4,333)
  (1) HDM -- Goodwill amortisation........................          90              90
  (2) Formation Expenses..................................          19             (89)
  (3) Provisions and Restructuring........................                        (600)
  (4) Tetel -- Goodwill amortisation......................         217           2,187
  (4) Tetel -- Effective date of inclusion of results of
      operations, Including the effect of minority
      interest............................................                        (901)
  (5) Sales trac -- Acquisition and contingent
     consideration........................................         137             118
  (7) Other Acquisitions..................................         127              12
  (8) Deferred tax on adjustments.........................          (7)            553
                                                               -------          ------
Net income under US GAAP..................................     (14,674)         (2,963)
                                                               =======          ======

     During 1998, there were various acquisitions as set out in the notes. In 1999, there were not any acquisitions from the period of January 1, 1999 to September 30, 1999.

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1999             1998
                                                            -------------    -------------
Shareholders' equity under Dutch GAAP....................       7,290           18,308
  (1) HDM -- Goodwill and accumulated amortisation.......       1,211            1,091
  (1) HDM -- Effective date of inclusion of the results
      of acquisition.....................................        (486)            (486)
  (2) Formation Expenses.................................        (324)            (314)
  (3) Provisions and Restructuring.......................        (800)            (600)
  (4) Tetel -- Goodwill amortisation.....................       2,703            2,187
  (4) Tetel -- Effective date of inclusion in the
      financials.........................................      (1,022)            (901)
  (5) Salestrac -- Acquisition and contingent
      consideration......................................         347              118
  (6) Cordena Handels -- Acquisition.....................        (234)
  (7) Other Acquisitions.................................         176
  (8) Deferred taxes on US GAAP adjustments..............       1,003              801
                                                               ------           ------
Shareholders' equity under US GAAP.......................       9,864           20,204
                                                               ======           ======

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

 (1) HDM -- Goodwill, Amortisation and Effective date of inclusion of the results of the acquisition

     Under Dutch GAAP, acquisitions are recorded when the Company has "economic" control which is defined as ability to exercise influence over the target company. Management has identified this date as July 1, 1997 as such the acquisition was recorded on this date in the Dutch accounts. For US GAAP purposes the purchase is recorded on the effective date of the transfer of the shares and the closing date of the agreement. The transfer and closing date was November 16, 1997.

     Goodwill is recorded as the excess of purchase price less the fair value of the assets and liabilities acquired. For Dutch GAAP, certain provisions are allowed to be included in the fair value adjustments which do not meet the criteria of fair value adjustments under US GAAP.

     The amount of goodwill for US GAAP purposes is less than goodwill recorded for Dutch GAAP by NLG 1,398 due to the difference of the fair value (assets acquired less liabilities assumed) of the subsidiary acquired.

     Due to the timing differences of the recording of the acquisition and the difference in the amount of goodwill, amortisation expense is different for US and Dutch GAAP.

     Since the date for recording the acquisition for US GAAP and Dutch GAAP was different, the results of the subsidiary for inclusion in the financial statements is July 1, 1997 for Dutch GAAP and November 16, 1997 for US GAAP.

 (2) Formation Expenses

     Under Dutch GAAP, various expenses that are incurred for and around the time of the acquisition, can be capitalised as formation expenses and amortised over five years. For US GAAP, only certain costs which include financing costs related to debt incurred, legal fees and other consulting costs directly related to the acquisition can be capitalised.

     The costs included in formation expenses capitalised under Dutch GAAP that are not allowed to be capitalised under US GAAP relate to costs associated with hiring a new managing director for the new company. This cost has been expensed for US GAAP purposes.

  (3) Provisions and Restructuring Provisions

     Dutch GAAP allows provisions to be made for obligations, losses which exist on the balance sheet date for which an amount can be reasonably estimated. Provision can also be made for expenses to be incurred in a subsequent financial year, provided that such expenses originated, at least partly, in the current or a preceding financial year and that the purpose of the provision is to spread the expenses over a number of financial years.

     Under US GAAP provisions are made for estimated losses if prior to issuance of the financial statements it is probable that the liability has been incurred or an asset had been impaired and the amount can be reasonably estimated. Provisions can not be recognised for future expenses if no obligation existed at the balance sheet date to incur those expenses.

     Under Dutch GAAP when a decision has been made to reorganise part of the Group's business, provisions are made for redundancy as well as other closing, integration and moving costs.

     Under US GAAP only costs that qualify as exit costs under the guidelines set out in EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) and therefore do not relate to the ongoing operations of the company may be provided for. In addition, a number of specific criteria also must be met before these costs that do qualify as exit costs can be recognised as an expense. Among these is the

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE
requirement that all the significant actions to be taken as part of the reorganisation must be identified along with their expected completion dates and the exit program must be approved by the balance sheet date. Costs that do not qualify as exit costs are expensed when the obligation exists to pay cash or otherwise sacrifice assets.

     In 1997, provisions of NLG 800 were recorded in the Dutch GAAP. In 1998, the Company reversed the provision against income for Dutch GAAP purposes due to the fact that the provision was no longer needed. For US GAAP purposes, this release of the provision has been reversed as the original provision did not meet the criteria set out above for a fair value adjustment.

  THE TETEL ACQUISITION

  (4) Goodwill amortisation and Effective Date of Inclusion of Financial Information in the Financial Statements

     On May 19, 1998, the Company acquired 75% of the outstanding shares in Tetel GmbH, Intercall GmbH and DTS GmbH (collectively "Tetel") for consideration of Deutche Marks 16,125,000 (NLG 18,170). In this transaction, the Company obtained a call option to purchase the remaining 25% of the Tetel shares for a consideration of 8 to 9 times the amount of EBITDA (Earnings before taxes, depreciation and amortisation). The option was exercisable immediately and had an expiration date of December 31, 2001.

     On December 30, 1998, the Company exercised the option and purchased the 25% of the shares. Under Dutch GAAP, acquisitions are recorded when the Company has "economic" control which is defined as ability to exercise influence over the target company.

     The above transaction was recorded as of January 1, 1998 as management determined that the Company had economic control and intended to exercise the option. 100% of the assets and liabilities of Tetel were recorded and 100% of the results were included form January 1, 1998 in the financial statements under Dutch GAAP.

     Under US GAAP as noted in footnote (1), on the closing and the effective date of the legal transfer of shares and ownership, the purchase of a subsidiary is recorded.

     As discussed in note (1) above, the date for recording the acquisition for US GAAP purposes is different than for Dutch GAAP purposes and as such the results of the subsidiary for inclusion in the financial statements was January 1, 1998 for Dutch GAAP purposes and May 19, 1998 for US GAAP purposes.

     For US GAAP purposes, as the Company only owned 75% of the shares from May 19, 1998 to December 30, 1998, a minority interest for that portion of the year was recorded for US GAAP purposes.

     Under US GAAP, the purchase of the subsidiary should be recorded on the effective legal date of the transaction which was May 19, 1998 and only 75% of the assets and liabilities of Tetel were recorded. For US GAAP purposes, the exercise of the option to purchase the remaining 25% of the Company was recorded when executed and the consideration was exchanged which was December 30, 1998.

     For Dutch and US GAAP, the company assigned the purchase price to the fair value of the assets acquired and liabilities assumed with the excess recorded as goodwill however as noted in footnote 4, the criteria of when and how to record the liabilities under US GAAP are more stringent than the guidelines under Dutch GAAP. As such NLG 245 of liabilities recorded were not allowed to be recorded for US GAAP purposes. The amount of goodwill for US GAAP purposes differs from Dutch GAAP due to the difference of the fair value of the subsidiary acquired on January 1, 1998 and May 18, 1998 and the recording of the 25% interest. Goodwill for US GAAP purposes at the acquisition date was NLG 5,979

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE
less than the goodwill recorded in the Dutch GAAP accounts due to the fact that the 25% interest was actually purchased on December 30, 1998.

     Due to the difference in the amount of goodwill, amortisation expense under US GAAP was NLG 2,486 less than amortisation expense under Dutch GAAP for the year ended December 31, 1998.

  (5) Salestrac -- Acquisition and Contingent Consideration

     On April 6, 1998, the Company acquired 100% of the outstanding shares of Salestrac Ltd. for an initial consideration of NLG 4,430 and contingent consideration of NLG 826 based on the gross profit of Salestrac Ltd. for the year ended March 31, 1999.

     For Dutch GAAP this consideration was estimated and recorded in 1998 however for US GAAP purposes, contingent consideration is not recorded until determined thus this additional consideration should be recorded in 1999. This additional goodwill is being amortised over five years for US and Dutch GAAP purposes.

     Based on the timing difference on the contingent consideration and the recording of a deferred tax asset for US GAAP, goodwill was NLG 1,401 less than goodwill for Dutch GAAP purposes.

  (6) Cordena Handels -- Acquisition

     The Company acquired Cordena Handels on September 1, 1999, the effective date of the transaction. Under Dutch GAAP, a provision was recorded for restructuring which did not meet the purchase accounting criteria for US GAAP. This provision was reversed for US GAAP and the expenses related to this restructuring are included in the profit and loss statement when incurred.

     As a result of the additional provisions recorded for Dutch GAAP and other fair value adjustments, goodwill was NLG 527 less for US GAAP than for Dutch GAAP.

 (7) Other Acquisitions

     For all of the other minor acquisitions in 1998, there were differences in the accounting treatment under Dutch and US GAAP as set out above in note 1 and 5.

 (8) Deferred taxation

     The deferred taxes on other adjustments is calculated as the tax effect at 35% (statutory rate) of the expected reversal of the income statement items which are tax deductible.

ADDITIONAL US GAAP DISCLOSURES

  Deferred Taxation

     At December 31, 1997 and 1998, the Company has a net deferred tax asset which mainly consist of net operating loss carryforwards of NLG 0 and NLG 3,000. These net operating loss carryforwards were acquired through the various acquisitions. For Dutch GAAP purposes, a full valuation allowance has been recorded against these assets based on the expected utilisation of losses and historical losses. These assets have an indefinite life.

     For US GAAP purposes, if a deferred tax asset has an indefinite life, based on the going concern assumption at some point in the future the Company will be able to utilise these carryforwards. As such, a valuation allowance is only recorded for the net operating loss carryforwards that have a limited life. These deferred tax assets have been recorded in the purchase accounting for each subsidiary.

                    CORDENA CALL MANAGEMENT B.V., THE HAGUE

     For US GAAP purposes, at December 31, 1997 and December 31, 1998, the net operating loss carryforwards are 0 and NLG 3,000, respectively.

STOCK OPTIONS

     The Company accounts for stock options under APB 25. If the exercise of the stock option price is less than the fair value of the common stock, the difference between the fair value and the exercise price is compensation expense.

     The Company has a stock option plan and has granted options to its directors and senior management in 1997 and 1998. The fair value of the common stock as determined by the board of directors in 1997 was NLG 3. Stock options in 1997 were granted with the exercise price of NLG 3.

     In 1998, the fair value of the common stock as determined by the board of directors was NLG 6 in the first and second quarter and then was determined to be NLG 7 during the second half of 1998. All stock options were granted fair market value at the grant date throughout 1998.

SUBSEQUENT EVENT

     On October 7, 1999, the Company was purchased by Client Logic, Inc. and all stock options for all employees of Cordena vested immediately.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors

MarketVision, Inc.

Denver, Colorado


     We have audited the accompanying balance sheet of MarketVision as of December 31, 1998, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MarketVision as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                            [TERRY & STEPHENSON SIG]

May 11, 1999
Denver, Colorado

                               MARKETVISION, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1998

ASSETS
Current assets:
  Cash......................................................   $  200,807
  Accounts receivable.......................................      864,007
  Contracts receivable......................................       19,587
  Other current assets......................................       28,145
                                                               ----------
          Total current assets..............................    1,112,546
                                                               ----------
Fixed assets:
  Furniture, equipment, and commercial software.............      634,640
  Capitalized software......................................      610,212
                                                               ----------
          Total fixed assets................................    1,244,852
Other assets................................................       37,140
                                                               ----------
Total assets................................................   $2,394,538
                                                               ==========
LIABILITIES
Current liabilities:
  Accounts payable..........................................   $  115,583
  Payroll taxes.............................................       22,260
  Current portion of long-term debt.........................       97,585
  Current portion of capital lease obligations..............      128,551
  Other current liabilities.................................        7,771
                                                               ----------
          Total current liabilities.........................      371,750
                                                               ----------
Long-term debt
  Capital lease obligations.................................      112,004
  Bank loans................................................      216,036
                                                               ----------
          Total long-term debt..............................      328,040
                                                               ----------
Total liabilities...........................................      699,790
                                                               ----------
CAPITAL
  Common stock..............................................        5,000
  Retained earnings.........................................    1,689,748
                                                               ----------
Total capital...............................................    1,694,748
                                                               ----------
Total liabilities and capital...............................   $2,394,538
                                                               ==========

                 See accompanying notes to financial statements

                               MARKETVISION, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Income
  RMS software revenue......................................  $2,594,416
  Service revenues..........................................   1,274,942
                                                              ----------
Total Income................................................   3,869,358
Expenses
  Account management expenses...............................     263,065
  Call center expenses......................................     491,693
  Administrative expenses...................................   1,016,509
  Sales and marketing expenses..............................     381,694
  Development expenses......................................     376,997
  Operational expenses......................................     215,145
  Amortization and depreciation.............................     312,935
                                                              ----------
Total S, G, & A expenses....................................   3,058,038
                                                              ----------
Operating income............................................     811,320
Other income and expenses...................................     (61,312)
                                                              ----------
Net income..................................................     750,008
Retained earnings beginning of year.........................   1,018,003
Distributions...............................................     (78,263)
                                                              ----------
Retained earnings end of year...............................  $1,689,748
                                                              ==========

                 See accompanying notes to financial statements

                               MARKETVISION, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash flows provided by (used in) operating activities:
  Net income (loss) from operations.........................  $ 750,008
  Adjustment to net income:
     Depreciation and amortization..........................    312,935
  Net change is operating assets and liabilities:
     (Increase) decrease in accounts receivable.............   (157,738)
     (Increase) decrease in contracts receivable............    (19,587)
     (Increase) decrease in other current assets............    (22,001)
     Increase (decrease) in accounts payable................     26,098
     Increase (decrease) in payroll taxes...................     10,145
     Increase (decrease) in other current liabilities.......      2,674
                                                              ---------
  Net cash provided by operations...........................    902,534
Cash flows from investment activities:
  Purchases of property, plant and equipment................    (20,603)
  Capitalization of software................................   (179,192)
                                                              ---------
  Net cash used in investment activities....................   (199,795)
Cash flows from financing activities:
  Payments on line of credit................................   (325,000)
  Payments on notes payable.................................    (67,578)
  Payments on capitalized leases............................   (127,840)
  Proceeds from notes payable...............................     31,652
  Distributions to shareholders.............................   (106,246)
                                                              ---------
  Net cash used in financing activities.....................   (595,012)
                                                              ---------
Net increase (decrease) in cash.............................    107,727
Cash and cash equivalents at beginning of period............     93,079
                                                              ---------
Cash and cash equivalents at end of period..................  $ 200,806
                                                              =========
Supplemental information:
  Interest payments.........................................  $  64,363
                                                              =========
Capital lease obligations of $157,360 were incurred when the
  Company entered into leases for new equipment.
Shareholder debt of $139,910 and a shareholder note
  receivables of $111,927 were converted to distributions
  during 1998.

                 See accompanying notes to financial statements

                               MARKETVISION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

1. NATURE OF OPERATIONS


     MarketVision, Inc. was established in June of 1992 as a provider of data-driven marketing solutions ranging from direct marketing to relationship marketing. The Relationship Management System (RMS(TM)) is an integrated platform supporting traditional and emerging programs for customer and channel marketing. MarketVision, Inc.'s client list includes Global Fortune 500 companies crossing many industries, including Newspaper, Pharmaceuticals, Telecommunications, Computer Hardware and Software, and Subscription based publishing.


2. SIGNIFICANT ACCOUNTING POLICIES

  Software Revenue Recognition

     Software arrangements range from those that provide a license for a single software product to those that, in addition to the delivery of software or a software system, require significant production, modification, or customization of software. If an arrangement to deliver software or a software system, either alone or together with other products or services, requires significant production, modification, or customization of software, the entire arrangement is accounted for in conformity with current accounting guidelines.

     If the arrangement does not require significant production, modification, or customization of software, revenue is recognized when all the following criteria are met:

     - Persuasive evidence of an arrangement exists;

     - Delivery has occurred;

     - The vendor's fee is fixed or determinable;

     - Collectibility is probable.

     If an arrangement includes multiple elements, the fee is allocated to the various elements based on vendor-specific objective evidence of fair value.

  Production Costs of Computer Software

     Software production costs for computer software that is to be used as an integral part of a product or process is not capitalized until both (a) technological feasibility had been established for the software and (b) all research and development activities for the other components of the product or process have been completed.

     Costs of producing product masters incurred subsequent to establishing technological feasibility is capitalized. Those costs included coding and testing performed subsequent to establishing technological feasibility. Costs of maintenance and customer support are charged to expense when related revenue is recognized or when those costs are incurred.

  Amortization of Capitalized Software Costs

     The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization starts when the product is available for general release to customers. The

                               MARKETVISION, INC.

capitalized software costs is being amortized through the year 2000. Amortization of capitalized software costs charged to operations in 1998 was $146,747.

  Depreciation

     The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lessor of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes.

     The useful lives of the fixed assets for purposes of computing depreciation are:

Furniture and fixtures......................................  7 years
Leasehold improvements......................................  3 years
Computers and peripherals...................................  5 years
Commercial software.........................................  3 years
Equipment...................................................  5 years
Third party development software............................  3 years

  Trademark

     The cost of the trademark acquired is being amortized over the straight-line method over 15 years; it's remaining life. Amortization expense charged to operations in 1998 was $1,147.

  Allowance for Doubtful Accounts

     Management reviews the list of customer accounts receivable balances on a regular basis. When accounts are determined to be uncollectible, they are written off. As of December 31, 1998, all balances are considered collectible.

  Income Taxes

     The Company operates as an S corporation under the internal revenue code section. As a result, all profits and losses flow through to the shareholders of the Company. The Company does not incur any income tax liabilities or benefits.

  Use of Estimates

     The process of preparing financial statements in conformity with generally accepted accounting principals requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

                               MARKETVISION, INC.

3. PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at cost, less accumulated depreciation:

Furniture and fixtures..................................  $   186,262
Leasehold improvements..................................        2,694
Artwork.................................................        6,234
Computers and peripherals...............................      640,780
Commercial software.....................................      124,466
Equipment...............................................      103,842
Third party development software........................       53,001
Capitalized software....................................    1,182,033
                                                          -----------
                                                            2,299,312
Less: Accumulated depreciation and amortization.........   (1,054,460)
                                                          -----------
          Total.........................................  $ 1,244,852
                                                          ===========

     Depreciation charged to operations was $166,188. All property and equipment are pledged as collateral for bank loans. The above list includes the assets held under capitalized leases. See note 5 for the detail.

4. NOTES PAYABLE

     Following is a summary of long-term debt at December 31, 1998:

Note payable to bank due March 21, 2003, plus interest
  payable monthly at 1.3755% above prime, secured by the
  property and equipment....................................  $246,266
9% note due May 10, 2000, payable to bank in monthly
  installments of $2,385, secured by property and
  equipment.................................................    38,101
12% note payable to supplier in monthly installments of
  $1,880, due March 30, 2000, secured by software with a
  book value of $44,510.....................................    29,254
                                                              --------
                                                               313,621
Less: Current maturities included in current liabilities....   (97,585)
                                                              --------
                                                              $216,036
                                                              ========

     Under the terms of a revolving credit agreement with a bank, dated September 18, 1998, the Company may borrow up to $750,000 at 1% above the bank's prime interest rate through September 18, 1999. Funds from these borrowings may be used for any purpose. At December 31, 1998, the Company had $750,000 of unused funds available through the revolving credit agreement.

     Following are maturities of long-term debt for each of the next years:

1999......................................................  $ 97,585
2000......................................................    77,190
2001......................................................    61,788
2002......................................................    67,668
2003......................................................     9,390
                                                            --------
                                                            $313,621
                                                            ========

                               MARKETVISION, INC.

5. LEASES

     The Company is the lessee of computers and equipment under capital leases expiring in various years through 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum of lease payments or the fair value of the asset. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1998.

     Following is a summary of property held under capital leases which are included in property and equipment in Note 3:

Computers and peripherals................................  $ 319,360
Equipment................................................     12,847
Furniture and fixtures...................................    110,751
Capitalized software.....................................     67,879
                                                           ---------
                                                             510,837
Less: Accumulated amortization...........................   (137,138)
                                                           ---------
                                                           $ 373,699
                                                           =========

     Minimum future lease payments under capital leases as of December 31, 1998 for each of the next five years and in the aggregate are:

1999......................................................  $145,146
2000......................................................    78,367
2001......................................................    41,607
2002......................................................     1,533
                                                            --------
Total minimum lease payments..............................   266,653
Less: Amount representing interest........................   (26,103)
                                                            --------
Present value of net minimum lease payments...............  $240,550
                                                            ========

     Interest rates on capitalized leases vary from 8.0% to 11.7% and are imputed based on the lessor's implicit rate of interest.

     Certain capital leases provide for renewal, and/or purchase options. Generally, purchase options are at prices representing the expected fair value of the property at the expiration of the lease term.

     Minimum future rental payments under noncancellable operating leases having remaining terms in excess of one year as of December 31, 1998 for each of the next five years and in the aggregate are:

1999......................................................  $329,578
2000......................................................   255,005
2001......................................................   180,628
                                                            --------
                                                            $765,211
                                                            ========

     Rent expense under all operating leases for 1998 was $68,899.

     The annual rental costs for office space for 1998 was $262,172. The office space lease expires on September 14, 2001. There is a renewal option to extend the lease for an additional two 60-month periods at the current fair rental rate.

                               MARKETVISION, INC.

6. STOCKHOLDER'S EQUITY

     The aggregate number of shares of stock the Corporation is authorized to issue is 50,000 shares of common stock with a par value of $1 per share. The Corporation has 5,000 shares issued and outstanding as of December 31, 1998.

7. EMPLOYMENT PENSION PLAN

     The Company offers a 401(k) plan to its employees. The employee must have a minimum of three months of service, and a minimum of 21 years of age to participate in the plan. The Company has the right to contribute to the plan but has elected not to during 1998. Entry dates for the plan are January 1, April 1, July 1, and October 1.

8. DISTRIBUTIONS

     The distributions account consists of cash and non-cash transactions. The cash transactions consist of a $106,246 distribution to the shareholder. The non-cash transactions consist of a $139,910 forgiveness of a note payable to the shareholder and $111,927 on a forgiveness of a note receivable from the shareholder. The effects of these transactions ($78,263) were recorded in the distributions account.

                               MARKETVISION, INC.

                                 BALANCE SHEETS
                    NOVEMBER 30, 1999 AND DECEMBER 31, 1998

                                                              NOVEMBER 30,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................   $   26,144     $  200,807
  Accounts receivable.......................................    1,245,974        864,007
  Contracts receivable......................................      106,296         19,587
  Other current assets......................................       37,315         28,145
                                                               ----------     ----------
          Total current assets..............................    1,415,729      1,112,546
                                                               ----------     ----------
Fixed assets:
  Furniture, equipment, and commercial software.............      581,875        634,640
  Capitalized software......................................      885,631        610,212
                                                               ----------     ----------
          Total fixed assets................................    1,467,506      1,244,852
Other assets................................................       34,695         37,140
                                                               ----------     ----------
          Total assets......................................   $2,917,930     $2,394,538
                                                               ==========     ==========
LIABILITIES
Current liabilities:
  Accounts payable..........................................   $  257,720     $  115,583
  Payroll taxes.............................................       26,949         22,260
  Current portion of long-term debt.........................      418,543         97,585
  Current portion of capital lease obligations..............       91,895        128,551
  Other current liabilities.................................      121,713          7,771
                                                               ----------     ----------
          Total current liabilities.........................      916,820        371,750
                                                               ----------     ----------
Long-term debt
  Capital lease obligations.................................       91,674        112,004
  Bank loans................................................      544,820        216,036
                                                               ----------     ----------
          Total long-term debt..............................      636,494        328,040
                                                               ----------     ----------
          Total liabilities.................................    1,553,314        699,790
                                                               ----------     ----------
Capital
  Common stock..............................................        5,000          5,000
  Retained earnings.........................................    1,359,616      1,689,748
                                                               ----------     ----------
          Total capital.....................................    1,364,616      1,694,748
                                                               ----------     ----------
          Total liabilities and capital.....................   $2,917,930     $2,394,538
                                                               ==========     ==========

                 See accompanying notes to financial statements

                               MARKETVISION, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                    FOR THE ELEVEN MONTHS ENDED NOVEMBER 30

                                                                 1999          1998
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Income
  RMS software revenue......................................  $  401,789    $2,329,271
  Service revenues..........................................   2,950,187     1,177,920
                                                              ----------    ----------
          Total Income......................................   3,351,976     3,507,191
Expenses
  Cost of services..........................................   1,252,854     1,046,680
  Administrative Expenses...................................     915,892       876,328
  Sales and marketing expenses..............................     467,311       340,610
  Operational expenses......................................     257,474       276,306
  Amortization and Depreciation.............................     408,862       344,669
                                                              ----------    ----------
          Total S, G, & A expenses..........................   3,302,393     2,884,593
                                                              ----------    ----------
Operating income............................................      49,583       622,598
Other income and expenses...................................     (76,765)      (48,512)
                                                              ----------    ----------
Net income..................................................     (27,182)      574,086
Retained earnings beginning of year.........................   1,689,748     1,052,142
Distributions...............................................    (302,950)     (102,746)
                                                              ----------    ----------
Retained earnings end of year...............................  $1,359,616    $1,523,482
                                                              ==========    ==========

                 See accompanying notes to financial statements

                               MARKETVISION, INC.

                            STATEMENTS OF CASH FLOWS
                    FOR THE ELEVEN MONTHS ENDED NOVEMBER 30

                                                                 1999           1998
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows provided by (used in) operating activities:
  Net income (loss) from operations.........................  $  (27,182)     $ 574,086
  Adjustment to net income:
     Depreciation and amortization..........................     408,862        343,628
  Net change is operating assets and liabilities:
     (Increase) decrease in accounts receivable.............    (381,967)       (36,925)
     (Increase) decrease in contracts receivable............     (86,709)       (95,550)
     (Increase) decrease in other current assets............      (9,170)       (34,908)
     (Increase) decrease in other assets....................          --        (21,246)
     Increase (decrease) in accounts payable................     138,638         57,745
     Increase (decrease) in payroll taxes...................       4,689         12,293
     Increase (decrease) in other current liabilities.......     113,942          1,544
                                                              ----------      ---------
          Net cash provided by operations...................     161,103        800,667
Cash flows from investment activities:
  Purchases of property, plant and equipment................     (72,444)       (23,787)
  Capitalization of software................................    (485,520)       (78,203)
  Decrease in other assets..................................       1,363             --
                                                              ----------      ---------
  Net cash used in investment activities....................    (556,601)      (101,990)
Cash flows from financing activities:
  Borrowings from revolving credit agreement................   1,205,000             --
  Payments on revolving credit agreement....................    (950,000)            --
  Payments on short-term borrowings.........................          --       (325,000)
  Payments on long-term borrowings..........................          --        (61,366)
  Payments on capitalized leases............................    (125,957)       (95,699)
  Proceeds from other notes payable.........................     500,000         39,932
  Payments on other notes payable...........................    (105,258)       (18,587)
  Distributions to shareholders.............................    (302,950)      (102,746)
                                                              ----------      ---------
          Net cash provided by (used in) financing
            activities......................................     220,835       (563,466)
                                                              ----------      ---------
Net increase (decrease) in cash.............................    (174,663)       135,211
Cash and cash equivalents at beginning of period............     200,807         93,079
                                                              ----------      ---------
Cash and cash equivalents at end of period..................  $   26,144      $ 228,290
                                                              ==========      =========
Supplemental information:
  Interest payments.........................................  $   76,044      $  50,904
                                                              ==========      =========
  Noncash capital lease obligations.........................  $   72,471      $ 146,983
                                                              ==========      =========

                 See accompanying notes to financial statements

                               MARKETVISION, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION


     The interim financial data as of November 30, 1999 and for the eleven months ended November 30, 1998 and the eleven months ended November 30, 1999 is unaudited. In the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments of the Company, in accordance with generally accepted accounting principles applicable to interim periods. The financial statements do not include all of the information and footnotes required by generally accepted accounting principles. The accompanying unaudited financial statements should be read in conjunction with the December 31, 1998 audited financial statements of MarketVision, Inc. Interim results of operations are not necessarily indicative of results for the full year.


2. SIGNIFICANT ACCOUNTING POLICIES

  Amortization of Capitalized Software Costs

     Capitalized software costs are amortized on the straight-line method over the remaining estimated economic life of the product which ranges from three to five years. Amortization starts when the product is available for general release to customers. Amortization of capitalized software costs charged to operations for the eleven months ended November 30, 1999 was $210,101. There was approximately $627,000 of capitalized software costs as of November 30, 1999 that had yet to commence amortization as the products were not available for general release to customers.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Management reviews the list of customer accounts receivable balances on a regular basis. When accounts are determined to be uncollectible, they are written off. As of November 30, 1999, all balances are considered collectible.

3. LEASES

     The Company is the lessee of computers and equipment under capital leases expiring in various years through 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum of lease payments or the fair value of the asset. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense for 1999.

     Following is a summary of property held under capital leases which are included in property and equipment in Note 3:

Computers and peripherals...............................   $ 366,514
Equipment...............................................      12,847
Furniture and fixtures..................................     136,069
Capitalized software....................................      67,879
                                                           ---------
                                                             583,309
Less: Accumulated amortization..........................    (237,531)
                                                           ---------
                                                           $ 345,778
                                                           =========

                               MARKETVISION, INC.

     Minimum future lease payments under capital leases as of December 31, 1999 for each of the next five years and in the aggregate are:

2000......................................................  $ 91,895
2001......................................................    66,225
2002......................................................    25,449
                                                            --------
          Total minimum lease payments....................  $183,569
                                                            ========

     Interest rates on capitalized leases vary from 6.6% to 11.7% and are imputed based on the lessor's implicit rate of interest.

     Certain capital leases provide for renewal, and/or purchase options. Generally, purchase options are at prices representing the expected fair value of the property at the expiration of the lease term.

     Minimum future rental payments under noncancellable operating leases having remaining terms in excess of one year as of November 30, 1999 for each of the next five years and in the aggregate are:

2000......................................................  $259,410
2001......................................................   183,028
                                                            --------
                                                            $442,438
                                                            ========

     Equipment rental expense under all operating leases for 1999 was $54,008.

     The annual rental costs for office space for the eleven months ended November 30, 1999 was $238,651. The office space lease expires on September 14, 2001. There is a renewal option to extend the lease for an additional two 60-month periods at the current fair rental rate.

4. SUBSEQUENT EVENT NOTES


     On December 5, 1999, in anticipation of the sale of the Company, MarketVision, Inc. paid a special bonus totaling $364,000 to all of the employees of the Company. The bonus was funded through a capital contribution of the MarketVision, Inc. owners prior to the sale to ClientLogic, Inc.



     On December 6, 1999, MarketVision, Inc. was acquired by ClientLogic, Inc. for $21,250,000. The consideration was comprised of $11,000,000 in cash, 1,000,000 shares of ClientLogic common stock valued at $5,000,000 (to be issued in January 2000), and a promissory note in the amount of $5,250,000, with an annual interest rate of 8.30%, payable in five equal annual installments commencing on December 6, 2000. In connection with the acquisition, ClientLogic assumed all of the liabilities of MarketVision, Inc. ($1,234,000 at December 6, 1999) including $709,000 in outstanding debt.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               13,300,000 SHARES


                            CLIENTLOGIC CORPORATION

                              CLASS A COMMON STOCK

                               'CLIENTLOGIC LOGO'

                                  ------------

                                   PROSPECTUS

                                          , 2000

                                  ------------

                              SALOMON SMITH BARNEY

                               ROBERTSON STEPHENS


                           DEUTSCHE BANC ALEX. BROWN


                          DONALDSON, LUFKIN & JENRETTE


                           THOMAS WEISEL PARTNERS LLC



                                 DLJDIRECT INC.



                                 TD SECURITIES


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table lists the fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses we expect to incur in connection with the issuance and distribution of the Class A common stock being registered. We are responsible for paying all of the fees and expenses listed below.

Securities and Exchange Commission Registration Fee.........  $   66,792
NASD Fee....................................................      25,800
Nasdaq National Market Listing Fee..........................      96,000
Printing and Engraving Expenses.............................     400,000
Accounting Fees and Expenses................................     650,000
Legal Fees and Expenses.....................................     600,000
Transfer Agent Fees and Expenses............................      36,800
Blue Sky qualifications fees and expenses...................      10,000
Miscellaneous...............................................     314,608
                                                              ----------
          Total.............................................  $2,200,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) because that person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a person in connection with an action, suit or proceeding, provided that officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or on the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or our company director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     Our amended and restated certificate of incorporation provides that we shall indemnify each person who is or was an officer or director of our company to the fullest extent permitted under the General Corporation Law of the State of Delaware (including the right to be paid expenses incurred in investigating or defending any proceeding in advance of its final disposition).

     In addition, our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

     - under Section 174 of the General Corporation Law of the State of Delaware; or

     - for any transaction from which the director derived an improper personal benefit.

     We have purchased a directors' and officers' liability insurance policy. We have also entered into indemnification agreements with Mark B. Briggs, Thomas P. Dea, Thomas O. Harbison and Seth M. Mersky in connection with their service as directors and/or executive officers on our behalf and on behalf of our subsidiaries. The indemnification agreements provide that we will indemnify Messrs. Briggs, Dea, Harbison and Mersky for any losses in connection with any proceedings to the fullest extent permitted under the General Corporation Law of the State of Delaware. See "-- Certain Relationships and Related Party Transactions -- Director Indemnification Agreements."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     Please note that all share numbers in this Item 15 do not reflect the effect of our .642857-to-1 for one reverse stock split which occurred on March 27, 2000.



  Issuances of Stock



     In September 1998, we issued 35,000,000 shares of our common stock to Onex ClientLogic Holdings LLC for an aggregate cash purchase price of $35,000,000 in connection with our acquisition of SOFTBANK Services Group in September 1998. The shares were sold at $1.00 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In December 1998, we issued 12,040,000 shares of our common stock to Onex ClientLogic Holdings LLC as repayment of a promissory note in the amount of $12,040,000 in connection with our acquisition of SOFTBANK Services Group in September 1998. The shares were sold at $1.00 per share. The securities were issued in a private placement in reliance on Section 4(2).



     In December 1998, we issued 200,000 shares of our common stock to Mark R. Briggs for an aggregate cash purchase price of $200,000. The shares were sold at $1.00 per share. The securities were issued in a private placement in reliance on Section 4(2).



     In December 1998, we issued 2,760,000 shares of our common stock to Edward Schwartz and Peter Berczi for an aggregate cash purchase price of $2,760,000. The shares were sold at $1.00 per share. The securities were issued in a private placement in reliance on Regulation S promulgated under the Securities Act.



     In December 1998, we issued 11,410,071 shares of our common stock to Onex Corporation in consideration for 11,526,055 shares of common stock of Onexco -- 1293219 Ontario Inc. The price attributed to our common stock was $1.00. The securities were issued in a private placement in reliance on Regulation S promulgated under the Securities Act.



     In February 1999, we issued 307,050 shares of our common stock to Jordan Levy and Ronald Schreiber for an aggregate cash purchase price of $307,050. These share were sold at $1.00 per share. The securities were issued in a private placement in reliance on Section 4(2).



     In April 1999, we issued an aggregate of 143,406 shares of our common stock to Paul Ford and Greg Zehr upon the exercise of subscription rights for an aggregate cash purchase price of $215,109. The shares were sold at $1.50 per share. The securities were issued in a private placement in reliance on Regulation S of the Securities Act.



     In July 1999, we issued 1,650 shares of our common stock to Anne Marie Casey Christiansen upon her cash exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In August 1999, we issued 106,666 shares of common stock to Howard Sarna for an aggregate cash purchase price of $159,999. The shares were sold at $1.50 per share. The securities were issued in a private placement in reliance on Regulation S of the Securities Act.



     In October 1999, we issued 20,833,333 shares of our common stock to Onex ClientLogic Holdings LLC for an aggregate cash purchase price of $25,000,000 in connection with our acquisition of

LCS Industries in January 1999. The shares were sold at $1.20 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In October 1999, we issued 6,323,957 shares of our common stock to Onex ClientLogic Holdings LLC as a partial repayment in the amount of $7,588,748 of a promissory note in the amount of $10,000,000 in connection with our acquisition of LCS Industries in January 1999. We repaid the remaining $2,411,252 of the promissory note in cash. The shares were sold at $1.20 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In October 1999, we issued 587,533 shares of our common stock to Melissa Bailey, Joanne G. Biltekoff, Sandi Bush, Julie M. Casteel, Gary M. Crosby, Joseph Duryea, Steven M. Kawalick, William Rella and Lee O. Waters for an aggregate cash purchase price of $705,039 in connection with our acquisition of LCS Industries in January 1999. The shares were sold at $1.20 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In October 1999, we issued 1,421,844 shares of our common stock to Edward Schwartz for an aggregate cash purchase price of $1,706,212.80 in connection with our acquisition of LCS Industries in January 1999. The shares were sold at $1.20 per share. The securities were issued in a private placement in reliance on Regulation S of the Securities Act.



     In October 1999, we issued 1,118,038 shares of our common stock to Jan L. Bardoux, Peter E. Dekker, Ole Sommer Erickson, Sytze Koopmans, Alesandra M. Kortenhorst, Jules K. Kortenhorst, Jules T.H.M. Kortenhorst, Ranier G. Kortenhorst, Winston P. Kortenhorst, Caroline J.G. Smits, Jeroen J. Smits, Carien J.G. van der Laan, and Joost A.J. van Gaal as partial consideration for their depository receipts in Stichting Administratiekantoor Cordena Call Management. The price attributed to our shares of common stock was $2.25 per share. The securities we issued in a private placement in reliance on Regulation S promulgated under the Securities Act.



     In October 1999, we issued 54,473 shares of our common stock to the Kortenhorst Vetter Family Trust as partial consideration for its depository receipts in Stichting Administratiekantoor Cordena Call Management. The price attributed to our shares of common stock was $2.25 per share. The securities we issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In October 1999, we issued 723,850 shares of our common stock to Frank Loubaresse, Laurent Loubaresse and Online Services SARL as partial consideration for their shares of Groupe Adverbe SA capital stock. The price attributed to our shares of common stock was $2.25 per share. The securities we issued in reliance on Regulation S promulgated under the Securities Act.



     In October of 1999, we issued 22,500 shares of our common stock to Stephen
C. Wright upon his cash exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In November 1999, we issued 50 shares of our common stock to Brent Fiene upon his cash exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In November 1999, we issued 50 shares of our common stock to John Syzmanski upon his cash exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1999, we issued 160,437 shares of our common stock to Joanne G. Biltekoff, Julie M. Casteel, Joseph Duryea, Robert A. Fetter, Steven M. Kawalick, Jordan Levy, Ronald Schreiber and Lee O. Waters for an aggregate cash purchase price of $360,983.25 in connection with the acquisition of Cordena in October 1999. The shares were sold at $2.25 per share. These securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In December 1999, we issued 19,759 shares of our common stock to Howard Sarna for an aggregate cash purchase price of $44,457.75 in connection with the acquisition of Cordena in October 1999. The shares were sold at $2.25 per share. These securities were issued in reliance on Regulation S promulgated under the Securities Act.



     In December 1999, we issued 1,250 shares of our common stock to Robert Carnall upon his cash exercise of a stock option. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1999, we issued 15,375,360 shares of our common stock to Onex ClientLogic Holdings LLC for an aggregate cash purchase price of $34,594,560 in connection with the acquisition of Cordena in October 1999. The shares were sold at $2.25 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In December 1999, we issued 2,385,867 shares of our common stock to Onex ClientLogic Holdings LLC for an aggregate cash purchase price of $11,929,335 in connection with the acquisition of MarketVision in December 1999. The shares were sold at $5.00 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In December 1999, we issued 14,133 shares of our common stock to Joseph Duryea, William Rella, Sandi Bush and Melissa Bailey for an aggregate cash purchase price of $70,665 in connection with the acquisition of MarketVision in December 1999. The shares were sold at $5.00 per share. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In January 2000, we issued 1,000,000 shares of our common stock to Joseph
L. Temple, Jr. and S. Dianne Thompson as partial consideration for their shares of common stock of MarketVision. The price attributed to the shares issued was $5.00 per share. We will issue the securities in a private placement in reliance on Section 4(2) of the Securities Act.



     In January 2000, we issued 25,000 shares of our common stock to Greg Young and Ihab Ghabour upon the cash exercise of stock options. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In January 2000, we issued 225,000 shares to Lonnie Mandel and Anthony Capato as partial payment for their shares of capital stock of two of our subsidiaries. The price attributed to the shares was $5.00 per share. These securities were issued in a private placement in reliance on Section 4(2) of the Security Act.



     In February 2000, we issued 102,795 shares of our common stock to Patrick
D. Andrews, Maria C. Arraiz, Steven C. Baskin, Tracy Brege, Sandra Bush, Norman Hidalgo, Caroline Jones, Gloria Kaplan, Aleksandra Karbowniczek, Mitchell B. Levy, Christopher J. Maraszek, Greg Muscato, Frances Piekos, Christine Procknal, Edward Regan, David Reisman, William Rella, Jane Reukauf, Julienne Ricchiazzi, Charles Roberts, Elizabeth Rott, Josett Sfeir, Doug VanSant, Deborah Wachowicz, Peter Weinbrecht and Stacey Wright upon the cash exercise of stock options. These securities were issued in transactions exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In March 2000, we issued 261,893 shares of our Class A common stock to 134 employees and 5 holders of options to purchase our Class A common stock upon the cash exercise of stock options. These securities were issued in a private placement in reliance on Section 4(2) of the Securities Act and in transactions exempt from Section 5 of the Securities Act pursuant to Regulation S and Rule 701 under the Securities Act.



  Issuances of Rights to Purchase Common Stock



     In October 1998, we granted 1,610,486 options under the 1998 Stock Option Plan to Mark R. Briggs, Jordan Levy and Ronald Schreiber in connection with Mr. Briggs' employment and Messrs. Levy and Schreiber's consulting agreements at an exercise price of $1.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     In October 1998, we granted 2,484,010 options under the 1998 Stock Option Plan to 368 employees at an exercise price of $1.50 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1998, we granted 10 former employees of North Direct Response 257,381 options at an exercise price $0.41, 39,593 options at an exercise price of $0.82 and 390,036 options at an exercise price of $1.045 under the 1998 Stock Option Plan in exchange for 260,000 options at an exercise price of CDN$0.625, 40,000 options at an exercise price of CDN$1.25 and 364,000 options at an exercise price of $1.60 to purchase shares of North Direct Response. The securities were issued in a private placement in reliance on Regulation S of the Securities Act.



     In January 1999, we granted 583,333 options under the 1998 Stock Option Plan to Mark R. Briggs at an exercise price of $1.20 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In January 1999, we granted 691,290 options under the 1998 Stock Option Plan to 139 employees at an exercise price of $1.75 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In March 1999, we granted 2,868 options under the 1998 Stock Option Plan to Mark R. Briggs at an exercise price of $1.50 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In March 1999, we granted 270,000 options under the 1998 Stock Option Plan to Paul Ford and Greg Zehr in connection with their employment and to John Jancaitis and Lawrence Trudeau in connection with their consulting agreements at an exercise price of $1.50 per share. The securities were issued Messrs. Ford and Zehr in a private placement in reliance on Regulation S of the Securities Act. The securities were issued to Messrs. Jancaitis and Trudeau in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In March 1999, we granted 505,760 stock subscription rights to Messrs. Ford, Zehr, Jancaitis and Trudeau at an exercise price of $1.50 per share as partial consideration for the assets of Canadian Access Insurance Services Inc. The securities were issued Messrs. Ford and Zehr in a private placement in reliance on Regulation S of the Securities Act. The securities were issued to Messrs. Jancaitis and Trudeau in a private placement in reliance on Section 4(2) of the Securities Act.



     In May 1999, we granted 280,000 options under the 1998 Stock Option Plan to two employees at an exercise price of $1.75 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In July 1999, we granted 204,100 options under the 1998 Stock Option Plan to 10 employees at an exercise price of $1.75 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In July 1999, we granted 220,000 options under the 1998 Stock Option Plan to an employee at an exercise price of $1.75 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In October 1999, we granted 23,800 options under the 1998 Stock Option Plan to an employee at an exercise price of $2.25 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In October 1999, we granted to Alesandra M. Kortenhorst, Carien C. van der Laan, Caroline J.G. Smits, Jan L. Baurdoux, Jereon J. Smits, Jules K. Kortenhorst, Jules T. Kortenhorst, Peter E. Dekker, Ranier G. Kortenhorst, Sytze Koopmans and Winston P. Kortenhorst an aggregate of 58,057 warrants with an exercise price of $2.73 per share in exchange for their 37,658 warrants for the purchase depository receipts of Cordena at an exercise price of NLG 7.00 per depository receipt in connection with the acquisition of Cordena. The securities were issued in a private placement in reliance on Regulation S of the Securities Act.



     In October 1999, we granted to the Kortenhorst Vetter Family Trust 4,846 warrants with an exercise price of $2.73 per share in exchange for 3,143 warrants for the purchase depository receipts of Cordena at an exercise price of NLG 7.00 per depository receipt in connection with the acquisition of Cordena. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In October 1999, we granted to Alesandra M. Kortenhorst, Carien C. van der Laan, Caroline J.G. Smits, Jan L. Baurdoux, Jereon J. Smits, Jules K. Kortenhorst, Jules T. Kortenhorst, Peter E. Dekker, Ranier G. Kortenhorst, Sytze Koopmans and Winston P. Kortenhorst an aggregate of 1,250,549, 212,928 and 195,146 options with exercise prices of $1.46, $2.92 and $2.73 per share, respectively, in exchange for their 811,148, 138,112 and 126,578 options to purchase depository receipts of Cordena with exercise prices of NLG 3.00, NLG 6.00, and NLG 7.00 per depository receipt, respectively, in connection with the acquisition of Cordena. The securities were issued in a private placement in reliance on Regulation S of the Securities Act.



     In October 1999, we granted to the Kortenhorst Vetter Family Trust 61,668 options with an exercise prices of $2.92 per share in exchange for 40,000 options to purchase depository receipts of Cordena with an exercise price of NLG
6.00 per depository receipt in connection with the acquisition of Cordena. The securities were issued in a private placement in reliance on Section 4(2) of the Securities Act.



     In October 1999, we granted 347,081 options under our 1998 Stock Option Plan to Mark R. Briggs at an exercise price of $2.25 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In November 1999, we granted 141,188 options under our 1998 Stock Option Plan to 38 employees at an exercise price of $2.25 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In November 1999, we granted 677,000 options under our 1998 Stock Option Plan to 50 employees at an exercise price of $3.50 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1999, we granted 308,000 options under our 1998 Stock Option Plan to 24 employees at an exercise price of $5.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1999, we granted 5,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $7.50 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1999, we granted 50,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $7.50 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In December 1999, we granted 25,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $5.00 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In January 2000, we granted 5,000 options under our 1998 Stock Option Plan an employee at an exercise price of $8.60 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In January 2000, we granted 294,500 options under our 1998 Stock Option Plan to 21 employees at an exercise price of $8.60 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.

     In January 2000, we granted 50,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $8.60 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In January 2000, we granted 25,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $8.60 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In January 2000, we granted 20,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $8.60 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In February 2000, we granted 20,000 options under our 1998 Stock Option Plan to an employee at an exercise price of $8.60 per share. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.



     In March 2000, we granted 110,553 options under our 1998 Stock Option Plan to William Rella at an exercise price of $1.75 as payment of his bonus for 1999. The securities were issued in a transaction exempt from Section 5 of the Securities Act pursuant to Rule 701 under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.(3)
          2.1            -- Stock Purchase Agreement, dated September 30, 1998, among
                            Upgrade Corporation of America, Softbank Holdings Inc.,
                            SB Holdings (Europe) Ltd., CustomerOne Holding
                            Corporation, and SSG Acquisition Corp.(1)
          2.2            -- Share Exchange Agreement, dated December 17, 1998,
                            between Onex Corporation and CustomerOne Holding
                            Corporation.(1)
          2.3            -- Agreement and Plan of Merger, dated December 17, 1998, by and among LCS Industries, Inc., CustomerOne Holding
                            Corporation and Catalog Acquisition Co.(1)
          2.4            -- Asset Purchase Agreement, dated March 19, 1999, among
                            CustomerOne Corporation, Canadian Access Insurance
                            Services Inc. and the Stockholders of Canadian Access
                            Insurance Services Inc.(1)
          2.5            -- Share Purchase Agreement, dated as of October 7, 1999, by and among ClientLogic Holding Corporation, ClientLogic
                            International Holding, Inc., Stichting
                            Administratiekantoor Cordena Call Management and the
                            Management Shareholders listed on the signature pages
                            thereto.(1)
          2.6            -- Stock Purchase Agreement, dated October 8, 1999, among
                            ClientLogic International Holding, Inc., Messrs. Franck
                            Loubaresse, Laurent Loubaresse, Jacques Loubaresse and
                            Online Services.(1)
          2.7            -- Stock Purchase Agreement, dated December 6, 1999, among
                            ClientLogic Holding Corporation, MarketVision, Inc.,
                            Joseph L. Temple, Jr. and S. Dianne Thompson.(1)
          3.1            -- Amended and Restated Certificate of Incorporation of
                            ClientLogic Corporation.(1)
          3.2            -- Amended and Restated Bylaws of ClientLogic
                            Corporation.(3)
          3.3            -- Certificate of Amendment of Amended and Restated
                            Certificate of Incorporation of ClientLogic Corporation,
                            dated March 27, 2000.(2)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.1            -- Stockholders Agreement, dated October 1, 1998, among
                            CustomerOne Holding Corporation and the Security Holders
                            executing signature pages thereto.(1)
          4.2            -- Amendment No. 1 to Stockholders Agreement, dated December
                            21, 1999, among ClientLogic Holding Corporation and the
                            Security Holders listed on Schedule A thereto.(1)
          4.3            -- Amended and Restated Stockholders Agreement regarding
                            Registration Rights, dated             , 2000, between
                            ClientLogic Corporation, Onex Holding Property Management
                            Ltd. and the security holders listed on the signature
                            pages thereof.(3)
          4.4            -- Special Registration Rights Agreement, dated
                              , 2000, between ClientLogic Corporation, 1293219
                            Ontario, Inc., 1293220 Ontario, Inc., and Peter A.
                            Berczi.(2)
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP.(2)
         10.1            -- Credit Agreement, dated May 25, 1999, among ClientLogic
                            Corporation, each of the subsidiaries of ClientLogic
                            Corporation identified on the signature pages thereto,
                            Onex CustomerOne Finance LLC, as lender, and Toronto
                            Dominion (Texas), Inc. as agent. (3)
         10.2            -- Credit Agreement, dated May 25, 1999, among ClientLogic
                            Corporation, each of the subsidiaries of ClientLogic
                            Corporation identified on the signature pages thereto,
                            each of the lenders signatory thereto and Toronto
                            Dominion (Texas), Inc. as agent.(1)
         10.3            -- Amendment No. 1 to the Credit Agreement, dated October 4,
                            1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, Onex CustomerOne Finance LLC, as
                            lender, and Toronto Dominion (Texas), Inc. as agent. (1)
         10.4            -- Amendment No. 1 to the Credit Agreement, dated October 4,
                            1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, each of the lenders signatory
                            thereto and Toronto Dominion (Texas), Inc. as agent. (1)
         10.5            -- Amendment No. 2 to the Credit Agreement, dated September
                            1, 1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, Onex CustomerOne Finance LLC, as
                            lender, and Toronto Dominion (Texas), Inc. as agent. (1)
         10.6            -- Amendment No. 2 to the Credit Agreement, dated September
                            1, 1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, each of the lenders signatory
                            thereto and Toronto Dominion (Texas), Inc. as agent. (1)
         10.7            -- Amendment No. 3 to the Credit Agreement, dated March 10,
                            2000, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, Onex CustomerOne Finance LLC, as
                            lender, and Toronto Dominion (Texas), Inc. as agent. (1)
         10.8            -- Amendment No. 3 to the Credit Agreement, dated March 10,
                            2000, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, each of the lenders signatory
                            thereto and Toronto Dominion (Texas), Inc. as agent. (1)
         10.9            -- Credit Agreement, dated March 10, 2000, between
                            ClientLogic Corporation and Toronto Dominion (Texas),
                            Inc. (1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.10           -- Subordination Agreement, dated as of March 10, 2000,
                            among ClientLogic Corporation, the subsidiary guarantors
                            party thereto and Toronto Dominion (Texas), Inc. (1)
         10.11           -- Letter Agreement, dated February 28, 2000, between
                            Toronto Dominion (Texas), Inc. and ClientLogic
                            Corporation.(3)
         10.12           -- CustomerOne Holding Corporation 1998 Stock Option
                            Plan.(1)
         10.13           -- First Amendment to the CustomerOne Holding Corporation
                            1998 Stock Option Plan, effective as of June 21, 1999.(1)
         10.14           -- Second Amendment to the CustomerOne Holding Corporation
                            1998 Stock Option Plan, effective as of December 21,
                            1999.(1)
         10.15           -- ClientLogic Holding Corporation Deferred Compensation
                            Plan.(1)
         10.16           -- Cordena Call Management B.V. Stock Option Plan.(1)
         10.17           -- Monitoring and Oversight Agreement, effective as of
                            January 1, 1999, among CustomerOne Holding Corporation,
                            the subsidiaries party thereto and Onex Service
                            Partners.(1)
         10.18           -- Financial Advisory Agreement, dated May 1, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Onex Service Partners.(1)
         10.19           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Mark R. Briggs.(1)
         10.20           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Thomas P. Dea.(1)
         10.21           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Thomas O. Harbison.(1)
         10.22           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Seth M. Mersky.(1)
         10.23           -- Phantom Stock Unit Agreement, dated October 1, 1998,
                            between Joanne G. Biltekoff and CustomerOne Holding
                            Corporation.(1)
         10.24           -- Phantom Stock Unit Agreement, dated October 1, 1998,
                            between Mark R. Briggs and CustomerOne Holding
                            Corporation.(1)
         10.25           -- Phantom Stock Unit Agreement, dated October 1, 1998,
                            between Steven M. Kawalick and CustomerOne Holding
                            Corporation.(1)
         10.26           -- Contingent Securities Purchase Agreement, effective as of
                            April 1, 1999, between ClientLogic Holding Corporation
                            and Gene S. Morphis.(3)
         10.27           -- Non-Qualified Stock Option Agreement, effective as of
                            October 1, 1998, between CustomerOne Holding Corporation
                            and Mark R. Briggs.(1)
         10.28           -- Amendment No. 1 to Non-Qualified Stock Option Agreement,
                            effective as of October 1, 1998, between CustomerOne
                            Holding Corporation and Mark R. Briggs.(1)
         10.29           -- Stock Option Agreement, between ClientLogic Holding
                            Corporation and Mark R. Briggs.(1)
         10.30           -- Stock Option Agreement, between ClientLogic Holding
                            Corporation and Mark R. Briggs.(3)
         10.31           -- Cordena Call Management B.V. Share Issue (Kortenhorst
                            Warrant Agreement), dated September 21, 1999.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.32           -- Cordena Call Management B.V. Share Issue (Kortenhorst
                            Warrant Agreement), dated September 17, 1998.(3)
         10.33           -- Employment Agreement, dated September 30, 1998, among
                            ClientLogic Corporation, ClientLogic Operating
                            Corporation and Mark R. Briggs.(3)
         10.34           -- Employment Agreement, dated November 1, 1999, between
                            ClientLogic Corporation and Julie M. Casteel.(1)
         10.35           -- Employment Agreement, dated August 13, 1998, between Onex
                            Service Partners and Thomas O. Harbison.(1)
         10.36           -- Employment Agreement, dated May 4, 1998, between Softbank
                            Services Group and Steven M. Kawalick.(1)
         10.37           -- Employment Agreement, dated January 31, 2000, between
                            Cordena Call Management B.V. and Jules T. Kortenhorst.(3)
         10.38           -- Employment Agreement, dated June 23, 1999, between
                            ClientLogic Corporation and Jeffrey J. Michel.(1)
         10.39           -- Employment Agreement, effective as of April 1, 1999,
                            between ClientLogic Corporation, ClientLogic Operating
                            Corporation and Gene S. Morphis.(3)
         10.40           -- Employment Agreement, dated August 25, 1997, between
                            Softbank Services Group Inc. and Lee O. Waters.(1)
         10.41           -- Promissory Note, dated October 11, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Corporation.(1)
         10.42           -- Pledge Agreement, dated October 11, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Holding Corporation.(1)
         10.43           -- Promissory Note, dated October 12, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Corporation.(1)
         10.44           -- Pledge Agreement, dated October 12, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Corporation.(1)
         10.45           -- Letter of Agreement, dated           , 2000, between
                            ClientLogic Corporation and Jules T. Kortenhorst.(2)
         10.46           -- Promissory Note, dated December 6, 1999 between
                            MarketVision, Inc. and Joseph L. Temple.(1)
         10.47           -- Promissory Note, dated December 6, 1999, between
                            MarketVision, Inc. and S. Dianne Thompson.(1)
         10.48           -- Contingent Promissory Note, dated December 6, 1999,
                            between MarketVision, Inc. and Joseph L. Temple.(1)
         10.49           -- Contingent Promissory Note, dated December 6, 1999,
                            between MarketVision, Inc. and S. Dianne Thompson.(1)
         10.50           -- Third Amendment to the Client Logic Holding Corporation
                            Stock Option Plan, effective as of March 1, 2000.(1)
         10.51           -- Letter Agreement, dated February 23, 1999, between
                            William R. Rella and ClientLogic Corporation.(3)
         10.52           -- ECM Partners II, L.P. Agreement of Limited Partnership,
                            dated March 1, 2000.(3)
         21.1            -- Subsidiaries of ClientLogic Corporation(1)
         23.1            -- Consent of Weil, Gotshal & Manages LLP (included in the opinion filed as Exhibit 5.1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23.2            -- Consent of PricewaterhouseCoopers LLP(3)
         23.3            -- Consent of Deloitte & Touche, LLP.(3)
         23.4            -- Consent of PricewaterhouseCoopers LLP(3)
         23.5            -- Consent of PricewaterhouseCoopers N.V.(3)
         23.6            -- Consent of Terry & Stephenson, P.C.(3)
         23.7            -- Consent of PricewaterhouseCoopers LLP(3)
         24.1            -- Power of Attorney.(1)
         27.1            -- Financial Data Schedule.(3)


---------------
(1) Previously filed.
(2) To be filed by amendment.
(3) Filed herewith.

     (b) Financial Statement Schedules

      PAGE NUMBER                                DESCRIPTION
      -----------                                -----------
          S-1            -- Reports of Independent Public Accountants on Financial
                            Statement Schedules
          S-3            -- Schedule II -- Valuation and Qualifying Accounts

     All other schedules are omitted because the required information is not present or is not present in the amounts sufficient to require submission of the schedules, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee, on March 27, 2000.


                                            CLIENTLOGIC CORPORATION

                                            By:     /s/ GENE S. MORPHIS
                                              ----------------------------------
                                                       Gene S. Morphis,
                                                   Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                             Chairman of the Board           March 27, 2000
-----------------------------------------------------     (Principal Executive
                 Thomas O. Harbison                       Officer)

                          *                             President, Chief Executive      March 27, 2000
-----------------------------------------------------     Officer and Chief Operating
                   Mark R. Briggs                         Officer and Director

                 /s/ GENE S. MORPHIS                    Chief Financial Officer         March 27, 2000
-----------------------------------------------------     (Principal Financial and
                   Gene S. Morphis                        Accounting Officer)

                          *                             Chief of International          March 27, 2000
-----------------------------------------------------     Operations and Director
                Jules T. Kortenhorst

                          *                             Director                        March 27, 2000
-----------------------------------------------------
                    Thomas P. Dea

                          *                             Director                        March 27, 2000
-----------------------------------------------------
                   Seth M. Mersky

              *By: /s/ GENE S. MORPHIS
  ------------------------------------------------
          Gene S. Morphis, Attorney-in-Fact

                       REPORTS OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholders of ClientLogic Corporation

     Our report on the financial statements of ClientLogic Corporation at December 31, 1999 and 1998, and for the year ended December 31, 1999 and the period from April 28, 1998 through December 31, 1998 is included on page F-3 of this Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed on pages S-3 and S-4 of this Form S-1.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
Buffalo, New York
January 29, 2000, except as to Note 20,

for which the date is March 27, 2000

                       REPORTS OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholders of North Direct Response, Inc. ("Predecessor Company")

     Our report on the financial statements of North Direct Response, Inc. at April 27, 1998, and for the period January 1, 1998 through April 27, 1998 and the year ended December 31, 1997, is included on page F-4 of this Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed on page S-3 of this Form S-1.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
Buffalo, New York
January 29, 2000

                                  SCHEDULE II
                            CLIENTLOGIC CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                              ($000'S OF DOLLARS)

                                                               ADDITIONS
                                                               CHARGED TO                  RESERVE AT
                                     BALANCE AT   CHARGED TO     OTHER                       DATE OF      BALANCE AT
                                     BEGINNING     COST AND     ACCOUNTS                    BUSINESS        END OF
DESCRIPTION                          OF PERIOD     EXPENSE     (DESCRIBE)     DEDUCTIONS   ACQUISITION      PERIOD
-----------                          ----------   ----------   ----------     ----------   -----------    ----------
Predecessor Company
  Year ended December 31, 1997:
    Allowance for deferred tax
      asset........................    $   28      $    --       $  150(a)    $      --     $      --      $   178
  Period from January 1, 1998 to
    April 27, 1998:
    Allowance for deferred tax
      asset........................       178           --          148(a)           --            --          326
--------------------------------------------------------------------------------------------------------------------
ClientLogic Corporation
  Period from April 28, 1998 to
    December 31, 1998:
    Allowance for deferred tax
      asset........................       326           --          711(a)           --         7,490        8,527
  Year ended December 31, 1999:
    Allowance for deferred tax
      asset........................     8,527       (1,170)       1,085(b)           --         2,186       10,628

---------------

(a) Additions to allowance for deferred taxes generated during the period for which no benefit was recognized, net of true-ups.

(b) Includes reversal of valuation allowance due to the anticipated distribution of InsLogic in 2000.

                                                                     SCHEDULE II
                            CLIENTLOGIC CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                              ($000'S OF DOLLARS)

                                                                                           RESERVE AT
                                                   BALANCE AT    CHARGED TO                  DATE OF     BALANCE AT
                                                  BEGINNING OF    COST AND                  BUSINESS       END OF
DESCRIPTION                                          PERIOD       EXPENSE     DEDUCTIONS   ACQUISITION     PERIOD
-----------                                       ------------   ----------   ----------   -----------   ----------
ClientLogic Corporation
Period from April 28, 1998 to December 31, 1998:
  Allowance for doubtful accounts...............         --         (206)         (91)         577            280
Year ended December 31, 1999:
  Allowance for doubtful accounts...............        280        2,305         (442)         335          2,478

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.(3)
          2.1            -- Stock Purchase Agreement, dated September 30, 1998, among
                            Upgrade Corporation of America, Softbank Holdings Inc.,
                            SB Holdings (Europe) Ltd., CustomerOne Holding
                            Corporation, and SSG Acquisition Corp.(1)
          2.2            -- Share Exchange Agreement, dated December 17, 1998,
                            between Onex Corporation and CustomerOne Holding
                            Corporation.(1)
          2.3            -- Agreement and Plan of Merger, dated December 17, 1998, by and among LCS Industries, Inc., CustomerOne Holding
                            Corporation and Catalog Acquisition Co.(1)
          2.4            -- Asset Purchase Agreement, dated March 19, 1999, among
                            CustomerOne Corporation, Canadian Access Insurance
                            Services Inc. and the Stockholders of Canadian Access
                            Insurance Services Inc.(1)
          2.5            -- Share Purchase Agreement, dated as of October 7, 1999, by and among ClientLogic Holding Corporation, ClientLogic
                            International Holding, Inc., Stichting
                            Administratiekantoor Cordena Call Management and the
                            Management Shareholders listed on the signature pages
                            thereto.(1)
          2.6            -- Stock Purchase Agreement, dated October 8, 1999, among
                            ClientLogic International Holding, Inc., Messrs. Franck
                            Loubaresse, Laurent Loubaresse, Jacques Loubaresse and
                            Online Services.(1)
          2.7            -- Stock Purchase Agreement, dated December 6, 1999, among
                            ClientLogic Holding Corporation, MarketVision, Inc.,
                            Joseph L. Temple, Jr. and S. Dianne Thompson.(1)
          3.1            -- Amended and Restated Certificate of Incorporation of
                            ClientLogic Corporation.(1)
          3.2            -- Amended and Restated Bylaws of ClientLogic
                            Corporation.(3)
          3.3            -- Certificate of Amendment of Amended and Restated
                            Certificate of Incorporation of ClientLogic Corporation,
                            dated March 27, 2000.(2)
          4.1            -- Stockholders Agreement, dated October 1, 1998, among
                            CustomerOne Holding Corporation and the Security Holders
                            executing signature pages thereto.(1)
          4.2            -- Amendment No. 1 to Stockholders Agreement, dated December
                            21, 1999, among ClientLogic Holding Corporation and the
                            Security Holders listed on Schedule A thereto.(1)
          4.3            -- Amended and Restated Stockholders Agreement regarding
                            Registration Rights, dated             , 2000, between
                            ClientLogic Corporation, Onex Holding Property Management
                            Ltd. and the security holders listed on the signature
                            pages thereof.(3)
          4.4            -- Special Registration Rights Agreement, dated
                              , 2000, between ClientLogic Corporation, 1293219
                            Ontario, Inc., 1293220 Ontario, Inc., and Peter A.
                            Berczi.(2)
          5.1            -- Opinion of Legality of Weil, Gotshal & Manges LLP.(2)
         10.1            -- Credit Agreement, dated May 25, 1999, among ClientLogic
                            Corporation, each of the subsidiaries of ClientLogic
                            Corporation identified on the signature pages thereto,
                            Onex CustomerOne Finance LLC, as lender, and Toronto
                            Dominion (Texas), Inc. as agent. (3)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.2            -- Credit Agreement, dated May 25, 1999, among ClientLogic
                            Corporation, each of the subsidiaries of ClientLogic
                            Corporation identified on the signature pages thereto,
                            each of the lenders signatory thereto and Toronto
                            Dominion (Texas), Inc. as agent.(1)
         10.3            -- Amendment No. 1 to the Credit Agreement, dated October 4,
                            1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, Onex CustomerOne Finance LLC, as
                            lender, and Toronto Dominion (Texas), Inc. as agent. (1)
         10.4            -- Amendment No. 1 to the Credit Agreement, dated October 4,
                            1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, each of the lenders signatory
                            thereto and Toronto Dominion (Texas), Inc. as agent. (1)
         10.5            -- Amendment No. 2 to the Credit Agreement, dated September
                            1, 1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, Onex CustomerOne Finance LLC, as
                            lender, and Toronto Dominion (Texas), Inc. as agent. (1)
         10.6            -- Amendment No. 2 to the Credit Agreement, dated September
                            1, 1999, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, each of the lenders signatory
                            thereto and Toronto Dominion (Texas), Inc. as agent. (1)
         10.7            -- Amendment No. 3 to the Credit Agreement, dated March 10,
                            2000, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, Onex CustomerOne Finance LLC, as
                            lender, and Toronto Dominion (Texas), Inc. as agent. (1)
         10.8            -- Amendment No. 3 to the Credit Agreement, dated March 10,
                            2000, among ClientLogic Corporation, each of the
                            subsidiaries of ClientLogic Corporation identified on the
                            signature pages thereto, each of the lenders signatory
                            thereto and Toronto Dominion (Texas), Inc. as agent. (1)
         10.9            -- Credit Agreement, dated March 10, 2000, between
                            ClientLogic Corporation and Toronto Dominion (Texas),
                            Inc. (1)
         10.10           -- Subordination Agreement, dated as of March 10, 2000,
                            among ClientLogic Corporation, the subsidiary guarantors
                            party thereto and Toronto Dominion (Texas), Inc. (1)
         10.11           -- Letter Agreement, dated February 28, 2000, between
                            Toronto Dominion (Texas), Inc. and ClientLogic
                            Corporation.(3)
         10.12           -- CustomerOne Holding Corporation 1998 Stock Option
                            Plan.(1)
         10.13           -- First Amendment to the CustomerOne Holding Corporation
                            1998 Stock Option Plan, effective as of June 21, 1999.(1)
         10.14           -- Second Amendment to the CustomerOne Holding Corporation
                            1998 Stock Option Plan, effective as of December 21,
                            1999.(1)
         10.15           -- ClientLogic Holding Corporation Deferred Compensation
                            Plan.(1)
         10.16           -- Cordena Call Management B.V. Stock Option Plan.(1)
         10.17           -- Monitoring and Oversight Agreement, effective as of
                            January 1, 1999, among CustomerOne Holding Corporation,
                            the subsidiaries party thereto and Onex Service
                            Partners.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.18           -- Financial Advisory Agreement, dated May 1, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Onex Service Partners.(1)
         10.19           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Mark R. Briggs.(1)
         10.20           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Thomas P. Dea.(1)
         10.21           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Thomas O. Harbison.(1)
         10.22           -- Indemnification Agreement, dated January 27, 1999, among
                            CustomerOne Holding Corporation, the subsidiaries party
                            thereto and Seth M. Mersky.(1)
         10.23           -- Phantom Stock Unit Agreement, dated October 1, 1998,
                            between Joanne G. Biltekoff and CustomerOne Holding
                            Corporation.(1)
         10.24           -- Phantom Stock Unit Agreement, dated October 1, 1998,
                            between Mark R. Briggs and CustomerOne Holding
                            Corporation.(1)
         10.25           -- Phantom Stock Unit Agreement, dated October 1, 1998,
                            between Steven M. Kawalick and CustomerOne Holding
                            Corporation.(1)
         10.26           -- Contingent Securities Purchase Agreement, effective as of
                            April 1, 1999, between ClientLogic Holding Corporation
                            and Gene S. Morphis.(3)
         10.27           -- Non-Qualified Stock Option Agreement, effective as of
                            October 1, 1998, between CustomerOne Holding Corporation
                            and Mark R. Briggs.(1)
         10.28           -- Amendment No. 1 to Non-Qualified Stock Option Agreement,
                            effective as of October 1, 1998, between CustomerOne
                            Holding Corporation and Mark R. Briggs.(1)
         10.29           -- Stock Option Agreement, between ClientLogic Holding
                            Corporation and Mark R. Briggs.(1)
         10.30           -- Stock Option Agreement, between ClientLogic Holding
                            Corporation and Mark R. Briggs.(3)
         10.31           -- Cordena Call Management B.V. Share Issue (Kortenhorst
                            Warrant Agreement), dated September 21, 1999.(1)
         10.32           -- Cordena Call Management B.V. Share Issue (Kortenhorst
                            Warrant Agreement), dated September 17, 1998.(3)
         10.33           -- Employment Agreement, dated September 30, 1998, among
                            ClientLogic Corporation, ClientLogic Operating
                            Corporation and Mark R. Briggs.(3)
         10.34           -- Employment Agreement, dated November 1, 1999, between
                            ClientLogic Corporation and Julie M. Casteel.(1)
         10.35           -- Employment Agreement, dated August 13, 1998, between Onex
                            Service Partners and Thomas O. Harbison.(1)
         10.36           -- Employment Agreement, dated May 4, 1998, between Softbank
                            Services Group and Steven M. Kawalick.(1)
         10.37           -- Employment Agreement, dated January 31, 2000, between
                            Cordena Call Management B.V. and Jules T. Kortenhorst.(3)
         10.38           -- Employment Agreement, dated June 23, 1999, between
                            ClientLogic Corporation and Jeffrey J. Michel.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.39           -- Employment Agreement, effective as of April 1, 1999,
                            between ClientLogic Corporation, ClientLogic Operating
                            Corporation and Gene S. Morphis.(3)
         10.40           -- Employment Agreement, dated August 25, 1997, between
                            Softbank Services Group Inc. and Lee O. Waters.(1)
         10.41           -- Promissory Note, dated October 11, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Corporation.(1)
         10.42           -- Pledge Agreement, dated October 11, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Holding Corporation.(1)
         10.43           -- Promissory Note, dated October 12, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Corporation.(1)
         10.44           -- Pledge Agreement, dated October 12, 1999, executed by Lee
                            O. Waters in favor of ClientLogic Corporation.(1)
         10.45           -- Letter of Agreement, dated           , 2000, between
                            ClientLogic Corporation and Jules T. Kortenhorst.(2)
         10.46           -- Promissory Note, dated December 6, 1999 between
                            MarketVision, Inc. and Joseph L. Temple.(1)
         10.47           -- Promissory Note, dated December 6, 1999, between
                            MarketVision, Inc. and S. Dianne Thompson.(1)
         10.48           -- Contingent Promissory Note, dated December 6, 1999,
                            between MarketVision, Inc. and Joseph L. Temple.(1)
         10.49           -- Contingent Promissory Note, dated December 6, 1999,
                            between MarketVision, Inc. and S. Dianne Thompson.(1)
         10.50           -- Third Amendment to the Client Logic Holding Corporation
                            Stock Option Plan, effective as of March 1, 2000.(1)
         10.51           -- Letter Agreement, dated February 23, 1999, between
                            William R. Rella and ClientLogic Corporation.(3)
         10.52           -- ECM Partners II, L.P. Agreement of Limited Partnership,
                            dated March 1, 2000.(3)
         21.1            -- Subsidiaries of ClientLogic Corporation(1)
         23.1            -- Consent of Weil, Gotshal & Manages LLP (included in the opinion filed as Exhibit 5.1)
         23.2            -- Consent of PricewaterhouseCoopers LLP(3)
         23.3            -- Consent of Deloitte & Touche, LLP.(3)
         23.4            -- Consent of PricewaterhouseCoopers LLP(3)
         23.5            -- Consent of PricewaterhouseCoopers N.V.(3)
         23.6            -- Consent of Terry & Stephenson, P.C.(3)
         23.7            -- Consent of PricewaterhouseCoopers LLP(3)
         24.1            -- Power of Attorney.(1)
         27.1            -- Financial Data Schedule.(3)


---------------
(1) Previously filed.
(2) To be filed by amendment.
(3) Filed herewith.